Exhibit 17(p)

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       MERRILL LYNCH VARIABLE
       -------------------------------------------------------------------------
       SERIES FUNDS, INC.
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                                                                                                      PAGE
                                                                                                      ----
                                                              American Balanced V.I. Fund...........    1
                                                              Basic Value V.I. Fund.................   22
                                                              Core Bond V.I. Fund...................   37
                                                              Developing Capital Markets V.I.
                                                                Fund................................   61
                                                              Domestic Money Market V.I. Fund.......   79
                                                              Focus Twenty V.I. Fund................   89
                                                              Fundamental Growth V.I. Fund..........  101
                                                              Global Allocation V.I. Fund...........  115
                                                              Global Growth V.I. Fund...............  141
                                                              Government Bond V.I. Fund.............  156
                                                              High Current Income V.I. Fund.........  173
                                                              Index 500 V.I. Fund...................  191
                                                              Large Cap Core V.I. Fund..............  212
                                                              Large Cap Value V.I. Fund.............  226
                                                              Reserve Assets V.I. Fund..............  240
                                                              Small Cap Value V.I. Fund.............  249
                                                              Utilities and Telecommunications V.I.
                                                                Fund................................  263

                                                              Semi-Annual Report
                                                                   June 30, 2003

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six months ended June 30, 2003, American Balanced V.I. Fund had a total return of +9.23%. Value outpaced growth as investors gravitated toward less expensive, more economically sensitive market sectors. The unmanaged S&P Barra Value Index gained 12.29% for the six-month period, while the unmanaged S&P Barra Growth Index rose 11.25%. The fixed income market continued to generate solid returns with the unmanaged benchmark Lehman Brothers Aggregate Bond Index providing a +3.93% total return for the same six-month period, while the unmanaged equity benchmark, the Standard & Poor's (S&P) 500 Index, had a total return of +11.76%.

  The Fund's overall performance was driven by both favorable asset allocation and good security selection as the performance of each asset class within the Fund met or exceeded its relevant benchmark. Within the equity portfolio, we enjoyed positive contributions from our positions in financial firms such as J.P. Morgan Chase & Co., ACE Limited and FleetBoston Financial Corporation, consumer discretionary companies Carnival Corporation and McDonald's Corporation and energy producers Murphy Oil Corporation and Devon Energy Corporation. However, these gains were partially offset by relative weakness in the information technology sector where our lack of exposure to high profile companies such as Intel Corporation, Cisco Systems, Inc., Yahoo! and Dell Computer Corporation extracted a performance penalty. Poor performance from the basic materials sector, largely a function of our sizeable position in E.I. duPont de Nemours and Company, also hurt results.

INVESTMENT ENVIRONMENT

  The first six months of 2003 could be characterized as a "tale of two markets" with U.S. equities struggling during the first half of the period, only to enjoy a dramatic recovery in the second half. Geopolitical events were the primary determinants of equity market results during the first three months of 2003, relegating most economic and corporate developments to a position of secondary importance for investors. For most of the quarter, the buildup to war in Iraq and nuclear threats in North Korea dominated the headlines. When combined with a series of weaker economic reports, this further undermined investor confidence and further depressed equity prices. With the onset of "Operation Iraqi Freedom" in mid-March, all focus turned to the battlefield where early successes launched stock prices higher, followed by a period of correction and consolidation in both the war and the market. Economic data suggested a precipitous decline in activity in late February and March 2003 as the war suppressed consumer confidence and consumption and manufacturing activity. Corporate earnings growth stagnated as a result, leading to another round of negative earnings estimate revisions for the quarter and the year. These factors produced a negative total return for the benchmark S&P 500 Index for the first quarter.

  Stock prices staged a powerful advance in the second quarter of 2003 with the S&P 500 Index recording its biggest gain since the fourth quarter of 1998. Geopolitical stability, unprecedented fiscal and monetary policy stimulus, accumulating evidence of economic recovery, expectations for second-half earnings improvement and attractive relative valuation propelled stocks higher. Deflationary fears, spread compression and further reductions in short-term interest rates by the Federal Reserve Board drove bond yields lower.

PORTFOLIO MATTERS

  We continued to adjust our holdings during the period in response to ongoing price volatility. Within the equity portfolio, we further increased our energy exposure, introducing new positions in three oil service stocks GlobalSantaFe Corporation, Weatherford International Ltd. and Schlumberger Limited, while adding to existing positions in Exxon Mobil Corporation and Murphy Oil. Rising oil company cash flows, stemming from high commodity prices and the pressing need to replace reserves, is driving the rig count higher, producing a growing stream of revenue for the oil service industry. Exxon and Murphy are expected to benefit from these same high commodity prices and the redeployment of their ample free cash flow. Combined with attractive valuation, we believe these companies represent good values.

  We also increased our technology exposure, raising positions in Accenture Ltd. and Microsoft Corporation while adding Applied Materials, Inc. to the portfolio. These companies enjoy strong competitive positions, solid financial characteristics and proven management, and are selling at attractive valuation levels for the first time in several years. We believe these companies will be significant beneficiaries of the anticipated second-half recovery in corporate technology spending. We lowered exposures across the

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media and entertainment sector, reducing positions in Viacom, Inc., Clear Channel Communications, Inc. and Liberty Media Corporation, while eliminating The New York Times Company and Tribune Company from the portfolio. Improved advertising trends, as evidenced in a strong up-front selling season and attractive free cash flow characteristics produced an extended period of excellent stock price performance for these companies. As valuations approached historically high levels, we decided to cut back our positions. We eliminated Gap, Inc. from the portfolio as it achieved our target price. Gap's turnaround strategy proved successful, driving positive same store sales and handsome stock price appreciation. This contrasted with much of the rest of the retail sector, which has suffered from weak sales, poor earnings trends, compressed valuations and lower stock prices.

  At June 30, 2003, our asset allocation position showed 62.3% of portfolio net assets invested in equities, 30.4% in fixed income securities and 7.3% in cash equivalents. This compares to 65.7% in equities, 31.0% in fixed income securities and 3.3% in cash equivalents at December 31, 2002. Although maintenance of a relatively bullish investment posture extracted a short-term performance penalty in the first quarter of 2003, it has proven to be the key determinant of our outperformance in the second quarter. We continue to believe the economy is poised to reaccelerate, driven by low interest rates, ample liquidity, rising government spending and improved corporate and consumer confidence. This is expected to produce positive corporate earnings growth and a much more hospitable environment for equities as we move through 2003. Bonds, by contrast, look relatively expensive, particularly U.S. government securities, as investors continue to be willing to pay very high prices to reduce risk. This view continues to support our current asset allocation position, and we believe we are poised to produce excellent returns for our investors in the coming months.

IN CONCLUSION

  We appreciate your investment in American Balanced V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Kurt Schansinger
Kurt Schansinger
Vice President and Portfolio Manager

July 15, 2003

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
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PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           -0.23%
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Five Years Ended 6/30/03                                         -1.00
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Ten Years Ended 6/30/03                                          +5.08
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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
RECENT PERFORMANCE RESULTS
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                                                                6-MONTH        12-MONTH
                    AS OF JUNE 30, 2003                       TOTAL RETURN   TOTAL RETURN
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Class A Shares*                                                  + 9.23%        - 0.23%
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Standard & Poor's 500 Index**                                    +11.76         + 0.25
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Lehman Brothers Aggregate Bond Index***                          + 3.93         +10.40
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* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of NYSE market capitalization and 30% of NYSE issues.
*** This unmanaged market-weighted Index is comprised of U.S. government and agency securities, mortgage-backed securities issued by the Government National Mortgage Association, Freddie Mac or Fannie Mae and investment-grade (rated BBB or better) corporate bonds. The Fund recently changed its fixed income benchmark from the Merrill Lynch Master Domestic Bond Index to the Lehman Brothers Aggregate Bond Index. Fund management believes that the new fixed income benchmark provides for a better comparison relative to the Fund's investment objectives.

Past results shown should not be considered a representation of future performance.

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
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                                   SHARES                                                                   PERCENT OF
INDUSTRY@                            HELD                     COMMON STOCKS                     VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE               40,000       Honeywell International Inc. ...............  $ 1,074,000        1.2%
                                  10,000       Northrop Grumman Corporation................      862,900        0.9
                                  10,000       Raytheon Company............................      328,400        0.3
                                  17,500       United Technologies Corporation.............    1,239,525        1.4
                                                                                             -----------      -----
                                                                                               3,504,825        3.8
----------------------------------------------------------------------------------------------------------------------
BEVERAGES                         22,500       Anheuser-Busch Companies, Inc. .............    1,148,625        1.3
----------------------------------------------------------------------------------------------------------------------
BUILDING PRODUCTS                 20,000       Masco Corporation...........................      477,000        0.5
----------------------------------------------------------------------------------------------------------------------
CHEMICALS                         32,500       E.I. du Pont de Nemours and Company.........    1,353,300        1.5
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS                  25,000       FleetBoston Financial Corporation...........      742,750        0.8
                                  15,000       PNC Bank Corp. .............................      732,150        0.8
                                  25,000       Wells Fargo & Co. ..........................    1,260,000        1.4
                                                                                             -----------      -----
                                                                                               2,734,900        3.0
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COMMUNICATIONS EQUIPMENT          60,000       +CommScope, Inc. ...........................      570,000        0.6
----------------------------------------------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS           30,000       Hewlett-Packard Company.....................      639,000        0.7
                                  12,000       International Business Machines
                                                 Corporation...............................      990,000        1.1
                                                                                             -----------      -----
                                                                                               1,629,000        1.8
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DIVERSIFIED FINANCIAL             32,500       Citigroup Inc. .............................    1,391,000        1.5
SERVICES
                                  22,500       J.P. Morgan Chase & Co. ....................      769,050        0.9
                                  35,000       Janus Capital Group Inc. ...................      574,000        0.6
                                  40,000       Mellon Financial Corporation................    1,110,000        1.2
                                  20,000       Morgan Stanley..............................      855,000        0.9
                                  27,500       Prudential Financial, Inc. .................      925,375        1.0
                                                                                             -----------      -----
                                                                                               5,624,425        6.1
----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED                       30,000       Verizon Communications......................    1,183,500        1.3
TELECOMMUNICATION SERVICES
----------------------------------------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT &            40,000       +Agilent Technologies, Inc. ................      782,000        0.9
INSTRUMENTS
----------------------------------------------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICE        20,000       GlobalSantaFe Corporation...................      466,800        0.5
                                  10,000       Schlumberger Limited........................      475,700        0.5
                                  10,000       +Weatherford International Ltd. ............      419,000        0.5
                                                                                             -----------      -----
                                                                                               1,361,500        1.5
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FOOD PRODUCTS                     15,000       General Mills, Inc. ........................      711,150        0.7
                                   6,000       Nestle SA (Registered Shares)...............    1,238,050        1.4
                                                                                             -----------      -----
                                                                                               1,949,200        2.1
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HEALTH CARE EQUIPMENT &           22,500       Baxter International Inc. ..................      585,000        0.6
SUPPLIES
----------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &           20,000       Aetna Inc. (New Shares).....................    1,204,000        1.3
SERVICES
                                  25,000       HCA Inc. ...................................      801,000        0.9
                                                                                             -----------      -----
                                                                                               2,005,000        2.2
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HOTELS, RESTAURANTS &             25,000       Carnival Corporation........................      812,750        0.9
LEISURE
                                  35,000       McDonald's Corporation......................      772,100        0.8
                                                                                             -----------      -----
                                                                                               1,584,850        1.7
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HOUSEHOLD PRODUCTS                25,000       Kimberly-Clark Corporation..................    1,303,500        1.4
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IT SERVICES                       25,000       +Accenture Ltd. (Class A)...................      452,250        0.5
                                   6,000       +Computer Sciences Corporation..............      228,720        0.2
                                                                                             -----------      -----
                                                                                                 680,970        0.7
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INDUSTRIAL CONGLOMERATES          32,500       General Electric Company....................      932,100        1.0
                                  45,000       Tyco International Ltd. ....................      854,100        1.0
                                                                                             -----------      -----
                                                                                               1,786,200        2.0
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INSURANCE                         35,000       ACE Limited.................................    1,200,150        1.3
                                  17,500       American International Group, Inc. .........      965,650        1.1
                                  13,500       XL Capital Ltd. (Class A)...................    1,120,500        1.2
                                                                                             -----------      -----
                                                                                               3,286,300        3.6
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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
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                                   SHARES                                                                   PERCENT OF
INDUSTRY@                            HELD                     COMMON STOCKS                     VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
MACHINERY                         30,000       Dover Corporation...........................  $   898,800        1.0%
                                  20,000       ITT Industries, Inc. .......................    1,309,200        1.4
                                  27,500       +SPX Corporation............................    1,211,650        1.3
                                                                                             -----------      -----
                                                                                               3,419,650        3.7
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MEDIA                             25,000       +Clear Channel Communications, Inc. ........    1,059,750        1.2
                                  50,000       +Liberty Media Corporation (Class A)........      578,000        0.6
                                  25,000       +Viacom, Inc. (Class B).....................    1,091,500        1.2
                                  25,000       The Walt Disney Company.....................      493,750        0.5
                                                                                             -----------      -----
                                                                                               3,223,000        3.5
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METALS & MINING                   20,000       Alcoa Inc. .................................      510,000        0.5
                                  20,000       Nucor Corporation...........................      977,000        1.1
                                                                                             -----------      -----
                                                                                               1,487,000        1.6
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MULTILINE RETAIL                  10,000       The May Department Stores Company...........      222,600        0.2
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OIL & GAS                          7,500       Anadarko Petroleum Corporation..............      333,525        0.3
                                  25,000       Devon Energy Corporation....................    1,335,000        1.5
                                  20,000       Exxon Mobil Corporation.....................      718,200        0.8
                                  20,000       Murphy Oil Corporation......................    1,052,000        1.2
                                  20,000       Royal Dutch Petroleum Company (NY Registered
                                                 Shares)...................................      932,400        1.0
                                                                                             -----------      -----
                                                                                               4,371,125        4.8
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PAPER & FOREST PRODUCTS           30,000       International Paper Company.................    1,071,900        1.2
                                  15,000       Weyerhaeuser Company........................      810,000        0.9
                                                                                             -----------      -----
                                                                                               1,881,900        2.1
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PERSONAL PRODUCTS                 17,500       Avon Products, Inc. ........................    1,088,500        1.2
                                  20,000       The Gillette Company........................      637,200        0.7
                                                                                             -----------      -----
                                                                                               1,725,700        1.9
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PHARMACEUTICALS                   35,000       Pfizer Inc. ................................    1,195,250        1.3
                                  27,000       Schering-Plough Corporation.................      502,200        0.6
                                  25,000       Wyeth.......................................    1,138,750        1.3
                                                                                             -----------      -----
                                                                                               2,836,200        3.2
----------------------------------------------------------------------------------------------------------------------
ROAD & RAIL                       10,000       CSX Corporation.............................      300,900        0.3
----------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS &                  50,000       +Agere Systems Inc. (Class A)...............      116,500        0.1
SEMICONDUCTOR EQUIPMENT
                                  15,000       +Applied Materials, Inc. ...................      237,900        0.3
                                  20,000       +Micron Technology, Inc. ...................      232,600        0.3
                                  15,000       Texas Instruments Incorporated..............      264,000        0.3
                                                                                             -----------      -----
                                                                                                 851,000        1.0
----------------------------------------------------------------------------------------------------------------------
SOFTWARE                          47,500       Microsoft Corporation.......................    1,216,475        1.3
----------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL                  64,000       The Limited, Inc. ..........................      992,000        1.1
----------------------------------------------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE        13,500       Fannie Mae..................................      910,440        1.0
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                                               TOTAL COMMON STOCKS
                                               (COST--$62,313,556)                            56,988,085       62.3
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                                     FACE
                                   AMOUNT                    CORPORATE BONDS
----------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE
                                               Lockheed Martin Corporation:
                              $   35,000         8.20% due 12/01/2009......................       44,262        0.0
                                 115,000         8.50% due 12/01/2029......................      156,307        0.2
                                 185,000       Raytheon Company, 6.15% due 11/01/2008......      209,185        0.2
                                                                                             -----------      -----
                                                                                                 409,754        0.4
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AIRLINES                          30,000       American Airlines, 3.857% due 7/09/2010.....       30,000        0.0
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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     FACE                                                                   PERCENT OF
INDUSTRY@                          AMOUNT                    CORPORATE BONDS                    VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
AUTOMOBILES
                                               Daimler-Chrysler NA Holdings:
                              $   95,000         6.40% due 5/15/2006.......................  $   103,744        0.1%
                                  40,000         7.75% due 1/18/2011.......................       46,521        0.1
                                  40,000       Ford Motor Company, 7.45% due 7/16/2031.....       36,643        0.0
                                  60,000       General Motors Corporation, 7.20% due
                                                 1/15/2011.................................       60,476        0.1
                                                                                             -----------      -----
                                                                                                 247,384        0.3
----------------------------------------------------------------------------------------------------------------------
BEVERAGES                         10,000       Brown-Forman Corporation, 3% due
                                                 3/15/2008.................................       10,039        0.0
                                  30,000       Coors Brewing Company, 6.375% due
                                                 5/15/2012.................................       34,428        0.0
                                                                                             -----------      -----
                                                                                                  44,467        0.0
----------------------------------------------------------------------------------------------------------------------
BUILDING PRODUCTS                 25,000       Hanson Australia Funding, 5.25% due
                                                 3/15/2013.................................       25,609        0.1
                                  25,000       MDC Holdings Inc., 5.50% due 5/15/2013......       25,207        0.0
                                                                                             -----------      -----
                                                                                                  50,816        0.1
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CHEMICALS                         15,000       Potash Corporation of Saskatchewan, 4.875%
                                                 due 3/01/2013.............................       15,436        0.0
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS                  20,000       BB&T Corporation, 4.75% due 10/01/2012......       20,951        0.0
                                  15,000       BSCH Issuances Ltd., 7.625% due 9/14/2010...       18,598        0.0
                                 125,000       Banc One Corp., 8% due 4/29/2027............      164,183        0.2
                                  19,000       Bank of America Corporation, 4.875% due
                                                 1/15/2013.................................       20,043        0.0
                                  10,000       The Bank of New York, 5.20% due 7/01/2007...       10,980        0.0
                                  40,000       BankAmerica Corp., 5.875% due 2/15/2009.....       45,496        0.1
                                  35,000       Comerica Inc., 4.80% due 5/01/2015..........       35,567        0.0
                                  10,000       Firstbank Puerto Rico, 7.625% due
                                                 12/20/2005................................       10,513        0.0
                                  45,000       FleetBoston Financial Corporation, 6.375%
                                                 due 5/15/2008.............................       51,457        0.1
                                  15,000       Golden West Financial Corporation, 4.75% due
                                                 10/01/2012................................       15,634        0.0
                                  15,000       Hudson United Bancorp Inc., 8.20% due
                                                 9/15/2006.................................       17,050        0.0
                                  65,000       KFW International Finance, 2.50% due
                                                 10/17/2005................................       66,271        0.1
                                  35,000       Korea Development Bank, 4.25% due
                                                 11/13/2007................................       36,138        0.0
                                  85,000       PNC Funding Corp., 6.125% due 2/15/2009.....       97,534        0.1
                                 365,000       Provident Bank, 6.375% due 1/15/2004........      354,050        0.4
                                  20,000       Regions Financial Corporation, 6.375% due
                                                 5/15/2012.................................       23,127        0.0
                                  30,000       Suntrust Bank, 5.45% due 12/01/2017.........       32,903        0.1
                                   5,000       Synovus Financial, 4.875% due 2/15/2013.....        5,239        0.0
                                  60,000       US Bancorp, 1.269% due 9/16/2005(d).........       60,029        0.1
                                  30,000       Wachovia Corporation, 4.95% due
                                                 11/01/2006................................       32,665        0.0
                                  30,000       Washington Mutual Bank, 5.50% due
                                                 1/15/2013.................................       32,704        0.1
                                  80,000       Wells Fargo & Co., 5.125% due 2/15/2007.....       87,518        0.1
                                                                                             -----------      -----
                                                                                               1,238,650        1.4
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &              5,000       Aramark Services Inc., 6.75% due 8/01/2004..        5,246        0.0
SUPPLIES
                                               Cendant Corporation:
                                  30,000         6.875% due 8/15/2006......................       33,556        0.0
                                 125,000         6.25% due 1/15/2008.......................      138,327        0.2
                                  80,000       First Data Corporation, 6.75% due
                                                 7/15/2005.................................       88,155        0.1
                                  25,000       PHH Corporation, 6% due 3/01/2008...........       26,880        0.0

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     FACE                                                                   PERCENT OF
INDUSTRY@                          AMOUNT                    CORPORATE BONDS                    VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &
SUPPLIES (CONCLUDED)
                                               Waste Management Inc.:
                              $   20,000         7.375% due 8/01/2010......................  $    23,999        0.0%
                                  40,000         6.375% due 11/15/2012.....................       45,482        0.1
                                                                                             -----------      -----
                                                                                                 361,645        0.4
----------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT          50,000       GTE Corporation, 6.84% due 4/15/2018........       59,066        0.0
                                  60,000       Harris Corporation, 6.35% due 2/01/2028.....       64,891        0.1
                                                                                             -----------      -----
                                                                                                 123,957        0.1
----------------------------------------------------------------------------------------------------------------------
CONTAINERS & PACKAGING
                                               Sealed Air Corporation:
                                  50,000         5.375% due 4/15/2008......................       52,473        0.1
                                  25,000         6.95% due 5/15/2009(a)....................       27,615        0.0
                                                                                             -----------      -----
                                                                                                  80,088        0.1
----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL            155,000       Bear Stearns Company Inc., 5.70% due
  SERVICES                                       11/15/2014................................      171,797        0.2
                                  35,000       Boeing Capital Corporation, 7.10% due
                                                 9/27/2005.................................       38,605        0.0
                                  20,000       Brascan Corporation, 5.75% due 3/01/2010....       21,288        0.0
                                               Capital One Bank:
                                  40,000         4.875% due 5/15/2008......................       40,820        0.1
                                  80,000         6.50% due 6/13/2013.......................       79,250        0.1
                                               Citigroup Inc.:
                                  30,000         5.75% due 5/10/2006.......................       33,119        0.0
                                  75,000         7.25% due 10/01/2010......................       90,871        0.1
                                  80,000         6.50% due 1/18/2011.......................       93,598        0.1
                                  35,000         6.625% due 6/15/2032......................       40,444        0.1
                                  35,000       Codelco Inc., 6.375% due 11/30/2012(a)......       38,547        0.0
                                 400,000       Core Investment Grade Trust, 4.727% due
                                                 11/30/2007................................      424,840        0.5
                                  45,000       CountryWide Home Loan, 5.625% due
                                                 7/15/2009.................................       50,032        0.1
                                               Deutsche Telekom International Finance:
                                  55,000         8.50% due 6/15/2010.......................       67,561        0.1
                                  15,000         8.75% due 6/15/2030.......................       19,111        0.0
                                               Ford Motor Credit Company:
                                  35,000         6.50% due 1/25/2007.......................       36,824        0.0
                                 140,000         7.375% due 10/28/2009.....................      146,764        0.2
                                  80,000         7.375% due 2/01/2011......................       82,710        0.1
                                 235,000       General Electric Capital Corporation, 6% due
                                                 6/15/2012.................................      265,260        0.3
                                               General Motors Acceptance Corp.:
                                 100,000         6.875% due 8/28/2012......................       99,765        0.1
                                  40,000         8% due 11/01/2031.........................       39,247        0.0
                                               Goldman Sachs Group, Inc.:
                                 100,000         6.875% due 1/15/2011......................      117,995        0.1
                                 410,000         5.25% due 4/01/2013.......................      437,170        0.5
                                               Household Finance Corporation:
                                 120,000         4.625% due 1/15/2008......................      128,045        0.1
                                  50,000         6.50% due 11/15/2008......................       57,491        0.1
                                  40,000       IOS Capital LLC, 7.25% due 6/30/2008........       39,100        0.1
                                  30,000       International Lease Finance Corporation,
                                                 2.95% due 5/23/2006.......................       30,151        0.0
                                               Lehman Brothers Holdings, Inc.:
                                  35,000         6.625% due 4/01/2004......................       36,383        0.0
                                   5,000         4% due 1/22/2008..........................        5,211        0.0
                                   5,000         7% due 2/01/2008..........................        5,829        0.0
                                  20,000       MBNA America Bank NA, 7.125% due
                                                 11/15/2012................................       23,430        0.0
                                  35,000       Mellon Funding Corporation, 5% due
                                                 12/01/2014................................       37,757        0.1
                                  30,000       Morgan Stanley, 5.30% due 3/01/2013.........       31,885        0.0
                                 480,000       Morgan Stanley TRACERS, 6.759% due
                                                 6/15/2012(a)(c)...........................      555,922        0.6

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     FACE                                                                   PERCENT OF
INDUSTRY@                          AMOUNT                    CORPORATE BONDS                    VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL
  SERVICES (CONCLUDED)
                              $   25,000       Principal Life Global, 6.25% due
                                                 2/15/2012(a)..............................  $    28,280        0.0%
                                 100,000       Textron Financial Corporation, 2.75% due
                                                 6/01/2006.................................       99,853        0.1
                                                                                             -----------      -----
                                                                                               3,514,955        3.8
----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED                       77,000       AT&T Broadband Corporation, 8.375% due
TELECOMMUNICATION SERVICES                       3/15/2013.................................       96,435        0.1
                                  10,000       Alltel Corporation, 7% due 7/01/2012........       12,138        0.0
                                  45,000       British Telecom PLC, 8.375% due 12/15/2010..       56,911        0.1
                                  20,000       CenturyTel Inc., 7.875% due 8/15/2012.......       25,241        0.0
                                               France Telecom:
                                 140,000         9.25% due 3/01/2011.......................      176,199        0.2
                                  25,000         10% due 3/01/2031.........................       34,593        0.0
                                  35,000       Koninklijke (KPN) NV, 8% due 10/01/2010.....       43,329        0.1
                                  60,000       Rogers Cable Inc., 6.25% due 6/15/2013(a)...       59,850        0.1
                                               Sprint Capital Corporation:
                                  60,000         8.375% due 3/15/2012......................       71,839        0.1
                                 100,000         6.90% due 5/01/2019.......................      104,745        0.1
                                   5,000         8.75% due 3/15/2032.......................        5,985        0.0
                                                                                             -----------      -----
                                                                                                 687,265        0.8
----------------------------------------------------------------------------------------------------------------------
ELECTRIC UTILITIES                37,000       AEP Texas Central Company, 6.65% due
                                                 2/15/2033(a)..............................       40,493        0.1
                                  57,000       American Electric Power, 6.125% due
                                                 5/15/2006.................................       62,481        0.1
                                  30,000       Appalachian Power Company, 3.60% due
                                                 5/15/2008.................................       30,370        0.0
                                  65,000       Cincinnati Gas & Electric Company, 5.70% due
                                                 9/15/2012.................................       71,413        0.1
                                  30,000       Columbus Southern Power, 6.60% due
                                                 3/01/2033(a)..............................       33,298        0.0
                                               Commonwealth Edison Company:
                                  35,000         6.15% due 3/15/2012.......................       40,129        0.1
                                  20,000         5.875% due 2/01/2033......................       21,174        0.0
                                               Consolidated Edison Company of New York:
                                  20,000         4.875% due 2/01/2013......................       21,087        0.0
                                  25,000         5.10% due 6/15/2033.......................       23,785        0.0
                                               Consumers Energy(a):
                                  20,000         4.25% due 4/15/2008.......................       20,682        0.0
                                  25,000         4% due 5/15/2010..........................       24,920        0.0
                                               Dominion Resources Inc.:
                                  25,000         7.625% due 7/15/2005......................       27,806        0.0
                                  40,000         8.125% due 6/15/2010......................       49,568        0.1
                                  15,000         6.75% due 12/15/2032......................       16,777        0.0
                                               Duke Energy Corporation:
                                  25,000         3.75% due 3/05/2008(a)....................       25,733        0.0
                                  35,000         6.25% due 1/15/2012.......................       39,221        0.1
                                  15,000       Exelon Corporation, 6.75% due 5/01/2011.....       17,355        0.0
                                  50,000       FirstEnergy Corp., 6.45% due 11/15/2011.....       54,868        0.1
                                               Florida Power & Light:
                                  80,000         4.85% due 2/01/2013.......................       84,556        0.1
                                  20,000         5.85% due 2/01/2033.......................       21,426        0.0
                                  15,000       MidAmerican Energy Company, 5.125% due
                                                 1/15/2013.................................       15,923        0.0
                                  25,000       New York State Electric & Gas, 5.75% due
                                                 5/01/2023.................................       25,389        0.0
                                  25,000       Ohio Power Company, 6.60% due
                                                 2/15/2033(a)..............................       27,903        0.0
                                  35,000       PSE&G Power, 6.95% due 6/01/2012............       40,183        0.1
                                  30,000       Pepco Holdings Inc., 4% due 5/15/2010.......       29,986        0.0

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     FACE                                                                   PERCENT OF
INDUSTRY@                          AMOUNT                    CORPORATE BONDS                    VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
ELECTRIC UTILITIES
  (CONCLUDED)
                              $   45,000       Southern Power Company, 6.25% due
                                                 7/15/2012.................................  $    50,935        0.1%
                                  20,000       Wisconsin Electric Power, 5.625% due
                                                 5/15/2033.................................       20,673        0.0
                                                                                             -----------      -----
                                                                                                 938,134        1.0
----------------------------------------------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT              10,000       Emerson Electric Company, 6% due
                                                 8/15/2032.................................       11,000        0.0
----------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS                     15,000       Archer-Daniels-Midland, 5.935% due
                                                 10/01/2032................................       16,011        0.0
----------------------------------------------------------------------------------------------------------------------
FOREIGN GOVERNMENT                20,000       Republic of Chile, 5.50% due 1/15/2013......       21,160        0.0
OBLIGATIONS
                                               United Mexican States:
                                  65,000         9.875% due 2/01/2010......................       83,363        0.1
                                  25,000         6.375% due 1/16/2013......................       26,500        0.0
                                                                                             -----------      -----
                                                                                                 131,023        0.1
----------------------------------------------------------------------------------------------------------------------
GAS UTILITIES                     50,000       AGL Capital Corporation, 4.45% due
                                                 4/15/2013.................................       50,076        0.1
                                               Centerpoint Energy(a):
                                  15,000         7.875% due 4/01/2013......................       17,254        0.0
                                  65,000         5.60% due 7/01/2023.......................       64,067        0.1
                                 100,000       Kern River Funding Corporation, 4.893% due
                                                 4/30/2018(a)..............................      102,890        0.1
                                  25,000       TGT Pipeline LLC, 5.20% due 6/01/2018(a)....       24,922        0.0
                                  50,000       Texas Gas Transmission, 4.60% due
                                                 6/01/2015(a)..............................       49,862        0.0
                                                                                             -----------      -----
                                                                                                 309,071        0.3
----------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &           20,000       HCA Inc., 6.30% due 10/01/2012..............       20,447        0.0
SERVICES
                                  15,000       Manor Care Inc., 6.25% due 5/01/2013(a).....       15,525        0.0
                                                                                             -----------      -----
                                                                                                  35,972        0.0
----------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS                35,000       Newell Rubbermaid Inc., 4% due 5/01/2010....       35,664        0.0
----------------------------------------------------------------------------------------------------------------------
IT SERVICES                       65,000       Science Applications International, 5.50%
                                                 due 7/01/2033.............................       61,100        0.1
----------------------------------------------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES           5,000       Eli Lilly & Company, 7.125% due 6/01/2025...        6,325        0.0
                                  75,000       General Electric Company, 5% due 2/01/2013..       79,219        0.1
                                  15,000       Norsk Hydro A/S, 6.36% due 1/15/2009........       17,273        0.0
                                                                                             -----------      -----
                                                                                                 102,817        0.1
----------------------------------------------------------------------------------------------------------------------
INSURANCE                         15,000       John Hancock Financial Services, 5.625% due
                                                 12/01/2008................................       16,667        0.0
                                  55,000       New York Life Insurance, 5.875% due
                                                 5/15/2033(a)..............................       57,722        0.1
                                  15,000       Progressive Corporation, 6.25% due
                                                 12/01/2032................................       16,701        0.0
                                  20,000       Prudential Financial Inc., 3.75% due
                                                 5/01/2008.................................       20,596        0.0
                                  30,000       Travelers Property Casualty, 6.375% due
                                                 3/15/2033.................................       32,788        0.1
                                                                                             -----------      -----
                                                                                                 144,474        0.2
----------------------------------------------------------------------------------------------------------------------
MEDIA                            240,000       AOL Time Warner Inc., 6.875% due
                                                 5/01/2012.................................      273,988        0.3
                                  80,000       Clear Channel Communications, Inc., 4.40%
                                                 due 5/15/2011.............................       80,260        0.1
                                               Comcast Corporation:
                                  50,000         5.85% due 1/15/2010.......................       55,015        0.1
                                  25,000         7.05% due 3/15/2033.......................       27,766        0.0
                                   5,000       Cox Communications Inc., 7.125% due
                                                 10/01/2012................................        5,971        0.0
                                               Liberty Media Corporation:
                                 110,000         7.875% due 7/15/2009......................      128,859        0.1
                                  60,000         5.70% due 5/15/2013.......................       60,991        0.1

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     FACE                                                                   PERCENT OF
INDUSTRY@                          AMOUNT                    CORPORATE BONDS                    VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
MEDIA (CONCLUDED)
                              $   25,000       News America Holdings, 9.25% due
                                                 2/01/2013.................................  $    33,384        0.0%
                                  85,000       News America Inc., 6.75% due 1/09/2038......       94,431        0.1
                                  30,000       Tele-Communications Inc., 9.80% due
                                                 2/01/2012.................................       39,740        0.1
                                  25,000       USA Interactive, 7% due 1/15/2013...........       28,795        0.0
                                  60,000       Univision Communication Inc., 7.85% due
                                                 7/15/2011.................................       71,417        0.1
                                                                                             -----------      -----
                                                                                                 900,617        1.0
----------------------------------------------------------------------------------------------------------------------
METALS & MINING                   50,000       Kinder Morgan Energy, 6.75% due 3/15/2011...       58,142        0.1
                                  10,000       Placer Dome Inc., 6.375% due 3/01/2033(a)...       10,490        0.0
                                                                                             -----------      -----
                                                                                                  68,632        0.1
----------------------------------------------------------------------------------------------------------------------
OIL & GAS
                                               Anadarko Finance Company:
                                  21,000         6.75% due 5/01/2011.......................       24,614        0.0
                                  10,000         7.50% due 5/01/2031.......................       12,562        0.0
                                               CNOOC Finance 2003 Limited(a):
                                  20,000         4.125% due 5/21/2013......................       19,767        0.0
                                  30,000         5.50% due 5/21/2033.......................       29,268        0.0
                                  25,000       Colonial Pipeline, 7.63% due 4/15/2032(a)...       32,648        0.0
                                  45,000       Enterprise Products Operations, 6.875% due
                                                 3/01/2033(a)..............................       50,967        0.1
                                  90,000       Motiva Enterprises LLC, 5.20% due
                                                 9/15/2012(a)..............................       95,209        0.1
                                               Pemex Project Funding Master Trust:
                                 180,000         9.125% due 10/13/2010.....................      217,800        0.3
                                  30,000         7.375% due 12/15/2014.....................       32,850        0.1
                                                                                             -----------      -----
                                                                                                 515,685        0.6
----------------------------------------------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS            6,000       Abitibi Consolidated Inc., 8.55% due
                                                 8/01/2010.................................        6,721        0.0
                                  20,000       Champion International Corp., 6.65% due
                                                 12/15/2037................................       22,882        0.1
                                  90,000       Inversiones CMPC SA, 4.875% due
                                                 6/18/2013(a)..............................       88,916        0.1
                                  15,000       Rock-Tenn Company, 5.625% due 3/15/2013.....       15,619        0.0
                                  20,000       UPM-Kymmene Corporation, 5.625% due
                                                 12/01/2014(a).............................       21,454        0.0
                                                                                             -----------      -----
                                                                                                 155,592        0.2
----------------------------------------------------------------------------------------------------------------------
REAL ESTATE                       20,000       Developers Divers Realty, 6.625% due
                                                 1/15/2008.................................       21,703        0.0
                                  35,000       Health Care Properties Investors Inc., 6.45%
                                                 due 6/25/2012.............................       38,082        0.0
                                  60,000       Shurgard Storage Centers, 5.875% due
                                                 3/15/2013.................................       64,306        0.1
                                                                                             -----------      -----
                                                                                                 124,091        0.1
----------------------------------------------------------------------------------------------------------------------
ROAD & RAIL                       65,000       Norfolk Southern Corporation, 7.25% due
                                                 2/15/2031.................................       77,624        0.1
                                  15,000       Union Pacific Corporation, 4.698% due
                                                 1/02/2024.................................       15,266        0.0
                                                                                             -----------      -----
                                                                                                  92,890        0.1
----------------------------------------------------------------------------------------------------------------------
SUPRANATIONAL                     50,000       Corporacion Andina de Fomento, 6.875% due
                                                 3/15/2012.................................       56,922        0.1
----------------------------------------------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION        45,000       AT&T Wireless Services Inc., 8.75% due
SERVICES                                         3/01/2031.................................       55,623        0.1
                                   5,000       Vodafone Group PLC, 7.75% due 2/15/2010.....        6,152        0.0
                                                                                             -----------      -----
                                                                                                  61,775        0.1
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL CORPORATE BONDS
                                               (COST--$10,126,482).........................   10,565,887       11.5
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     FACE                                                                   PERCENT OF
                                   AMOUNT         COLLATERALIZED MORTGAGE OBLIGATIONS++         VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
                              $  250,000       CIT Group Home Equity Loan Trust, Series
                                                 2003-1, Class A2, 2.35% due 4/20/2027.....  $   251,542        0.3%
                                               Fannie Mae:
                                 250,000         5% due 7/15/2018..........................      258,203        0.3
                               1,020,536         7.50% due 12/01/2031-9/01/2032............    1,084,316        1.2
                                               Freddie Mac Gold Program:
                                 200,000         5% due 8/15/2018..........................      206,000        0.2
                                 790,000         5% due 7/15/2033-8/15/2033................      802,103        0.9
                                 929,324         5.50% due 12/01/2017-1/01/2018............      963,882        1.0
                               1,300,000         5.50% due 7/15/2033.......................    1,341,031        1.5
                                 436,831         6% due 4/01/2016..........................      454,446        0.5
                                 968,745         6% due 10/01/2032-7/15/2033...............    1,004,245        1.1
                                 493,459         6.50% due 6/01/2017.......................      518,280        0.6
                               1,235,312         6.50% due 4/01/2032-4/01/2033(f)..........    1,285,615        1.4
                               1,125,359         7% due 10/01/2031-7/01/2032...............    1,179,923        1.2
                                 150,000       Greenwich Capital Commercial Funding
                                                 Corporation, Series 2002-C1, Class A4,
                                                 4.948% due 1/11/2035......................      159,102        0.1
                                 150,000       LB-UBS Commercial Mortgage Trust, Series
                                                 2002-C1, Class A3, 6.226% due 3/15/2026...      171,582        0.2
                                 300,000       MBNA Credit Card Master Note Trust, Series
                                                 2001-C3, Class C3, 6.55% due 12/15/2008...      327,115        0.4
                                 100,000       Nationslink Funding Corporation, Series
                                                 1999-2, Class A3, 7.181% due 6/20/2031....      112,758        0.1
                                 250,000       Washington Mutual, Series 2002-S2, Class
                                                 1A2, 6.50% due 3/25/2032..................      254,033        0.3
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS
                                               (COST--$10,360,398).........................   10,374,176       11.3
----------------------------------------------------------------------------------------------------------------------
                                                       U.S. GOVERNMENT OBLIGATIONS
----------------------------------------------------------------------------------------------------------------------
                                               U.S. Treasury Notes:
                               1,020,000         3% due 2/15/2008..........................    1,049,603        1.2
                               2,550,000         4.75% due 11/15/2008......................    2,826,815        3.0
                                 500,000         5.50% due 5/15/2009.......................      575,899        0.6
                               2,355,000         3.875% due 2/15/2013(g)...................    2,423,349        2.7
                                  45,000         3.625% due 5/15/2013......................       45,352        0.1
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL U.S. GOVERNMENT OBLIGATIONS
                                               (COST--$6,428,181)..........................    6,921,018        7.6
----------------------------------------------------------------------------------------------------------------------
                               BENEFICIAL
                                INTEREST/
                              SHARES HELD                 SHORT-TERM SECURITIES
----------------------------------------------------------------------------------------------------------------------
                              $9,640,076       Merrill Lynch Liquidity Series, LLC Cash
                                                 Sweep Series II(b)........................    9,640,076       10.5
                              $  692,999       Merrill Lynch Liquidity Series, LLC Money
                                                 Market Series(b)(e).......................      692,999        0.8
                                 462,001       Merrill Lynch Premier Institutional
                                                 Fund(b)(e)................................      462,001        0.5
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL SHORT-TERM SECURITIES
                                               (COST--$10,795,076).........................   10,795,076       11.8
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                NUMBER OF                                                                   PERCENT OF
OPTIONS PURCHASED               CONTRACTS                         ISSUE                         VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
CALL OPTIONS PURCHASED                 5       Eurodollar Future, expiring December 2003 at
                                                 US$ 97.75, Broker Greenwich Capital
                                                 Markets...................................  $     6,250        0.0%
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL OPTIONS PURCHASED
                                               (COST--$3,147)..............................        6,250        0.0
----------------------------------------------------------------------------------------------------------------------
OPTIONS WRITTEN
                                               TOTAL INVESTMENTS
                                               (COST--$100,026,840)........................   95,650,492      104.5
----------------------------------------------------------------------------------------------------------------------
CALL OPTIONS WRITTEN                   5       Eurodollar Future, expiring December 2003 at
                                                 US$ 98.5, Broker Greenwich Capital
                                                 Markets...................................       (1,250)       0.0
----------------------------------------------------------------------------------------------------------------------
PUT OPTIONS WRITTEN                    5       Eurodollar Future, expiring December 2003 at
                                                 US$ 98, Broker Greenwich Capital Markets..       (3,563)       0.0
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL OPTIONS WRITTEN
                                               (PREMIUMS RECEIVED--$3,778).................       (4,813)       0.0
----------------------------------------------------------------------------------------------------------------------
                                               TOTAL INVESTMENTS, NET OF OPTIONS WRITTEN
                                                 (COST--$100,023,062)......................   95,645,679      104.5
                                               VARIATION MARGIN ON FINANCIAL FUTURES
                                                 CONTRACTS*................................      (43,859)      (0.1)
                                               UNREALIZED APPRECIATION ON INTEREST RATE
                                                 SWAPS**...................................       38,427        0.1
                                               LIABILITIES IN EXCESS OF OTHER ASSETS.......   (4,131,655)      (4.5)
                                                                                             -----------      -----
                                               NET ASSETS..................................  $91,508,592      100.0%
                                                                                             ===========      =====
----------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ Mortgage-Backed Securities are subject to principal paydowns as a result of prepayments or refinancing of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity.

@ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

*   Financial futures contracts purchased as of June 30, 2003 were as follows:

--------------------------------------------------------------------------------------
NUMBER OF                                        EXPIRATION       FACE      UNREALIZED
CONTRACTS                 ISSUE                     DATE         VALUE        GAINS
--------------------------------------------------------------------------------------
    5                  Eurodollar               December 2004  $1,225,023    $   727
--------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                  $   727
                                                                             =======
--------------------------------------------------------------------------------------

Financial futures contracts sold as of June 30, 2003 were as follows:

---------------------------------------------------------------------------------------
NUMBER OF                                         EXPIRATION       FACE      UNREALIZED
CONTRACTS                 ISSUE                      DATE         VALUE        GAINS
---------------------------------------------------------------------------------------
   26      Ten-Year U.S. Treasury Note Futures  September 2003  $3,090,757    $37,382
---------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                   $37,382
                                                                              =======
---------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

**  Swap contracts entered into as of June 30, 2003 were as follows:

-----------------------------------------------------------------------------------------
                                                                             UNREALIZED
                                                               NOTIONAL     APPRECIATION
                                                                AMOUNT     (DEPRECIATION)
-----------------------------------------------------------------------------------------
Receive a price return equal to Lehman Brothers CMBS
Investment Grade Index Total Return and pay floating rate
based on 1-month USD LIBOR, minus .40%
Broker, Deutsche Bank AG
Expires October 2003........................................   1,050,000      $ 29,600
Receive a price return equal to Lehman Brothers U.S.
Corporate High Yield Index Total Return and pay the floating rate based on 1-month USD LIBOR, plus .10%
Broker, Lehman Brothers Special Finance
Expires December 2003.......................................      60,000         1,725
J.P. Morgan HYDIS 100 Index
Broker, JP Morgan Chase Bank
Expires June 2008...........................................     300,000        (1,500)
Receive a price return equal to U.S. Treasury Index Total
Return and pay floating rate based on 1-month USD LIBOR,
minus .20%
Broker, Lehman Brothers Special Finance
Expires December 2003.......................................   1,350,000        (8,269)
Receive a price return equal to JP Morgan U.S. Agency
Mortgage Index Total Return and pay floating rate based on
1-month USD LIBOR, minus .30%
Broker, JP Morgan Chase Bank
Expires November 2003.......................................     500,000           915
Receive a price return equal to JP Morgan U.S. Agency
Mortgage Index Total Return and pay floating rate based on
1-month USD LIBOR, minus .22%
Broker, JP Morgan Chase Bank
Expires January 2004........................................     475,000         1,351
Receive a price return equal to JP Morgan U.S. Agency
Mortgage Index Total Return and pay floating rate based on
1-month USD LIBOR, minus .30%
Broker, JP Morgan Chase Bank
Expires April 2004..........................................     250,000           711
Receive a price return equal to Lehman Brothers U.S.
Corporate High Yield Index Total Return and pay floating
rate based on 1-month USD LIBOR, plus .15%
Broker, Credit Suisse First Boston
Expires March 2004..........................................     300,000        11,020
Receive a price return equal to U.S. Corporate High Yield
Index Total Return and pay the floating rate based on
1-month USD LIBOR, plus .10%
Broker, Credit Suisse First Boston
Expires December 2003.......................................     100,000         2,874
                                                              ----------      --------
                                                              $4,385,000      $ 38,427
                                                              ==========      ========
-----------------------------------------------------------------------------------------

(a) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.
(b) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

-----------------------------------------------------------------------------------------------
                                                                   NET        DIVIDEND/INTEREST
AFFILIATE                                                        ACTIVITY          INCOME
-----------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....    $6,621,667         $35,261
Merrill Lynch Liquidity Series, LLC Money Market Series.....    $  (91,402)        $   192
Merrill Lynch Premier Institutional Fund....................      (233,600)        $   128
-----------------------------------------------------------------------------------------------

(c)  Tradable Custodial Receipts (TRACERS).
(d) Floating rate note.
(e)  Security was purchased with the cash proceeds from securities loans.
(f) Includes a "to be announced" (TBA) transaction. The Fund has committed to selling securities for which all specific information is not available at this time.
(g) All or a portion of security held as collateral in connection with open financial futures contracts.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $1,121,400) (identified cost--$100,023,692)...............                  $ 95,644,242
Options purchased, at value (cost--$3,147)..................                         6,250
Cash........................................................                        93,659
Unrealized appreciation on interest rate swaps..............                        38,427
Receivables:
  Securities sold...........................................  $    514,556
  Interest..................................................       263,056
  Short sales...............................................       156,463
  Dividends.................................................        64,064
  Options written...........................................         3,175       1,001,314
                                                              ------------
Prepaid expenses and other assets...........................                           990
                                                                              ------------
Total assets................................................                    96,784,882
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                     1,155,000
Options written, at value (premiums received--$3,778).......                         4,813
Payables:
  Securities purchased......................................     3,901,249
  Capital shares redeemed...................................        54,260
  Variation margin..........................................        43,859
  Investment adviser........................................        43,462
  Interest on swaps.........................................         5,472
  Other affiliates..........................................         1,736       4,050,038
                                                              ------------
Accrued expenses and other liabilities......................                        66,439
                                                                              ------------
Total liabilities...........................................                     5,276,290
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $ 91,508,592
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                  $    888,132
Paid-in capital in excess of par............................                   110,420,032
Undistributed investment income--net........................  $  1,060,304
Accumulated realized capital losses on investments and
  foreign currency transactions--net........................   (16,562,136)
Unrealized depreciation on investments and foreign currency
  transactions--net.........................................    (4,297,740)
                                                              ------------
Total accumulated losses--net...............................                   (19,799,572)
                                                                              ------------
NET ASSETS..................................................                  $ 91,508,592
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $91,508,592 and 8,881,320
  shares outstanding........................................                  $      10.30
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest....................................................                 $   792,176
Dividends (net of $8,954 foreign withholding tax)...........                     524,416
Securities lending--net.....................................                         320
                                                                             -----------
Total income................................................                   1,316,912
                                                                             -----------
-----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $   242,717
Accounting services.........................................       14,609
Custodian fees..............................................        8,913
Professional fees...........................................        7,790
Printing and shareholder reports............................        4,330
Pricing services............................................        2,961
Directors' fees and expenses................................        2,808
Transfer agent fees.........................................        2,433
Other.......................................................        4,183
                                                              -----------
Total expenses..............................................                     290,744
                                                                             -----------
Investment income--net......................................                   1,026,168
                                                                             -----------
-----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS AND FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized loss on:
  Investments--net..........................................   (2,963,109)
  Foreign currency transactions--net........................          (22)    (2,963,131)
                                                              -----------
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................    9,786,686
  Foreign currency transactions--net........................          480      9,787,166
                                                              -----------    -----------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                   6,824,035
                                                                             -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                 $ 7,850,203
                                                                             ===========
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $ 1,026,168       $  2,814,450
Realized loss on investments and foreign currency
  transactions--net.........................................   (2,963,131)        (9,121,984)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........    9,787,166         (9,780,578)
                                                              -----------       ------------
Net increase (decrease) in net assets resulting from
  operations................................................    7,850,203        (16,088,112)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividends to Class A shareholders from investment
  income--net...............................................           --         (2,801,637)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................   (7,845,780)       (20,110,275)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................        4,423        (39,000,024)
Beginning of period.........................................   91,504,169        130,504,193
                                                              -----------       ------------
End of period*..............................................  $91,508,592       $ 91,504,169
                                                              ===========       ============
-----------------------------------------------------------------------------------------------
* Undistributed investment income--net......................  $ 1,060,304       $     34,136
                                                              ===========       ============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

THE FOLLOWING PER SHARE DATA AND RATIOS HAVE
BEEN DERIVED FROM INFORMATION PROVIDED IN THE                                            CLASS A
FINANCIAL STATEMENTS.                                   FOR THE SIX    --------------------------------------------
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $  9.43      $  11.27    $  12.49    $  14.80    $  16.74
                                                          -------      --------    --------    --------    --------
Investment income--net................................        .11+          .27+        .28+        .34+        .45
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net..................        .76         (1.81)      (1.20)       (.58)        .83
                                                          -------      --------    --------    --------    --------
Total from investment operations......................        .87         (1.54)       (.92)       (.24)       1.28
                                                          -------      --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................         --          (.30)       (.30)       (.38)       (.85)
  In excess of investment income--net.................         --            --          --          --++        --
  Realized gain on investments--net...................         --            --          --       (1.33)      (2.37)
  In excess of realized gain on investments--net......         --            --          --        (.36)         --
                                                          -------      --------    --------    --------    --------
Total dividends and distributions.....................         --          (.30)       (.30)      (2.07)      (3.22)
                                                          -------      --------    --------    --------    --------
Net asset value, end of period........................    $ 10.30      $   9.43    $  11.27    $  12.49    $  14.80
                                                          =======      ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................      9.23%@      (13.68%)     (7.39%)     (1.68%)      8.73%
                                                          =======      ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................       .66%*         .66%        .68%        .62%        .61%
                                                          =======      ========    ========    ========    ========
Investment income--net................................      2.33%*        2.55%       2.42%       2.32%       2.70%
                                                          =======      ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $91,509      $ 91,504    $130,504    $133,090    $166,405
                                                          =======      ========    ========    ========    ========
Portfolio turnover....................................     54.72%        32.00%     134.43%      85.30%     105.48%
                                                          =======      ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than ($.01) per share.

@  Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--AMERICAN BALANCED V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. American Balanced V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Fund's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Fund.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

--------------------------------------------------------------------------------

- Options--The Fund is authorized to purchase and write call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or loss or gain to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Swaps--The Fund may enter into swap agreements, which are over-the-counter contracts in which the Fund and a counterparty agree to make periodic net payments on a specified notional amount. The net payments can be made for a set period of time or may be triggered by a pre-determined credit event. The net periodic payments may be based on a fixed or variable interest rate: the change in market value of a specified security, basket of securities, or index; or the return generated by a security. Agreements are valued daily based upon quotations from market makers and changes in value are recorded as unrealized appreciation/(depreciation).

  (c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

  (d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income is recognized on the accrual basis. The Fund amortizes all premiums and discounts on debt securities.

  (e) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (f) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (g) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the fund. For such services, the Fund pays a monthly fee at the annual rate of .55% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM,

--------------------------------------------------------------------------------

pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement that limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated, ("MLPF&S") a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $123 in securities lending agent fees from the Fund.

  For the six months ended June 30, 2003, MLPF&S earned $3,396 in commissions in the execution of portfolio security transactions.
  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc., ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $968 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $46,589,970 and $56,379,093, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

-------------------------------------------------------------------
                                        Realized       Unrealized
                                         Losses      Gains (Losses)
-------------------------------------------------------------------
Long-term investments................  $(2,925,070)   $(4,379,450)
Options purchased....................           --          3,103
Options written......................           --         (1,035)
Interest rate swaps..................           --         38,427
Financial futures contracts..........      (38,039)        38,109
Foreign currency transactions........          (22)         3,106
                                       -----------    -----------
Total................................  $(2,963,131)   $(4,297,740)
                                       ===========    ===========
-------------------------------------------------------------------

  At June 30, 2003, net unrealized depreciation for Federal income tax purposes aggregated $4,889,858, of which $4,522,528 related to appreciated securities and $9,412,386 related to depreciated securities. At June 30, 2003, the aggregate cost of investments; net of options written, for Federal income tax purposes was $100,535,537.

  Transactions in options written for the six months ended June 30, 2003 were as follows:

------------------------------------------------------------------
                                              Number of   Premiums
Call Options Written                          Contracts   Received
------------------------------------------------------------------
Outstanding call options written, beginning
 of period..................................      --          --
Options written.............................       5        $603
                                                ----        ----
Outstanding call options written, end of
 period.....................................       5        $603
                                                ====        ====
------------------------------------------------------------------

------------------------------------------------------------------
                                              Number of   Premiums
Put Options Written                           Contracts   Received
------------------------------------------------------------------
Outstanding put options written, beginning
 of period..................................      --           --
Options written.............................       5      $ 3,175
                                                ----      -------
Outstanding put options written, end of
 period.....................................       5      $ 3,175
                                                ====      =======
------------------------------------------------------------------

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

------------------------------------------------------------------
Class A Shares for the Six Months Ended                  Dollar
June 30, 2003                                Shares      Amount
------------------------------------------------------------------
Shares sold...............................     7,231   $    69,950
Shares redeemed...........................  (826,104)   (7,915,730)
                                            --------   -----------
Net decrease..............................  (818,873)  $(7,845,780)
                                            ========   ===========
------------------------------------------------------------------

------------------------------------------------------------------
Class A Shares for the Year Ended                        Dollar
December 31, 2002                          Shares        Amount
------------------------------------------------------------------
Shares sold............................      20,394   $    209,197
Shares issued to shareholders in
 reinvestment of dividends.............     297,719      2,801,637
                                         ----------   ------------
Total issued...........................     318,113      3,010,834
Shares redeemed........................  (2,195,345)   (23,121,109)
                                         ----------   ------------
Net decrease...........................  (1,877,232)  $(20,110,275)
                                         ==========   ============
------------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One,

--------------------------------------------------------------------------------

N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $12,940,687, of which $593,021 expires in 2007, $3,283,129 expires in 2009 and
$9,064,537 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

INVESTMENT ENVIRONMENT

  The event that had the greatest impact on markets during the six-month period was undoubtedly the war in Iraq. While the period also was characterized by uneasiness over economic growth, severe acute respiratory syndrome (SARS) and lingering concerns over accounting irregularities and corporate governance issues, the predominant influence, in our opinion, centered around activities in Iraq. What initially began as the potential for a war became a debate within the United Nations on how the war was going to be fought and who was going to be involved. In the first three months of 2003, the U.S. equity market and the economy in general stalled as investors waited for a resolution.

  We believe the intense focus on Iraq, leading up to and including the war, was the primary factor holding back a sustained economic recovery. The tremendous uncertainty it created for investors hurt the markets early in the period. However, by the time the war started in March, the markets began a slow rally. When the fighting came to an end faster than most expected, war fears lifted and the markets rallied more strongly in anticipation of a long-awaited economic recovery.

  In short, the past six months could be characterized as two very distinct periods--before the war and after the war. Like equity markets in general, the Fund performed poorly before the war. It performed admirably after the war, as we expected, based on our portfolio positioning, which included a focus on cyclical and economically sensitive areas.

PORTFOLIO MATTERS

  For the six-month period ended June 30, 2003, Basic Value V.I. Fund's Class A and Class B Shares had total returns of +10.34% and +10.27%, respectively. This compared to returns of +12.30% for the unmanaged Standard & Poor's 500 (S&P 500(R)) Barra Value Index and +11.76% for the broader-based S&P 500 Index for the same six-month period.

  The portfolio has been and continues to be positioned for an economic recovery. Some of the areas that did well during the long market downturn of the past three years were the more stable, defensive sectors--areas in which we did participate. Throughout the period, we continued a process that we started after September 11, 2001. At that time, we began to focus on economically sensitive names, and started to construct the portfolio with a cyclical bias rooted in our belief that the economy would eventually turn upward. As contrarian investors, this is where we saw and continue to see the most long-term value.

  Looking at the portfolio over the past six months, our positive absolute performance has been driven more by security selection than asset allocation. In the health care sector, for example, owning companies such as Guidant Corporation and Bristol-Myers Squibb Company, and avoiding some of the more expensive service providers, significantly benefited performance. However, it wasn't just traditional "safe haven" areas that performed well. In consumer discretionary, companies such as Liberty Media Corporation, Hasbro Inc. and McDonald's Corporation helped performance substantially. Within information technology, companies such as Symbol Technologies Inc., Lucent Technologies Inc., Unisys Corporation and National Semiconductor also impacted the portfolio favorably during the past six months. In the industrial sector, another cyclical area, we saw impressive performance from Caterpillar Inc. In the materials sector, the Fund benefited from our positions in Massey Energy Company and Phelps Dodge Corporation. In short, it was favorable stock selection based on low valuation and strong fundamentals that delivered the greatest rewards in terms of Fund performance.

  Fund positions that hindered performance during the period relative to our benchmarks included Sara Lee Corporation, Unocal Corporation, ENSCO International Inc., Diamond Offshore Drilling, Global SantaFe Corporation, Royal Dutch Petroleum Company, The Allstate Corporation, Schering-Plough Corporation, Thomas & Betts Corporation, Textron Inc. and Borland Software Corporation.

  Overall, we have continued the slow process of eliminating some of the defensive areas and adding more offensive holdings to the portfolio. We have been removing those holdings that performed the best in what was a miserable three-year period for the stock market. These included traditionally non-cyclical companies such as Procter & Gamble, Lincoln National Corporation, Guidant Corporation, Fox Entertainment Group, Inc. and Tribune Company. We have been adding more cyclical com-

--------------------------------------------------------------------------------

panies, which we believe will offer greater value in the period ahead.

  Recent additions to the portfolio include GlobalSantaFe Corporation in the oil service sector and Arch Coal Inc. and Massey Energy, two materials companies. We also added to our position in Raytheon Company, which came under pressure as the airline sector suffered. Away from our cyclical bias, we added AOL Time Warner Inc., a high-profile company with a compelling franchise-restructuring/low valuation story. While this stock came under undue pressure for specific reasons, at purchase price, it represented tremendous value in our view.

  Although the portfolio's focus has not changed much, what has changed is investors' appetite for stocks. We continue to be overweight relative to the S&P 500 Barra Value Index in the cyclical areas of the market. Inside each sector, we tend to have an economically sensitive bias in favor of economic revitalization. In general terms, we are overweight relative to the benchmark in information technology and materials. We have a slight overweight in consumer staples, primarily because the benchmark's position in this area is quite low. As we ended the period, energy was an overweight compared to the benchmark. Here we are focused on both exploration and production companies, international and domestic, with an overlay of oil service companies such as GlobalSantaFe, Grant Prideco and Diamond Offshore Drilling. As energy companies begin to increase their capital expenditures for oil and gas exploration, we believe stocks in this sector have the potential to provide attractive returns. The Fund also has a modest overweight in the consumer discretionary sector.

  While financials represents our largest sector, at approximately 20% of the portfolio, our allocation is underweight relative to the benchmark's excessive position of 36%. We believe allocating such a large portion of assets to any one sector would expose the portfolio to undue risk. Our weighting in the industrials sector is neutral relative to the benchmark, and our positions in utilities and telecommunication services represent underweights.

  The Fund's investment process has not changed. We are looking to identify what we believe are very good companies that are temporarily underpriced as a result of negative investor sentiment or short-term circumstances, and that we believe have the potential to offer shareholders significant value over a three-year time horizon. In our view, the market volatility we are experiencing has nothing to do with most companies' long-term prospects. In fact, we believe it can create attractive opportunities for value investors.

IN CONCLUSION

  We thank you for your investment in Basic Value V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to updating you again in our annual report to shareholders.

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Kevin M. Rendino
Kevin M. Rendino
Vice President and Co-Portfolio Manager

/s/ Robert J. Martorelli
Robert J. Martorelli
Vice President and Co-Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           - 0.81%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         + 4.44
--------------------------------------------------------------------------
Inception (7/01/93) through 6/30/03                              +11.21
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS B SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           -0.99%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         +4.28
--------------------------------------------------------------------------
Inception (11/03/97) through 6/30/03                             +6.08
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
                       JUNE 30, 2003                          TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +10.34%        -0.81%
-----------------------------------------------------------------------------------------
Class B Shares*                                                  +10.27         -0.99
-----------------------------------------------------------------------------------------
S&P 500 Index**                                                  +11.76         +0.25
-----------------------------------------------------------------------------------------
S&P 500 Barra Value Index***                                     +12.30         -1.84
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of NYSE market capitalization and 25% of NYSE issues.
*** This unmanaged Index is a capitalization-weighted index of those stocks in the S&P 500 Index that have lower price-to-book ratios.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                    SHARES                                                                 PERCENT OF
INDUSTRY++                            HELD                   COMMON STOCKS                    VALUE        NET ASSETS
---------------------------------------------------------------------------------------------------------------------
ABOVE-AVERAGE YIELD
---------------------------------------------------------------------------------------------------------------------
METALS & MINING                    296,200      Alcoa Inc. .............................  $    7,553,100       0.7%
COMMERCIAL BANKS                   200,500      Bank of America Corporation.............      15,845,515       1.4
PHARMACEUTICALS                    455,500      Bristol-Myers Squibb Company............      12,366,825       1.1
AUTOMOBILES                        357,700      DaimlerChrysler AG......................      12,419,344       1.1
OIL & GAS                          803,100      Exxon Mobil Corporation.................      28,839,321       2.5
AUTOMOBILES                        577,500      Ford Motor Company......................       6,346,725       0.5
PERSONAL PRODUCTS                  441,900      The Gillette Company....................      14,078,934       1.2
AEROSPACE & DEFENSE                828,300      Honeywell International Inc. ...........      22,239,855       1.9
HOTELS, RESTAURANTS &              918,400      McDonald's Corporation..................      20,259,904       1.8
  LEISURE
PHARMACEUTICALS                    260,700      Merck & Co., Inc. ......................      15,785,385       1.4
METALS & MINING                    451,900      +Phelps Dodge Corporation...............      17,325,846       1.5
OIL & GAS                          630,100      Royal Dutch Petroleum Company (NY
                                                  Registered Shares)....................      29,375,262       2.6
DIVERSIFIED                        673,000      SBC Communications Inc. ................      17,195,150       1.5
  TELECOMMUNICATION SERVICES
PHARMACEUTICALS                    742,100      Schering-Plough Corporation.............      13,803,060       1.2
ELECTRICAL EQUIPMENT               988,300      +Thomas & Betts Corporation.............      14,280,935       1.2
OIL & GAS                          633,600      Unocal Corporation......................      18,177,984       1.6
DIVERSIFIED                        552,200      Verizon Communications..................      21,784,290       1.9
  TELECOMMUNICATION SERVICES
                                                                                          --------------     -----
                                                                                             287,677,435      25.1
---------------------------------------------------------------------------------------------------------------------
BELOW-AVERAGE PRICE/EARNINGS RATIO
---------------------------------------------------------------------------------------------------------------------
INSURANCE                          445,900      The Allstate Corporation................      15,896,335       1.4
INSURANCE                          381,000      American International Group, Inc. .....      21,023,580       1.8
COMPUTERS & PERIPHERALS            342,700      +Apple Computer, Inc....................       6,552,424       0.6
COMMERCIAL BANKS                   394,800      Bank One Corporation....................      14,678,664       1.3
AEROSPACE & DEFENSE                261,400      The Boeing Company......................       8,971,248       0.8
MACHINERY                          224,200      Caterpillar Inc. .......................      12,478,972       1.1
DIVERSIFIED FINANCIAL              976,020      Citigroup Inc. .........................      41,773,656       3.6
SERVICES
MACHINERY                          456,500      Deere & Company.........................      20,862,050       1.8
AUTO COMPONENTS                  1,248,500      Delphi Automotive Systems Corporation...      10,774,555       0.9
ENERGY EQUIPMENT & SERVICE         713,400      Diamond Offshore Drilling, Inc..........      14,974,266       1.3
CHEMICALS                          603,700      E.I. du Pont de Nemours and Company.....      25,138,068       2.2
SPECIALTY RETAIL                 1,065,800      Foot Locker, Inc. ......................      14,121,850       1.2
AUTOMOBILES                        247,800      General Motors Corporation..............       8,920,800       0.8
ENERGY EQUIPMENT & SERVICE       1,889,900      +Grant Prideco, Inc. ...................      22,206,325       1.9
LEISURE EQUIPMENT & PRODUCTS       849,300      Hasbro, Inc. ...........................      14,854,257       1.3
COMPUTERS & PERIPHERALS            826,631      Hewlett-Packard Company.................      17,607,240       1.5
COMPUTERS & PERIPHERALS            196,610      International Business Machines
                                                  Corporation...........................      16,220,325       1.4
CAPITAL MARKETS                    445,500      J.P. Morgan Chase & Co. ................      15,227,190       1.3
HOUSEHOLD PRODUCTS                 318,400      Kimberly-Clark Corporation..............      16,601,376       1.5
HOUSEHOLD DURABLES                 573,100      Koninklijke (Royal) Philips Electronics
                                                  NV (NY Registered Shares).............      10,951,941       1.0
CAPITAL MARKETS                    465,500      Mellon Financial Corporation............      12,917,625       1.1
CAPITAL MARKETS                    390,000      Morgan Stanley..........................      16,672,500       1.5
SEMICONDUCTORS &                   480,000      +National Semiconductor Corporation.....       9,465,600       0.8
  SEMICONDUCTOR EQUIPMENT
HOUSEHOLD PRODUCTS                 120,400      The Procter & Gamble Company............      10,737,272       0.9
ENERGY EQUIPMENT & SERVICE         764,800      +Rowan Companies, Inc. .................      17,131,520       1.5
PAPER & FOREST PRODUCTS          1,361,500      Sappi Limited (ADR)(c)..................      16,814,525       1.5
FOOD PRODUCTS                      837,600      Sara Lee Corporation....................      15,755,256       1.4
INDUSTRIAL CONGLOMERATES           224,700      Textron, Inc.  .........................       8,767,794       0.8
INSURANCE                          949,542      Travelers Property Casualty Corp. (Class
                                                  A)....................................      15,097,718       1.3
IT SERVICES                      2,660,500      +Unisys Corporation.....................      32,670,940       2.8
COMMERCIAL BANKS                   568,600      Wachovia Corporation....................      22,721,256       2.0
                                                                                          --------------     -----
                                                                                             508,587,128      44.3
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                    SHARES                                                                 PERCENT OF
INDUSTRY++                            HELD                   COMMON STOCKS                    VALUE        NET ASSETS
---------------------------------------------------------------------------------------------------------------------
LOW PRICE TO BOOK VALUE
---------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT         5,096,400      +3Com Corporation.......................  $   23,851,152       2.1%
INSURANCE                          416,500      ACE Limited.............................      14,281,785       1.2
MEDIA                            1,299,300      +AOL Time Warner Inc. ..................      20,905,737       1.8
SEMICONDUCTORS &                   720,100      +Advanced Micro Devices, Inc. ..........       4,615,841       0.4
  SEMICONDUCTOR EQUIPMENT
ELECTRONIC EQUIPMENT &             586,600      +Agilent Technologies, Inc. ............      11,468,030       1.0
  INSTRUMENTS
METALS & MINING                    319,900      Arch Coal, Inc. ........................       7,351,302       0.6
PAPER & FOREST PRODUCTS          1,081,800      Boise Cascade Corporation...............      25,855,020       2.3
SOFTWARE                         1,510,200      +Borland Software Corporation...........      14,754,654       1.3
ENERGY EQUIPMENT & SERVICE         461,900      ENSCO International Incorporated........      12,425,110       1.1
MEDIA                              182,000      +Fox Entertainment Group, Inc. (Class
                                                  A)....................................       5,237,960       0.5
ENERGY EQUIPMENT & SERVICE         583,000      GlobalSantaFe Corporation...............      13,607,220       1.2
INSURANCE                          263,900      The Hartford Financial Services Group,
                                                  Inc. .................................      13,290,004       1.2
SEMICONDUCTORS &                 2,772,700      +LSI Logic Corporation..................      19,630,716       1.7
  SEMICONDUCTOR EQUIPMENT
MEDIA                            1,709,528      +Liberty Media Corporation (Class A)....      19,762,144       1.7
COMMUNICATIONS EQUIPMENT         5,954,900      +Lucent Technologies Inc. ..............      12,088,447       1.1
METALS & MINING                    479,800      Massey Energy Company...................       6,309,370       0.5
SEMICONDUCTORS &                   378,100      +Micron Technology, Inc. ...............       4,397,303       0.4
  SEMICONDUCTOR EQUIPMENT
COMMUNICATIONS EQUIPMENT         1,501,270      Motorola, Inc. .........................      14,156,976       1.2
AEROSPACE & DEFENSE                353,600      Raytheon Company........................      11,612,224       1.0
ELECTRONIC EQUIPMENT &             851,200      Symbol Technologies, Inc. ..............      11,074,112       1.0
  INSTRUMENTS
SPECIALTY RETAIL                 1,314,900      +Toys 'R' Us, Inc.  ....................      15,936,588       1.4
MEDIA                              744,300      The Walt Disney Company.................      14,699,925       1.3
                                                                                          --------------     -----
                                                                                             297,311,620      26.0
---------------------------------------------------------------------------------------------------------------------
SPECIAL SITUATIONS
---------------------------------------------------------------------------------------------------------------------
SOFTWARE                           555,500      Computer Associates International,
                                                  Inc. .................................      12,376,540       1.1
CAPITAL MARKETS                    981,100      Janus Capital Group Inc. ...............      16,090,040       1.4
                                                                                          --------------     -----
                                                                                              28,466,580       2.5
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS
                                                (COST--$1,208,161,794)                     1,122,042,763      97.9
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                BENEFICIAL
                                 INTEREST/                                                                 PERCENT OF
                               SHARES HELD               SHORT-TERM SECURITIES                VALUE        NET ASSETS
---------------------------------------------------------------------------------------------------------------------
                              $ 19,011,503      Merrill Lynch Liquidity Series, LLC Cash
                                                  Sweep Series II(a)....................  $   19,011,503       1.6%
                              $128,925,840      Merrill Lynch Liquidity Series, LLC
                                                  Money Market Series(a)(b).............     128,925,840      11.3
                                85,950,560      Merrill Lynch Premier Institutional
                                                  Fund(a)(b)............................      85,950,560       7.5
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL SHORT-TERM SECURITIES
                                                (COST--$233,887,903)                         233,887,903      20.4
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL INVESTMENTS
                                                (COST--$1,442,049,697)..................   1,355,930,666     118.3
                                                LIABILITIES IN EXCESS OF OTHER ASSETS...    (209,897,440)    (18.3)
                                                                                          --------------     -----
                                                NET ASSETS..............................  $1,146,033,226     100.0%
                                                                                          ==============     =====
---------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

--------------------------------------------------------------------------------------
                                                                             DIVIDEND/
                                                                             INTEREST
AFFILIATE                                                     NET ACTIVITY    INCOME
--------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $  7,331,209    $77,947
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $(16,260,320)   $56,021
Merrill Lynch Premier Institutional Fund....................    21,549,140    $37,572
--------------------------------------------------------------------------------------

(b) Security was purchased with the cash proceeds from securities loans.
(c)   American Depositary Receipts (ADR).

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $204,388,350) (identified cost--$1,442,049,697)...........                  $1,355,930,666
Receivables:
  Capital shares sold.......................................  $  4,666,495
  Dividends.................................................     1,460,249
  Interest..................................................        20,964
  Securities lending--net...................................         9,431         6,157,139
                                                              ------------
Prepaid expenses............................................                          10,208
                                                                              --------------
Total assets................................................                   1,362,098,013
                                                                              --------------
--------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                     214,876,400
Payables:
  Investment adviser........................................       593,824
  Capital shares redeemed...................................       549,242
  Custodian bank............................................        22,384
  Other affiliates..........................................         6,465
  Distributor...............................................         4,523         1,176,438
                                                              ------------
Accrued expenses............................................                          11,949
                                                                              --------------
Total liabilities...........................................                     216,064,787
                                                                              --------------
--------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $1,146,033,226
                                                                              ==============
--------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 300,000,000
  shares authorized.........................................                  $    9,285,437
Class B Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized.........................................                         290,153
Paid-in capital in excess of par............................                   1,275,294,001
Undistributed investment income--net........................  $  6,791,272
Accumulated realized capital losses on investments--net.....   (59,508,606)
Unrealized depreciation on investments--net.................   (86,119,031)
                                                              ------------
Total accumulated losses--net...............................                    (138,836,365)
                                                                              --------------
NET ASSETS..................................................                  $1,146,033,226
                                                                              ==============
--------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $1,111,410,675 and
  92,854,368 shares outstanding.............................                  $        11.97
                                                                              ==============
Class B--Based on net assets of $34,622,551 and 2,901,527
  shares outstanding........................................                  $        11.93
                                                                              ==============
--------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends (net of $224,871 foreign withholding tax).........                $ 10,178,743
Securities lending--net.....................................                      93,593
Interest....................................................                      81,575
                                                                            ------------
Total income................................................                  10,353,911
                                                                            ------------
-----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $3,176,860
Accounting services.........................................     172,809
Professional fees...........................................      51,844
Printing and shareholder reports............................      51,435
Directors' fees and expenses................................      33,381
Custodian fees..............................................      29,913
Distribution fees--Class B..................................      24,337
Transfer agent fees.........................................       2,464
Pricing services............................................         429
Registration fees...........................................          23
Other.......................................................      19,144
                                                              ----------
Expenses....................................................                   3,562,639
                                                                            ------------
Investment income--net......................................                   6,791,272
                                                                            ------------
-----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized loss from investments--net.........................                 (17,687,295)
Change in unrealized depreciation on investments--net.......                 117,676,071
                                                                            ------------
Total realized and unrealized gain on investments--net......                  99,988,776
                                                                            ------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                $106,780,048
                                                                            ============
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                 FOR THE SIX         FOR THE
                                                                 MONTHS ENDED       YEAR ENDED
                                                                   JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                   2003              2002
------------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................    $    6,791,272    $   12,518,438
Realized loss on investments--net...........................       (17,687,295)      (32,703,730)
Change in unrealized appreciation/depreciation on
  investments--net..........................................       117,676,071      (232,551,310)
                                                                --------------    --------------
Net increase (decrease) in net assets resulting from
  operations................................................       106,780,048      (252,736,602)
                                                                --------------    --------------
------------------------------------------------------------------------------------------------
DIVIDENDS & DISTRIBUTIONS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................          (114,560)      (12,073,026)
  Class B...................................................            (3,633)         (327,037)
Realized gain on investments--net:
  Class A...................................................                --       (12,660,695)
  Class B...................................................                --          (436,927)
                                                                --------------    --------------
Net decrease in net assets resulting from dividends and
  distributions to shareholders.............................          (118,193)      (25,497,685)
                                                                --------------    --------------
------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase (decrease) in net assets derived from capital
  share transactions........................................       (45,226,969)        6,667,208
                                                                --------------    --------------
------------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................        61,434,886      (271,567,079)
Beginning of period.........................................     1,084,598,340     1,356,165,419
                                                                --------------    --------------
End of period*..............................................    $1,146,033,226    $1,084,598,340
                                                                ==============    ==============
------------------------------------------------------------------------------------------------
* Undistributed investment income--net......................    $    6,791,272    $      118,193
                                                                ==============    ==============
------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                               CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE     -------------------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                            FOR THE SIX
                                                 MONTHS ENDED             FOR THE YEAR ENDED DECEMBER 31,
                                                   JUNE 30,     ----------------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:              2003          2002          2001          2000          1999
--------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period...........   $    10.85    $    13.47    $    13.71    $    13.60    $    14.67
                                                  ----------    ----------    ----------    ----------    ----------
Investment income--net+........................          .07           .12           .14           .24           .22
Realized and unrealized gain (loss) on
  investments and foreign currency
  transactions--net............................         1.05         (2.48)          .44          1.41          2.37
                                                  ----------    ----------    ----------    ----------    ----------
Total from investment operations...............         1.12         (2.36)          .58          1.65          2.59
                                                  ----------    ----------    ----------    ----------    ----------
Less dividends and distributions:
    Investment income--net.....................           --++        (.13)         (.13)         (.24)         (.38)
    Realized gain on investments--net..........           --          (.13)         (.69)        (1.30)        (3.28)
                                                  ----------    ----------    ----------    ----------    ----------
Total dividends and distributions..............           --++        (.26)         (.82)        (1.54)        (3.66)
                                                  ----------    ----------    ----------    ----------    ----------
Net asset value, end of period.................   $    11.97    $    10.85    $    13.47    $    13.71    $    13.60
                                                  ==========    ==========    ==========    ==========    ==========
--------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share.............       10.34%@      (17.77%)        4.26%        12.65%        21.12%
                                                  ==========    ==========    ==========    ==========    ==========
--------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses.......................................         .67%*         .67%          .68%          .65%          .66%
                                                  ==========    ==========    ==========    ==========    ==========
Investment income--net.........................        1.29%*        1.02%         1.00%         1.75%         1.59%
                                                  ==========    ==========    ==========    ==========    ==========
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands).......   $1,111,411    $1,051,063    $1,310,134    $1,179,853    $1,042,885
                                                  ==========    ==========    ==========    ==========    ==========
Portfolio turnover.............................        7.53%        41.31%        61.04%        67.31%        86.46%
                                                  ==========    ==========    ==========    ==========    ==========
--------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than $(.01) per share.

@  Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
FINANCIAL HIGHLIGHTS (CONCLUDED)
--------------------------------------------------------------------------------

                                                                                  CLASS B
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE             ----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                    FOR THE SIX
                                                         MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                           JUNE 30,     -------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                      2003        2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period...................    $  10.82     $ 13.43    $  13.68    $  13.58    $  14.65
                                                           --------     -------    --------    --------    --------
Investment income--net+................................         .06         .11         .11         .22         .21
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net...................        1.05       (2.48)        .45        1.40        2.36
                                                           --------     -------    --------    --------    --------
Total from investment operations.......................        1.11       (2.37)        .56        1.62        2.57
                                                           --------     -------    --------    --------    --------
Less dividends and distributions:
  Investment income--net...............................          --++      (.11)       (.12)       (.22)       (.36)
  Realized gain on investments--net....................          --        (.13)       (.69)      (1.30)      (3.28)
                                                           --------     -------    --------    --------    --------
Total dividends and distributions......................          --++      (.24)       (.81)      (1.52)      (3.64)
                                                           --------     -------    --------    --------    --------
Net asset value, end of period.........................    $  11.93     $ 10.82    $  13.43    $  13.68    $  13.58
                                                           ========     =======    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share.....................      10.27%@    (17.89%)      4.05%      12.46%      20.97%
                                                           ========     =======    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses...............................................        .82%*       .82%        .83%        .80%        .81%
                                                           ========     =======    ========    ========    ========
Investment income--net.................................       1.14%*       .87%        .85%       1.60%       1.49%
                                                           ========     =======    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)...............    $ 34,622     $33,535    $ 46,031    $ 34,587    $ 19,051
                                                           ========     =======    ========    ========    ========
Portfolio turnover.....................................       7.53%      41.31%      61.04%      67.31%      86.46%
                                                           ========     =======    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than $(.01) per share.

@  Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--BASIC VALUE V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Basic Value V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments are allocated daily to each class based on its relative net assets. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received (or gain or loss to the extent the cost of the closing transaction exceeds the premium received).

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  Written options are non-income producing investments.

  (c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income is recognized on the accrual basis.

  (e) Dividends and distributions to shareholders--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (f) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (g) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

  (h) Custodian bank--The Fund recorded an amount payable to the custodian bank which resulted from management estimates of available cash.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner. The Company has also entered into a Distribution Agreement and Distribution Plan with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .60% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  Pursuant to the Distribution Plan adopted by the Company, pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor an ongoing distribution fee each month at the annual rate of .15% of the average daily value of the Fund's Class B net assets.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affili-

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ate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $29,874,257 to MLPF&S or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $38,067 in securities lending agent fees from the Fund.

  For the six months ended June 30, 2003, MLPF&S earned $29,466 in commissions on the execution of portfolio security transactions.
  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $12,542 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $79,393,828 and $140,486,596, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized losses as of June 30, 2003 were as follows:

------------------------------------------------------------------
                                         Realized      Unrealized
                                          Losses         Losses
------------------------------------------------------------------
Long-term investments................  $(17,687,295)  $(86,119,031)
                                       ------------   ------------
Total................................  $(17,687,295)  $(86,119,031)
                                       ============   ============
------------------------------------------------------------------

  At June 30, 2003, net unrealized depreciation for Federal income tax purposes aggregated $96,436,392, of which $98,428,058 related to appreciated securities and $194,864,450 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $1,452,367,058.

4. CAPITAL SHARE TRANSACTIONS:

Net increase (decrease) in net assets derived from capital share transactions was ($45,226,969) and $6,667,208 for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively.

  Transactions in capital shares for each class were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................    2,223,048    $ 24,242,729
Shares issued to shareholders in
 reinvestment of dividends............       10,984         114,560
                                         ----------    ------------
Total issued..........................    2,234,032      24,357,289
Shares redeemed.......................   (6,250,807)    (67,445,811)
                                         ----------    ------------
Net decrease..........................   (4,016,775)   $(43,088,522)
                                         ==========    ============
-------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                      Dollar
December 31, 2002                      Shares          Amount
-----------------------------------------------------------------
Shares sold........................   10,531,910    $ 132,044,513
Shares issued to shareholders in
 reinvestment of dividends and
 distributions.....................    2,032,101       24,733,721
                                     -----------    -------------
Total issued.......................   12,564,011      156,778,234
Shares redeemed....................  (12,963,969)    (146,573,813)
                                     -----------    -------------
Net increase (decrease)............     (399,958)   $  10,204,421
                                     ===========    =============
-----------------------------------------------------------------

-----------------------------------------------------------------
Class B Shares for the Six Months Ended                 Dollar
June 30, 2003                              Shares       Amount
-----------------------------------------------------------------
Shares sold.............................    22,241    $   242,541
Shares issued to shareholders in
 reinvestment of dividends..............       349          3,633
                                          --------    -----------
Total issued............................    22,590        246,174
Shares redeemed.........................  (219,085)    (2,384,621)
                                          --------    -----------
Net decrease............................  (196,495)   $(2,138,447)
                                          ========    ===========
-----------------------------------------------------------------

-----------------------------------------------------------------
Class B Shares for the Year Ended                       Dollar
December 31, 2002                          Shares       Amount
-----------------------------------------------------------------
Shares sold.............................   193,346    $ 2,473,430
Shares issued to shareholders in
 reinvestment of dividends and
 distributions..........................    61,992        763,964
                                          --------    -----------
Total issued............................   255,338      3,237,394
Shares redeemed.........................  (583,761)    (6,774,607)
                                          --------    -----------
Net decrease............................  (328,423)   $(3,537,213)
                                          ========    ===========
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did

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not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $31,503,948, all of which expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
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DEAR SHAREHOLDER:

ECONOMIC ENVIRONMENT

  The U.S. economy grew at a sluggish pace of about 1.5% in the first half of 2003, following equally anemic growth of only 1.4% in the last quarter of 2002. As has been typical of this uneven slow recovery from the recession of 2001, the modest economic gains have been the result of productivity improvements rather than employment growth. Indeed, while the U.S. unemployment rate increased from 6% in December 2002 to 6.4% in June 2003 (with a loss of nearly 236,000 jobs), U.S. Labor Department statistics suggest improvement in labor productivity at an annual rate of almost 2%. Meanwhile, inflation remained well contained in the first half of the year, with the consumer price index (CPI) growing at an annual rate of only 2.1%, and CPI, excluding food and energy, growing at a mere 1.6%.

  The fact that the economy grew even moderately in the first half of the year is remarkable, given the heightened level of economic and geopolitical uncertainty we experienced. As it was, a mild economic recession meant there was little pent-up demand to drive higher levels of growth. With significant excess capacity and little evidence of emerging final demand, businesses continued to cut costs in 2003 in an effort to remain profitable. The uncertainty over the war in Iraq and its aftermath, including the effect on energy prices, also left businesses reluctant to hire or commit to capital spending. Nevertheless, the consumer segment of the economy did its part in holding up the economy, despite mounting layoffs, concerns about the war in Iraq and the threat of terrorist attacks on U.S. soil. Low interest rates clearly helped to maintain healthy consumer spending, with record home mortgage refinancing and robust low-cost durable goods financing.

  Entering the second half of 2003, the outlook for the economy appears brighter, even amid lingering concerns about the long-term sustainability of growth. We expect the economy could grow at a faster pace of greater than 3.5% in the next six months as the extraordinary level of monetary, fiscal and exchange rate stimulus begins to kick in. The Federal Reserve Board, in an effort to prevent deflationary pressures from taking hold and to foster economic growth, lowered the Federal Funds rate in June by an additional .25%, bringing the rate to just 1%. This move marked the thirteenth time since January 2001 that the Federal Reserve Board lowered the Federal Funds rate (from a high of 6.5%) in its attempts to stimulate the economy. The economy also has been the beneficiary of a significant fiscal boost, with the latest tax legislation directly impacting consumer disposable income starting in the third quarter of 2003, thereby fueling final demand. We believe the sharp decline in the value of the U.S. dollar over the past several months should provide further impetus to the economy. Indeed, we already are seeing signs that the economy is beginning to respond to the cumulative effects of these policy initiatives.

INTEREST RATES

  The Federal Open Market Committee (FOMC) started the year with the Federal Funds rate at 1.25% and an economic bias that was "balanced," suggesting that the risks to faster and slower growth were roughly equal. Faced with uncertainty at the onset of war in Iraq, the Federal Reserve Board left the Federal Funds rate the same at the March FOMC meeting, while offering no policy guidance. At the May FOMC meeting, however, the Federal Reserve Board took the unusual step of splitting the bias statement into two parts, addressing the risks to economic growth on one hand and the risks to the general price level on the other. This allowed the Federal Reserve Board to better articulate its position and policy action, in terms of addressing the growing concern over the potential threat of deflation. The Federal Reserve Board followed through at its June FOMC meeting with a .25% interest rate cut aimed at preventing an unwelcome fall in inflation.

  Interest rates fell through most of the first half of the year on concerns about sluggish economic growth, but abruptly changed course in the middle of June, following the release of several better-than-expected economic numbers. Even so, for the six months ended June 30, 2003, yields on two-year Treasury notes were down 30 basis points (.30%), while yields on 10-year Treasury notes and 30-year Treasury bonds were down 30 basis points and 22 basis points, respectively. Yields on corporate bonds (both investment grade and non-investment grade) fell even more sharply, providing exceptional total returns for those sectors in the first half of 2003.

  Looking ahead, we expect the Federal Reserve Board to remain on hold with respect to interest rates for the foreseeable future, willing to tolerate faster economic growth even at the expense of a modest pickup in inflation. While that should keep short-term interest rates

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anchored, we expect long-term interest rates to drift higher on growing prospects of an improving economy, decreasing fears over deflation and ballooning budget deficits, both at the federal and state levels. Any significant backup in interest rates, however, likely will be met with significant buying, given the prevailing concerns over the sustainability of the nascent economic growth.

PORTFOLIO MATTERS

  For the six-month period ended June 30, 2003, Core Bond V.I. Fund's Class A Shares had a total return of +4.16%, compared to the +3.93% return of its unmanaged benchmark, the Lehman Brothers Aggregate Bond Index.

  The Fund continues to be managed with a focus on the spread sectors, including corporate bonds (both investment grade and high yield), agency mortgage collateral and collateralized mortgage obligations (CMOs), non-agency CMOs, asset-backed securities (ABS) and commercial mortgage-backed securities (CMBS). By strategically managing these sector exposures and taking advantage of opportunities available throughout the markets, we have been able to consistently add value versus our benchmark and relative to our peers.

  To say that the environment we've seen in 2003 has been favorable for spread product would be an understatement. The worst-performing spread sector--the mortgage-backed securities (MBS) sector--enjoyed 46 basis points of positive return in excess of Treasury securities. Investment grade corporate bonds, high yield corporate bonds and CMBS issues all had excess returns of greater than 150 basis points, with high yield leading the way with an excess return of more than 1,500 basis points. As expected, our overweight positions in these sectors had a positive impact on Fund performance. As of the end of the period, the Fund had a nearly 12% overweight in spread product.

  In addition to our overweight position in spread product, the methods we used to establish the positions also benefited performance. We were able to generate additional income for the Fund through the extensive use of the total return swap and credit default swap markets, as well as "rolling" TBA (to be announced) mortgages. We were able to gain exposure without actually spending cash, which allowed us to invest the spare funds in ABS and corporate floaters. For example, we may have a 4% exposure to the JP Morgan MBS Index, for which we pay a spread of LIBOR -27 basis points on average. When we invest the cash at LIBOR +35 basis points, we are able to capture the spread between the funding levels. This opportunity is a relatively low-risk means to consistently add performance to the Fund.

  Despite the fact that interest rates were virtually unchanged through April, there were numerous opportunities to adjust portfolio duration for the benefit of performance. We have tended to use the futures markets to manage duration and express views on interest rates. During the period, Fund duration fluctuated between -3% and +8% of the benchmark, depending on the level of rates relative to the well-defined range on the 10-year Treasury of 3.5%-4%. Most recently, based on our belief that the Federal Reserve Board will not raise interest rates any time in the near future, we established three separate positions in eurodollar futures that we believe could perform quite well if our outlook is realized. We are less certain about the expected path of longer-term interest rates, which is our primary motivation for keeping the Fund duration-neutral relative to the benchmark until volatility settles down somewhat.

  Going forward, we will continue to look for opportunities in the higher-beta corporate and high yield sectors. The high yield market remains attractive despite the fact that spreads have tightened dramatically in the last nine months. We believe the economy will show some signs of strength in the near term, but remain skeptical that above-trend growth can be maintained without some further intervention. Interest rates are expected to remain low for the foreseeable future, though volatility will offer tactical trading opportunities.

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IN CONCLUSION

  We thank you for your investment in Core Bond V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to updating you again in our annual report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Patrick Maldari
Patrick Maldari
Vice President and Portfolio Manager

/s/ James J. Pagano
James J. Pagano
Vice President and Portfolio Manager

July 15, 2003

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           +10.36%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         + 6.25
--------------------------------------------------------------------------
Ten Years Ended 6/30/03                                          + 6.35
--------------------------------------------------------------------------

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
RECENT PERFORMANCE RESULTS
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                                                                6-MONTH        12-MONTH     STANDARDIZED
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN   30-DAY YIELD
--------------------------------------------------------------------------------------------------------
Class A Shares*                                                  +4.16%         +10.36%          2.75%
--------------------------------------------------------------------------------------------------------
Lehman Brothers Aggregate Bond Index**                           +3.93          +10.40             --
--------------------------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged market-weighted Index is comprised of U.S. government and agency securities, mortgage-backed securities issued by the Government National Mortgage Association, Freddie Mac or Fannie Mae and investment-grade (rated BBB or better) corporate bonds.

Past results shown should not be considered a representation of future performance.

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
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                             S&P     MOODY'S      FACE
                           RATINGS   RATINGS     AMOUNT               ASSET-BACKED SECURITIES+--15.3%            VALUE
--------------------------------------------------------------------------------------------------------------------------
                            AAA       Aaa      $ 4,000,000      Advanta Mortgage Loan Trust, 7.75% due
                                                                  10/25/2026...............................  $   4,285,098
                                                                CIT Equipment Collateral:
                            AAA       Aaa        1,714,362        Series 2002-VT1, Class A2, 2.90% due
                                                                  6/21/2004................................      1,719,332
                                                                CIT Group Home Equity Loan Trust:
                            AAA       Aaa        5,900,000        Series 2003-1, Class A2, 2.35% due
                                                                  4/20/2027................................      5,936,423
                            AAA       Aaa        4,900,000        Series 2003-VT1, Class A3A, 1.234% due
                                                                  4/20/2007................................      4,900,000
                                                                California Infrastructure PG&E, Series
                                                                  1997-1:
                            AAA       Aaa        1,450,000        Class A6, 6.38% due 9/25/2008............      1,572,482
                            AAA       Aaa        2,100,000        Class A7, 6.42% due 9/25/2008............      2,275,250
                                                                Capital Auto Receivables Asset Trust,
                                                                  Series 2003-2:
                            AAA       Aaa        4,900,000        Class A3B, 1.303% due 2/15/2007..........      4,898,040
                            A+        Aa3        1,650,000        Class B1, 1.543% due 1/15/2009...........      1,650,000
                            AAA       Aaa        3,950,000      Capital One Auto Finance Trust, Series
                                                                  2003-A, Class A3B, 1.883% due
                                                                  10/15/2007...............................      3,961,653
                                                                Chase Credit Card Master Trust, Class C:
                            BBB       Baa2       3,550,000        Series 2000-3, 1.88% due 1/15/2008.......      3,542,800
                            BBB       Baa2       6,500,000        Series 2003-1, 2.28% due 4/15/2008(a)....      6,519,791
                            AAA       Aaa        6,650,000      Centex Home Equity, Series 2003-B, Class
                                                                  AV, 1.308% due 6/25/2033.................      6,658,532
                            AAA       NR*        5,150,000      Countrywide Asset-Backed Certificates,
                                                                  Series 2003-BC3, Class A2, 1.45% due
                                                                  9/25/2033................................      5,150,000
                            AAA       Aaa        1,325,558      EQCC Home Equity Loan Trust, Series 1999-1,
                                                                  Class A3F, 5.915% due 11/20/2024.........      1,336,088
                            BBB       Baa2       2,100,000      First Bankcard Master Credit Card Trust,
                                                                  Series 2001-1A, Class C, 2.33% due
                                                                  11/15/2006(e)............................      2,101,467
                                                                Household Automotive Trust:
                            AAA       Aaa        2,795,666        Series 2002-1, Class A2, 2.75% due
                                                                  5/17/2005................................      2,806,626
                            AAA       Aaa        3,200,000        Series 2002-3, Class A3A, 2.75% due
                                                                  6/18/2007................................      3,265,408
                            AAA       Aaa        3,464,904      Household Home Equity Loan Trust, Series
                                                                  2002-2, Class A, 1.404% due
                                                                  4/20/2032(a).............................      3,467,289
                            AAA       Aaa          920,839      Ikon Receivables LLC, Series 2002-1, Class
                                                                  A2, 2.91% due 2/15/2005..................        921,563
                            A+        A2         2,222,200      MBNA Master Credit Card Trust, Series
                                                                  1999-F, Class B, 1.68% due
                                                                  1/16/2007(a).............................      2,224,200
                                                                Option One Mortgage Loan Trust:
                            AAA       Aaa        4,023,333        Series 2002-4, Class A, 1.295% due
                                                                  7/25/2032(a).............................      4,019,080
                            AAA       Aaa        6,650,000        Series 2003-4, Class A2, 1.64% due
                                                                  7/25/2033................................      6,650,000
                                                                Residential Asset Securities Corporation:
                            AAA       Aaa        5,000,000        Series 2002-KS8, Class A2, 3.04% due
                                                                  6/25/2023................................      5,070,361
                            AAA       Aaa        7,350,000        Series 2003-KS5, Class AIIB, 1.31% due
                                                                  7/25/2031................................      7,350,000
                            AAA       Aaa        9,043,223      Saxon Asset Securities Trust, Series
                                                                  2002-3, Class AV, 1.435% due
                                                                  12/25/2032...............................      9,057,393
                            A         A2         4,500,000      Superior Wholesale Inventory Financing
                                                                  Trust, Series 2001, Class A7, 1.58% due
                                                                  6/15/2006(a).............................      4,489,470
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL ASSET-BACKED SECURITIES
                                                                (COST--$105,444,327)                           105,828,346
--------------------------------------------------------------------------------------------------------------------------

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
                           RATINGS   RATINGS     AMOUNT           GOVERNMENT & AGENCY OBLIGATIONS--15.1%         VALUE
--------------------------------------------------------------------------------------------------------------------------
                                                                Fannie Mae:
                            AAA       Aaa      $ 4,200,000        6.375% due 6/15/2009.....................  $   4,974,064
                            AAA       Aaa        2,930,000        6% due 5/15/2011.........................      3,425,463
                            AAA       Aaa        4,840,000        7.125% due 1/15/2030.....................      6,282,126
                            AAA       Aaa        7,350,000      Federal Home Loan Bank, 1.46% due
                                                                  12/12/2005...............................      7,344,958
                            AAA       Aaa        5,490,000      Freddie Mac, 6.625% due 9/15/2009..........      6,588,966
                                                                U.S. Treasury Bonds & Notes:
                            AAA       Aaa          455,000        1.875% due 9/30/2004.....................        459,479
                            AAA       Aaa       27,590,000        7% due 7/15/2006.........................     31,887,998
                            AAA       Aaa          610,000        3% due 2/15/2008.........................        627,704
                            AAA       Aaa        3,790,000        4.75% due 11/15/2008.....................      4,201,423
                            AAA       Aaa        2,280,000        6.50% due 2/15/2010......................      2,766,014
                            AAA       Aaa        3,270,000        5% due 2/15/2011.........................      3,670,447
                            AAA       Aaa        3,552,000        4% due 11/15/2012........................      3,696,161
                            AAA       Aaa        1,840,000        3.875% due 2/15/2013.....................      1,893,402
                            AAA       Aaa        1,400,000        3.625% due 5/15/2013.....................      1,410,937
                            AAA       Aaa        3,720,000        7.50% due 11/15/2016(f)..................      5,049,755
                            AAA       Aaa        2,270,000        8.125% due 8/15/2019.....................      3,283,076
                            AAA       Aaa        7,910,000        7.25% due 8/15/2022......................     10,717,125
                            AAA       Aaa        1,630,000        6.25% due 8/15/2023......................      1,996,623
                            AAA       Aaa        1,630,000        6.625% due 2/15/2027.....................      2,097,797
                            AAA       Aaa        1,730,000        5.375% due 2/15/2031.....................      1,948,075
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL GOVERNMENT & AGENCY OBLIGATIONS
                                                                (COST--$98,500,119)                            104,321,593
--------------------------------------------------------------------------------------------------------------------------
                                                                             GOVERNMENT AGENCY
                                                                    MORTGAGE-BACKED SECURITIES+--28.3%
--------------------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE     AAA       Aaa          423,757      Freddie Mac, Series 2140, Class KE, 6.30%
OBLIGATIONS--0.1%                                                 due 5/15/2026............................        424,554
--------------------------------------------------------------------------------------------------------------------------
PASS-THROUGH
SECURITIES--28.2%

                                                                Fannie Mae:
                            AAA       Aaa        8,000,000        5% due 7/15/2018.........................      8,262,496
                            AAA       Aaa       11,076,424        6% due 2/01/2017-7/15/2033...............     11,533,279
                            AAA       Aaa       23,257,986        6.50% due 6/01/2031-6/01/2032............     24,254,077
                            AAA       Aaa       10,875,960        7% due 11/18/2027-3/01/2032..............     11,437,249
                            AAA       Aaa       10,964,670        7.50% due 2/01/2026-10/01/2032...........     11,650,553
                            AAA       Aaa        6,907,343        8% due 9/01/2030-4/01/2032...............      7,425,609
                                                                Freddie Mac:
                            AAA       Aaa        6,700,000        4.50% due 7/01/2018......................      6,838,188
                            AAA       Aaa       41,400,000        5% due 7/15/2018-7/15/2033...............     42,280,108
                            AAA       Aaa       12,000,000        5.50% due 7/15/2033......................     12,378,744
                            AAA       Aaa       33,700,376        6% due 4/01/2017-7/15/2033...............     34,955,433
                            AAA       Aaa        2,403,040        6.50% due 5/01/2016-4/01/2032(g).........      2,540,894
                            AAA       Aaa        8,094,204        7% due 10/01/2031-9/01/2032..............      8,486,231
                            AAA       Aaa        4,435,733        7.50% due 11/01/2029-5/01/2032...........      4,714,743
                            AAA       Aaa        7,372,748      Government National Mortgage Association,
                                                                  6.50% due 5/15/2031-4/15/2032............      7,743,798
                                                                                                             -------------
                                                                                                               194,501,402
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL GOVERNMENT AGENCY
                                                                MORTGAGE-BACKED SECURITIES
                                                                (COST--$192,632,856)                           194,925,956
--------------------------------------------------------------------------------------------------------------------------
                                                                           NON-GOVERNMENT AGENCY
                                                                     MORTGAGE-BACKED SECURITIES+--9.4%
--------------------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE
OBLIGATIONS--5.5%

                            NR*       Aaa          547,904      Chase Mortgage Finance Corporation, Series
                                                                  1999-S4, Class A1, 6.50% due 4/25/2029...        547,864
                            NR*       Aaa          350,240      CountryWide Home Loan, Series 2001-24,
                                                                  Class 1A6, 6% due 1/25/2032..............        352,608
                            AAA       NR*        6,273,970      Deutsche Mortgage Securities, Inc., Series
                                                                  2003-1, Class 1A1, 4.50% due 4/25/2033...      6,357,727

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE                     NON-GOVERNMENT AGENCY
                           RATINGS   RATINGS     AMOUNT                 MORTGAGE-BACKED SECURITIES+              VALUE
--------------------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE
OBLIGATIONS (CONCLUDED)
                            AAA       Aaa      $ 7,850,000      Granite Mortgages PLC, Series, 2003-2,
                                                                  Class 1A2, 1.45% due 7/20/2020...........  $   7,852,355
                            AAA       Aaa        6,700,000      RMAC, Series 2003-NS2A, Class A2C, 1.42%
                                                                  due 9/12/2035............................      6,700,000
                            AAA       Aaa        3,039,277      Structured Asset Securities Corporation,
                                                                  Series 2002-9, Class A2, 1.335% due
                                                                  10/25/2027(a)............................      2,985,227
                                                                Washington Mutual Inc.:
                            AAA       Aaa        1,189,213        Series 2002-AR4, Class A7, 5.558% due
                                                                  4/25/2032................................      1,208,579
                            AAA       Aaa        5,474,396        Series 2002-S2, Class 1A2, 6.50% due
                                                                  3/25/2032................................      5,562,698
                            AAA       Aaa          115,929        Series 2002-S3, Class 1A1, 6.50% due
                                                                  6/25/2032................................        115,850
                            AAA       Aaa        5,980,615        Series 2003-AR1, Class A2, 2.92% due
                                                                  3/25/2033................................      6,054,678
                                                                                                             -------------
                                                                                                                37,737,586
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
MORTGAGE-BACKED
SECURITIES--3.9%

                                                                Greenwich Capital Commercial Funding
                                                                  Corporation:
                            AAA       Aaa        4,600,000        Series 2002-C1, Class A4, 4.948% due
                                                                  1/11/2035................................      4,879,119
                            AAA       Aaa        6,898,602        Series 2003-FL1, Class A, 1.438% due
                                                                  1/05/2006(a).............................      6,898,602
                            AAA       Aaa        3,800,000      LB-UBS Commercial Mortgage Trust, Series
                                                                  2002-C1, Class A3, 6.226% due
                                                                  3/15/2026................................      4,346,742
                            AAA       NR*        3,100,000      Nationslink Funding Corporation, Series
                                                                  1999-2, Class A3, 7.181% due 6/20/2031...      3,495,494
                            AAA       Aaa        7,250,000      Wachovia Bank Commercial Mortgage Trust,
                                                                  Series 2003-WHL2, Class A3, 1.348% due
                                                                  6/15/2013(a)(e)..........................      7,250,000
                                                                                                             -------------
                                                                                                                26,869,957
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL NON-GOVERNMENT AGENCY
                                                                MORTGAGE-BACKED SECURITIES
                                                                (COST--$63,417,120)                             64,607,543
--------------------------------------------------------------------------------------------------------------------------
INDUSTRY++                                                            CORPORATE BONDS & NOTES--35.1%
--------------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE &                BBB       Baa1       1,420,000      Ford Motor Company, 7.45% due 7/16/2031....      1,300,812
EQUIPMENT--0.2%
--------------------------------------------------------------------------------------------------------------------------
BUILDING PRODUCTS--0.1%     BBB+      Baa1         780,000      Hanson Australia Funding, 5.25% due
                                                                  3/15/2013................................        799,002
--------------------------------------------------------------------------------------------------------------------------
CANADIAN
CORPORATES**--0.1%

                            BB+       Ba1          230,000      Abitibi Consolidated Inc., 8.55% due
                                                                  8/01/2010(3).............................        257,636
                            BBB+      Baa2         735,000      Potash Corporation of Saskatchewan, 4.875%
                                                                  due 3/01/2013(3).........................        756,360
                                                                                                             -------------
                                                                                                                 1,013,996
--------------------------------------------------------------------------------------------------------------------------
CHEMICALS--0.1%             BBB-      Ba1          445,000      Methanex Corporation, 8.75% due
                                                                  8/15/2012................................        498,400
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &
SUPPLIES--0.2%

                                                                Waste Management Inc.:
                            BBB       Baa3         715,000        7.375% due 8/01/2010.....................        857,948
                            BBB       Baa3         740,000        6.375% due 11/15/2012....................        841,410
                                                                                                             -------------
                                                                                                                 1,699,358
--------------------------------------------------------------------------------------------------------------------------
CONTAINERS--0.3%
                                                                Sealed Air Corporation:
                            BBB       Baa3         750,000        5.375% due 4/15/2008.....................        787,116
                            BBB       Baa3       1,075,000        6.95% due 5/15/2009(b)...................      1,187,465
                                                                                                             -------------
                                                                                                                 1,974,581
--------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED--0.1%
                            A-        Baa3         725,000      Brascan Corporation, 5.75% due 3/01/2010...        771,678
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
INDUSTRY++                 RATINGS   RATINGS     AMOUNT                   CORPORATE BONDS & NOTES                VALUE
--------------------------------------------------------------------------------------------------------------------------
FINANCE--0.9%
                                                                Household Finance Corporation:
                            A         A1       $   955,000        4.625% due 1/15/2008.....................  $   1,019,026
                            A         A1           955,000        5.875% due 2/01/2009.....................      1,064,701
                            A         A1         1,785,000        6.75% due 5/15/2011......................      2,073,044
                            BBB-      Ba1          920,000      IOS Capital LLC, 7.25% due 6/30/2008.......        899,300
                            AA        Aa3          420,000      Texaco Capital Inc., 8.625% due 6/30/2010..        555,216
                            A-        A3         1,010,000      Textron Financial Corporation, 2.75% due
                                                                  6/01/2006................................      1,008,512
                                                                                                             -------------
                                                                                                                 6,619,799
--------------------------------------------------------------------------------------------------------------------------
FINANCE--BANKS--4.0%
                            A-        A2           520,000      BB&T Corporation, 4.75% due 10/01/2012.....        544,723
                            A-        A1           620,000      Banc One Corp., 8% due 4/29/2027...........        814,349
                            A+        Aa2        2,425,000      BankAmerica Corp., 5.875% due 2/15/2009....      2,758,205
                                                                Capital One Bank:
                            BBB-      Baa2       1,025,000        4.875% due 5/15/2008.....................      1,046,021
                            BB+       Baa3       1,840,000        6.50% due 6/13/2013......................      1,822,746
                                                                Citigroup Inc.:
                            AA-       Aa1        1,050,000        5.70% due 2/06/2004......................      1,078,171
                            AA-       Aa1        1,100,000        5.75% due 5/10/2006......................      1,214,372
                            A+        Aa2        1,400,000        7.25% due 10/01/2010.....................      1,696,262
                            AA-       Aa1          644,000        6.50% due 1/18/2011......................        753,460
                            A+        Aa2        1,300,000        6.625% due 6/15/2032.....................      1,502,214
                            BB+       Baa3         725,000      Firstbank Puerto Rico, 7.625% due
                                                                  12/20/2005...............................        762,198
                                                                FleetBoston Financial Corporation:
                            A         A1           410,000        3.85% due 2/15/2008......................        425,507
                            A-        A2         1,110,000        6.375% due 5/15/2008.....................      1,269,284
                            BB+       NR*          425,000      Hudson United Bancorp Inc., 8.20% due
                                                                  9/15/2006................................        483,075
                            A+        Aa3          670,000      Marshall & Ilsley Bank, 4.125% due
                                                                  9/04/2007................................        700,383
                            BBB+      A3         1,855,000      PNC Funding Corp., 6.125% due 2/15/2009....      2,128,531
                            A+        Aa3          810,000      Suntrust Bank, 5.45% due 12/01/2017........        888,379
                            A-        A3           325,000      Synovus Financial, 4.875% due 2/15/2013....        340,526
                            A         Aa3        2,070,000      US Bancorp, 1.269% due 9/16/2005(a)........      2,071,010
                            A         Aa3        1,030,000      Wachovia Corporation, 4.95% due
                                                                  11/01/2006...............................      1,121,482
                                                                Washington Mutual Inc.:
                            BBB+      A3           900,000        7.50% due 8/15/2006......................      1,041,497
                            BBB+      A3         1,250,000        4.375% due 1/15/2008.....................      1,322,820
                            A+        Aa2          560,000      Wells Fargo Bank, 6.45% due 2/01/2011......        660,255
                            A+        Aa2        1,021,000      Wells Fargo & Co., 5.125% due 2/15/2007....      1,116,949
                                                                                                             -------------
                                                                                                                27,562,419
--------------------------------------------------------------------------------------------------------------------------
FINANCE--OTHER--5.9%
                            A+        A1         1,110,000      American Honda Finance, 1.548% due
                                                                  10/03/2005(a)(b).........................      1,114,406
                            A         A2         3,885,000      Bear Stearns Company Inc., 5.70% due
                                                                  11/15/2014...............................      4,306,014
                            A         A3         1,685,000      Countrywide Home Loan, 5.625% due
                                                                  7/15/2009................................      1,873,418
                                                                Ford Motor Credit Company:
                            BBB       A3         1,775,000        6.50% due 1/25/2007......................      1,867,518
                            BBB       A3         1,975,000        7.375% due 10/28/2009....................      2,070,416
                            BBB       A3           980,000        7.375% due 2/01/2011.....................      1,013,195
                            AAA       Aaa          345,000      General Electric Capital Corp., 5.45% due
                                                                  1/15/2013................................        373,684
                                                                General Motors Acceptance Corp.:
                            BBB       A3        10,300,000        3.19% due 5/19/2005......................     10,273,622
                            BBB       A3           980,000        6.875% due 8/28/2012.....................        977,703
                            BBB       A3         1,704,000        8% due 11/01/2031........................      1,671,905
                            A+        A1           365,000      Golden West Financial Corporation, 4.75%
                                                                  due 10/01/2012...........................        380,430

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
INDUSTRY++                 RATINGS   RATINGS     AMOUNT                   CORPORATE BONDS & NOTES                VALUE
--------------------------------------------------------------------------------------------------------------------------
FINANCE--OTHER
(CONCLUDED)
                                                                Goldman Sachs Group, Inc.:
                            A+        Aa3      $ 2,635,000        6.875% due 1/15/2011.....................  $   3,109,163
                            A+        Aa3        2,940,000        5.25% due 4/01/2013......................      3,134,831
                            NR*       A1           710,000      International Lease Finance Corporation,
                                                                  2.95% due 5/23/2006......................        713,573
                            A         A3           960,000      John Hancock Financial Services, 5.625% due
                                                                  12/01/2008...............................      1,066,718
                            A         A2         1,200,000      Lehman Brothers Holdings, Inc., 6.625% due
                                                                  4/01/2004................................      1,247,425
                                                                MBNA America Bank NA:
                            BBB+      Baa1       1,000,000        6.875% due 7/15/2004(b)..................      1,051,538
                            BBB       Baa2         710,000        7.125% due 11/15/2012....................        831,774
                                                                MBNA Corporation:
                            BBB       Baa2         405,000        6.25% due 1/17/2007......................        445,336
                            BBB       Baa2         250,000        5.625% due 11/30/2007....................        270,219
                            A         A2         1,195,000      Mellon Funding Corporation, 5% due
                                                                  12/01/2014...............................      1,289,150
                            A+        Aa3          985,000      Morgan Stanley, 5.30% due 3/01/2013........      1,046,900
                            A-        A3           455,000      Prudential Financial Inc., 3.75% due
                                                                  5/01/2008................................        468,559
                            A-        A2           115,000      Regions Financial Corporation, 6.375% due
                                                                  5/15/2012................................        132,981
                                                                                                             -------------
                                                                                                                40,730,478
--------------------------------------------------------------------------------------------------------------------------
FOOD DISTRIBUTION--0.1%     A+        A1           430,000      Archer-Daniels-Midland, 5.935% due
                                                                  10/01/2032...............................        458,968
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--CONSUMER
GOODS--0.6%

                            BBB-      Ba1        1,600,000      American Greetings, 6.10% due 8/01/2028....      1,632,000
                            A         A2           445,000      Brown-Forman Corporation, 3% due
                                                                  3/15/2008................................        446,735
                            BBB+      Baa2         945,000      Coors Brewing Company, 6.375% due
                                                                  5/15/2012................................      1,084,481
                                                                Newell Rubbermaid Inc.:
                            BBB+      Baa1         250,000        4.625% due 12/15/2009....................        264,902
                            BBB+      NR*          650,000        4% due 5/01/2010.........................        662,327
                                                                                                             -------------
                                                                                                                 4,090,445
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--ENERGY--2.4%
                            BBB+      Baa1       1,155,000      AGL Capital Corporation, 4.45% due
                                                                  4/15/2013................................      1,156,744
                                                                Anadarko Finance Company:
                            BBB+      Baa1         165,000        6.75% due 5/01/2011......................        193,395
                            BBB+      Baa1         290,000        7.50% due 5/01/2031......................        364,295
                            BBB+      Baa1         400,000      Anadarko Petroleum Corporation, 5.375% due
                                                                  3/01/2007................................        437,705
                                                                CNOOC Finance 2003 Limited(b):
                            BBB       Baa1         435,000        4.125% due 5/21/2013.....................        429,941
                            BBB       Baa1         725,000        5.50% due 5/21/2033......................        707,302
                            A         A2         1,010,000      Colonial Pipeline, 7.63% due 4/15/2032(b)..      1,319,033
                            BBB       Baa2       1,475,000      Enterprise Products Operations, 6.875% due
                                                                  3/01/2033(b).............................      1,670,572
                            A+        A1         1,270,000      First Data Corporation, 6.75% due
                                                                  7/15/2005................................      1,399,454
                            BBB-      Baa2         420,000      FirstEnergy Corp., 6.45% due 11/15/2011....        460,891
                            A-        A3         1,000,000      Kern River Funding Corporation, 4.893% due
                                                                  4/30/2018(b).............................      1,028,900
                                                                Kinder Morgan Energy:
                            BBB+      Baa1         755,000        5.35% due 8/15/2007......................        822,897
                            BBB+      Baa1         745,000        6.75% due 3/15/2011......................        866,312
                            A-        A3           400,000      MidAmerican Energy Company, 5.125% due
                                                                  1/15/2013................................        424,616
                            BBB-      Baa3         905,000      MidAmerican Energy Holdings, 5.875% due
                                                                  10/01/2012...............................        992,532
                            NR*       A1         1,350,000      Motiva Enterprises LLC, 5.20% due
                                                                  9/15/2012(b).............................      1,428,134
                            BBB       Baa1         730,000      Pepco Holdings Inc., 4% due 5/15/2010......        729,665

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
INDUSTRY++                 RATINGS   RATINGS     AMOUNT                   CORPORATE BONDS & NOTES                VALUE
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--ENERGY
(CONCLUDED)
                            BBB       Baa2     $   635,000      TGT Pipeline LLC, 5.20% due 6/01/2018(b)...  $     633,007
                            BBB+      Baa1       1,205,000      Texas Gas Transmission, 4.60% due
                                                                  6/01/2015(b).............................      1,201,662
                                                                                                             -------------
                                                                                                                16,267,057
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--
MANUFACTURING--3.3%

                            A-        A2           900,000      Alcoa Inc., 1.538% due 12/06/2004(a).......        902,142
                            A         A3           300,000      Boeing Capital Corporation, 7.10% due
                                                                  9/27/2005................................        330,904
                            A-        A3         1,025,000      Cooper Industries Inc., 5.50% due
                                                                  11/01/2009                                     1,138,855
                                                                Daimler-Chrysler NA Holdings:
                            BBB+      A3         4,200,000        6.90% due 9/01/2004......................      4,402,356
                            BBB+      A3         1,250,000        6.40% due 5/15/2006......................      1,365,046
                            BBB+      A3         1,410,000        7.75% due 1/18/2011......................      1,639,865
                            BBB-      Baa3         230,000      Domtar Inc., 7.875% due 10/15/2011.........        280,841
                            A         A2           300,000      Emerson Electric Company, 6% due
                                                                  8/15/2032................................        330,011
                            AAA       Aaa        5,090,000      General Electric Company, 5% due
                                                                  2/01/2013................................      5,376,348
                            BBB       Baa1       1,125,000      General Motors Corporation, 7.20% due
                                                                  1/15/2011................................      1,133,917
                            BBB       Baa2       1,090,000      Harris Corporation, 6.35% due 2/01/2028....      1,178,846
                            A-        A3           610,000      Hewlett-Packard Company, 3.625% due
                                                                  3/15/2008................................        626,038
                            BBB       Baa2         285,000      Lockheed Martin Corporation, 8.50% due
                                                                  12/01/2029...............................        387,370
                            BBB       Baa2         660,000      Martin Marietta Corp., 7.375% due
                                                                  4/15/2013................................        799,458
                                                                Raytheon Company:
                            BBB-      Baa3       1,720,000        8.30% due 3/01/2010......................      2,113,065
                            BBB-      Baa3         830,000        6.75% due 3/15/2018......................        956,507
                                                                                                             -------------
                                                                                                                22,961,569
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--
SERVICES--4.6%

                            BBB+      Baa1       3,142,000      AOL Time Warner Inc., 6.875% due
                                                                  5/01/2012................................      3,586,957
                                                                Aramark Services Inc.:
                            BBB-      Baa3       1,035,000        6.75% due 8/01/2004......................      1,085,971
                            BBB-      Baa3       1,020,000        6.375% due 2/15/2008.....................      1,121,143
                                                                Cendant Corporation:
                            BBB       Baa1         990,000        6.875% due 8/15/2006.....................      1,107,362
                            BBB       Baa1         930,000        6.25% due 1/15/2008......................      1,029,149
                            BB+       Ba2        1,980,000      Circus Circus Enterprises, Inc., 6.70% due
                                                                  11/15/2096...............................      1,999,800
                            BBB-      Baa3         867,000      Clear Channel Communications, 7.875% due
                                                                  6/15/2005................................        954,160
                                                                Comcast Corporation:
                            BBB       Baa3       1,110,000        5.85% due 1/15/2010......................      1,221,331
                            BBB       Baa3         795,000        7.05% due 3/15/2033......................        882,965
                            BBB-      Ba1        1,310,000      HCA Inc., 6.30% due 10/01/2012.............      1,339,289
                            BBB       Ba1        1,650,000      Lenfest Communications, Inc., 10.50% due
                                                                  6/15/2006................................      1,957,222
                                                                Liberty Media Corporation:
                            BBB-      Baa3       2,820,000        7.875% due 7/15/2009.....................      3,303,483
                            BBB-      Baa3       1,610,000        5.70% due 5/15/2013......................      1,636,599
                            BBB       Ba1          520,000      Manor Care Inc., 6.25% due 5/01/2013(b)....        538,200
                            BBB-      Baa3       1,500,000      News America Holdings, 9.25% due
                                                                  2/01/2013................................      2,003,041
                                                                News America Inc.:
                            BBB-      Baa3         415,000        6.55% due 3/15/2033......................        441,434
                            BBB-      Baa3         555,000        6.75% due 1/09/2038......................        616,582
                            BBB+      Baa1         465,000      PHH Corporation, 6% due 3/01/2008..........        499,966
                            BBB-      Ba2        1,320,000      Rogers Cable Inc., 6.25% due 6/15/2013(b)..      1,316,700
                            A-        A3         1,470,000      Science Applications International, 5.50%
                                                                  due 7/01/2033............................      1,381,794

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
INDUSTRY++                 RATINGS   RATINGS     AMOUNT                   CORPORATE BONDS & NOTES                VALUE
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--
SERVICES (CONCLUDED)
                            BBB       Baa3     $ 1,102,000      Tele-Communications Inc., 9.80% due
                                                                  2/01/2012................................  $   1,459,796
                            BBB-      Baa3         830,000      USA Interactive, 7% due 1/15/2013..........        955,997
                            BB+       Baa3       1,110,000      Univision Communication Inc., 7.85% due
                                                                  7/15/2011................................      1,321,212
                                                                                                             -------------
                                                                                                                31,760,153
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL--
TRANSPORTATION--0.8%

                            NR*       NR*          720,000      American Airlines, 3.857% due 7/09/2010....        720,000
                            AAA       Aaa          600,000      Continental Airlines, 6.563% due
                                                                  2/15/2012................................        656,751
                            BBB       Baa1       1,920,000      Norfolk Southern Corporation, 7.25% due
                                                                  2/15/2031................................      2,292,931
                                                                Southwest Airlines Co.:
                            A         Baa1         190,000        8% due 3/01/2005.........................        206,482
                            A         Baa1         940,000        7.875% due 9/01/2007.....................      1,098,294
                            A         A1           340,000      Union Pacific Corporation, 4.698% due
                                                                  1/02/2024................................        346,021
                                                                                                             -------------
                                                                                                                 5,320,479
--------------------------------------------------------------------------------------------------------------------------
INSURANCE--0.5%
                            AA-       A2           380,000      Marsh & McLennan Companies Inc., 3.625% due
                                                                  2/15/2008................................        391,189
                            AA-       Aa3        1,395,000      New York Life Insurance, 5.875% due
                                                                  5/15/2033(b).............................      1,464,030
                            A+        A1           520,000      Progressive Corporation, 6.25% due
                                                                  12/01/2032...............................        578,954
                            A-        A2           815,000      Travelers Property Casualty, 6.375% due
                                                                  3/15/2033................................        890,751
                                                                                                             -------------
                                                                                                                 3,324,924
--------------------------------------------------------------------------------------------------------------------------
METAL--OTHER--0.0%          BBB+      Baa2         320,000      Placer Dome Inc., 6.375% due
                                                                  3/01/2033(b).............................        335,725
--------------------------------------------------------------------------------------------------------------------------
OIL REFINERIES--0.3%        BBB       Baa3       2,110,000      Ultramar Diamond Shamrock, 6.75% due
                                                                  10/15/2037...............................      2,231,095
--------------------------------------------------------------------------------------------------------------------------
PAPER--0.5%
                            BBB       Baa2       2,205,000      Champion International Corp., 6.65% due
                                                                  12/15/2037...............................      2,522,692
                            BBB-      Baa3         710,000      Rock-Tenn Company, 5.625% due 3/15/2013....        739,279
                                                                                                             -------------
                                                                                                                 3,261,971
--------------------------------------------------------------------------------------------------------------------------
REAL ESTATE
INVESTMENT TRUST--1.9%

                            BBB       Baa3         575,000      Developers Divers Realty, 6.625% due
                                                                  1/15/2008................................        624,003
                            BBB+      Baa1       1,675,000      Duke Realty Corporation, 5.25% due
                                                                  1/15/2010................................      1,787,898
                            BBB+      Baa1       2,575,000      EOP Operating LP, 7.375% due 11/15/2003....      2,626,541
                            BBB+      Baa2         300,000      Health Care Properties Inc., 7.48% due
                                                                  4/05/2004................................        310,949
                                                                Health Care Properties Investors Inc.:
                            BBB+      Baa2         700,000        6.50% due 2/15/2006......................        746,210
                            BBB+      Baa2       1,260,000        6.45% due 6/25/2012......................      1,370,969
                            BBB-      Baa3         620,000      Highwoods Realty LP, 8% due 12/01/2003.....        636,051
                            BBB-      Baa3         775,000      Nationwide Health Properties, 6.59% due
                                                                  7/07/2038................................        785,300
                            BBB+      Baa1       3,055,000      Prologis Trust, 7% due 10/01/2003..........      3,100,330
                            BBB       Baa2         920,000      Shurgard Storage Centers, 5.875% due
                                                                  3/15/2013................................        986,025
                                                                                                             -------------
                                                                                                                12,974,276
--------------------------------------------------------------------------------------------------------------------------
RETAIL--STORES--0.1%
                            BBB+      Baa1         285,000      Limited Brands Inc., 6.125% due
                                                                  12/01/2012...............................        314,903
                            BBB       Baa3         220,000      SuperValu Inc., 7.50% due 5/15/2012........        250,840
                                                                                                             -------------
                                                                                                                   565,743
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
INDUSTRY++                 RATINGS   RATINGS     AMOUNT                   CORPORATE BONDS & NOTES                VALUE
--------------------------------------------------------------------------------------------------------------------------
SUPRANATIONAL--0.3%
                            A         A2       $   810,000      Corporacion Andina de Fomento, 6.875% due
                                                                  3/15/2012................................  $     922,136
                            AA        Aa3          960,000      Principal Life Global, 6.25% due
                                                                  2/15/2012(b).............................      1,085,951
                                                                                                             -------------
                                                                                                                 2,008,087
--------------------------------------------------------------------------------------------------------------------------
UTILITIES--
COMMUNICATIONS--2.0%

                            BBB       Baa2       1,641,000      AT&T Wireless Services Inc., 8.75% due
                                                                  3/01/2031................................      2,028,383
                            A         A2           340,000      Alltel Corporation, 7% due 7/01/2012.......        412,691
                            BBB+      Baa2         560,000      CenturyTel Inc., 7.875% due 8/15/2012......        706,737
                            A+        A3         2,120,000      GTE Corporation, 6.84% due 4/15/2018.......      2,504,396
                                                                Sprint Capital Corporation:
                            BBB-      Baa3       2,530,000        8.375% due 3/15/2012.....................      3,029,212
                            BBB-      Baa3       1,110,000        6.90% due 5/01/2019......................      1,162,667
                            BBB-      Baa3         140,000        8.75% due 3/15/2032......................        167,583
                            B-        Ba3        1,077,000      US West Communications, 7.20% due
                                                                  11/01/2004...............................      1,103,925
                            A+        A2         1,030,000      Verizon Global Funding Corporation, 6.875%
                                                                  due 6/15/2012............................      1,216,050
                            A+        A2         1,005,000      Verizon New York Inc., 6.875% due
                                                                  4/01/2012................................      1,183,050
                                                                                                             -------------
                                                                                                                13,514,694
--------------------------------------------------------------------------------------------------------------------------
UTILITIES--
ELECTRIC & GAS--2.8%

                            NR*       Baa2       1,245,000      AEP Texas Central Company, 6.65% due
                                                                  2/15/2033(b).............................      1,362,549
                            BBB+      A3           585,000      Alabama Power Capital Trust, 5.50% due
                                                                  10/01/2042(a)............................        613,316
                            BBB       Baa3       1,000,000      American Electric Power, 6.125% due
                                                                  5/15/2006................................      1,096,152
                            BBB       Baa2         800,000      Appalachian Power Company, 3.60% due
                                                                  5/15/2008................................        809,868
                            BBB       Ba1          605,000      Centerpoint Energy, 7.875% due
                                                                  4/01/2013(b).............................        695,898
                            BBB       Baa1       1,105,000      Cincinnati Gas & Electric Company, 5.70%
                                                                  due 9/15/2012............................      1,214,022
                            BBB       A3         1,040,000      Columbus Southern Power, 6.60% due
                                                                  3/01/2033(b).............................      1,154,344
                                                                Commonwealth Edison Company:
                            A-        A3            50,000        6.15% due 3/15/2012......................         57,327
                            BBB+      Baa1         830,000        6.95% due 7/15/2018......................      1,011,118
                            A-        A3           710,000        5.875% due 2/01/2033.....................        751,671
                                                                Consolidated Edison Company of New York:
                            NR*       A1           730,000        4.875% due 2/01/2013.....................        769,683
                            A         A1           585,000        5.10% due 6/15/2033......................        556,570
                                                                Consumers Energy(b):
                            BBB-      Baa3         465,000        4.25% due 4/15/2008......................        480,847
                            BBB-      Baa3         650,000        4% due 5/15/2010.........................        647,910
                                                                Dominion Resources Inc.:
                            BBB+      Baa1       1,051,000        7.625% due 7/15/2005.....................      1,168,970
                            BBB+      Baa1         405,000        8.125% due 6/15/2010.....................        501,874
                            BBB+      Baa1         485,000        6.75% due 12/15/2032.....................        542,465
                            A-        A3           560,000      Duke Energy Corporation, 4.50% due
                                                                  4/01/2010................................        585,511
                            BBB+      Baa2         730,000      Entergy Mississippi Inc., 5.15% due
                                                                  2/01/2013................................        753,261
                                                                Florida Power & Light:
                            A         Aa3          365,000        4.85% due 2/01/2013......................        385,789
                            A         Aa3          565,000        5.85% due 2/01/2033......................        605,295
                            BBB       Baa2         700,000      New York State Electric & Gas, 5.75% due
                                                                  5/01/2023................................        710,888
                            BBB       A3           885,000      Ohio Power Company, 6.60% due
                                                                  2/15/2033(b).............................        987,754

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                             S&P     MOODY'S      FACE
INDUSTRY++                 RATINGS   RATINGS     AMOUNT                   CORPORATE BONDS & NOTES                VALUE
--------------------------------------------------------------------------------------------------------------------------
UTILITIES--
ELECTRIC & GAS
(CONCLUDED)
                            BBB       Baa1     $ 1,030,000      PSE&G Power, 6.95% due 6/01/2012...........  $   1,182,530
                            BBB+      Baa1         650,000      Southern Power Company, 6.25% due
                                                                  7/15/2012................................        735,721
                                                                                                             -------------
                                                                                                                19,381,333
--------------------------------------------------------------------------------------------------------------------------
YANKEE
CORPORATES**--2.2%

                            A-        A2           400,000      BSCH Issuances Ltd., 7.625% due
                                                                  9/14/2010(1).............................        495,939
                            A-        Baa1       1,344,000      British Telecom PLC, 8.375% due
                                                                  12/15/2010(4)............................      1,699,729
                            A-        A2         1,145,000      Codelco Inc., 6.375% due
                                                                  11/30/2012(3)(b).........................      1,261,048
                                                                Deutsche Telekom International Finance(4):
                            BBB+      Baa3         985,000        8.50% due 6/15/2010......................      1,209,953
                            BBB+      Baa3         900,000        8.75% due 6/15/2030......................      1,146,681
                                                                France Telecom(4):
                            BBB       Baa3       1,780,000        9.25% due 3/01/2011......................      2,240,246
                            BBB       Baa3         695,000        10% due 3/01/2031........................        961,696
                            A-        Baa2       2,030,000      Inversiones CMPC SA, 4.875% due
                                                                  6/18/2013(3) (b).........................      2,005,541
                            BBB+      Baa1       1,040,000      Koninklijke (KPN) NV, 8% due
                                                                  10/01/2010(3)............................      1,106,812
                            A         A2           600,000      Norsk Hydro A/S, 6.36% due 1/15/2009(3)....        690,911
                                                                Pemex Project Funding Master Trust(1):
                            BBB-      Baa1       1,000,000        9.125% due 10/13/2010....................      1,210,000
                            BBB-      Baa1       1,055,000        7.375% due 12/15/2014....................      1,155,225
                                                                                                             -------------
                                                                                                                15,183,781
--------------------------------------------------------------------------------------------------------------------------
YANKEE
SOVEREIGNS**--0.8%

                            A-        A3         1,035,000      Korea Development Bank, 4.25% due
                                                                  11/13/2007(1)............................      1,068,646
                            A-        Baa1         770,000      Republic of Chile, 5.50% due 1/15/2013(2)..        814,660
                                                                United Mexican States(2):
                            BBB-      Baa2       1,870,000        9.875% due 2/01/2010.....................      2,398,275
                            BBB-      Baa2       1,010,000        6.375% due 1/16/2013.....................      1,070,600
                                                                                                             -------------
                                                                                                                 5,352,181
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL CORPORATE BONDS & NOTES
                                                                (COST--$227,210,924)                           241,963,004
--------------------------------------------------------------------------------------------------------------------------
                                                                       SHORT-TERM INVESTMENTS--13.3%
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL PAPER***                              4,000,000      CXC LLC, 1.32% due 7/01/2003...............      3,999,853
                                                10,000,000      Den Danske Bank A/S, 1.03% due 7/07/2003...      9,997,997
                                                20,000,000      PB Finance (Delaware), 1.20% due
                                                                  7/10/2003................................     19,993,334
                                                33,825,000      UBS Finance (Delaware) Inc., 1.32% due
                                                                  7/01/2003................................     33,823,760
                                                                                                             -------------
                                                                                                                67,814,944
--------------------------------------------------------------------------------------------------------------------------
                                          BENEFICIAL
                                           INTEREST/
                                          SHARES HELD
--------------------------------------------------------------------------------------------------------------------------
                                               $14,520,001      Merrill Lynch Liquidity Series, LLC Money
                                                                  Market Series(c)(d)......................     14,520,001
                                                 9,679,999      Merrill Lynch Premier Institutional
                                                                  Fund(c)(d)...............................      9,679,999
                                                                                                             -------------
                                                                                                                24,200,000
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL SHORT-TERM INVESTMENTS
                                                                (COST--$92,014,944)                             92,014,944
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

OPTIONS                                    NUMBER OF
PURCHASED                                  CONTRACTS                      OPTIONS PURCHASED--0.0%                VALUE
--------------------------------------------------------------------------------------------------------------------------
VCALL OPTIONS
PURCHASED--0.0%

                                                       119      Eurodollar, expiring December 2003 at USD
                                                                  97.75....................................  $     148,750
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL OPTIONS PURCHASED
                                                                (COST--$74,910)                                    148,750
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL INVESTMENTS
                                                                (COST--$779,295,200)--116.5%                   803,810,136
--------------------------------------------------------------------------------------------------------------------------
OPTIONS
WRITTEN                                                                    OPTIONS WRITTEN--0.0%
--------------------------------------------------------------------------------------------------------------------------
VCALL OPTIONS                                          119      Eurodollar, expiring December 2003 at USD
WRITTEN--0.0%                                                     98.5.....................................        (29,750)
--------------------------------------------------------------------------------------------------------------------------
PUT OPTIONS                                            119      Eurodollar, expiring December 2003 at USD
WRITTEN--0.0%                                                     98.......................................        (84,788)
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL OPTIONS WRITTEN
                                                                (PREMIUMS RECEIVED--$100,079)                     (114,538)
--------------------------------------------------------------------------------------------------------------------------
                                                                TOTAL INVESTMENTS, NET OF OPTIONS WRITTEN
                                                                (COST--$779,195,121)--116.5%                   803,695,598
                                                                VARIATION MARGIN ON FINANCIAL FUTURES
                                                                CONTRACTS****--0.0%                                153,396
                                                                UNREALIZED APPRECIATION ON SWAPS*****--0.1%        755,978
                                                                LIABILITIES IN EXCESS OF OTHER
                                                                ASSETS--(16.6%)                               (114,726,093)
                                                                                                             -------------
                                                                NET ASSETS--100.0%                           $ 689,878,879
                                                                                                             =============
--------------------------------------------------------------------------------------------------------------------------

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

*    Not Rated.

**   Corresponding industry groups for foreign securities:
(1)  Financial Institution.
(2)  Government Entity.
(3)  Industrial.
(4)  Telecommunications.

*** Commercial Paper is traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Fund.

**** Financial futures contracts purchased as of June 30, 2003 were as follows:

-----------------------------------------------------------------------------------------
NUMBER OF                                          EXPIRATION       FACE       UNREALIZED
CONTRACTS                  ISSUE                      DATE          VALUE        GAINS
-----------------------------------------------------------------------------------------
   118                  Eurodollar                December 2004  $28,910,531    $ 17,169
-----------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                     $ 17,169
                                                                                ========
-----------------------------------------------------------------------------------------

Financial futures contracts sold as of June 30, 2003 were as follows:

-----------------------------------------------------------------------------------------
NUMBER OF                                          EXPIRATION       FACE       UNREALIZED
CONTRACTS                  ISSUE                      DATE          VALUE        GAINS
-----------------------------------------------------------------------------------------
   481      Ten-Year U.S. Treasury Note Futures  September 2003  $56,886,051    $398,613
-----------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                     $398,613
                                                                                ========
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

***** Swap contracts entered into as of June 30, 2003 were as follows:

-------------------------------------------------------------------------------------------
                                                                               UNREALIZED
                                                               NOTIONAL       APPRECIATION
                                                                AMOUNT       (DEPRECIATION)
-------------------------------------------------------------------------------------------
Receive a price return equal to Lehman Brothers Investment
  Grade CMBS Index Total Return and pay floating rate based
  on 1-month USD LIBOR, minus .40%
  Broker, Deutsche Bank AG, London
  Expires October 2003......................................   21,200,000       $597,628
Receive a price return equal to Lehman Brothers Investment
  Grade CMBS Index Total Return and pay floating rate based
  on 1-month USD LIBOR, minus .40%
  Broker, Deutsche Bank AG, London
  Expires September 2003....................................   10,300,000        (21,733)
Sold credit default protection on Sprint and receive 1.50%
  Broker, Morgan Stanley Capital Services Inc.
  Expires September 2008....................................    1,980,000             --
Receive a price return equal to Lehman Brothers U.S. High
  Yield Index Total Return and pay floating rate based on
  1-month USD LIBOR, plus .15%
  Broker, Credit Suisse First Boston International
  Expires March 2004........................................    6,450,000        236,928
Receive a price return equal to Lehman Brothers U.S. High
  Yield Index Total Return and pay floating rate based on
  1-month USD LIBOR, plus .10%
  Broker, Credit Suisse First Boston International
  Expires December 2003.....................................    2,050,000         58,925
Receive a price return equal to Lehman Brothers U.S. High
  Yield Index and pay floating rate based on 1-month USD
  LIBOR, plus .10%
  Broker, Lehman Brothers Special Finance
  Expires December 2003.....................................    1,400,000         40,242
J.P. Morgan HYDIS 100 Index
  Broker, JP Morgan Chase Bank
  Expires June 2008.........................................    6,850,000        (34,250)
Receive a price return equal to JP Morgan U.S. Agency
  Mortgage Index Total Return and pay floating rate based on
  1-month USD LIBOR, minus .25%
  Broker, JP Morgan Chase Bank
  Expires January 2004......................................    6,200,000         17,633
Receive a price return equal to JP Morgan U.S. Agency
  Mortgage Index Total Return and pay floating rate based on
  1-month USD LIBOR, minus .22%
  Broker, JP Morgan Chase Bank
  Expires January 2004......................................    6,500,000         18,486
Receive a price return equal to JP Morgan U.S. Agency
  Mortgage Index Total Return and pay floating rate based on
  1-month USD LIBOR, minus .30%
  Broker, JP Morgan Chase Bank
  Expires April 2004........................................    6,800,000         19,339
Receive a price return equal to JP Morgan U.S. Agency
  Mortgage Index Total Return and pay floating rate based on
  1-month USD LIBOR, minus .30%
  Broker, JP Morgan Chase Bank
  Expires November 2003.....................................    7,250,000         13,268
Sold credit default protection on Comcast and receive 1.15%
  Broker, Morgan Stanley Capital Services Inc.
  Expires September 2008....................................    1,980,000             --
Receive a price return equal to U.S. Treasury Index Total
  Return and pay floating rate based on 1-month USD LIBOR,
  minus .20%
  Broker, Lehman Brothers Special Finance
  Expires December 2003.....................................   31,100,000       (190,488)
Bought credit default protection on Tyson Foods and pay
  1.36%
  Broker, Morgan Stanley Capital Services Inc.
  Expires September 2008....................................    1,980,000             --
Bought credit default protection on Weyerhaeuser Co. and pay
  .73%
  Broker, Morgan Stanley Capital Services Inc.
  Expires September 2008....................................    1,980,000             --
                                                                                --------
                                                                                $755,978
                                                                                ========
-------------------------------------------------------------------------------------------

+ Asset-Backed and Mortgage-Backed Obligations are subject to principal paydowns as a result of prepayments or refinancings of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity.

(a) Floating rate note.

(b) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

(c) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

----------------------------------------------------------------------------------------------
                                                                  NET        DIVIDEND/INTEREST
AFFILIATE                                                      ACTIVITY           INCOME
----------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $14,520,001         $7,340
Merrill Lynch Premier Institutional Fund....................    9,679,999         $4,576
----------------------------------------------------------------------------------------------

(d) Security was purchased with the cash proceeds from securities loans.

(e) Restricted securities as to resale. The value of the Fund's investment in restricted securities was approximately $9,351,000, representing 1.4% of net assets.

-----------------------------------------------------------------------------------------------------
                                                              ACQUISITION
ISSUE                                                            DATE           COST         VALUE
-----------------------------------------------------------------------------------------------------
First Bankcard Master Credit Card Trust,
  Series 2001-1A, Class C, 2.33% due 11/15/2006.............   4/07/2003     $2,095,078    $2,101,467
Wachovia Bank Commercial Mortgage Trust,
  Series 2003-WHL2, Class A3, 1.348% due 6/15/2013..........   6/13/2003      7,250,000     7,250,000
-----------------------------------------------------------------------------------------------------
TOTAL                                                                        $9,345,078    $9,351,467
                                                                             ==========    ==========
-----------------------------------------------------------------------------------------------------

(f) All or a portion of security held as collateral in connection with open financial futures contracts.

(g) Includes a "to-be-announced" (TBA) transaction. The Fund has committed to selling securities for which all specific information is not available at this time.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $23,115,600) (identified cost--$779,220,290)..............                  $803,661,386
Options purchased, at value (cost--$74,910).................                       148,750
Cash........................................................                     1,275,455
Unrealized appreciation on swaps............................                       755,978
Receivables:
  Securities sold...........................................  $ 58,362,154
  Interest..................................................     6,367,784
  Capital shares sold.......................................     5,033,091
  Variation margin..........................................       153,396
  Paydowns..................................................        51,939
  Securities lending--net...................................         2,041      69,970,405
                                                              ------------
Prepaid expenses and other assets...........................                        43,823
                                                                              ------------
Total assets................................................                   875,855,797
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                    24,200,000
Options written, at value (premiums received--$100,079).....                       114,538
Payables:
  Securities purchased......................................   159,351,072
  Capital shares redeemed...................................       657,500
  Investment adviser........................................       249,562
  Interest on swaps.........................................       119,019
  Other affiliates..........................................         4,727     160,381,880
                                                              ------------
Accrued expenses and other liabilities......................                     1,280,500
                                                                              ------------
Total liabilities...........................................                   185,976,918
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $689,878,879
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 600,000,000
  shares authorized+........................................                  $  5,586,209
Paid-in capital in excess of par............................                   669,117,891
Undistributed investment income--net........................  $  2,418,293
Accumulated realized capital losses on investments--net.....   (12,915,751)
Unrealized appreciation on investments--net.................    25,672,237
                                                              ------------
Total accumulated earnings--net.............................                    15,174,779
                                                                              ------------
NET ASSETS..................................................                  $689,878,879
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $689,878,879 and 55,862,090
  shares outstanding........................................                  $      12.35
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest....................................................                $14,951,926
Interest on swaps--net......................................                    671,160
Securities lending--net.....................................                     11,916
Other.......................................................                     24,305
                                                                            -----------
Total income................................................                 15,659,307
                                                                            -----------
----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $1,439,477
Accounting services.........................................     114,643
Professional fees...........................................      35,877
Printing and shareholder reports............................      32,769
Custodian fees..............................................      27,789
Directors' fees and expenses................................      21,173
Pricing services............................................      11,590
Transfer agent fees.........................................       2,425
Other.......................................................      12,958
                                                              ----------
Total expenses..............................................                  1,698,701
                                                                            -----------
Investment income--net......................................                 13,960,606
                                                                            -----------
----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN ON INVESTMENTS--NET:
Realized gain on investments--net...........................                 13,012,293
Change in unrealized appreciation on investments--net.......                    568,568
                                                                            -----------
Total realized and unrealized gain on investments--net......                 13,580,861
                                                                            -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                $27,541,467
                                                                            ===========
----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $13,960,606       $ 31,946,026
Realized gain on investments--net...........................   13,012,293          6,438,955
Change in unrealized appreciation on investments--net.......      568,568         23,601,964
                                                              ------------      ------------
Net increase in net assets resulting from operations........   27,541,467         61,986,945
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividends to Class A shareholders from investment
  income--net...............................................  (14,310,029)       (31,795,952)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase(decrease) in net assets derived from capital
  share transactions........................................    4,342,099         (3,913,287)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total increase in net assets................................   17,573,537         26,277,706
Beginning of period.........................................  672,305,342        646,027,636
                                                              ------------      ------------
End of period*..............................................  $689,878,879      $672,305,342
                                                              ============      ============
-----------------------------------------------------------------------------------------------
* Undistributed investment income--net......................  $ 2,418,293       $  2,767,716
                                                              ============      ============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE            -----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $  12.11     $  11.59    $  11.49    $  11.14    $  12.25
                                                          --------     --------    --------    --------    --------
Investment income--net................................         .25++        .56++       .63         .78         .77
Realized and unrealized gain (loss) on
  investments--net....................................         .25          .52         .12         .29       (1.05)
                                                          --------     --------    --------    --------    --------
Total from investment operations......................         .50         1.08         .75        1.07        (.28)
                                                          --------     --------    --------    --------    --------
Less dividends from investment income--net............        (.26)        (.56)       (.65)       (.72)       (.83)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $  12.35     $  12.11    $  11.59    $  11.49    $  11.14
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................       4.16%+       9.57%       6.68%      10.01%      (2.35%)
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................        .50%*        .50%        .51%        .49%        .47%
                                                          ========     ========    ========    ========    ========
Investment income--net................................       4.14%*       4.76%       5.50%       6.96%       6.53%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $689,879     $672,305    $646,028    $507,248    $543,578
                                                          ========     ========    ========    ========    ========
Portfolio turnover....................................     141.15%      274.08%     277.86%     120.99%      97.14%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.
** Total investment returns exclude insurance-related fees and expenses.

+  Aggregate total investment return.

++  Based on average shares outstanding.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--CORE BOND V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Core Bond V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Financial futures contracts and options thereon, which are traded on exchanges, are valued at their closing price at the close of such exchanges. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instrument--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Interest rate spreadlocks--The Fund is authorized to enter into interest rate spreadlock agreements, which are over-the-counter contracts in which one party agrees to make

--------------------------------------------------------------------------------

periodic payments based on the change in the market value of a specified security, basket of securities or index in exchange for periodic payments based on a fixed or variable interest rate or the change in the market value of a different security, basket of securities or index. Agreements may be used to obtain exposure to the underlying investments without taking physical custody of the securities in circumstances where direct investment is restricted by law or is otherwise impractical.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or loss or gain to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Swaps--The Fund may enter into swap agreements, which are over-the-counter contracts in which the Fund and a counterparty agree to make periodic net payments on a specified notional amount. The net payments can be made for a set period of time or may be triggered by a pre-determined credit event. The net periodic payments may be based on a fixed or variable interest rate; the change in market value of a specified security, basket of securities, or index; or the return generated by a security. Agreements are valued daily based upon quotations from market makers and changes in value are recorded as unrealized appreciation/(depreciation).

  (c) Repurchase agreements--The Fund invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the seller defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund amortizes all premiums and discounts on debt securities.

  (f) Dividends and distributions--Dividends from net investment income are declared and paid monthly. Distributions of capital gains are recorded on the ex-dividend date.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the

--------------------------------------------------------------------------------

collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the aggregate daily value of net assets of the Fund and the Company's High Current Income Fund at the following annual rates: .50% of average daily net assets not exceeding $250 million; .45% of average daily net assets in excess of $250 million but not exceeding $500 million; .40% of average daily net assets in excess of $500 million but not exceeding $750 million; and .35% of average daily net assets in excess of $750 million. For the six months ended June 30, 2003, the aggregate average daily net assets of the Fund and the Company's High Current Income Fund was approximately $971,980,000. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement that limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $3,969 in securities lending agent fees from the Fund.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $7,582 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $1,042,515,403 and $1,093,173,502, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

---------------------------------------------------------------------
                                         Realized        Unrealized
                                      Gains (Losses)   Gains (Losses)
---------------------------------------------------------------------
Long-term investments...............   $14,548,150      $24,441,096
Options purchased...................       (25,526)          73,840
Options written.....................       103,202          (14,459)
Swaps...............................      (982,442)         755,978
Financial futures contracts.........      (631,091)         415,782
                                       -----------      -----------
Total...............................   $13,012,293      $25,672,237
                                       ===========      ===========
---------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $23,867,701, of which $24,883,083 related to appreciated securities and $1,015,382 related to depreciated securities. At June 30, 2003, the aggregate cost of investments, net of options written, for Federal income tax purposes was $779,827,897.

  Transactions in call options written for the six months ended June 30, 2003 were as follows:

------------------------------------------------------------------
                                              Number of   Premiums
                                              Contracts   Received
------------------------------------------------------------------
Outstanding call options written, beginning
 of period..................................      --           --
Options written.............................     119      $14,339
                                                 ---      -------
Outstanding call options written, end of
 period.....................................     119      $14,339
                                                 ===      =======
------------------------------------------------------------------

--------------------------------------------------------------------------------

  Transactions in put options written for the six months ended June 30, 2003 were as follows:

------------------------------------------------------------------
                                              Number of   Premiums
                                              Contracts   Received
------------------------------------------------------------------
Outstanding put options written, beginning
 of period..................................      --           --
Options written.............................     119      $85,740
                                                 ---      -------
Outstanding put options written, end of
 period.....................................     119      $85,740
                                                 ===      =======
------------------------------------------------------------------

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

------------------------------------------------------------------
Class A Shares for the Six Months Ended                  Dollar
June 30, 2003                              Shares        Amount
------------------------------------------------------------------
Shares sold...........................    1,657,517   $ 20,222,634
Shares issued to shareholders in
 reinvestment of dividends............    1,179,323     14,310,029
                                         ----------   ------------
Total issued..........................    2,836,840     34,532,663
Shares redeemed.......................   (2,473,020)   (30,190,564)
                                         ----------   ------------
Net increase..........................      363,820   $  4,342,099
                                         ==========   ============
------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended
December 31, 2002                        Shares     Dollar Amount
-----------------------------------------------------------------
Shares sold..........................   5,850,115   $  68,631,745
Shares issued to shareholders in
 reinvestment of dividends...........   2,719,874      31,795,952
                                       ----------   -------------
Total issued.........................   8,569,989     100,427,697
Shares redeemed......................  (8,813,803)   (104,340,984)
                                       ----------   -------------
Net decrease.........................    (243,814)  $  (3,913,287)
                                       ==========   =============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $24,442,384, of which $7,216,222 expires in 2007 and $17,226,162 expires in
2008. This amount will be available to offset like amounts of any future taxable gains.

7. SUBSEQUENT EVENT:

The Fund paid an ordinary income dividend in the amount of $.041866 per share on July 1, 2003 to shareholders of record on June 30, 2003.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, Developing Capital Markets V.I. Fund's Class A and Class B Shares had total returns of +15.50% and +15.35%, respectively, compared to its benchmark, the unmanaged Morgan Stanley Capital International (MSCI) Emerging Markets Free Index, which returned +16.13%. (References to securities markets of all countries in this letter to shareholders correspond to those countries' market weightings in the MSCI Emerging Markets Free Index, unless otherwise noted, and are for the six-month period ended June 30, 2003.)

MARKET REVIEW

  In developing markets, the first half of the year was volatile with mixed results across the various regions. In Asia, the year began with poor performance in the first few months as rising tensions in the Middle East, renewed fears over the U.S. economy and unnerving activity in North Korea contributed to weak markets. The market was also influenced by the outbreak of SARS and the uncertainty regarding the spread of the disease and its economic impact. In the second quarter of 2003, global markets rallied strongly as the Iraq war came to a close and an improvement in economic data from the United States raised expectations of a recovery in global growth in the second half of the year. Asian markets performed spectacularly as optimism led to investors buying equities as companies are well positioned to benefit from a recovery in global growth. South Korea, China and Taiwan all rose strongly late in the six-month period against this backdrop.

  Latin America performed well during the first half of 2003 as investors' risk perception of countries such as Brazil decreased. In Brazil, the progress on reforms under the new Lula administration was positive and the economic outlook stabilized, with interest rates likely to trend down in the second half of the year. This provided a boost to the market. The Mexican market was driven by the outlook for economic growth, which improved later in the period as positive data from the United States suggested a recovery later in the year. Argentina, Venezuela, Chile and Peru all rose during the first half of the year as investors' risk appetite increased.

  In Europe, the Middle East and Africa, performance was dominated by the strong rises in Russia and Israel. The Russian market was driven by the energy and utility sectors. The oil companies saw spectacular rises as positive news flow emerged, including the takeover of Sibneft by Yukos Oil Company to form one of the largest oil companies in the world. The utility sector was positive as speculation surrounding the privatization of UES of Russia moved the stock price up more than 100% in U.S. dollar terms. Israel was buoyed by progress on the peace front and later in the period, by improving optimism for the global economic outlook.

PORTFOLIO MATTERS

  Relative underperformance by the Fund was driven by our overweighted position in South Korea during the period as the market suffered. The combination of rising tensions with North Korea, the SK Group accounting scandal and concerns regarding stress within the consumer credit sector conspired to depress markets at the start of the year. However, the market did recoup some of its losses during the second quarter.

  As Israel outperformed, the Fund's performance suffered as it was underweight in this country. The market was up as peace progress was made and on expectations of economic recovery and declining interest rates. In Latin America, performance was negatively affected by our underweight positions in Argentina and Chile as these markets performed well as risk aversion declined and the outlook for the region improved, given the positive developments in Brazil. Brazil was a strong performer as the market warmed to Lula's commitments to reform, the positive economic data and strengthening of the Brazilian real. Our overweight position relative to the benchmark was positive but our stock selection within the country was too defensive and detracted from performance.

  Thailand was the major plus for the portfolio as the positive trends in domestic growth and corporate profitability encouraged markets higher. Our overweight in the country was beneficial. In particular, our overweight position in the telecommunications company, Advanced Info Service Public Company Limited and PTT Public Company Limited, the energy company, were productive.

MARKET OUTLOOK

  Despite the recent rally, we believe that emerging markets still look attractively valued. However, for the rally to be sustained, clear signals of an improving global growth trend are needed. Valuations in some areas have probably appreciated too far, so we continue to focus on companies that we believe have sound funda-

--------------------------------------------------------------------------------

mentals and are trading at valuations that assume reasonable expectations for future growth.

  We continue to favor strong domestic growth stories such as Thailand, and countries such as Brazil, China and Malaysia that are benefiting from the weaker U.S. dollar. With the global growth outlook remaining opaque, the portfolio contains a balance of defensive stocks with high yields and companies with higher operational gearing, which are likely to benefit from an upturn in the global economy.

IN CONCLUSION

  On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Global Allocation V.I. Fund of Merrill Lynch Variable Series Funds, Inc. will acquire all of the assets and will assume all of the liabilities of the Fund in exchange for newly issued shares of Global Allocation V.I. Fund.

  We thank you for your interest in Developing Capital Markets V.I. Fund of Merrill Lynch Variable Series Funds, Inc.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Josephine Ragni
Josephine Ragni
Vice President and Portfolio Manager

/s/ Nicholas D. Moakes
Nicholas D. Moakes
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           +3.09%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         +1.18
--------------------------------------------------------------------------
Inception (5/02/94) through 6/30/03                              -1.73
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND AVERAGE ANNUAL TOTAL RETURN--CLASS B SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           +2.91%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         +1.02
--------------------------------------------------------------------------
Inception (11/03/97) through 6/30/03                             -2.58
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +15.50%        +3.09%
-----------------------------------------------------------------------------------------
Class B Shares*                                                  +15.35         +2.91
-----------------------------------------------------------------------------------------
MSCI Emerging Markets Free Index**                               +16.13         +6.96
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged index measures the total returns of emerging foreign stock markets in Europe, Asia and the Far East.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003                    (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                       SHARES                                                                   PERCENT OF
AFRICA          INDUSTRY*                HELD                    COMMON STOCKS                       VALUE      NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
SOUTH AFRICA    COMMERCIAL BANKS       60,658   ABSA Group Limited..............................  $   283,824        1.0%
                                       50,294   Standard Bank Investment Corporation Limited....      219,660        0.7
                                                                                                  -----------      -----
                                                                                                      503,484        1.7
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED            18,700   +Telkom South Africa Limited....................       96,488        0.3
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                INSURANCE             120,769   FirstRand Limited...............................      122,860        0.4
                                      152,538   Sanlam Limited..................................      142,179        0.5
                                                                                                  -----------      -----
                                                                                                      265,039        0.9
                -----------------------------------------------------------------------------------------------------
                METALS & MINING        72,310   Anglo American PLC..............................    1,115,846        3.8
                                        6,250   AngloGold Limited (ADR)(a)......................      199,375        0.7
                                       19,708   Gold Fields Limited.............................      235,053        0.8
                                        2,588   Impala Platinum Holdings Limited................      153,695        0.5
                                                                                                  -----------      -----
                                                                                                    1,703,969        5.8
                -----------------------------------------------------------------------------------------------------
                OIL & GAS              26,404   Sasol Limited...................................      293,749        1.0
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN AFRICA (COST--$2,578,479)    2,862,729        9.7
---------------------------------------------------------------------------------------------------------------------------
EUROPE
---------------------------------------------------------------------------------------------------------------------------
CZECH REPUBLIC  COMMERCIAL BANKS        6,400   Komercni Banka A.S. (GDR)(b)....................      153,808        0.5
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED             8,000   Cesky Telecom A.S. (GDR)(b).....................       82,168        0.3
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN THE CZECH REPUBLIC             235,976        0.8
---------------------------------------------------------------------------------------------------------------------------
HUNGARY         COMMERCIAL BANKS        1,200   OTP Bank (GDR)(b)...............................       23,100        0.1
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED             4,350   Magyar Tavkozlesi Rt (ADR)(a)...................       74,387        0.2
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                PHARMACEUTICALS         1,308   +Gedeon Richter (GDR)(b)........................       92,262        0.3
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN HUNGARY                        189,749        0.6
---------------------------------------------------------------------------------------------------------------------------
POLAND          COMMERCIAL BANKS        6,860   Bank Pekao SA (GDR)(b)..........................      177,490        0.6
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED            26,200   Telekomunikacja Polska SA (GDR)(b)..............       91,949        0.3
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                IT SERVICES             8,200   +Prokom Software SA (GDR)(b)....................      144,416        0.5
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN POLAND                         413,855        1.4
---------------------------------------------------------------------------------------------------------------------------
RUSSIA          ELECTRIC                7,600   RAO Unified Energy System (Registered S)
                UTILITIES                       (GDR)(b)........................................      203,300        0.7
                -----------------------------------------------------------------------------------------------------
                GAS UTILITIES          28,900   OAO Gazprom (ADR)(a)............................      538,985        1.8
                -----------------------------------------------------------------------------------------------------
                OIL & GAS               7,435   LUKoil Holding (ADR)(a).........................      587,365        2.0
                                       13,298   Surgutneftegaz (ADR)(a).........................      277,928        1.0
                                        8,332   Yukos (ADR)(a)..................................      466,592        1.6
                                                                                                  -----------      -----
                                                                                                    1,331,885        4.6
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN RUSSIA                       2,074,170        7.1
---------------------------------------------------------------------------------------------------------------------------
TURKEY          WIRELESS           22,702,000   +Turkcell Iletisim Hizmetleri AS................      152,121        0.5
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN TURKEY                         152,121        0.5
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN EUROPE (COST--$2,383,075)    3,065,871       10.4
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

LATIN                                  SHARES                                                                   PERCENT OF
AMERICA         INDUSTRY*                HELD                    COMMON STOCKS                       VALUE      NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
BRAZIL          BEVERAGES              18,469   Companhia de Bebidas das Americas (ADR)(a)......  $   375,844        1.3%
                -----------------------------------------------------------------------------------------------------
                COMMERCIAL BANKS        7,200   Uniao de Bancos Brasileiros SA (Unibanco)
                                                (ADR)(a)........................................      123,552        0.4
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED            11,709   Brasil Telecom Participacoes SA (ADR)(a)........      438,502        1.5
                TELECOMMUNICATION
                SERVICES

                                       23,280   Tele Norte Leste Participacoes SA (ADR)(a)......      271,910        0.9
                                                                                                  -----------      -----
                                                                                                      710,412        2.4
                -----------------------------------------------------------------------------------------------------
                ELECTRIC                9,000   Companhia Energetica de Minas Gerais
                UTILITIES                       SA--CEMIG (ADR)(a)..............................       83,070        0.3
                -----------------------------------------------------------------------------------------------------
                METALS & MINING         5,760   Companhia Siderurgica Nacional (ADR)(a).........      142,906        0.5
                                       11,540   Companhia Vale do Rio Doce (ADR)(a).............      320,235        1.1
                                                                                                  -----------      -----
                                                                                                      463,141        1.6
                -----------------------------------------------------------------------------------------------------
                OIL & GAS              41,754   Petroleo Brasileiro SA (ADR)(a).................      740,770        2.5
                -----------------------------------------------------------------------------------------------------
                PAPER & FOREST          6,000   Votorantim Celulose e Papel SA (ADR)(a).........      116,040        0.4
                PRODUCTS
                -----------------------------------------------------------------------------------------------------
                WIRELESS            5,631,667   Tele Centro Sul Participacoes SA................       31,171        0.1
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN BRAZIL                       2,644,000        9.0
---------------------------------------------------------------------------------------------------------------------------
CHILE           COMMERCIAL BANKS        4,795   Banco Santander Chile SA (ADR)(a)...............       97,866        0.3
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED             8,790   +Compania de Telecomunicaciones de Chile SA
                TELECOMMUNICATION               (ADR)(a)........................................      103,722        0.4
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN CHILE                          201,588        0.7
---------------------------------------------------------------------------------------------------------------------------
MEXICO          BEVERAGES               5,042   +Coca-Cola Femsa SA (ADR)(a)....................      108,403        0.4
                                        3,000   Fomento Economico Mexicano, SA de CV (ADR)(a)...      123,600        0.4
                                                                                                  -----------      -----
                                                                                                      232,003        0.8
                -----------------------------------------------------------------------------------------------------
                COMMERCIAL BANKS      134,314   +Grupo Financiero BBVA Bancomer, SA de CV.......      113,517        0.4
                                       39,360   Grupo Financiero Banorte SA de CV 'O'...........      111,389        0.4
                                                                                                  -----------      -----
                                                                                                      224,906        0.8
                -----------------------------------------------------------------------------------------------------
                CONSTRUCTION           12,345   Cemex SA de CV (ADR)(a).........................      275,170        0.9
                MATERIALS
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED            18,430   Telefonos de Mexico SA (ADR)(a).................      579,071        2.0
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                FOOD & STAPLES          1,828   Wal-Mart de Mexico SA de CV 'C'.................        4,928        0.0
                RETAILING
                                      100,843   Wal-Mart de Mexico SA de CV 'V'.................      298,060        1.0
                                                                                                  -----------      -----
                                                                                                      302,988        1.0
                -----------------------------------------------------------------------------------------------------
                HOUSEHOLD              49,000   +Corporacion GEO, SA de CV......................      143,841        0.5
                DURABLES
                -----------------------------------------------------------------------------------------------------
                INDUSTRIAL             58,300   Alfa, SA 'A'....................................      117,170        0.4
                CONGLOMERATES
                -----------------------------------------------------------------------------------------------------
                MEDIA                   5,426   Grupo Televisa SA (ADR)(a)......................      187,197        0.6
                -----------------------------------------------------------------------------------------------------
                WIRELESS               19,600   America Movil SA de CV 'L' (ADR)(a).............      367,500        1.3
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN MEXICO                       2,429,846        8.3
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

LATIN
AMERICA                                SHARES                                                                   PERCENT OF
(CONCLUDED)     INDUSTRY*                HELD                    COMMON STOCKS                       VALUE      NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
PERU            METALS & MINING         6,853   Compania de Minas Buenaventura SA (ADR)(a)......  $   206,207        0.7%
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN PERU                           206,207        0.7
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN LATIN AMERICA
                                                (COST--$5,026,905)                                  5,481,641       18.7
---------------------------------------------------------------------------------------------------------------------------
MIDDLE EAST
---------------------------------------------------------------------------------------------------------------------------
ISRAEL          COMMERCIAL BANKS       61,460   +Bank Hapoalim..................................      130,482        0.5
                -----------------------------------------------------------------------------------------------------
                INDUSTRIAL             21,423   +Clal Industries Ltd............................       91,855        0.3
                CONGLOMERATES
                -----------------------------------------------------------------------------------------------------
                PHARMACEUTICALS        10,038   Teva Pharmaceutical Industries Ltd. (ADR)(a)....      571,463        2.0
                -----------------------------------------------------------------------------------------------------
                SOFTWARE               12,990   +Check Point Software Technologies Ltd. ........      253,955        0.8
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN ISRAEL                       1,047,755        3.6
---------------------------------------------------------------------------------------------------------------------------
TURKEY          DIVERSIFIED        63,155,538   Haci Omer Sabanci Holdings AS...................      151,457        0.5
                FINANCIAL
                SERVICES

                                   16,550,540   +Koc Holding AS.................................      144,755        0.5
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN TURKEY                         296,212        1.0
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN THE MIDDLE EAST
                                                (COST--$1,316,064)                                  1,343,967        4.6
---------------------------------------------------------------------------------------------------------------------------
PACIFIC
BASIN/ASIA
---------------------------------------------------------------------------------------------------------------------------
CHINA           AIR FREIGHT &         694,000   +Sinotrans Limited 'H'..........................      195,790        0.7
                LOGISTICS
                -----------------------------------------------------------------------------------------------------
                BIOTECHNOLOGY     284,000....   Global Bio-chem Technology Group Company
                                                Limited.........................................       91,958        0.3
                -----------------------------------------------------------------------------------------------------
                DISTRIBUTORS           94,000   China Resources Enterprise Limited..............       81,365        0.3
                -----------------------------------------------------------------------------------------------------
                ELECTRIC              480,000   Beijing Datang Power Generation Company
                UTILITIES                       Limited 'H'.....................................      210,819        0.7
                                      162,000   Huaneng Power International, Inc. 'H'...........      184,890        0.6
                                                                                                  -----------      -----
                                                                                                      395,709        1.3
                -----------------------------------------------------------------------------------------------------
                ELECTRICAL             81,000   BYD Company Limited 'H'.........................      182,293        0.6
                EQUIPMENT
                -----------------------------------------------------------------------------------------------------
                METALS & MINING        92,000   Yanzhou Coal Mining Co. Ltd. 'H'................       42,767        0.2
                -----------------------------------------------------------------------------------------------------
                OIL & GAS             534,000   PetroChina Company Limited......................      160,923        0.5
                -----------------------------------------------------------------------------------------------------
                REAL ESTATE           286,000   +Beijing Capital Land Limited 'H'...............       53,179        0.2
                -----------------------------------------------------------------------------------------------------
                SPECIALTY RETAIL      276,000   Giordano International Limited..................       85,828        0.3
                -----------------------------------------------------------------------------------------------------
                TEXTILES,             110,000   Texwinca Holdings Limited.......................       87,457        0.3
                APPAREL &
                LUXURY GOODS
                -----------------------------------------------------------------------------------------------------
                WIRELESS              203,500   China Mobile (Hong Kong) Limited................      480,165        1.6
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN CHINA                        1,857,434        6.3
---------------------------------------------------------------------------------------------------------------------------
INDIA           AUTOMOBILES            27,300   Hero Honda Motors Ltd...........................      148,749        0.5
                                       25,900   +Maruti Udyog Limited...........................       69,669        0.2
                                                                                                  -----------      -----
                                                                                                      218,418        0.7
                -----------------------------------------------------------------------------------------------------
                COMMERCIAL BANKS       39,000   HDFC Bank Ltd...................................      217,324        0.7
                                       26,000   +ICICI Bank Limited (ADR)(a)....................      189,020        0.7
                                       20,450   State Bank of India.............................      169,074        0.6
                                                                                                  -----------      -----
                                                                                                      575,418        2.0
                -----------------------------------------------------------------------------------------------------
                IT SERVICES             2,657   Infosys Technologies Limited....................      186,673        0.6
                -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

PACIFIC
BASIN/ASIA                             SHARES                                                                   PERCENT OF
(CONTINUED)     INDUSTRY*                HELD                    COMMON STOCKS                       VALUE      NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
INDIA
(CONCLUDED)
                OIL & GAS              26,400   Bharat Petroleum Corporation Ltd. ..............  $   161,286        0.6%
                                       21,700   Hindustan Petroleum Corporation Ltd. ...........      163,205        0.5
                                                                                                  -----------      -----
                                                                                                      324,491        1.1
                -----------------------------------------------------------------------------------------------------
                PHARMACEUTICALS        12,200   Dr. Reddy's Laboratories Limited................      287,397        1.0
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN INDIA                        1,592,397        5.4
---------------------------------------------------------------------------------------------------------------------------
INDONESIA       COMMERCIAL BANKS      640,500   +PT Bank Mandiri(d).............................       52,405        0.2
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED           460,100   PT Telekomunikasi Indonesia.....................      257,935        0.9
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                FOOD PRODUCTS       1,441,400   PT Indofood Sukses Makmur Tbk...................      148,508        0.5
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN INDONESIA                      458,848        1.6
---------------------------------------------------------------------------------------------------------------------------
MALAYSIA        COMMERCIAL BANKS       65,500   Malayan Banking Berhad..........................      148,237        0.5
                                      109,100   RHB Capital Berhad..............................       48,521        0.2
                                                                                                  -----------      -----
                                                                                                      196,758        0.7
                -----------------------------------------------------------------------------------------------------
                CONSTRUCTION &        107,100   Gamuda Berhad...................................      173,333        0.6
                ENGINEERING
                -----------------------------------------------------------------------------------------------------
                FOOD PRODUCTS         119,000   IOI Corporation Berhad..........................      178,500        0.6
                -----------------------------------------------------------------------------------------------------
                HOTELS,               147,800   Resorts World Berhad............................      381,168        1.3
                RESTAURANTS &
                LEISURE
                -----------------------------------------------------------------------------------------------------
                INDUSTRIAL             91,100   Sime Darby Berhad...............................      122,266        0.4
                CONGLOMERATES
                -----------------------------------------------------------------------------------------------------
                MARINE                 86,700   Malaysia International Shipping Corporation
                                                Berhad 'Foreign'................................      172,259        0.6
                -----------------------------------------------------------------------------------------------------
                TOBACCO                23,600   British American Tobacco Berhad.................      242,211        0.8
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN MALAYSIA                     1,466,495        5.0
---------------------------------------------------------------------------------------------------------------------------
SOUTH KOREA     AIRLINES                8,920   Korean Air Co., Ltd. ...........................      102,306        0.4
                -----------------------------------------------------------------------------------------------------
                AUTO COMPONENTS         6,300   Hyundai Mobis...................................      161,653        0.6
                -----------------------------------------------------------------------------------------------------
                AUTOMOBILES             4,270   Hyundai Motor Company Ltd. .....................      112,961        0.4
                -----------------------------------------------------------------------------------------------------
                CHEMICALS               3,779   LG Chem, Ltd. ..................................      151,856        0.5
                -----------------------------------------------------------------------------------------------------
                COMMERCIAL BANKS       12,149   Kookmin Bank....................................      366,148        1.3
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED             3,910   KT Corporation..................................      152,865        0.5
                TELECOMMUNICATION
                SERVICES
                -----------------------------------------------------------------------------------------------------
                ELECTRIC               16,320   Korea Electric Power Corporation................      258,224        0.9
                UTILITIES
                -----------------------------------------------------------------------------------------------------
                ELECTRONIC              2,050   Samsung Display Devices Co., Ltd. ..............      155,316        0.5
                EQUIPMENT &
                INSTRUMENTS

                                        4,030   Samsung Electro Mechanics Co., Ltd. ............      132,422        0.4
                                                                                                  -----------      -----
                                                                                                      287,738        0.9
                -----------------------------------------------------------------------------------------------------
                FOOD PRODUCTS           4,940   Cheil Jedang Corporation........................      215,052        0.7
                -----------------------------------------------------------------------------------------------------
                HOUSEHOLD              14,800   Hanssem Co., Ltd. ..............................      127,618        0.4
                DURABLES
                -----------------------------------------------------------------------------------------------------
                METALS & MINING         4,587   POSCO...........................................      476,172        1.6
                -----------------------------------------------------------------------------------------------------
                PERSONAL                1,600   Pacific Corporation.............................      171,452        0.6
                PRODUCTS
                -----------------------------------------------------------------------------------------------------
                SEMICONDUCTORS &        7,319   Samsung Electronics.............................    2,175,174        7.4
                SEMICONDUCTOR
                EQUIPMENT
                -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

PACIFIC
BASIN/ASIA                             SHARES                                                                   PERCENT OF
(CONCLUDED)     INDUSTRY*                HELD                    COMMON STOCKS                       VALUE      NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
SOUTH KOREA
(CONCLUDED)
                TEXTILES,              21,353   Cheil Industries Inc. ..........................  $   294,956        1.0%
                APPAREL & LUXURY
                GOODS
                -----------------------------------------------------------------------------------------------------
                TOBACCO                 8,030   KT&G Corporation................................      132,433        0.4
                -----------------------------------------------------------------------------------------------------
                WIRELESS                8,170   +KT Freetel.....................................      170,650        0.6
                TELECOMMUNICATION
                SERVICES

                                        2,310   SK Telecom Co., Ltd. ...........................      394,508        1.3
                                                                                                  -----------      -----
                                                                                                      565,158        1.9
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN SOUTH KOREA                  5,751,766       19.5
---------------------------------------------------------------------------------------------------------------------------
TAIWAN          CHEMICALS             181,000   Formosa Chemicals & Fibre Corporation...........      202,912        0.7
                                      136,000   Formosa Plastic Corporation.....................      189,402        0.6
                                      194,260   Nan Ya Plastic Corporation......................      210,481        0.7
                                                                                                  -----------      -----
                                                                                                      602,795        2.0
                -----------------------------------------------------------------------------------------------------
                COMMERCIAL BANKS      662,522   +SinoPac Holdings Company.......................      242,153        0.8
                                      472,000   Taishin Financial Holdings Co., Ltd.............      245,478        0.9
                                                                                                  -----------      -----
                                                                                                      487,631        1.7
                -----------------------------------------------------------------------------------------------------
                COMPUTERS &            73,000   Ambit Microsystems Corp. .......................      225,686        0.8
                PERIPHERALS
                                       88,000   Asustek Computer Inc. ..........................      222,479        0.7
                                        9,400   Benq Corporation................................       10,674        0.0
                                      140,890   Compal Electronics Inc. ........................      188,885        0.7
                                      108,200   Quanta Computer Inc. ...........................      223,528        0.8
                                                                                                  -----------      -----
                                                                                                      871,252        3.0
                -----------------------------------------------------------------------------------------------------
                DIVERSIFIED           522,534   +Fubon Financial Holding Co., Ltd. .............      418,208        1.4
                FINANCIAL
                SERVICES
                -----------------------------------------------------------------------------------------------------
                ELECTRONIC            117,850   Hon Hai Precision Industry......................      427,338        1.4
                EQUIPMENT &
                INSTRUMENTS
                -----------------------------------------------------------------------------------------------------
                LEISURE                50,000   Pihsiang Machinery Mfg. Co., Ltd. ..............      148,079        0.5
                EQUIPMENT &
                PRODUCTS
                -----------------------------------------------------------------------------------------------------
                METALS & MINING       332,200   China Steel Corporation.........................      230,361        0.8
                -----------------------------------------------------------------------------------------------------
                SEMICONDUCTORS &       23,000   MediaTek Incorporation..........................      230,598        0.8
                SEMICONDUCTOR
                EQUIPMENT

                                      203,076   +Taiwan Semiconductor Manufacturing Company.....      334,450        1.1
                                                                                                  -----------      -----
                                                                                                      565,048        1.9
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN TAIWAN                       3,750,712       12.7
---------------------------------------------------------------------------------------------------------------------------
THAILAND        COMMERCIAL BANKS      123,900   +Bangkok Bank Public Company Limited 'Foreign'..      198,936        0.7
                -----------------------------------------------------------------------------------------------------
                CONSTRUCTION           59,100   The Siam Cement Public Company Limited
                MATERIALS                       'Foreign'.......................................      236,175        0.8
                -----------------------------------------------------------------------------------------------------
                ELECTRIC              176,400   Ratchaburi Electricity Generating Holding Public
                UTILITIES                       Company Limited 'Foreign'.......................      115,390        0.4
                -----------------------------------------------------------------------------------------------------
                MEDIA                  27,200   BEC World Public Company Limited 'Foreign'......      155,281        0.5
                -----------------------------------------------------------------------------------------------------
                OIL & GAS             144,904   PTT Public Company Limited......................      229,213        0.8
                -----------------------------------------------------------------------------------------------------
                REAL ESTATE           639,800   +Sansiri Public Company Limited 'Foreign'.......      126,316        0.4
                -----------------------------------------------------------------------------------------------------
                WIRELESS              211,057   Advanced Info Service Public Company Limited
                TELECOMMUNICATION               (Foreign Registered)............................      306,244        1.1
                SERVICES
                -----------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN THAILAND                     1,367,555        4.7
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS IN THE PACIFIC BASIN/ASIA
                                                (COST--$15,083,868)                                16,245,207       55.2
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

LATIN                               SHARES                                                                      PERCENT OF
AMERICA            INDUSTRY*         HELD                       PREFERRED STOCKS                     VALUE      NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
BRAZIL          METALS & MINING        34,100   +Usinas Siderurgicas de Minas Gerais SA 'A'.....  $   156,297        0.5%
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL PREFERRED STOCKS IN LATIN AMERICA
                                                (COST--$125,900)                                      156,297        0.5
---------------------------------------------------------------------------------------------------------------------------
                                     FACE
                                    AMOUNT                  FIXED INCOME SECURITIES
---------------------------------------------------------------------------------------------------------------------------
BRAZIL          METALS & MINING   Brl  10,296   Companhia Vale do Rio Doce, 0% due
                                                12/31/2049(c)...................................            0        0.0
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL FIXED INCOME SECURITIES IN LATIN AMERICA
                                                (COST--$0)                                                  0        0.0
---------------------------------------------------------------------------------------------------------------------------
                                                TOTAL INVESTMENTS (COST--$26,514,291)...........   29,155,712       99.1
                                                UNREALIZED DEPRECIATION ON FORWARD FOREIGN
                                                EXCHANGE CONTRACTS**............................         (193)       0.0
                                                OTHER ASSETS LESS LIABILITIES...................      269,285        0.9
                                                                                                  -----------      -----
                                                NET ASSETS......................................  $29,424,804      100.0%
                                                                                                  ===========      =====
---------------------------------------------------------------------------------------------------------------------------

* For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

**  Forward foreign exchange contracts as of June 30, 2003 were as follows:

-----------------------------------------------------------------------------
          FOREIGN CURRENCY             SETTLEMENT                 UNREALIZED
              PURCHASED                   DATE                   DEPRECIATION
-----------------------------------------------------------------------------
 IDR 436,660,875                       July 2003                    $(193)
-----------------------------------------------------------------------------
TOTAL UNREALIZED DEPRECIATION ON FORWARD FOREIGN
EXCHANGE CONTRACTS--NET (US$ COMMITMENT--$53,122)                   $(193)
                                                                    =====
-----------------------------------------------------------------------------

+ Non-income producing security.

(a) American Depositary Receipts (ADR).

(b) Global Depositary Receipts (GDR).

(c) Received through a bonus issue from Companhia Vale do Rio Doce. As of June 30, 2003, the bonds have not commenced trading and the coupon rate has not been determined.

(d) Investments in companies 5% or more of whose outstanding securities are held by the Fund (such companies are defined as "Affiliated Companies" in Section 2 (a)(3) of the Investment Company Act of 1940) are as follows:

-------------------------------------------------------------------------------------------------------------------
                                                              NET SHARE   PURCHASE   SALES    REALIZED     DIVIDEND
AFFILIATE                                                     ACTIVITY      COST     COST    GAIN (LOSS)    INCOME
-------------------------------------------------------------------------------------------------------------------
PT Bank Mandiri.............................................   640,500    $53,122      --         --            +
-------------------------------------------------------------------------------------------------------------------

+ Non-income producing security.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost--$26,514,291)........                 $ 29,155,712
Foreign cash (cost--$138,264)...............................                      138,319
Receivables:
  Securities sold...........................................  $    798,341
  Dividends.................................................       107,493
  Interest..................................................           418
  Capital shares sold.......................................           378        906,630
                                                              ------------
Prepaid expenses and other assets...........................                          449
                                                                             ------------
Total assets................................................                   30,201,110
                                                                             ------------
-----------------------------------------------------------------------------------------
LIABILITIES:
Unrealized depreciation on forward foreign exchange
  contracts.................................................                          193
Payables:
  Custodian bank............................................       473,131
  Securities purchased......................................       225,047
  Investment adviser........................................        24,972
  Capital shares redeemed...................................        12,886
  Other affiliates..........................................           986
  Distributor...............................................           188        737,210
                                                              ------------
Accrued expenses............................................                       38,903
                                                                             ------------
Total liabilities...........................................                      776,306
                                                                             ------------
-----------------------------------------------------------------------------------------
NET ASSETS..................................................                 $ 29,424,804
                                                                             ============
-----------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares Common Stock, $.10 par value,100,000,000
  shares authorized.........................................                 $    367,764
Class B Shares Common Stock, $.10 par value,100,000,000
  shares authorized.........................................                       19,579
Paid-in capital in excess of par............................                   77,183,363
Undistributed investment income--net........................  $    282,183
Accumulated realized capital losses on investments and
  foreign currency transactions--net........................   (51,068,592)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................     2,640,507
                                                              ------------
Total accumulated losses--net...............................                  (48,145,902)
                                                                             ------------
NET ASSETS..................................................                 $ 29,424,804
                                                                             ============
-----------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $27,939,340 and 3,677,643
  shares outstanding........................................                 $       7.60
                                                                             ============
Class B--Based on net assets of $1,485,464 and 195,789
  shares outstanding........................................                 $       7.59
                                                                             ============
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends (net of $56,931 withholding tax on foreign
  dividends)................................................               $  494,149
Interest....................................................                    2,048
                                                                           ----------
Total income................................................                  496,197
                                                                           ----------
-------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $  136,771
Custodian fees..............................................      38,750
Professional fees...........................................      10,409
Accounting services.........................................       5,689
Transfer agent fees.........................................       3,066
Printing and shareholder reports............................       1,699
Directors' fees and expenses................................       1,116
Pricing services............................................       1,059
Distribution fees--Class B..................................       1,010
Other.......................................................       2,962
                                                              ----------
Total expenses before waiver................................     202,531
Waiver of expenses..........................................     (30,841)
                                                              ----------
Total expenses after waiver.................................                  171,690
                                                                           ----------
Investment income--net......................................                  324,507
                                                                           ----------
-------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN ON INVESTMENTS & FOREIGN CURRENCY
  TRANSACTIONS--NET:
Realized gain on:
  Investments--net (net of $26,842 withholding tax on
    foreign capital gains)..................................      40,442
  Foreign currency transactions--net........................      71,159      111,601
                                                              ----------
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................   3,660,052
  Foreign currency transactions--net........................         584    3,660,636
                                                              ----------   ----------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                3,772,237
                                                                           ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........               $4,096,744
                                                                           ==========
-------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                FOR THE SIX       FOR THE
                                                                MONTHS ENDED     YEAR ENDED
                                                                  JUNE 30,      DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                  2003            2002
--------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................    $   324,507     $   197,351
Realized gain(loss) on investments and foreign currency
  transactions--net.........................................        111,601      (1,759,952)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........      3,660,636      (1,602,708)
                                                                -----------     -----------
Net increase (decrease) in net assets resulting from
  operations................................................      4,096,744      (3,165,309)
                                                                -----------     -----------
--------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................             --        (126,699)
  Class B...................................................             --          (3,713)
                                                                -----------     -----------
Net decrease in net assets resulting from dividends to
  shareholders..............................................             --        (130,412)
                                                                -----------     -----------
--------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................     (3,001,787)     (6,509,246)
                                                                -----------     -----------
--------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................      1,094,957      (9,804,967)
Beginning of period.........................................     28,329,847      38,134,814
                                                                -----------     -----------
End of period*..............................................    $29,424,804     $28,329,847
                                                                ===========     ===========
--------------------------------------------------------------------------------------------
* Undistributed (accumulated) investment income
  (loss)--net...............................................    $   282,183     $   (42,324)
                                                                ===========     ===========
--------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                     CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                     ----------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                       FOR THE SIX
                                                            MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                              JUNE 30,     -------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                         2003         2002       2001        2000        1999
----------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period....................      $  6.58      $   7.36    $  7.32    $  10.34    $   6.43
                                                              -------      --------    -------    --------    --------
Investment income--net+.................................          .08           .04        .08         .06         .11
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net....................          .94          (.79)       .03       (3.01)       4.01
                                                              -------      --------    -------    --------    --------
Total from investment operations........................         1.02          (.75)       .11       (2.95)       4.12
                                                              -------      --------    -------    --------    --------
Less dividends on investment income--net................           --          (.03)      (.07)       (.07)       (.21)
                                                              -------      --------    -------    --------    --------
Net asset value, end of period..........................      $  7.60      $   6.58    $  7.36    $   7.32    $  10.34
                                                              =======      ========    =======    ========    ========
----------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share......................       15.50%++     (10.24%)     1.47%     (28.69%)     65.52%
                                                              =======      ========    =======    ========    ========
----------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses, net of waiver.................................        1.25%*        1.24%      1.15%       1.22%       1.25%
                                                              =======      ========    =======    ========    ========
Expenses................................................        1.47%*        1.52%      1.21%       1.36%       1.67%
                                                              =======      ========    =======    ========    ========
Investment income--net..................................        2.38%*         .56%      1.09%        .72%       1.47%
                                                              =======      ========    =======    ========    ========
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)................      $27,939      $ 26,959    $36,462    $ 46,858    $107,079
                                                              =======      ========    =======    ========    ========
Portfolio turnover......................................       39.12%        88.96%     94.42%      57.05%      97.79%
                                                              =======      ========    =======    ========    ========
----------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment return excludes insurance-related fees and expenses. The
   Company's Investment Adviser waived a portion of its management fee. Without such a waiver, the Fund's performance would have been lower.

+  Based on average shares outstanding.

++  Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND FINANCIAL HIGHLIGHTS (CONCLUDED)
--------------------------------------------------------------------------------

                                                                                  CLASS B
THE FOLLOWING PER SHARE DATA AND RATIOS                  ---------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                    FOR THE SIX
                                                         MONTHS ENDED        FOR THE YEAR ENDED DECEMBER 31,
                                                           JUNE 30,     ------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                      2003         2002       2001        2000       1999
------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period...................    $  6.58      $   7.35    $  7.31    $  10.33    $  6.42
                                                           -------      --------    -------    --------    -------
Investment income--net+................................        .07           .03        .07         .03        .07
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net...................        .94          (.78)       .03       (2.99)      4.04
                                                           -------      --------    -------    --------    -------
Total from investment operations.......................       1.01          (.75)       .10       (2.96)      4.11
                                                           -------      --------    -------    --------    -------
Less dividends on investment income--net...............         --          (.02)      (.06)       (.06)      (.20)
                                                           -------      --------    -------    --------    -------
Net asset value, end of period.........................    $  7.59      $   6.58    $  7.35    $   7.31    $ 10.33
                                                           =======      ========    =======    ========    =======
------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share.....................     15.35%++     (10.28%)     1.31%     (28.82%)    65.38%
                                                           =======      ========    =======    ========    =======
------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses, net of waiver................................      1.40%*        1.39%      1.30%       1.40%      1.40%
                                                           =======      ========    =======    ========    =======
Expenses...............................................      1.62%*        1.68%      1.36%       1.51%      1.87%
                                                           =======      ========    =======    ========    =======
Investment income--net.................................      2.24%*         .38%       .95%        .42%       .83%
                                                           =======      ========    =======    ========    =======
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)...............    $ 1,486      $  1,371    $ 1,673    $  2,156    $ 1,313
                                                           =======      ========    =======    ========    =======
Portfolio turnover.....................................     39.12%        88.96%     94.42%      57.05%     97.79%
                                                           =======      ========    =======    ========    =======
------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment return excludes insurance-related fees and expenses. The
   Company's Investment Adviser waived a portion of its management fee. Without such a waiver, the Fund's performance would have been lower.

+  Based on average shares outstanding.

++  Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DEVELOPING CAPITAL MARKETS V.I. FUND NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies, that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Developing Capital Markets V.I. Fund (the "Fund") is classified as "non-diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments and foreign currency transactions are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold

--------------------------------------------------------------------------------

through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar-denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis. The Fund amortizes all premiums and discounts on debt securities.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Custodian bank--The Fund recorded an amount payable to the custodian bank, which resulted from management estimates of available cash.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner. The Company has also entered into a Distribution Agreement and Distribution Plan with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the funds. For such services, the Fund pays a monthly fee at the annual rate of 1.00% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

--------------------------------------------------------------------------------

  Pursuant to the Distribution Plan adopted by the Company in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor an ongoing distribution fee each month at the annual rate of .15% of the average daily value of the Fund's Class B net assets.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA. For the six months ended June 30, 2003, MLIM earned fees of $136,771, of which $30,841 was waived.
  For the six months ended June 30, 2003, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), earned $591 in commissions on the execution of portfolio security transactions.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.
  For the six months ended June 30, 2003, the Fund reimbursed MLIM $393 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.
3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $10,624,013 and $13,379,544, respectively.

  Net realized gains for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

------------------------------------------------------------------
                                         Realized     Unrealized
                                          Gains      Gains(Losses)
------------------------------------------------------------------
Long-term investments..................  $ 40,442     $2,641,421
Forward foreign exchange contracts.....        --           (193)
Foreign currency transactions..........    71,159           (721)
                                         --------     ----------
Total..................................  $111,601     $2,640,507
                                         ========     ==========
------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $2,423,454, of which $3,852,625 related to appreciated securities and $1,429,171 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $26,732,258.

4. CAPITAL SHARE TRANSACTIONS:

Net decrease in net assets derived from capital share transactions was $3,001,787 and $6,509,246 for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively.

Transactions in capital shares were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................    1,365,198    $  9,304,820
Shares redeemed.......................   (1,784,858)    (12,221,080)
                                         ----------    ------------
Net decrease..........................     (419,660)   $ (2,916,260)
                                         ==========    ============
-------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................   3,527,652    $ 27,172,264
Shares issued to shareholders in
 reinvestment of dividends...........      17,329         126,699
                                       ----------    ------------
Total issued.........................   3,544,981      27,298,963
Shares redeemed......................  (4,402,928)    (33,685,378)
                                       ----------    ------------
Net decrease.........................    (857,947)   $ (6,386,415)
                                       ==========    ============
-----------------------------------------------------------------

-----------------------------------------------------------------
Class B Shares for the Six Months Ended                  Dollar
June 30, 2003                                Shares      Amount
-----------------------------------------------------------------
Shares sold................................    4,906    $  33,552
Shares redeemed............................  (17,591)    (119,079)
                                             -------    ---------
Net decrease...............................  (12,685)   $ (85,527)
                                             =======    =========
-----------------------------------------------------------------

-----------------------------------------------------------------
Class B Shares for the Year Ended                        Dollar
December 31, 2002                            Shares      Amount
-----------------------------------------------------------------
Shares sold................................   29,245    $ 229,359
Shares issued to shareholders in
 reinvestment of dividends.................      474        3,713
                                             -------    ---------
Total issued...............................   29,719      233,072
Shares redeemed............................  (48,766)    (355,903)
                                             -------    ---------
Net decrease...............................  (19,047)   $(122,831)
                                             =======    =========
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did

--------------------------------------------------------------------------------

not borrow under the credit agreement during the six months ended June 30, 2003.

6. COMMITMENTS:

At June 30, 2003, the Fund had entered into foreign exchange contracts, in addition to the contracts listed on the Schedule of Investments, under which it had agreed to purchase and sell various foreign currencies with approximate values of $42,000 and $520,000, respectively.

7. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $50,890,692, of which $28,033,925 expires in 2006, $3,974,688 expires in 2007,
$9,930,235 expires in 2009 and $8,951,844 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

8. REORGANIZATION PLAN:

On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Global Allocation V.I. Fund will acquire all of the assets and will assume all of the liabilities of the Fund in exchange for newly issued shares of Global Allocation V.I. Fund.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, Domestic Money Market V.I. Fund's Class A Shares had a net annualized yield of .84%. As of June 30, 2003, the Fund had a 7-day yield of .69%. The Fund's average portfolio maturity was 59 days at June 30, 2003, compared to 54 days at December 31, 2002.

THE ENVIRONMENT

  During the six-month period ended June 30, 2003, U.S. economic activity slowed as consumer and business spending came to a standstill, a result of global uncertainties due to the war with Iraq. Gross domestic product for the first quarter of 2003 grew at only 1.4%, remaining unchanged from the disappointing fourth quarter 2002 figure. Employment data remained weak and corporations have been trimming expenses to achieve profitability, but few have seen top-line growth. The expected increase in business capital expenditures has not yet materialized, as there is still overcapacity in many sectors. On the positive side, low mortgage rates supported the strength in the housing market and mortgage refinancing provided consumers with some financial flexibility.
  On June 25, 2003, the Federal Reserve Board again cut interest rates by 25 basis points (.25%) to 1%, bringing the Federal Funds rate to its lowest level since July 1958. While the Federal Reserve Board lowered interest rates, accompanying statements that "growth risks are balanced" resulted in a sell off in the U.S. Treasury markets. The move to cut interest rates appears to be more about concerns over deflation than a necessary boost for the economy, which has shown signs of improvement from the first quarter of 2003.

PORTFOLIO MATTERS

  While the portfolio's duration and composition remained relatively unchanged since year end, volatile swings in financial markets created distinct buying and selling opportunities during the last quarter. With the six-month and one-year sectors of the curve relatively flat, we focused our buying in the much steeper sectors of 18 months and two years, which endured the brunt of the selling pressure during these swings. Variable rate product enabled us to have greater flexibility in our fixed rate purchases, as we had adequate protection against higher interest rates to compensate for the additional interest rate exposure we were willing to incur.

  Believing the Federal Reserve Board must assure a sustainable recovery, it is our opinion that interest rates should remain unchanged at least through the end of 2003. With that in mind, we continue to view a sell off in the market as a buying opportunity, although, in the weeks ahead, we believe the market may be vulnerable as the economy receives a boost from President Bush's tax-cut plan.

  The Fund's composition at the end of June and as of our last report to shareholders is detailed below:

                                     6/30/03    12/31/02
                                     --------   --------
Bank Notes.........................     1.2%       1.8%
Commercial Paper...................    50.7       57.9
Corporate Notes....................      --        0.3
Funding Agreements.................     6.9        6.6
Medium Term Notes..................     7.5        5.2
Municipal Bonds....................      --        0.7
Promissory Notes...................     0.5         --
Repurchase Agreements..............     3.9        2.9
U.S. Government, Agency &
  Instrumentality Obligations--
  Non-Discount.....................    27.3       27.8
Other Assets Less Liabilities......     2.0         --
Liabilities in Excess of Other
  Assets...........................      --       (3.2)
                                      -----      -----
Total..............................   100.0%     100.0%
                                      =====      =====

IN CONCLUSION

  We appreciate your investment in Domestic Money Market V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to discussing our investment outlook and strategy with you in our next report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Jacqueline Rogers
Jacqueline Rogers
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                 FACE                                               INTEREST     MATURITY
                                AMOUNT                       ISSUE                   RATE*         DATE        VALUE
------------------------------------------------------------------------------------------------------------------------
BANK NOTES--1.2%              $ 5,900,000      National City Bank of Ohio+......     1.25 %      2/26/2004  $  5,903,895
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL BANK NOTES
                                               (COST--$5,903,895)                                              5,903,895
------------------------------------------------------------------------------------------------------------------------
COMMERCIAL PAPER--50.7%        10,000,000      Apreco, Inc. ....................     1.01        7/24/2003     9,993,547
                               10,000,000      Blue Ridge Asset Funding Corp. ..     1.05        7/17/2003     9,995,333
                               15,000,000      Blue Ridge Asset Funding Corp. ..     1.00        7/21/2003    14,991,667
                                5,725,000      Caterpillar Financial Services
                                                 Corp. .........................     1.20        7/10/2003     5,723,211
                               10,000,000      Ciesco L.P. .....................     1.16        7/01/2003    10,000,000
                                4,500,000      Clipper Receivables Corp. .......     1.25        7/21/2003     4,496,924
                               10,000,000      Clipper Receivables Corp. .......     1.22        9/05/2003     9,980,450
                               10,000,000      Clipper Receivables Corp. .......     1.10        9/10/2003     9,979,000
                                5,000,000      Delaware Funding Corp. ..........     1.12        7/03/2003     4,999,689
                               11,023,000      Delaware Funding Corp. ..........     1.20        7/11/2003    11,019,326
                               10,000,000      Delaware Funding Corp. ..........     1.05        7/18/2003     9,995,042
                                2,500,000      Edison Asset Securitization,
                                                 LLC............................     1.20        7/02/2003     2,499,913
                                5,000,000      Edison Asset Securitization,
                                                 LLC............................     1.12        7/07/2003     4,999,067
                                4,000,000      Edison Asset Securitization,
                                                 LLC............................     1.21        7/08/2003     3,999,036
                                9,000,000      Falcon Asset Securitization......     1.05        7/22/2003     8,994,488
                                6,000,000      Falcon Asset Securitization......     0.96        7/29/2003     5,995,520
                               20,000,000      Forrestal Funding Master Trust...     1.07        7/29/2003    19,983,356
                               15,000,000      General Electric Capital
                                                 Corp. .........................     1.00        8/04/2003    14,985,833
                               12,000,000      Goldman Sachs Group, Inc.+.......     1.29       10/09/2003    11,964,648
                               25,000,000      International Lease Finance
                                                 Corporation....................     1.08        8/08/2003    24,971,500
                                5,503,000      Jupiter Securitization...........     1.15        7/01/2003     5,503,000
                                7,700,000      Jupiter Securitization...........     1.12        7/10/2003     7,697,844
                               10,000,000      Kitty Hawk Funding Corp. ........     1.00        7/23/2003     9,993,889
                                5,000,000      Park Avenue Receivables Corp. ...     1.26        7/07/2003     4,998,950
                               15,000,000      Park Avenue Receivables Corp. ...     1.00        7/14/2003    14,994,583
                                1,980,000      Park Avenue Receivables Corp. ...     1.03        7/15/2003     1,979,207
                                3,900,000      Preferred Receivables Funding
                                                 Corp. .........................     0.98        7/28/2003     3,897,134
                               10,000,000      Sigma Finance Corporation........     1.05        8/18/2003     9,986,000
                                1,450,000      Southern Company Funding.........     1.15        7/11/2003     1,449,537
                                3,400,000      Southern Company Funding.........     1.10        8/04/2003     3,396,468
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL COMMERCIAL PAPER
                                               (COST--$263,496,052)                                          263,464,162
------------------------------------------------------------------------------------------------------------------------
FUNDING AGREEMENTS--6.9%        5,000,000      Allstate Life Insurance Co.+.....     1.39        7/01/2003     5,000,000
                                5,000,000      Allstate Life Insurance Co.+.....     1.509      11/03/2003     5,000,000
                                6,000,000      Jackson National Life Insurance
                                                 Co.+...........................     1.40        5/03/2004     6,000,000
                                5,000,000      Metropolitan Life Insurance
                                                 Company+ ......................     1.43        4/01/2004     5,000,000
                               10,000,000      Monumental Life Insurance
                                                 Company+ ......................     1.48        5/24/2004    10,000,000
                                5,000,000      New York Life Insurance
                                                 Company+ ......................     1.38        5/28/2004     5,000,000
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL FUNDING AGREEMENTS
                                               (COST--$36,000,000)                                            36,000,000
------------------------------------------------------------------------------------------------------------------------
MEDIUM-TERM NOTES--7.5%        10,000,000      CC (USA) Inc. (Centauri).........     1.08        2/20/2004    10,000,000
                               10,000,000      Dorada Finance Inc. .............     1.33        2/20/2004    10,000,000
                                3,250,000      General Electric Capital
                                                 Corp. .........................     1.37       11/03/2003     3,251,832
                                8,500,000      General Electric Capital
                                                 Corp. .........................     1.17        7/16/2004     8,500,000
                                  700,000      Goldman Sachs Group, Inc. .......     1.539       7/13/2004       700,000
                                1,000,000      Morgan Stanley Group, Inc. ......     1.54        8/07/2003     1,000,259
                                5,550,000      Morgan Stanley Group, Inc. ......     1.28        7/15/2004     5,550,000
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL MEDIUM-TERM NOTES
                                               (COST--$39,001,048)                                            39,002,091
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 FACE                                               INTEREST     MATURITY
                                AMOUNT                       ISSUE                   RATE*         DATE        VALUE
------------------------------------------------------------------------------------------------------------------------
PROMISSORY NOTES--0.5%        $ 2,500,000      Morgan Stanley Group, Inc. ......     1.535%      2/02/2004  $  2,500,000
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL PROMISSORY NOTES
                                               (COST--$2,500,000)                                              2,500,000
------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCY &        5,000,000      Fannie Mae.......................     4.00        8/15/2003     5,017,868
INSTRUMENTALITY                10,000,000      Fannie Mae+......................     1.07        1/14/2004    10,000,000
OBLIGATIONS--
NON-DISCOUNT--27.3%            11,000,000      Fannie Mae+......................     0.885       5/27/2004    10,995,492
                                4,000,000      Fannie Mae.......................     1.30        6/28/2004     4,001,248
                                3,000,000      Fannie Mae.......................     2.46        8/19/2004     3,005,379
                                1,960,000      Fannie Mae.......................     2.50       10/01/2004     1,966,688
                               10,800,000      Fannie Mae+......................     1.00       10/28/2004    10,795,695
                                1,250,000      Fannie Mae.......................     2.65       11/04/2004     1,256,250
                                1,000,000      Fannie Mae.......................     2.00        4/22/2005     1,002,812
                                3,900,000      Federal Farm Credit Bank+........     1.02        2/28/2005     3,899,351
                                5,000,000      Federal Farm Credit Bank+........     0.978       2/21/2006     4,997,356
                                5,000,000      Federal Home Loan Bank...........     5.75        7/15/2003     5,008,593
                                3,000,000      Federal Home Loan Bank+..........     1.11       11/07/2003     3,000,555
                                4,400,000      Federal Home Loan Bank+..........     1.11       12/04/2003     4,401,285
                                2,600,000      Federal Home Loan Bank+..........     0.935      12/29/2003     2,599,935
                                2,600,000      Federal Home Loan Bank+..........     1.114       1/02/2004     2,599,408
                               13,600,000      Federal Home Loan Bank+..........     1.193       1/06/2004    13,598,278
                                1,700,000      Federal Home Loan Bank...........     1.40        5/10/2004     1,700,204
                                2,500,000      Federal Home Loan Bank...........     1.40        5/28/2004     2,500,763
                                1,500,000      Federal Home Loan Bank...........     3.375       6/15/2004     1,531,688
                                2,000,000      Federal Home Loan Bank+..........     1.35        8/05/2004     2,000,954
                                3,300,000      Federal Home Loan Bank+..........     1.01        8/19/2004     3,299,249
                                5,100,000      Federal Home Loan Bank...........     2.00       11/15/2004     5,154,188
                                1,525,000      Federal Home Loan Bank+..........     1.579       1/21/2005     1,525,718
                                1,500,000      Federal Home Loan Bank...........     1.875       2/15/2005     1,513,496
                                1,800,000      Federal Home Loan Bank...........     4.375       2/15/2005     1,888,178
                                5,200,000      Federal Home Loan Bank...........     1.625       4/15/2005     5,223,842
                                1,670,000      Federal Home Loan Bank...........     1.42        6/30/2005     1,668,694
                                5,000,000      Federal Home Loan Mortgage
                                                 Corporation....................     3.50        2/20/2004     5,076,860
                                1,575,000      Federal Home Loan Mortgage
                                                 Corporation....................     3.75        4/15/2004     1,607,480
                                1,600,000      Federal Home Loan Mortgage
                                                 Corporation....................     2.125       4/28/2005     1,605,000
                                3,325,000      Freddie Mac Participation
                                                 Certificates...................     3.25        1/15/2004     3,364,012
                               10,000,000      Student Loan Marketing
                                                 Association+...................     1.05        2/12/2004     9,998,781
                                3,000,000      Student Loan Marketing
                                                 Association....................     3.375       7/15/2004     3,070,175
                                1,075,000      U.S. Treasury Notes..............     2.125       8/31/2004     1,088,143
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL U.S. GOVERNMENT AGENCY & INSTRUMENTALITY
                                               OBLIGATIONS--NON-DISCOUNT
                                               (COST--$141,718,604)                                          141,963,618
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                 FACE
                                AMOUNT                       ISSUE                                             VALUE
------------------------------------------------------------------------------------------------------------------------
REPURCHASE                    $20,480,000      UBS Warburg Corp. LLC, purchased
AGREEMENTS--3.9%                                 on 6/30/2003 to yield 1.20% to
                                                 7/01/2003, repurchase price
                                                 $20,480,683, collateralized by
                                                 Resolution Funding STRIP, 6% to
                                                 8.875% due 10/15/2003 to
                                                 11/15/2030.....................                            $ 20,480,000
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL REPURCHASE AGREEMENTS
                                               (COST--$20,480,000)                                            20,480,000
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL INVESTMENTS
                                               (COST--$509,099,599)--98.0%......                             509,313,766
                                               OTHER ASSETS LESS
                                               LIABILITIES--2.0%................                              10,195,724
                                                                                                            ------------
                                               NET ASSETS--100.0%...............                            $519,509,490
                                                                                                            ============
------------------------------------------------------------------------------------------------------------------------

* Commercial Paper and certain U.S. Government & Agency Obligations are traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Fund. Other securities bear interest at the rates shown, payable at fixed dates or upon maturity. The interest rates on variable rate securities are adjusted periodically based upon appropriate indexes; the interest rates shown are the rates in effect at June 30, 2003.

+ Variable rate notes.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost--$509,099,599*)......                 $509,313,766
Cash........................................................                        9,838
Receivables:
  Capital shares sold.......................................  $10,816,159
  Interest..................................................      797,863      11,614,022
                                                              -----------
Prepaid expenses and other assets...........................                        3,357
                                                                             ------------
Total assets................................................                  520,940,983
                                                                             ------------
------------------------------------------------------------------------------------------
LIABILITIES:
Payables:
  Capital shares redeemed...................................    1,218,289
  Investment adviser........................................      203,091
  Other affiliates..........................................        3,917       1,425,297
                                                              -----------
Accrued expenses............................................                        6,196
                                                                             ------------
Total liabilities...........................................                    1,431,493
                                                                             ------------
------------------------------------------------------------------------------------------
NET ASSETS..................................................                 $519,509,490
                                                                             ============
------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value,
  3,300,000,000 shares authorized+..........................                 $ 51,929,532
Paid-in capital in excess of par............................                  467,365,791
Unrealized appreciation on investments--net.................                      214,167
                                                                             ------------
NET ASSETS..................................................                 $519,509,490
                                                                             ============
------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $519,509,490 and 519,295,324
  shares outstanding........................................                 $       1.00
                                                                             ============
------------------------------------------------------------------------------------------

* Cost for Federal income tax purposes. As of June 30, 2003, net unrealized appreciation for Federal income tax purposes amounted to $214,167, of which $250,923 related to appreciated securities and $36,756 related to depreciated securities.

+ The Fund is also authorized to issue 1,300,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest and discount earned................................                $3,679,213
---------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $1,311,574
Accounting services.........................................      92,756
Professional fees...........................................      27,301
Printing and shareholder reports............................      26,045
Directors' fees and expenses................................      16,961
Custodian fees..............................................      16,390
Transfer agent fees.........................................       2,471
Pricing services............................................       1,069
Registration fees...........................................          23
Other.......................................................       7,155
                                                              ----------
Total expenses..............................................                 1,501,745
                                                                            ----------
Investment income--net......................................                 2,177,468
                                                                            ----------
---------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized gain on investments--net...........................                     5,947
Change in unrealized appreciation on investments--net.......                  (155,653)
                                                                            ----------
Total realized and unrealized loss on investments--net......                  (149,706)
                                                                            ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                $2,027,762
                                                                            ==========
---------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                               FOR THE SIX        FOR THE
                                                              MONTHS ENDED      YEAR ENDED
                                                                JUNE 30,       DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003             2002
--------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $  2,177,468     $   8,036,991
Realized gain on investments--net...........................         5,947            20,989
Change in unrealized appreciation on investments--net.......      (155,653)         (372,029)
                                                              -------------    -------------
Net increase in net assets resulting from operations........     2,027,762         7,685,951
                                                              -------------    -------------
--------------------------------------------------------------------------------------------
DIVIDENDS & DISTRIBUTIONS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................    (2,177,468)       (8,036,991)
Realized gain on investments--net:
  Class A...................................................        (5,947)          (20,989)
                                                              -------------    -------------
Net decrease in net assets resulting from dividends and
  distributions to shareholders.............................    (2,183,415)       (8,057,980)
                                                              -------------    -------------
--------------------------------------------------------------------------------------------
CLASS A CAPITAL SHARE TRANSACTIONS:
Net proceeds from sale of shares............................   163,663,142       533,787,930
Value of shares issued to shareholders in reinvestment of
  dividends and distributions...............................     2,181,271         8,056,121
                                                              -------------    -------------
                                                               165,844,413       541,844,051
Cost of shares redeemed.....................................  (191,808,786)     (576,451,838)
                                                              -------------    -------------
Net decrease in net assets derived from Class A capital
  share transactions........................................   (25,964,373)      (34,607,787)
                                                              -------------    -------------
--------------------------------------------------------------------------------------------
NET ASSETS:
Total decrease in net assets................................   (26,120,026)      (34,979,816)
Beginning of period.........................................   545,629,516       580,609,332
                                                              -------------    -------------
End of period...............................................  $519,509,490     $ 545,629,516
                                                              =============    =============
--------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                 -----------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $   1.00     $   1.00    $   1.00    $   1.00    $   1.00
                                                          --------     --------    --------    --------    --------
Investment income--net................................       .0041        .0147       .0384       .0588       .0473
Realized and unrealized gain (loss) on
  investments--net....................................          --++     (.0007)      .0015       .0008      (.0006)
                                                          --------     --------    --------    --------    --------
Total from investment operations......................       .0041        .0140       .0399       .0596       .0467
                                                          --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................      (.0041)      (.0147)     (.0384)     (.0588)     (.0473)
  Realized gain on investments--net...................          --+          --+     (.0002)         --+         --+
                                                          --------     --------    --------    --------    --------
Total dividends and distributions.....................      (.0041)      (.0147)     (.0386)     (.0588)     (.0473)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $   1.00     $   1.00    $   1.00    $   1.00    $   1.00
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................        .84%*       1.49%       3.89%       6.00%       4.84%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................        .57%*        .57%        .57%        .55%        .55%
                                                          ========     ========    ========    ========    ========
Investment income--net, and realized gain on
  investments--net....................................        .83%*       1.47%       3.69%       5.88%       4.76%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $519,509     $545,630    $580,609    $455,259    $467,781
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Amount is less than ($.0001) per share.

++ Amount is less than $.0001 per share.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--DOMESTIC MONEY MARKET V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Domestic Money Market V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities with remaining maturities of greater than sixty days, for which market quotations are readily available, are valued at market value. As securities transition from sixty-one to sixty days to maturity, the difference between the valuation existing on the sixty-first day before maturity and maturity value is amortized on a straight-line basis to maturity. Securities maturing sixty days or less from their date of acquisition are valued at amortized cost, which approximates market value. For the purposes of valuation, the maturity of a variable rate security is deemed to be the next coupon date on which the interest rate is to be adjusted. Other investments for which market quotations are not readily available are valued at their fair value as determined in good faith by or under the direction of the Company's Board of Directors.

  (b) Repurchase agreements--The Fund invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the seller defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

  (c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

  (d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis.

  (e) Dividends and distributions to shareholders--The Fund declares dividends daily and reinvests monthly such dividends (net of non-resident alien tax and backup withholding tax withheld) in additional Fund shares at net asset value. Dividends and distributions are declared from the total of net investment income and net realized gain or loss on investments.

  (f) Expenses--Certain expenses have been allocated to the individual Funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Company.

2.  INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .50% of the average daily value of the Fund's net assets.

MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the

--------------------------------------------------------------------------------

Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

For the six months ended June 30, 2003, the Fund reimbursed MLIM $6,132 for certain accounting services.

Certain officers and/or directors of the Fund are officers and/or directors of MLIM, PSI, FDS, FAMD, and/or ML & Co.

3. CAPITAL SHARE TRANSACTIONS:

The number of shares sold, reinvested and redeemed during the periods corresponds to the amounts included in the Statements of Changes in Net Assets with respect to net proceeds from sale of shares, value of shares reinvested and cost of shares redeemed, respectively, since shares are recorded at $1.00 per share.

4. REORGANIZATION PLAN:

On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund will acquire all of the assets and will assume all of the liabilities of Reserve Assets V.I. Fund in exchange for newly-issued shares of the Fund.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

PERFORMANCE REVIEW

  Focus Twenty V.I. Fund completed its sixth semi-annual reporting period on June 30, 2003. In many ways, this report represents a trend change, in that it is the first time since the Fund's inception that we are able to report to our shareholders that the market and the Fund delivered positive returns over the six-month reporting period. The equity market, as measured by the unmanaged Standard & Poor's 500 (S&P 500(R)) Index, returned +11.76% for the six months ended June 30, 2003 -- a welcome change when placed in the context of the market returns we've seen over the past three years. Nonetheless, the equity investing environment continued to be a challenging one over the past six months. Market swings during the period were large, with much of the volatility caused by the political and economic uncertainty created by the war in Iraq.

  For the six-month period ended June 30, 2003, Focus Twenty V.I. Fund's Class A Shares had a total return of +21.99%, exceeding the +11.25% total return of its unmanaged benchmark, the S&P 500 Barra Growth Index. The NASDAQ Composite Index, which is exposed to many of the same types of companies as the Fund, returned +21.51% for the same period.

INVESTMENT ENVIRONMENT

  January and February 2003 were down months for the equity market. The sell-off continued into early March, but the market rallied later in the month as it became certain that U.S. forces would enter Iraq. The S&P 500 Index recovered considerably from its March lows, appreciating 22.33% from March 11, 2003 through June 30, 2003, as investors began to focus on improving corporate earnings and the amount of economic stimulus being released into the economy. The backdrop for equities brightened as the President, Congress and the Federal Reserve Board, all concerned about subpar economic growth, acted in an attempt to improve macroeconomic fundamentals and stave off a potential bout with deflation.

  From a fiscal perspective, a $350 billion round of tax cuts was approved by Congress and the federal budget deficit is expected to reach as much as $455 billion in 2003. On the monetary front, the Federal Reserve Board signaled that it remained ready to rouse the economy with further interest rate cuts. Late in the period, Federal Reserve Board Chairman Alan Greenspan stated that, with the Federal funds rate rapidly approaching zero, the Federal Reserve Board may need to find alternative ways, such as open market bond purchases, to stimulate the economy. Finally, Treasury Secretary John Snow managed to reposition the U.S. dollar, which depreciated by 9.61% relative to the euro over the past six months, adding another layer of stimulus to the U.S. economy.

  As the investment environment gradually improved, so did the performance of our stock selection discipline, which we call "earnings momentum." After several exceedingly difficult years, the stock selection metrics that drive our process (upward earnings revision, earnings surprise and relative strength) showed improved performance. In fact, the data we track indicated that the early part of 2003 represented the best period for the earnings momentum style in almost three years. As discussed in past reports to shareholders, our selection metrics, which have predicted strong stock outperformance over the long term, have been disappointing since the March 2000 market peak. While we saw some improvement in our selection metrics in 2002, the Fund's performance remained poor because aggressive growth stocks significantly underperformed the broader market. Thus far in 2003, large growth stocks have continued to underperform large value stocks. However, within the growth stock category, the stocks with the highest rates of expected growth have been doing well. While recent results are encouraging, the path of improvement has been and will continue to be gradual and jagged at best.

PORTFOLIO MATTERS

  The Fund's focused investment style paid dividends as our stock picks outperformed in six of the nine Morgan Stanley Capital International (MSCI) sectors where we had holdings. The portfolio was overweight in the two best-performing sectors, technology and telecommunication services. Because our portfolio focuses on companies with high rates of earnings growth, we typically do not have many holdings in consumer staples, financials and materials--three of the five sectors that outperformed the overall index. However, our favorable stock selection helped the portfolio outperform the benchmark nonetheless.

  Our best-performing holdings during the period were AT&T Wireless Services, Inc., Monster Worldwide, Inc., Amdocs Limited, Amgen Inc. and Nokia Corporation. Monster Worldwide delivered a positive surprise when it reported its March quarter and completed a

--------------------------------------------------------------------------------

spin-off of several money-losing businesses. The result was strong upward earnings revisions. AT&T Wireless's revenue growth is slowing, but because the cost of adding new subscribers is high for wireless telecommunications service providers, this slower top-line growth means earnings and cash-flow growth are accelerating. In addition, the company continues to improve its operating margins, driving earnings higher. Stocks that disappointed during the period included Accredo Health, Incorporated, Applied Materials, Inc. and Harley-Davidson, Inc.

  As always, portfolio changes made during the period were based on bottom-up fundamentals. That is, we focused on the attributes of individual stocks rather than on trends within specific sectors or the overall economy. Our core belief is that earnings drive stock prices; therefore, we strive to invest in a collection of companies that we believe are growing earnings faster than our benchmark. As we see opportunities to upgrade the holdings in the portfolio, we will continue to do so.

INVESTMENT OUTLOOK

  As we began the second half of 2003, the portfolio continued to have large positions, relative to the benchmark index, in technology and energy. Our observations indicate that earnings revisions in these sectors are significantly stronger than revisions for the market as a whole. Historically, technology revisions have been somewhat seasonal, therefore, we are working diligently to ascertain whether these revisions signal a longer-term pickup or merely calendar-based strength. Where we see signs of deterioration, our strategy is to strive to quickly secure profits.

IN CONCLUSION

  We are encouraged by this period's results and remain hopeful that the investing environment will continue to improve. The Fund team is working diligently in seeking to recover from the extended market downturn.

  On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund will reorganize, along with Merrill Lynch Large Cap Growth V.I. Fund of Mercury V.I. Funds, Inc., and become Large Cap Growth V.I. Fund of Merrill Lynch Variable Series Funds, Inc.

  We thank you for your continued support of Focus Twenty V.I. Fund of Merrill Lynch Variable Series Funds, Inc.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Michael S. Hahn
Michael S. Hahn
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                             0.00%
--------------------------------------------------------------------------
Inception (7/10/00) to 6/30/03                                   -44.66
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +21.99%          0.00%
-----------------------------------------------------------------------------------------
Standard & Poor's 500 Index**                                    +11.76         + 0.25
-----------------------------------------------------------------------------------------
Standard & Poor's 500 Barra Growth Index***                      +11.25         + 2.32
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset value for the period shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of NYSE market capitalization and 30% of NYSE issues.
*** This unmanaged Index is a capitalization-weighted index of all the stocks in the Standard & Poor's 500 Index that have higher price-to-book ratios.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003                    (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY*           HELD                    COMMON STOCKS                 VALUE      NET ASSETS
----------------------------------------------------------------------------------------------------------------------
CANADA           PHARMACEUTICALS             2,400    +Biovail Corporation...................  $  112,944       2.4%
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN CANADA               112,944       2.4
----------------------------------------------------------------------------------------------------------------------
UNITED STATES    AEROSPACE & DEFENSE         5,200    +L-3 Communications Holdings, Inc. ....     226,148       4.8
                 -----------------------------------------------------------------------------------------------------
                 BEVERAGES                   4,300    +Constellation Brands, Inc. (Class
                                                        A)...................................     135,020       2.9
                 -----------------------------------------------------------------------------------------------------
                 BIOTECHNOLOGY               2,500    +Amgen Inc. ...........................     166,100       3.5
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL SERVICES &       2,300    +Stericycle, Inc. .....................      88,504       1.9
                 SUPPLIES
                 -----------------------------------------------------------------------------------------------------
                 COMMUNICATIONS              2,700    +Avocent Corporation...................      80,811       1.7
                 EQUIPMENT
                                            10,300    +Comverse Technology, Inc. ............     154,809       3.3
                                             9,500    +Polycom, Inc. ........................     131,670       2.8
                                                                                               ----------     -----
                                                                                                  367,290       7.8
                 -----------------------------------------------------------------------------------------------------
                 COMPUTERS &                12,100    Hewlett-Packard Company................     257,730       5.5
                 PERIPHERALS
                                               700    +Network Appliance, Inc. ..............      11,347       0.2
                                                                                               ----------     -----
                                                                                                  269,077       5.7
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED FINANCIAL       8,900    +Nasdaq-100 Shares(a)..................     266,555       5.7
                 SERVICES
                                             2,100    S&P 500 Depositary Receipts(b).........     205,023       4.3
                                                                                               ----------     -----
                                                                                                  471,578      10.0
                 -----------------------------------------------------------------------------------------------------
                 ELECTRONIC EQUIPMENT &      1,800    +Tektronix, Inc. ......................      38,880       0.8
                 INSTRUMENTS
                 -----------------------------------------------------------------------------------------------------
                 ENERGY EQUIPMENT &          3,700    Schlumberger Limited...................     176,009       3.8
                 SERVICE
                 -----------------------------------------------------------------------------------------------------
                 HEALTH CARE EQUIPMENT       2,400    +Boston Scientific Corporation.........     146,640       3.1
                 & SUPPLIES
                                             5,400    +STERIS Corporation....................     124,686       2.7
                                                                                               ----------     -----
                                                                                                  271,326       5.8
                 -----------------------------------------------------------------------------------------------------
                 IT SERVICES                17,300    +BearingPoint, Inc. ...................     166,945       3.6
                 -----------------------------------------------------------------------------------------------------
                 INTERNET & CATALOG          1,000    +eBay Inc. ............................     104,180       2.2
                 RETAIL
                 -----------------------------------------------------------------------------------------------------
                 MEDIA                       4,300    +Comcast Corporation (Class A).........     129,774       2.8
                                             3,700    +EchoStar Communications Corporation
                                                        (Series A)...........................     128,094       2.7
                                             1,500    +Getty Images, Inc. ...................      61,950       1.3
                                                                                               ----------     -----
                                                                                                  319,818       6.8
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS             2,500    +Barr Laboratories, Inc. ..............     163,750       3.5
                 -----------------------------------------------------------------------------------------------------
                 SOFTWARE                    6,700    +Amdocs Limited........................     160,800       3.4
                                            10,500    Computer Associates International,
                                                        Inc. ................................     233,940       5.0
                                            17,000    Microsoft Corporation..................     435,370       9.3
                                            18,200    +Network Associates, Inc. .............     230,776       4.9
                                             2,800    +VERITAS Software Corporation..........      80,276       1.7
                                                                                               ----------     -----
                                                                                                1,141,162      24.3
                 -----------------------------------------------------------------------------------------------------
                 THRIFTS & MORTGAGE          2,400    Countrywide Credit Industries, Inc. ...     166,968       3.6
                 FINANCE
                 -----------------------------------------------------------------------------------------------------
                 WIRELESS                   18,300    +AT&T Wireless Services Inc. ..........     150,243       3.2
                 TELECOMMUNICATION
                 SERVICES
----------------------------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN THE UNITED
                                                      STATES                                    4,422,998      94.2
----------------------------------------------------------------------------------------------------------------------
                                                      TOTAL INVESTMENTS IN COMMON STOCKS
                                                      (COST--$4,100,922)                        4,535,942      96.6
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                        BENEFICIAL                                                          PERCENT OF
                                          INTEREST             SHORT-TERM SECURITIES             VALUE      NET ASSETS
----------------------------------------------------------------------------------------------------------------------
                                        $   16,223    Merrill Lynch Liquidity Series, LLC
                                                        Cash Sweep Series II(c)..............  $   16,223       0.3%
----------------------------------------------------------------------------------------------------------------------
                                                      TOTAL INVESTMENTS IN SHORT-TERM
                                                      SECURITIES (COST--$16,223)                   16,223       0.3
----------------------------------------------------------------------------------------------------------------------
                                                      TOTAL INVESTMENTS (COST--$4,117,145)...   4,552,165      96.9
                                                      SHORT SALES (PROCEEDS--$88,299)**......     (83,334)     (1.8)
                                                      OTHER ASSETS LESS LIABILITIES..........     227,751       4.9
                                                                                               ----------     -----
                                                      NET ASSETS.............................  $4,696,582     100.0%
                                                                                               ==========     =====
----------------------------------------------------------------------------------------------------------------------

* For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

**  Covered short sales entered into as of June 30, 2003 were as follows:

---------------------------------------------------------------------------------------------------------------------
SHARES                                                                       ISSUE                             VALUE
---------------------------------------------------------------------------------------------------------------------
1,900                                                 Symantec Corporation                                    $83,334
---------------------------------------------------------------------------------------------------------------------
TOTAL (PROCEEDS--$88,299)...........................                                                          $83,334
                                                                                                              =======
---------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

(a) Represents ownership in the Nasdaq-100 Trust, a registered unit investment trust. The investment objective of the Nasdaq-100 Trust is to provide investment results that generally correspond to the price performance and dividend yield of the component stocks of the Nasdaq-100 Index.

(b) Represents ownership in the SPDR Trust, a registered unit investment trust. The investment objective of the SPDR Trust is to provide investment results that generally correspond to the price performance and dividend yield of the component stocks of the S&P 500 Index.

(c) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

-----------------------------------------------------------------------------------
                                                                 NET       INTEREST
AFFILIATE                                                     ACTIVITY      INCOME
-----------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $(327,774)    $1,391
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost--$4,117,145).........                  $  4,552,165
Cash on deposit for short sales.............................                       210,000
Receivables:
  Securities sold...........................................  $    155,051
  Dividends.................................................         3,018
  Interest..................................................            55         158,124
                                                              ------------
Prepaid expenses............................................                            38
                                                                              ------------
Total assets................................................                     4,920,327
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Common stock sold short, at value (proceeds--$88,299).......                        83,334
Payables:
  Securities purchased......................................       109,009
  Custodian bank............................................        17,873
  Investment adviser........................................         2,983
  Other affiliates..........................................         1,274
  Capital shares redeemed...................................           697         131,836
                                                              ------------
Accrued expenses and other liabilities......................                         8,575
                                                                              ------------
Total liabilities...........................................                       223,745
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $  4,696,582
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                  $    273,352
Paid-in capital in excess of par............................                    68,784,453
Accumulated investment loss--net............................  $    (13,386)
Accumulated realized capital losses on investments--net.....   (64,787,822)
Unrealized appreciation on investments--net.................       439,985
                                                              ------------
Total accumulated losses--net...............................                   (64,361,223)
                                                                              ------------
NET ASSETS..................................................                  $  4,696,582
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $4,696,582 and 2,733,518
  shares outstanding........................................                  $       1.72
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends (net of $617 foreign withholding tax).............             $ 12,714
Interest....................................................                1,391
                                                                         --------
Total income................................................               14,105
                                                                         --------
----------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $18,693
Professional fees...........................................    3,443
Custodian fees..............................................    3,342
Transfer agent fees.........................................    2,607
Accounting services.........................................      762
Pricing services............................................      451
Printing and shareholder reports............................      229
Directors' fees and expenses................................      191
Other.......................................................    2,325
                                                              -------
Total expenses before waiver................................   32,043
Waiver of expenses..........................................   (4,552)
                                                              -------
Total expenses after waiver.................................               27,491
                                                                         --------
Investment loss--net........................................              (13,386)
                                                                         --------
----------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN ON INVESTMENTS--NET:
Realized gain on investments--net...........................              444,218
Change in unrealized appreciation/depreciation on
  investments--net..........................................              450,058
                                                                         --------
Total realized and unrealized gain on investments--net......              894,276
                                                                         --------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........             $880,890
                                                                         ========
----------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX       FOR THE
                                                              MONTHS ENDED     YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003            2002
------------------------------------------------------------------------------------------
OPERATIONS:
Investment loss--net........................................   $  (13,386)    $   (64,944)
Realized gain (loss) on investments--net....................      444,218      (2,662,421)
Change in unrealized appreciation/depreciation on
  investments--net..........................................      450,058        (703,412)
                                                               ----------     -----------
Net increase (decrease) in net assets resulting from
  operations................................................      880,890      (3,430,777)
                                                               ----------     -----------
------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................     (593,519)     (2,558,811)
                                                               ----------     -----------
------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................      287,371      (5,989,588)
Beginning of period.........................................    4,409,211      10,398,799
                                                               ----------     -----------
End of period*..............................................   $4,696,582     $ 4,409,211
                                                               ==========     ===========
------------------------------------------------------------------------------------------
* Accumulated investment loss--net..........................   $  (13,386)             --
                                                               ==========     ===========
------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                    CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                      ------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                        FOR THE SIX     FOR THE YEAR ENDED      FOR THE PERIOD
                                                             MONTHS ENDED       DECEMBER 31,         JULY 10, 2000+
                                                               JUNE 30,     ---------------------     TO DEC. 31,
INCREASE (DECREASE) IN NET ASSET VALUE:                          2003         2002         2001           2000
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period.......................    $   1.41     $   2.31     $   7.51       $  10.00
                                                               --------     --------     --------       --------
Investment income (loss)--net..............................          --++@      (.02)@       (.02)@          .01
Realized and unrealized gain (loss) on investments--net....         .31         (.88)       (5.18)         (2.49)
                                                               --------     --------     --------       --------
Total from investment operations...........................         .31         (.90)       (5.20)         (2.48)
                                                               --------     --------     --------       --------
Less dividends:
  Investment income--net...................................          --           --           --           (.01)
  In excess of investment income--net......................          --           --           --             --++
                                                               --------     --------     --------       --------
Total dividends............................................          --           --           --           (.01)
                                                               --------     --------     --------       --------
Net asset value, end of period.............................    $   1.72     $   1.41     $   2.31       $   7.51
                                                               ========     ========     ========       ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share.........................      21.99%++++  (38.96%)     (69.24%)       (24.80%)++++
                                                               ========     ========     ========       ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses, net of waiver....................................       1.25%*       1.25%        1.09%          1.08%*
                                                               ========     ========     ========       ========
Expenses...................................................       1.46%*       1.44%        1.10%          1.12%*
                                                               ========     ========     ========       ========
Investment income (loss)--net..............................       (.61%)*     (1.00%)       (.60%)          .74%*
                                                               ========     ========     ========       ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)...................    $  4,697     $  4,409     $ 10,399       $ 64,817
                                                               ========     ========     ========       ========
Portfolio turnover.........................................     140.60%      312.52%      182.76%         32.05%
                                                               ========     ========     ========       ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses. The
   Company's Investment Adviser waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.

+  Commencement of operations.

++ Amount is less than $.01 per share.

@ Based on average shares outstanding.

++++ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FOCUS TWENTY V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company ("MLLIC"), ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Focus Twenty V.I. Fund (the "Fund") is classified as "non-diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked to market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid or received is added to (or

--------------------------------------------------------------------------------

deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Short sales--When the Fund engages in a short sale, an amount equal to the proceeds received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the market value of the short sale. The Fund maintains a segregated account of securities as collateral for the short sales. The Fund is exposed to market risk based on the amount, if any, that the market value of the stock exceeds the market value of the securities in the segregated account. The Fund is required to repay the counterparty any dividends or interest received on the security sold short.

  (i) Custodian bank--The Fund recorded an amount payable to the custodian bank resulting from a timing difference of security transaction settlements.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .85% of the average daily value of the Fund's net assets. For the six months ended June 30, 2003, MLIM earned fees

--------------------------------------------------------------------------------

of $18,693, of which $4,552 was waived. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.
  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  For the six months ended June 30, 2003, Merrill Lynch, Pierce, Fenner & Smith Incorporated, a subsidiary of ML & Co., earned $596 in commissions on the execution of portfolio security transactions.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $51 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $5,848,670 and $6,367,349, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains as of June 30, 2003 were as follows:

---------------------------------------------------------------------
                                             Realized      Unrealized
                                          Gains (Losses)     Gains
---------------------------------------------------------------------
Long-term investments...................     $457,855       $435,020
Short sales.............................       (5,470)         4,965
Options purchased.......................       (8,167)            --
                                             --------       --------
Total...................................     $444,218       $439,985
                                             ========       ========
---------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $239,794, of which $488,384 related to appreciated securities and $248,590 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $4,312,371.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-----------------------------------------------------------------
Class A Shares for the Six Months Ended                  Dollar
June 30, 2003                                Shares      Amount
-----------------------------------------------------------------
Shares sold...............................   221,155    $ 325,659
Shares redeemed...........................  (608,144)    (919,178)
                                            --------    ---------
Net decrease..............................  (386,989)   $(593,519)
                                            ========    =========
-----------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                         Shares        Amount
-----------------------------------------------------------------
Shares sold...........................     417,888    $   767,673
Shares redeemed.......................  (1,796,887)    (3,326,484)
                                        ----------    -----------
Net decrease..........................  (1,378,999)   $(2,558,811)
                                        ==========    ===========
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $64,876,173, of which $917,027 expires in 2008, $52,586,441 expires in 2009 and
$11,372,705 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

7. REORGANIZATION PLAN:

On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund will reorganize, along with Merrill Lynch Large Cap Growth V.I. Fund of Mercury V.I. Funds, Inc., and become Large Cap Growth V.I. Fund of Merrill Lynch Variable Series Funds, Inc.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, the Fund's Class A Shares had a total return of +8.06%, compared to a total return of +11.76% for the Fund's benchmark, the unmanaged Standard & Poor's (S&P) 500 Index.

PORTFOLIO MATTERS

  The Fund lagged its benchmark, the unmanaged S&P 500 Index, because of the Fund's focus on the largest of the large-capitalization growth companies, which had significantly lower investment returns than the smaller companies in the large capitalization sector. Since late March 2003, we have been moving the Portfolio toward companies with smaller average stock market capitalizations, while continuing to center on the prospects for above-average growth of earnings and relatively high quality in terms of management, financials and quality of products and/or services produced by these companies. Some company stocks that we added to the portfolio included: International Game Technology, InterActiveCorp., eBay Inc., Ross Stores, Inc., Tiffany & Co., PETsMART, Inc., Coach, Inc., Nike, Inc., SUPERVALU Inc., Devon Energy Corporation, Citigroup Inc., Gilead Sciences, Inc., DENTSPLY International Inc., Anthem, Inc., UnitedHealth Group Incorporated, Wellpoint Health Networks Inc., Forest Laboratories, Inc., Hewitt Associates, Inc., General Electric Company, ITT Industries, Inc., Lexmark International Group, Inc., Affiliated Computer Services, Inc., Altera Corporation, ASM Lithography Holding NV, Xilinx, Inc., Citrix Systems, Inc., Symantec Corporation, Mercury Interactive Corporation and Verizon Communications.

  Several relative stock investments affected the Fund's investment underperformance versus the benchmark. One such investment was HCA Inc., a private hospital management company, which had to deal with a change in U.S. Medicare reimbursement policies and renewed competition from non-profit hospitals for the first time in approximately 20 years. We sold HCA Inc., Tenet Healthcare Corporation and Health Management Associates, Inc. as a result of the change in industry fundamentals. Secondarily, the Fund's investments in several of the largest information technology companies also attributed to the relative underperformance. Therefore, we sold International Business Machines when the U.S. Securities and Exchange Commission announced a formal investigation of the reported earnings for the years 2000 and 2001. We sold Microsoft Corporation after its Chief Executive Officer, Steven Ballmer, disposed of more than $1 billion of his personal stock and announced publicly that the business outlook for both the short- and intermediate-term for Microsoft was poor. In the first half of 2003, Microsoft was one of the few investments that had an overall negative rate of return.

  The Fund's investments in Electronic Arts Inc., Intel Corporation and Cisco Systems Inc. were very positive. However, the Fund's holding of General Dynamics Corporation was negative even though the company has one of the best long-run rates of growth and rate-of-return performances in the defense industry. We continue to hold General Dynamics since we believe it should continue to benefit from the increases in U.S. defense spending. As noted above, we added General Electric Company to the Fund after selling it in early August 2001. In our viewpoint, the new Federal tax legislation with significant accelerated depreciation incentives, personal tax rebates and tax rate cuts may cause a new commercial capital spending upturn in the health care, commercial aviation and electric utility industries, which could improve General Electric's business prospects and appreciate its stock value. At June 30, 2003, General Electric was the Fund's largest stock holding. It is our opinion that the Federal Reserve Board and the Bush Administration in cooperation with the U.S. Congress is attempting to revive the rate of real economic and employment growth. We believe the Fund is structured to benefit from a moderate recovery in the overall real rate of growth of the U.S. economy.

--------------------------------------------------------------------------------

IN CONCLUSION

  We appreciate your investment in Fundamental Growth V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to discussing our investment outlook and strategies with you in our next report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Lawrence R. Fuller
Lawrence R. Fuller
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           - 5.36%
--------------------------------------------------------------------------
Inception (4/03/00) to 6/30/03                                   -14.81
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  + 8.06%        - 5.36%
-----------------------------------------------------------------------------------------
Standard & Poor's 500 Index**                                    +11.76         + 0.25
-----------------------------------------------------------------------------------------
Standard & Poor's 500 Barra Growth Index***                      +11.25         + 2.32
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset value for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of the NYSE market capitalization and 30% of NYSE issues.
*** This unmanaged Index is a capitalization-weighted index of all the stocks in the Standard & Poor's 500 Index that have higher price-to-book ratios.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                    SHARES                                                                 PERCENT OF
INDUSTRY++                            HELD                    COMMON STOCKS                    VALUE       NET ASSETS
---------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE                 30,500      General Dynamics Corporation.............  $  2,211,250        1.4%
---------------------------------------------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS             51,700      United Parcel Service, Inc. (Class B)....     3,293,290        2.0
---------------------------------------------------------------------------------------------------------------------
BEVERAGES                           30,100      Anheuser-Busch Companies, Inc. ..........     1,536,605        0.9
                                   119,000      The Coca-Cola Company....................     5,522,790        3.4
                                    94,100      Coca-Cola Enterprises Inc. ..............     1,707,915        1.1
                                                                                           ------------      -----
                                                                                              8,767,310        5.4
---------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY                       52,400      +Amgen Inc. .............................     3,481,456        2.2
                                    39,600      +Gilead Sciences, Inc. ..................     2,200,968        1.3
                                                                                           ------------      -----
                                                                                              5,682,424        3.5
---------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS                     71,300      Northern Trust Corporation...............     2,979,627        1.9
                                    40,500      State Street Corporation.................     1,595,700        1.0
                                    65,800      T. Rowe Price Group Inc. ................     2,483,950        1.5
                                                                                           ------------      -----
                                                                                              7,059,277        4.4
---------------------------------------------------------------------------------------------------------------------
CHEMICALS                           86,200      Ecolab Inc. .............................     2,206,720        1.4
---------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &               30,500      +Apollo Group, Inc. (Class A)............     1,883,680        1.2
SUPPLIES
---------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT           247,800      +Cisco Systems, Inc. ....................     4,135,782        2.6
---------------------------------------------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS             21,800      +Lexmark International Group, Inc. (Class
                                                  A).....................................     1,542,786        1.0
---------------------------------------------------------------------------------------------------------------------
CONTAINERS & PACKAGING              26,000      Ball Corporation.........................     1,183,260        0.7
---------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL               75,100      Citigroup Inc. ..........................     3,214,280        2.0
SERVICES
---------------------------------------------------------------------------------------------------------------------
DIVERSIFIED                        113,200      Verizon Communications...................     4,465,740        2.8
TELECOMMUNICATION SERVICES
---------------------------------------------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICE          41,700      +BJ Services Company.....................     1,557,912        1.0
                                    53,200      Baker Hughes Incorporated................     1,785,924        1.1
                                                                                           ------------      -----
                                                                                              3,343,836        2.1
---------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS                       94,800      Archer-Daniels-Midland Company...........     1,220,076        0.8
---------------------------------------------------------------------------------------------------------------------
FOOD & STAPLES RETAILING            70,000      SUPERVALU Inc. ..........................     1,492,400        0.9
                                    56,000      SYSCO Corporation........................     1,682,240        1.1
                                                                                           ------------      -----
                                                                                              3,174,640        2.0
---------------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT &             49,800      Alcon, Inc...............................     2,275,860        1.4
SUPPLIES
                                    44,300      +Boston Scientific Corporation...........     2,706,730        1.7
                                     2,500      DENTSPLY International Inc. .............       102,250        0.1
                                    72,000      Medtronic, Inc. .........................     3,453,840        2.1
                                    22,600      Stryker Corporation......................     1,567,762        1.0
                                    30,900      +Varian Medical Systems, Inc. ...........     1,778,913        1.1
                                                                                           ------------      -----
                                                                                             11,885,355        7.4
---------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &             22,000      +Anthem, Inc. ...........................     1,697,300        1.0
SERVICES
                                    40,700      UnitedHealth Group Incorporated..........     2,045,175        1.3
                                    23,400      +WellPoint Health Networks Inc. .........     1,972,620        1.2
                                                                                           ------------      -----
                                                                                              5,715,095        3.5
---------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS &               27,700      +Brinker International, Inc. ............       997,754        0.6
LEISURE
                                    22,100      International Game Technology............     2,261,493        1.4
                                    67,600      +Starbucks Corporation...................     1,657,552        1.0
                                   106,400      +YUM! Brands, Inc. ......................     3,145,184        2.0
                                                                                           ------------      -----
                                                                                              8,061,983        5.0
---------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS                  34,200      Colgate-Palmolive Company................     1,981,890        1.2
                                    47,600      The Procter & Gamble Company.............     4,244,968        2.7
                                                                                           ------------      -----
                                                                                              6,226,858        3.9
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                    SHARES                                                                 PERCENT OF
INDUSTRY++                            HELD                    COMMON STOCKS                    VALUE       NET ASSETS
---------------------------------------------------------------------------------------------------------------------
IT SERVICES                         37,600      +Affiliated Computer Services, Inc.
                                                  (Class A)..............................  $  1,719,448        1.1%
                                    41,000      First Data Corporation...................     1,699,040        1.0
                                    20,900      +Hewitt Associates, Inc. (Class A).......       492,195        0.3
                                                                                           ------------      -----
                                                                                              3,910,683        2.4
---------------------------------------------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES            37,600      3M Co. ..................................     4,849,648        3.0
                                   270,000      General Electric Company.................     7,743,600        4.8
                                                                                           ------------      -----
                                                                                             12,593,248        7.8
---------------------------------------------------------------------------------------------------------------------
INSURANCE                            7,600      Everest Re Group, Ltd. ..................       581,400        0.4
---------------------------------------------------------------------------------------------------------------------
INTERNET & CATALOG RETAIL           23,100      +eBay Inc. ..............................     2,406,558        1.5
---------------------------------------------------------------------------------------------------------------------
MACHINERY                           26,000      ITT Industries, Inc. ....................     1,701,960        1.1
---------------------------------------------------------------------------------------------------------------------
MEDIA                               42,000      +Clear Channel Communications, Inc. .....     1,780,380        1.1
                                    64,600      +Fox Entertainment Group, Inc. (Class
                                                  A).....................................     1,859,188        1.1
                                     7,800      +InterActiveCorp.........................       308,646        0.2
                                    88,400      Rogers Communications, Inc. (Class B)....     1,408,545        0.9
                                                                                           ------------      -----
                                                                                              5,356,759        3.3
---------------------------------------------------------------------------------------------------------------------
OFFICE ELECTRONICS                   1,000      +Zebra Technologies Corporation (Class
                                                  A).....................................        75,190        0.0
---------------------------------------------------------------------------------------------------------------------
OIL & GAS                           30,400      Devon Energy Corporation.................     1,623,360        1.0
---------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS                     27,600      +Forest Laboratories, Inc. ..............     1,511,100        0.9
---------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS &                    77,400      +ASM Lithography Holding NV (NY
SEMICONDUCTOR EQUIPMENT                           Registered Shares).....................       739,944        0.5
                                    97,400      +Altera Corporation......................     1,597,360        1.0
                                   345,800      Intel Corporation........................     7,187,107        4.5
                                    65,600      +Xilinx, Inc. ...........................     1,660,336        1.0
                                                                                           ------------      -----
                                                                                             11,184,747        7.0
---------------------------------------------------------------------------------------------------------------------
SOFTWARE                            73,300      +Citrix Systems, Inc. ...................     1,492,388        0.9
                                    32,100      +Electronic Arts Inc. ...................     2,375,079        1.5
                                    41,600      +Mercury Interactive Corporation.........     1,606,176        1.0
                                    35,100      +Symantec Corporation....................     1,539,486        1.0
                                                                                           ------------      -----
                                                                                              7,013,129        4.4
---------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL                    24,100      +AutoZone, Inc. .........................     1,830,877        1.1
                                    50,000      +Bed, Bath & Beyond Inc. ................     1,940,500        1.2
                                    25,700      +Krispy Kreme Doughnuts, Inc. ...........     1,058,326        0.7
                                    84,200      Lowe's Companies, Inc. ..................     3,616,390        2.3
                                   104,000      PETsMART, Inc. ..........................     1,733,680        1.1
                                    39,200      Ross Stores, Inc. .......................     1,675,408        1.0
                                    91,000      The TJX Companies, Inc. .................     1,714,440        1.1
                                    71,400      Tiffany & Co. ...........................     2,333,352        1.4
                                                                                           ------------      -----
                                                                                             15,902,973        9.9
---------------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY          46,700      +Coach, Inc. ............................     2,322,858        1.4
GOODS
                                    30,000      Nike, Inc. (Class B).....................     1,604,700        1.0
                                                                                           ------------      -----
                                                                                              3,927,558        2.4
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL INVESTMENTS IN COMMON STOCKS
                                                (COST--$148,167,322)                        153,062,307       95.2
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                              BENEFICIAL INTEREST/                                                                 PERCENT OF
                                       SHARES HELD                SHORT-TERM SECURITIES                VALUE       NET ASSETS
-----------------------------------------------------------------------------------------------------------------------------
                                  $  7,362,607          Merrill Lynch Liquidity Series, LLC Cash
                                                          Sweep Series II(a).....................  $  7,362,607        4.6%
                                  $  5,843,099          Merrill Lynch Liquidity Series, LLC Money
                                                          Market Series(a)(b)....................     5,843,099        3.6
                                     3,895,401          Merrill Lynch Premier Institutional
                                                          Fund(a)(b).............................     3,895,401        2.4
-----------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL INVESTMENTS IN SHORT-TERM
                                                        SECURITIES (COST--$17,101,107)               17,101,107       10.6
-----------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL INVESTMENTS (COST--$165,268,429)...   170,163,414      105.8
                                                        LIABILITIES IN EXCESS OF OTHER ASSETS....    (9,331,390)      (5.8)
                                                                                                   ------------      -----
                                                        NET ASSETS...............................  $160,832,024      100.0%
                                                                                                   ============      =====
-----------------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

----------------------------------------------------------------------------------------
                                                                               INTEREST/
                                                                  NET          DIVIDEND
AFFILIATE                                                       ACTIVITY        INCOME
----------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $(10,485,688)     $90,216
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $ (4,379,833)     $ 3,282
Merrill Lynch Premier Institutional Fund....................    (5,170,219)     $ 2,363
----------------------------------------------------------------------------------------

(b) Security was purchased with the cash proceeds from securities loans.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $9,456,538) (identified cost--$165,268,429)...............                  $170,163,414
Receivables:
  Securities sold...........................................  $  3,742,527
  Capital shares sold.......................................     1,226,562
  Dividends.................................................       131,625
  Interest..................................................        11,362
  Securities lending--net...................................           386       5,112,462
                                                              ------------
Prepaid expenses............................................                           867
                                                                              ------------
Total assets................................................                   175,276,743
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                     9,738,500
Payables:
  Securities purchased......................................     3,425,252
  Custodian bank............................................     1,154,458
  Investment adviser........................................        89,260
  Capital shares redeemed...................................         9,732
  Other affiliates..........................................         1,964       4,680,666
                                                              ------------
Accrued expenses............................................                        25,553
                                                                              ------------
Total liabilities...........................................                    14,444,719
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $160,832,024
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                  $  2,725,778
Paid-in capital in excess of par............................                   206,417,565
Undistributed investment income--net........................  $    151,985
Accumulated realized capital losses on investments and
  foreign currency transactions--net........................   (53,358,392)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................     4,895,088
                                                              ------------
Total accumulated losses--net...............................                   (48,311,319)
                                                                              ------------
NET ASSETS..................................................                  $160,832,024
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $160,832,024 and 27,257,778
  shares outstanding........................................                  $       5.90
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends (net of $2,848 foreign withholding tax)...........                  $    726,581
Interest....................................................                        90,216
Securities lending--net.....................................                         5,645
                                                                              ------------
Total income................................................                       822,442
                                                                              ------------
-------------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $    564,177
Accounting services.........................................        36,316
Custodian fees..............................................        15,089
Professional fees...........................................        12,644
Printing and shareholder reports............................         8,296
Directors' fees and expenses................................         5,900
Transfer agent fees.........................................         2,686
Pricing services............................................         2,223
Registration fees...........................................            25
Other.......................................................         9,476
                                                              ------------
Total expenses..............................................                       656,832
                                                                              ------------
Investment income--net......................................                       165,610
                                                                              ------------
-------------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS & FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized gain (loss) from:
  Investments--net..........................................   (19,298,986)
  Foreign currency transactions-- net.......................           354     (19,298,632)
                                                              ------------
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................    29,970,912
  Foreign currency transactions--net........................            23      29,970,935
                                                              ------------    ------------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                    10,672,303
                                                                              ------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                  $ 10,837,913
                                                                              ============
-------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $   165,610       $    147,423
Realized loss on investments and foreign currency
  transactions--net.........................................  (19,298,632)       (22,623,210)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........   29,970,935        (26,928,319)
                                                              ------------      ------------
Net increase (decrease) in net assets resulting from
  operations................................................   10,837,913        (49,404,106)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................           --           (161,537)
                                                              ------------      ------------
Net decrease in net assets resulting from dividends to
  shareholders..............................................           --           (161,537)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase (decrease) in net assets derived from capital
  share transactions........................................  (50,530,210)        86,872,424
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................  (39,692,297)        37,306,781
Beginning of period.........................................  200,524,321        163,217,540
                                                              ------------      ------------
End of period*..............................................  $160,832,024      $200,524,321
                                                              ============      ============
-----------------------------------------------------------------------------------------------
* Undistributed (accumulated distributions in excess of)
  investment income--net....................................  $   151,985       $    (13,625)
                                                              ============      ============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                      CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                      ---------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                        FOR THE SIX       FOR THE YEAR ENDED      FOR THE PERIOD
                                                             MONTHS ENDED         DECEMBER 31,         APRIL 3, 2000+
                                                               JUNE 30,      ----------------------    TO DECEMBER 31,
INCREASE (DECREASE) IN NET ASSET VALUE:                          2003          2002          2001           2000
----------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period.....................      $   5.46      $   7.54      $   9.23        $ 10.00
                                                               --------      --------      --------        -------
Investment income--net...................................           .01++++       .01++++       .04++++         .03
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net.....................           .43         (2.08)        (1.71)          (.76)
                                                               --------      --------      --------        -------
Total from investment operations.........................           .44         (2.07)        (1.67)          (.73)
                                                               --------      --------      --------        -------
Less dividends:
  Investment income--net.................................            --          (.01)         (.02)          (.04)
  In excess of investment income--net....................            --            --            --             --++
                                                               --------      --------      --------        -------
Total dividends..........................................            --          (.01)         (.02)          (.04)
                                                               --------      --------      --------        -------
Net asset value, end of period...........................      $   5.90      $   5.46      $   7.54        $  9.23
                                                               ========      ========      ========        =======
----------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share.......................         8.06%@      (27.51%)      (18.12%)        (7.27%)@
                                                               ========      ========      ========        =======
----------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses, net of waiver..................................          .76%*         .75%          .79%          1.09%*
                                                               ========      ========      ========        =======
Expenses.................................................          .76%*         .75%          .79%          1.12%*
                                                               ========      ========      ========        =======
Investment income--net...................................          .19%*         .09%          .57%          1.18%*
                                                               ========      ========      ========        =======
----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands).................      $160,832      $200,524      $163,218        $32,480
                                                               ========      ========      ========        =======
Portfolio turnover.......................................        93.19%        89.61%        94.56%         95.44%
                                                               ========      ========      ========        =======
----------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Commencement of operations.

++ Amount is less than $.01 per share.

++ Aggregate total investment return.

++++ Based on average shares outstanding.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--FUNDAMENTAL GROWTH V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company ("MLLIC"), ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Fundamental Growth V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked to market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold

--------------------------------------------------------------------------------

through an exercise of an option, the related premium paid or received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it receives a fee from the borrower. The Fund typically receives the income on the loaned securities, but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of

--------------------------------------------------------------------------------

losses on investments made with cash collateral.

  (i) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft, which resulted from a failed trade that settled the next day.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .65% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC") an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $2,127,646 to MLPF&S or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $5,541 in securities lending agent fees from the Fund.

  For the six months ended June 30, 2003, MLPF&S earned $44,254 in commissions on the execution of portfolio security transactions.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $2,390 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $144,882,979 and $143,706,768, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains as of June 30, 2003 were as follows:

-------------------------------------------------------------------
                                          Realized       Unrealized
                                       Gains (Losses)      Gains
-------------------------------------------------------------------
Long-term investments................   $(19,298,986)    $4,894,985
Foreign currency transactions........            354            103
                                        ------------     ----------
Total................................   $(19,298,632)    $4,895,088
                                        ============     ==========
-------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $3,910,767, of which $9,273,279 related to appreciated securities and $5,362,512 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $166,252,647.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

--------------------------------------------------------------------
Class A Shares for the Six Months Ended                    Dollar
June 30, 2003                              Shares          Amount
--------------------------------------------------------------------
Shares sold..........................      2,751,832    $ 15,204,268
Shares redeemed......................    (12,235,409)    (65,734,478)
                                         -----------    ------------
Net decrease.........................     (9,483,577)   $(50,530,210)
                                         ===========    ============
--------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................  22,309,012    $137,179,860
Shares issued to shareholders in
 reinvestment of dividends...........      29,280         161,537
                                       ----------    ------------
Total issued.........................  22,338,292     137,341,397
Shares redeemed......................  (7,255,296)    (50,468,973)
                                       ----------    ------------
Net increase.........................  15,082,996    $ 86,872,424
                                       ==========    ============
-----------------------------------------------------------------

--------------------------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $31,096,958, of which $110,592 expires in 2008, $10,750,741 expires in 2009 and
$20,235,625 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

INVESTMENT STRATEGY

  Global Allocation V.I. Fund seeks competitive returns with low to moderate levels of risk compared to most equity funds through a flexible, value-oriented approach. The Fund invests in U.S. and global equity and fixed income securities, seeking what we believe are the best investment opportunities worldwide, diversified across asset classes, countries and securities. Within the equity portion of the portfolio, the fund management team looks for undervalued companies that are expected to generate above-average rates of return. In selecting fixed income securities, management focuses on total return and credit analysis. Portfolio diversification is the key means of managing risk.

INVESTMENT ENVIRONMENT

  Over the past six months, the global investment environment presented a mix of positive and negative factors. Among the positive influences were the rapid resolution to the war in Iraq and the related decline in oil prices. Markets rallied in the United States and in some European and Latin American countries as the turmoil subsided in the Middle East. A rally in Asian markets followed later in the period. The United States also benefited from stimulative monetary and fiscal policy, low inflation, improving corporate profits and an apparent upturn in the credit cycle. Outside U.S. borders, the economies of several foreign countries, particularly in Asia, continued to grow more strongly than they have been in a number of years. In Europe, the central bank initiated more active monetary policy in early June, cutting interest rates by .5% to 2% in an effort to stimulate economic growth.

  The negative events that played a role during the past six months included the geopolitical uncertainty that existed throughout much of the first half of the period, along with the accompanying high oil prices. Despite the Federal Reserve Board's best efforts, U.S. economic growth remained subpar and the employment picture was unusually poor for an economic recovery. The U.S. economy wrestled with high levels of consumer and corporate debt and excess production capacity. U.S. equity valuations also increased. Taken together, these factors made for somewhat fragile consumer and investor confidence in the United States. Beyond U.S. borders, the Japanese and many major economies in Europe demonstrated sluggish growth throughout the six-month period. Several Asian markets also suffered as the additional impact of severe acute respiratory syndrome (SARS) affected economic activity and dampened investor sentiment into April, although many of these markets enjoyed strong gains in May and June. In the exchange rate markets, the U.S. dollar weakened significantly against many major currencies, most notably depreciating about 10% against the euro.

PERFORMANCE REVIEW

  The Fund enjoyed strong returns over the past six months, both in absolute terms and relative to its benchmark and its peer group. For the six-month period ended June 30, 2003, Global Allocation V.I. Fund's Class A Shares had a total return of +15.50%. The Fund significantly outperformed its unmanaged benchmark, the Financial Times Stock Exchange (FTSE) World Index, which returned +11.47%, and its Reference Portfolio, which returned +9.13% for the same period. Returns for each component of the Reference Portfolio for the six months ended June 30, 2003 were as follows: the unmanaged Standard & Poor's 500 (S&P 500(R)) Index returned +11.76%; the unmanaged FTSE World (ex-U.S.) Index returned +11.14%; the Merrill Lynch Treasury Index GA05 returned +3.49%; and the Citigroup World Government Bond (ex-U.S.) Index returned +8.09%. The Fund also outperformed its peer group, represented by the Lipper Global Flexible Portfolio Funds, which had an average return of +10.22% for the period.

  The Fund's outperformance is attributed largely to an asset allocation strategy that included an overweight position in equities for most of the period, especially U.S. stocks, and a significant underweight in fixed income, particularly high-quality long-term U.S. government bonds. A strong recovery in the U.S. and global equity markets was a key contributor to Fund performance for the period. Although underweight in fixed income as a whole, the Fund had significant exposure to U.S. corporate, convertible and high yield securities, reflecting our belief that these securities would outperform U.S. Treasury issues. Our outlook was realized over the period as U.S. corporate bonds rallied, enjoying their strongest returns in more than a decade, and yield spreads narrowed from the record levels seen in October 2002.

  Fund performance was further enhanced by effective stock selection. We continued to focus on attractively valued stocks, particularly U.S. equities. We took profits in stocks that outperformed during the period, notably in the information technology, financials, telecommuni-

--------------------------------------------------------------------------------

cations, industrials and utilities sectors. This brought the Fund's equity exposure to an underweight position of 57.8% of net assets at the close of the period, compared to the Reference Portfolio's position of 60%, as we continued to search for more attractive equity investment opportunities. The Fund's equity exposure was down from its 60.2% weighting at the beginning of the period, as a result of a decrease in U.S. and European equity weightings, which was partially offset by an increase in Asian equity holdings.

  The Fund was significantly underweight in the fixed income component of the portfolio at the close of the period, with 22.5% of net assets invested in bonds worldwide as compared to the Reference Portfolio's fixed income weighting of 40%. During the six-month period, the Fund's overall fixed income weighting decreased from 23.3% of net assets to 22.5% because of a decrease in euro-denominated bonds and U.S.-denominated corporate debt, which was partially offset by the addition of Canadian sovereign debt. We note that the Fund's U.S. fixed income exposure includes bonds of non-U.S. issuers denominated in U.S. dollars. Approximately 5.1% of the Fund's net assets were invested in convertible securities as of June 30, 2003 and are reported as a portion of the Fund's fixed income securities, although some of these securities tend to perform similar to equities.

  Reflecting the reduction in the Fund's equity and fixed income exposures, cash reserves increased from 16.5% of net assets at December 31, 2002 to 19.7% as of June 30, 2003. The Fund's net weighting in the U.S. dollar increased during the period from 62.7% of net assets to 65.2%, and includes both U.S. dollar-denominated assets and that portion of the non-U.S. assets hedged back into dollars. As of June 30, 2003, the Fund had an overweight in the euro and the Australian dollar. The Fund remained overweight in the U.S. dollar, primarily because of its underweight exposure to the Japanese yen relative to its blended benchmark.

  At the close of the period, the Fund's equity weighting was still higher than during most of its history and, therefore, the Fund could exhibit a somewhat higher beta versus the S&P 500 Index and higher volatility in net asset value than has historically been the case. With that said, given the Fund's current positioning, we believe that both of these measures are likely to remain below those typical of most equity funds in most market conditions.

IN CONCLUSION

  We thank you for your investment in Global Allocation V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to your reviewing our market strategy and investment performance in our next report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Dennis W. Stattman
Dennis Stattman
Vice President and Senior Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           + 8.65%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         + 0.87
--------------------------------------------------------------------------
Ten Years Ended 6/30/03                                          + 5.74
--------------------------------------------------------------------------

* Average annual total returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
                    AS OF JUNE 30, 2003                       TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +15.50%        + 8.65%
-----------------------------------------------------------------------------------------
FTSE World Index**                                               +11.47         - 1.57
-----------------------------------------------------------------------------------------
Reference Portfolio***                                           + 9.13         + 5.27
-----------------------------------------------------------------------------------------
U.S. Stocks: Standard & Poor's 500 Index****                     +11.76         + 0.25
-----------------------------------------------------------------------------------------
Non-U.S. Stocks: FTSE World Index (Ex-U.S.) Equities*****        +11.14         - 4.30
-----------------------------------------------------------------------------------------
U.S. Bonds: ML Treasury Index GA05+                              + 3.49         +11.96
-----------------------------------------------------------------------------------------
Non-U.S. Bonds: Citigroup World Government Bond Index
  (Ex-U.S.)++                                                    + 8.09         +17.90
-----------------------------------------------------------------------------------------

* Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged market capitalization-weighted Index is comprised of nearly 2000 equities from 24 countries in 12 regions, including the United States.
*** The Reference Portfolio is an unmanaged weighted Index comprised as follows:
    36% of the Standard & Poor's 500 Index; 24% FTSE World Index (Ex-US) Equities; 24% Merrill Lynch Treasury Index GA05; and 16% Citigroup World Government Bond Index (Ex-US).
****  This unmanaged broad-based Index is comprised of common stocks.
***** This unmanaged capitalization-weighted Index is comprised of 1,631 companies in 28 countries, excluding the United States.
+ This unmanaged Index is designed to track the total return of the current coupon five-year U.S. Treasury bond.
++ This unmanaged market capitalization-weighted Index tracks ten government bond indexes, excluding the United States.

--------------------------------------------------------------------------------
SUMMARY OF FUND'S OVERALL ASSET MIX
--------------------------------------------------------------------------------

                                                              PERCENT OF FUND'S   REFERENCE PORTFOLIO+
AS OF 6/30/03                                                    NET ASSETS           PERCENTAGES
------------------------------------------------------------------------------------------------------
North & South American Equities                                      36.3%*               36.0%
------------------------------------------------------------------------------------------------------
European Equities                                                     9.9                 11.0
------------------------------------------------------------------------------------------------------
Pacific Basin Equities                                               11.6                 13.0
------------------------------------------------------------------------------------------------------
TOTAL EQUITIES                                                       57.8                 60.0
------------------------------------------------------------------------------------------------------
U.S. Dollar Denominated Fixed Income Securities                       7.8                 24.0
------------------------------------------------------------------------------------------------------
  U.S. Issuer                                                         5.7                   --
------------------------------------------------------------------------------------------------------
  Non-U.S. Issuer                                                     2.1                   --
------------------------------------------------------------------------------------------------------
Non-U.S. Dollar Denominated Fixed Income Securities                  14.7                 16.0
------------------------------------------------------------------------------------------------------
TOTAL FIXED INCOME SECURITIES                                        22.5                 40.0
------------------------------------------------------------------------------------------------------
CASH & CASH EQUIVALENTS                                              19.7**                 --
------------------------------------------------------------------------------------------------------

*  Includes value of Financial Futures Contracts.
** Cash & Cash Equivalents are reduced by the market (or nominal) value of long financial futures contracts.
+ The unmanaged Reference Portfolio is an unmanaged weighted index comprised as follows: 36% of the Standard & Poor's 500 Index; 24% FTSE World Index (Ex-U.S.) Equities; 24% Merrill Lynch Treasury Index GA05; and 16% Citigroup World Government Bond Index (Ex-U.S.).

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003                    (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
AUSTRALIA        COMMERCIAL BANKS           28,400    Westpac Banking Corporation Limited..  $    309,505       0.1%
                 -----------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS             269,500    +Burns, Philp & Company Limited......       135,555       0.0
                 -----------------------------------------------------------------------------------------------------
                 METALS & MINING           348,600    BHP Billiton Limited.................     2,019,933       0.5
                                           135,200    BHP Steel Limited....................       337,299       0.1
                                            60,100    Rio Tinto Limited....................     1,177,340       0.3
                                           383,700    +WMC Resources Limited...............       903,223       0.2
                                                                                             ------------     -----
                                                                                                4,437,795       1.1
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  50,200    Woodside Petroleum Limited...........       416,793       0.1
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN AUSTRALIA          5,299,648       1.3
----------------------------------------------------------------------------------------------------------------------
BELGIUM          DIVERSIFIED FINANCIAL      11,534    Fortis...............................       200,265       0.0
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN BELGIUM              200,265       0.0
----------------------------------------------------------------------------------------------------------------------
BRAZIL           METALS & MINING             2,500    Companhia Vale do Rio Doce (ADR)*....        74,150       0.0
                                            11,300    Companhia Vale do Rio Doce (Sponsored
                                                        ADR)*..............................       313,575       0.2
                                                                                             ------------     -----
                                                                                                  387,725       0.2
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  36,300    Petroleo Brasileiro SA--Petrobras
                                                        (ADR)*.............................       717,288       0.1
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN BRAZIL             1,105,013       0.3
----------------------------------------------------------------------------------------------------------------------
CANADA           COMMUNICATIONS             98,028    +Nortel Networks Corporation.........       264,676       0.1
                 EQUIPMENT
                 -----------------------------------------------------------------------------------------------------
                 METALS & MINING           125,600    Placer Dome Inc. ....................     1,541,112       0.4
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN CANADA             1,805,788       0.5
----------------------------------------------------------------------------------------------------------------------
DENMARK          COMMERCIAL SERVICES &      16,498    ISS A/S..............................       589,023       0.2
                 SUPPLIES
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN DENMARK              589,023       0.2
----------------------------------------------------------------------------------------------------------------------
FINLAND          COMMUNICATIONS             49,897    Nokia Oyj (Series A).................       821,670       0.2
                 EQUIPMENT
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN FINLAND              821,670       0.2
----------------------------------------------------------------------------------------------------------------------
FRANCE           AUTOMOBILES                13,545    PSA Peugeot Citroen..................       657,951       0.2
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL BANKS           18,369    BNP Paribas SA.......................       933,411       0.2
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED                25,280    France Telecom SA....................       620,087       0.2
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 HOTELS, RESTAURANTS &      18,815    Accor SA.............................       680,595       0.2
                 LEISURE
                 -----------------------------------------------------------------------------------------------------
                 IT SERVICES                 4,958    +Cap Gemini SA.......................       176,044       0.0
                 -----------------------------------------------------------------------------------------------------
                 INSURANCE                  12,782    Axa..................................       198,303       0.1
                 -----------------------------------------------------------------------------------------------------
                 MEDIA                      29,404    +Vivendi Universal SA................       535,192       0.1
                 -----------------------------------------------------------------------------------------------------
                 METALS & MINING            22,187    Arcelor..............................       258,351       0.1
                                             9,995    Pechiney SA 'A'......................       358,795       0.1
                                                                                             ------------     -----
                                                                                                  617,146       0.2
                 -----------------------------------------------------------------------------------------------------
                 MULTI-UTILITIES &          34,161    Suez SA..............................       543,711       0.1
                 UNREGULATED POWER
                 -----------------------------------------------------------------------------------------------------
                 MULTILINE RETAIL            5,439    Pinault-Printemps-Redoute SA.........       409,729       0.1
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  11,200    TotalFinaElf SA......................     1,692,575       0.4
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS            11,544    Aventis SA...........................       635,121       0.2
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN FRANCE             7,699,865       2.0
----------------------------------------------------------------------------------------------------------------------
GERMANY          AUTOMOBILES                 8,498    Volkswagen AG........................       359,217       0.1
                 -----------------------------------------------------------------------------------------------------
                 CHEMICALS                  10,618    Linde AG.............................       393,108       0.1
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
GERMANY
(CONCLUDED)
                 DIVERSIFIED FINANCIAL       5,614    Deutsche Boerse AG...................  $    297,392       0.1%
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED                19,779    +Deutsche Telekom AG (Registered
                 TELECOMMUNICATION                      Shares)............................       301,859       0.1
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES         11,426    E.On AG..............................       587,429       0.2
                 -----------------------------------------------------------------------------------------------------
                 HOUSEHOLD PRODUCTS          3,134    Henkel KGaA..........................       177,427       0.0
                 -----------------------------------------------------------------------------------------------------
                 TEXTILES, APPAREL &         2,205    Adidas-Salomon AG....................       188,566       0.0
                 LUXURY GOODS
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN GERMANY            2,304,998       0.6
----------------------------------------------------------------------------------------------------------------------
HONG KONG        COMMERCIAL BANKS           70,400    HSBC Holdings PLC....................       835,070       0.2
                 -----------------------------------------------------------------------------------------------------
                 INDUSTRIAL                160,380    Hutchison Whampoa Limited............       976,905       0.3
                 CONGLOMERATES
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN HONG KONG          1,811,975       0.5
----------------------------------------------------------------------------------------------------------------------
INDIA            AUTOMOBILES                10,000    Bajaj Auto Limited...................       123,499       0.0
                 -----------------------------------------------------------------------------------------------------
                 CHEMICALS                 229,400    Reliance Industries Ltd. ............     1,602,394       0.4
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED FINANCIAL      25,600    Housing Development Finance
                 SERVICES                               Corporation Ltd. (HDFC)............       225,398       0.1
                 -----------------------------------------------------------------------------------------------------
                 HOUSEHOLD PRODUCTS         60,800    Hindustan Lever Ltd. ................       233,479       0.1
                 -----------------------------------------------------------------------------------------------------
                 IT SERVICES                15,200    Infosys Technologies Limited.........     1,067,909       0.3
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS            10,000    Dr. Reddy's Laboratories Limited.....       235,571       0.0
                                            19,300    Ranbaxy Laboratories Limited.........       325,965       0.1
                                                                                             ------------     -----
                                                                                                  561,536       0.1
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN INDIA              3,814,215       1.0
----------------------------------------------------------------------------------------------------------------------
IRELAND          COMMERCIAL BANKS           46,183    Bank of Ireland......................       557,390       0.1
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN IRELAND              557,390       0.1
----------------------------------------------------------------------------------------------------------------------
ISRAEL           COMMUNICATIONS            166,100    +ECI Telecom Limited (U.S. Registered
                 EQUIPMENT                              Shares)............................       488,334       0.1
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN ISRAEL               488,334       0.1
----------------------------------------------------------------------------------------------------------------------
ITALY            COMMERCIAL BANKS          384,042    Intesa BCI SpA.......................     1,228,225       0.3
                                           169,124    Unicredito Italiano SpA..............       805,986       0.2
                                                                                             ------------     -----
                                                                                                2,034,211       0.5
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED                89,137    Telecom Italia SpA...................       806,907       0.2
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  40,269    ENI SpA..............................       609,111       0.2
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN ITALY              3,450,229       0.9
----------------------------------------------------------------------------------------------------------------------
JAPAN            AUTO COMPONENTS            11,500    TOYOTA INDUSTRIES CORPORATION........       187,141       0.0
                 -----------------------------------------------------------------------------------------------------
                 AUTOMOBILES               122,000    Fuji Heavy Industries, Ltd. .........       550,689       0.1
                                            48,000    Suzuki Motor Corporation.............       624,410       0.2
                                                                                             ------------     -----
                                                                                                1,175,099       0.3
                 -----------------------------------------------------------------------------------------------------
                 BEVERAGES                  20,700    Coca-Cola West Japan Company
                                                        Limited............................       342,716       0.1
                                            13,000    Kinki Coca-Cola Bottling Co.,
                                                        Ltd. ..............................        72,646       0.0
                                                                                             ------------     -----
                                                                                                  415,362       0.1
                 -----------------------------------------------------------------------------------------------------
                 CHEMICALS                  71,000    Shin-Etsu Chemical Co., Ltd. ........     2,424,318       0.6
                 -----------------------------------------------------------------------------------------------------
                 CONSTRUCTION &             88,000    JGC Corporation......................       592,163       0.2
                 ENGINEERING
                 -----------------------------------------------------------------------------------------------------
                 ELECTRONIC EQUIPMENT &     33,000    Murata Manufacturing Co., Ltd. ......     1,297,189       0.3
                 INSTRUMENTS
                 -----------------------------------------------------------------------------------------------------
                 FOOD & STAPLES             35,300    Ito-Yokado Co., Ltd. ................       845,201       0.2
                 RETAILING
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
JAPAN
(CONCLUDED)
                 HOUSEHOLD PRODUCTS         26,300    Rohto Pharmaceutical Co., Ltd. ......  $    203,479       0.1%
                 -----------------------------------------------------------------------------------------------------
                 INSURANCE                 495,000    Aioi Insurance Company, Limited......     1,203,748       0.3
                                               573    Millea Holdings, Inc. ...............     4,380,712       1.1
                                           748,000    Mitsui Marine and Fire Insurance
                                                        Company, Ltd. .....................     3,469,798       0.9
                                            98,000    The Nippon Fire & Marine Insurance
                                                        Co., Ltd. .........................       330,543       0.1
                                                                                             ------------     -----
                                                                                                9,384,801       2.4
                 -----------------------------------------------------------------------------------------------------
                 OFFICE ELECTRONICS         14,000    Canon, Inc. .........................       642,432       0.2
                                             3,700    Seiko Epson Corporation..............       110,006       0.0
                                                                                             ------------     -----
                                                                                                  752,438       0.2
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS            22,800    Takeda Chemical Industries, Ltd. ....       841,174       0.2
                 -----------------------------------------------------------------------------------------------------
                 SOFTWARE                    3,500    Nintendo Company Ltd. ...............       254,466       0.1
                 -----------------------------------------------------------------------------------------------------
                 WIRELESS                      335    NTT DoCoMo, Inc. ....................       725,380       0.2
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN JAPAN             19,098,211       4.9
----------------------------------------------------------------------------------------------------------------------
MEXICO           BEVERAGES                   6,300    Fomento Economico Mexicano, SA de CV
                                                        (ADR)*.............................       259,560       0.1
                 -----------------------------------------------------------------------------------------------------
                 MEDIA                      22,600    Grupo Televisa SA (ADR)*.............       779,700       0.2
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN MEXICO             1,039,260       0.3
----------------------------------------------------------------------------------------------------------------------
NETHERLANDS      CHEMICALS                  12,082    Akzo Nobel NV........................       320,220       0.1
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL SERVICES &      44,100    +Buhrmann NV.........................       304,360       0.1
                 SUPPLIES
                                            34,834    Vedior NV 'A'........................       315,613       0.1
                                                                                             ------------     -----
                                                                                                  619,973       0.2
                 -----------------------------------------------------------------------------------------------------
                 CONSTRUCTION &             12,436    Imtech NV............................       230,351       0.1
                 ENGINEERING
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED FINANCIAL      23,935    Fortis...............................       412,286       0.1
                 SERVICES
                                            43,017    ING Groep NV.........................       747,400       0.2
                                                                                             ------------     -----
                                                                                                1,159,686       0.3
                 -----------------------------------------------------------------------------------------------------
                 HOUSEHOLD DURABLES         30,223    Koninklijke (Royal) Philips
                                                        Electronics NV.....................       574,741       0.1
                 -----------------------------------------------------------------------------------------------------
                 INSURANCE                  39,761    Aegon NV.............................       398,149       0.1
                 -----------------------------------------------------------------------------------------------------
                 MEDIA                      38,036    Wolters Kluwer NV 'A'................       458,626       0.1
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  34,149    Royal Dutch Petroleum Company........     1,585,070       0.4
                                            25,000    Royal Dutch Petroleum Company (NY
                                                        Registered Shares).................     1,165,500       0.3
                                                                                             ------------     -----
                                                                                                2,750,570       0.7
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN THE
                                                      NETHERLANDS                               6,512,316       1.7
----------------------------------------------------------------------------------------------------------------------
SINGAPORE        ELECTRONIC EQUIPMENT &     47,100    +Flextronics International Ltd. .....       489,369       0.1
                 INSTRUMENTS
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN SINGAPORE            489,369       0.1
----------------------------------------------------------------------------------------------------------------------
SOUTH AFRICA     PAPER & FOREST             18,700    Sappi Limited (ADR)*.................       230,945       0.1
                 PRODUCTS
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN SOUTH AFRICA         230,945       0.1
----------------------------------------------------------------------------------------------------------------------
SOUTH KOREA      DIVERSIFIED               111,400    KT Corporation (ADR)*................     2,195,694       0.6
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 METALS & MINING            92,300    POSCO (ADR)*.........................     2,417,337       0.6
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
SOUTH KOREA
(CONCLUDED)
                 WIRELESS                    2,600    SK Telecom Co., Ltd. ................  $    444,035       0.1%
                 TELECOMMUNICATION
                 SERVICES

                                            24,600    SK Telecom Co., Ltd. (ADR)*..........       463,956       0.1
                                                                                             ------------     -----
                                                                                                  907,991       0.2
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN SOUTH KOREA        5,521,022       1.4
----------------------------------------------------------------------------------------------------------------------
SWEDEN           COMMERCIAL BANKS          120,040    Nordbanken Holding AB................       578,835       0.2
                                            45,569    Skandinaviska Enskilda Banken (SEB)
                                                        'A'................................       463,947       0.1
                                                                                             ------------     -----
                                                                                                1,042,782       0.3
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL SERVICES &      18,154    Securitas AB 'B'.....................       185,963       0.0
                 SUPPLIES
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN SWEDEN             1,228,745       0.3
----------------------------------------------------------------------------------------------------------------------
SWITZERLAND      COMMERCIAL BANKS           25,388    Credit Suisse Group..................       668,179       0.1
                 -----------------------------------------------------------------------------------------------------
                 CONSTRUCTION MATERIALS     16,425    Holcim Ltd. (Registered Shares)
                                                        'B'................................       606,896       0.2
                 -----------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS               5,798    Nestle SA (Registered Shares)........     1,196,369       0.3
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS            27,029    Novartis AG (Registered Shares)......     1,069,547       0.3
                                             6,920    Roche Holding AG.....................       542,800       0.1
                                                                                             ------------     -----
                                                                                                1,612,347       0.4
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN SWITZERLAND        4,083,791       1.0
----------------------------------------------------------------------------------------------------------------------
THAILAND         CONSTRUCTION MATERIALS     59,600    Siam City Cement Public Company
                                                        Limited (Foreign)..................       303,387       0.1
                                            74,600    The Siam Cement Public Company
                                                        Limited (Foreign Registered).......       298,116       0.1
                                                                                             ------------     -----
                                                                                                  601,503       0.2
                 -----------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS               2,600    Thai Union Frozen Products Public
                                                        Company Limited (Foreign)..........         1,608       0.0
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  61,600    PTT Exploration and Production Public
                                                        Company Limited (Foreign)..........       235,909       0.1
                                            68,100    PTT Public Company Limited...........       107,722       0.0
                                                                                             ------------     -----
                                                                                                  343,631       0.1
                 -----------------------------------------------------------------------------------------------------
                 TRANSPORTATION            246,300    Bangkok Expressway Public Company
                 INFRASTRUCTURE                         Limited (Foreign)..................       117,174       0.0
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN THAILAND           1,063,916       0.3
----------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM   COMMERCIAL BANKS          136,823    Barclays PLC.........................     1,016,002       0.2
                                            32,258    HSBC Holdings PLC....................       381,130       0.1
                                            39,997    Royal Bank of Scotland Group PLC.....     1,122,017       0.3
                                                                                             ------------     -----
                                                                                                2,519,149       0.6
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL SERVICES &     182,192    Chubb PLC............................       226,986       0.1
                 SUPPLIES
                                           229,990    Hays PLC.............................       364,337       0.1
                                                                                             ------------     -----
                                                                                                  591,323       0.2
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED               167,550    BT Group PLC.........................       563,333       0.1
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 FOOD & STAPLES             36,260    Boots Group PLC......................       388,026       0.1
                 RETAILING
                                            77,589    J Sainsbury PLC......................       325,205       0.1
                                                                                             ------------     -----
                                                                                                  713,231       0.2
                 -----------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS             150,117    Unilever PLC.........................     1,195,227       0.3
                 -----------------------------------------------------------------------------------------------------
                 HOTELS, RESTAURANTS &      29,644    +InterContinental Hotels Group PLC...       210,343       0.1
                 LEISURE
                 -----------------------------------------------------------------------------------------------------
                 INDUSTRIAL                 48,113    Smiths Industries PLC................       558,137       0.1
                 CONGLOMERATES
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED
KINGDOM
(CONCLUDED)
                 INSURANCE                  53,195    AVIVA PLC............................  $    369,333       0.1%
                                            48,700    Prudential Corporation PLC...........       294,929       0.1
                                                                                             ------------     -----
                                                                                                  664,262       0.2
                 -----------------------------------------------------------------------------------------------------
                 METALS & MINING            35,955    Anglo American PLC...................       548,813       0.1
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                 150,137    BP Amoco PLC.........................     1,041,163       0.3
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS            86,594    GlaxoSmithKline PLC..................     1,747,581       0.4
                 -----------------------------------------------------------------------------------------------------
                 TRANSPORTATION             56,321    BAA PLC..............................       455,861       0.1
                 INFRASTRUCTURE
                 -----------------------------------------------------------------------------------------------------
                 WIRELESS                  327,761    Vodafone Group PLC...................       640,912       0.2
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN THE UNITED
                                                      KINGDOM                                  11,449,335       2.9
----------------------------------------------------------------------------------------------------------------------
UNITED STATES    AEROSPACE & DEFENSE         6,200    General Dynamics Corporation.........       449,500       0.1
                 -----------------------------------------------------------------------------------------------------
                 AIR FREIGHT &               6,100    Airborne, Inc. ......................       127,490       0.0
                 LOGISTICS
                                             4,600    FedEx Corp...........................       285,338       0.1
                                                                                             ------------     -----
                                                                                                  412,828       0.1
                 -----------------------------------------------------------------------------------------------------
                 AUTO COMPONENTS            56,500    The Goodyear Tire & Rubber Company...       296,625       0.1
                 -----------------------------------------------------------------------------------------------------
                 BEVERAGES                  12,700    PepsiAmericas, Inc. .................       159,512       0.0
                 -----------------------------------------------------------------------------------------------------
                 CHEMICALS                  18,800    E.I. du Pont de Nemours and
                                                        Company............................       782,832       0.2
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL BANKS           28,300    The Bank of New York Company, Inc. ..       813,625       0.2
                                            15,650    Charter One Financial, Inc. .........       487,967       0.1
                                             4,700    Mellon Financial Corporation.........       130,425       0.0
                                                                                             ------------     -----
                                                                                                1,432,017       0.3
                 -----------------------------------------------------------------------------------------------------
                 COMMERCIAL SERVICES &      56,900    +Cendant Corporation.................     1,042,408       0.2
                 SUPPLIES
                                            62,900    +Information Resources, Inc. ........       248,455       0.1
                                             9,400    R.R. Donnelley & Sons Company........       245,716       0.1
                                            37,700    +TeleTech Holdings, Inc. ............       159,471       0.0
                                                                                             ------------     -----
                                                                                                1,696,050       0.4
                 -----------------------------------------------------------------------------------------------------
                 COMMUNICATIONS             93,400    +3Com Corporation....................       437,112       0.1
                 EQUIPMENT
                                           123,600    +ADC Telecommunications, Inc. .......       287,741       0.1
                                            56,500    +Cisco Systems, Inc. ................       942,985       0.2
                                            12,300    +Comverse Technology, Inc. ..........       184,869       0.0
                                           101,800    +Lucent Technologies Inc. ...........       206,654       0.1
                                            60,000    Motorola, Inc. ......................       565,800       0.1
                                            31,500    QUALCOMM Inc. .......................     1,126,125       0.3
                                            33,100    +Tellabs, Inc. ......................       217,467       0.1
                                                                                             ------------     -----
                                                                                                3,968,753       1.0
                 -----------------------------------------------------------------------------------------------------
                 COMPUTERS &                12,600    +Apple Computer, Inc. ...............       240,912       0.1
                 PERIPHERALS
                                            56,860    +EMC Corporation.....................       595,324       0.2
                                            54,711    Hewlett-Packard Company..............     1,165,344       0.3
                                             2,900    International Business Machines
                                                        Corporation........................       239,250       0.1
                                             6,300    +NCR Corporation.....................       161,406       0.0
                                           120,400    +Sun Microsystems, Inc. .............       553,840       0.1
                                                                                             ------------     -----
                                                                                                2,956,076       0.8
                 -----------------------------------------------------------------------------------------------------
                 CONSTRUCTION &             12,400    Chicago Bridge & Iron Company NV (NY
                 ENGINEERING                            Registered Shares).................       281,232       0.1
                                           251,100    +Foster Wheeler Ltd. ................       537,354       0.1
                                           126,200    +McDermott International, Inc. ......       798,846       0.2
                                           252,300    +Quanta Services, Inc. ..............     1,791,330       0.4
                                            18,900    +The Shaw Group Inc. ................       227,745       0.1
                                                                                             ------------     -----
                                                                                                3,636,507       0.9
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONTINUED)
                 CONTAINERS & PACKAGING     37,600    +Crown Holdings, Inc. ...............  $    268,464       0.1%
                                            18,200    +Smurfit-Stone Container
                                                        Corporation........................       237,146       0.0
                                                                                             ------------     -----
                                                                                                  505,610       0.1
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED FINANCIAL      94,500    CIT Group Inc. ......................     2,329,425       0.6
                 SERVICES
                                            94,700    Citigroup Inc.(j)....................     4,053,160       1.0
                                            11,100    Freddie Mac..........................       563,547       0.1
                                            36,300    J.P. Morgan Chase & Co. .............     1,240,734       0.3
                                           141,700    +Knight Trading Group, Inc. .........       881,374       0.3
                                            17,000    Morgan Stanley.......................       726,750       0.2
                                            13,100    +Saxon Capital, Inc..................       227,678       0.1
                                                                                             ------------     -----
                                                                                               10,022,668       2.6
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED                28,200    ALLTEL Corporation...................     1,359,804       0.3
                 TELECOMMUNICATION
                 SERVICES

                                            31,280    AT&T Corp............................       602,140       0.2
                                            50,100    BellSouth Corporation................     1,334,163       0.3
                                            62,700    +Cincinnati Bell Inc. ...............       420,090       0.1
                                            90,000    +Metromedia Fiber Network, Inc.
                                                        (Class A)..........................         1,440       0.0
                                             6,415    +NTL Incorporated....................       218,880       0.1
                                            75,500    SBC Communications Inc. .............     1,929,025       0.5
                                            24,600    Sprint Corporation...................       354,240       0.1
                                            56,900    Verizon Communications...............     2,244,705       0.6
                                            26,378    +WilTel Communications, Inc. ........       388,812       0.1
                                                                                             ------------     -----
                                                                                                8,853,299       2.3
                 -----------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES         13,100    DTE Energy Company...................       506,184       0.1
                                            28,300    PPL Corporation......................     1,216,900       0.3
                                                                                             ------------     -----
                                                                                                1,723,084       0.4
                 -----------------------------------------------------------------------------------------------------
                 ELECTRONIC EQUIPMENT &     71,195    +Solectron Corporation...............       266,269       0.1
                 INSTRUMENTS
                                            19,000    +Waters Corporation..................       553,470       0.1
                                                                                             ------------     -----
                                                                                                  819,739       0.2
                 -----------------------------------------------------------------------------------------------------
                 ENERGY EQUIPMENT &         16,500    ENSCO International Incorporated.....       443,850       0.1
                 SERVICE
                                            37,700    GlobalSantaFe Corporation............       879,918       0.2
                                             7,500    Halliburton Company..................       172,500       0.1
                                            18,500    +Input/Output, Inc. .................        99,530       0.0
                                            18,700    +Key Energy Services, Inc. ..........       200,464       0.1
                                            24,700    +Rowan Companies, Inc. ..............       553,280       0.1
                                            29,300    Schlumberger Limited.................     1,393,801       0.4
                                             5,200    +Transocean Inc. ....................       114,244       0.0
                                             8,100    +Veritas DGC Inc. ...................        93,150       0.0
                                                                                             ------------     -----
                                                                                                3,950,737       1.0
                 -----------------------------------------------------------------------------------------------------
                 FOOD & STAPLES             15,600    CVS Corporation......................       437,268       0.1
                 RETAILING
                                            12,600    +Duane Read Inc. ....................       185,850       0.1
                                                                                             ------------     -----
                                                                                                  623,118       0.2
                 -----------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS              12,600    Archer-Daniels-Midland Company.......       162,162       0.1
                                           189,100    Tyson Foods, Inc. (Class A)..........     2,008,242       0.5
                                                                                             ------------     -----
                                                                                                2,170,404       0.6
                 -----------------------------------------------------------------------------------------------------
                 HEALTH CARE PROVIDERS       9,500    Aetna Inc. (New Shares)..............       571,900       0.1
                 & SERVICES
                                            40,800    +Andrx Group.........................       811,920       0.2
                                           345,900    +Beverly Enterprises, Inc. ..........     1,210,650       0.3
                                             6,300    +Health Net Inc. ....................       207,585       0.1
                                             6,300    +Humana Inc. ........................        95,130       0.0
                                            31,500    +LifePoint Hospitals, Inc. ..........       659,610       0.2
                                            12,600    +Manor Care, Inc. ...................       315,126       0.1
                                           157,600    +Stewart Enterprises, Inc. (Class
                                                        A).................................       677,680       0.2

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONTINUED)
                 HEALTH CARE PROVIDERS
                 & SERVICES (CONCLUDED)
                                            31,500    +Triad Hospitals, Inc. ..............  $    781,830       0.2%
                                            15,650    +WellChoice Inc. ....................       458,232       0.1
                                                                                             ------------     -----
                                                                                                5,789,663       1.5
                 -----------------------------------------------------------------------------------------------------
                 HOUSEHOLD PRODUCTS         15,700    Kimberly-Clark Corporation...........       818,598       0.2
                 -----------------------------------------------------------------------------------------------------
                 IT SERVICES                 3,100    +Computer Sciences Corporation.......       118,172       0.0
                                            22,500    +Sykes Enterprises, Incorporated.....       110,025       0.0
                                            22,400    +Unisys Corporation..................       275,072       0.1
                                                                                             ------------     -----
                                                                                                  503,269       0.1
                 -----------------------------------------------------------------------------------------------------
                 INDUSTRIAL                138,100    General Electric Company.............     3,960,708       1.0
                 CONGLOMERATES
                                             2,500    Textron, Inc. .......................        97,550       0.0
                                            86,600    Tyco International Ltd. .............     1,643,668       0.5
                                                                                             ------------     -----
                                                                                                5,701,926       1.5
                 -----------------------------------------------------------------------------------------------------
                 INSURANCE                  50,000    ACE Limited(j).......................     1,714,500       0.5
                                            25,300    The Allstate Corporation.............       901,945       0.2
                                            59,700    American International Group,
                                                        Inc. ..............................     3,294,246       0.9
                                            12,600    The Hartford Financial Services
                                                        Group, Inc. .......................       634,536       0.2
                                             9,500    Horace Mann Educators Corporation....       153,235       0.0
                                            20,400    MetLife, Inc. .......................       577,728       0.1
                                            22,100    Prudential Financial, Inc. ..........       743,665       0.2
                                            27,171    Travelers Property Casualty Corp.
                                                        (Class A)..........................       432,019       0.1
                                            10,625    +Travelers Property Casualty Corp.
                                                        (Class B)..........................       167,556       0.0
                                             7,800    XL Capital Ltd. (Class A)............       647,400       0.2
                                                                                             ------------     -----
                                                                                                9,266,830       2.4
                 -----------------------------------------------------------------------------------------------------
                 INTERNET SOFTWARE &        31,600    Broadband HOLDRs Trust(h)............       299,252       0.1
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 LEISURE EQUIPMENT &         4,700    Eastman Kodak Company................       128,545       0.0
                 PRODUCTS
                 -----------------------------------------------------------------------------------------------------
                 MACHINERY                   6,200    Deere & Company......................       283,340       0.1
                                            22,000    Pall Corporation.....................       495,000       0.1
                                                                                             ------------     -----
                                                                                                  778,340       0.2
                 -----------------------------------------------------------------------------------------------------
                 MEDIA                      43,900    +AOL Time Warner Inc. ...............       706,351       0.2
                                            31,479    +Comcast Corporation (Class A).......       950,036       0.2
                                            29,000    +General Motors Corporation (Class
                                                        H).................................       371,490       0.1
                                            16,700    The Walt Disney Company..............       329,825       0.1
                                                                                             ------------     -----
                                                                                                2,357,702       0.6
                 -----------------------------------------------------------------------------------------------------
                 METALS & MINING            31,300    +AK Steel Holding Corporation........       113,306       0.0
                                            22,900    Alcoa Inc. ..........................       583,950       0.2
                                            19,000    Arch Coal, Inc. .....................       436,620       0.1
                                             6,200    CONSOL Energy Inc. ..................       140,988       0.0
                                            41,800    Commonwealth Industries, Inc. .......       197,296       0.1
                                            56,800    Freeport-McMoRan Copper & Gold, Inc.
                                                        (Class B)..........................     1,391,600       0.4
                                            78,600    +Inco Limited........................     1,661,604       0.4
                                             3,100    Newmont Mining Corporation...........       100,626       0.0
                                            11,000    Nucor Corporation....................       537,350       0.1
                                            31,300    United States Steel Corporation......       512,381       0.1
                                                                                             ------------     -----
                                                                                                5,675,721       1.4
                 -----------------------------------------------------------------------------------------------------
                 MULTI-UTILITIES &          78,500    +The AES Corporation.................       498,475       0.1
                 UNREGULATED POWER
                                           442,800    El Paso Corporation..................     3,577,824       0.9
                                            18,900    +Mirant Corporation..................        54,810       0.0
                                            25,200    The Williams Companies, Inc. ........       199,080       0.1
                                                                                             ------------     -----
                                                                                                4,330,189       1.1
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONTINUED)
                 OIL & GAS                  12,600    Amerada Hess Corporation.............  $    619,668       0.2%
                                             3,400    Burlington Resources Inc. ...........       183,838       0.1
                                            37,518    ChevronTexaco Corporation............     2,708,800       0.7
                                            12,504    ConocoPhillips.......................       685,219       0.2
                                             3,100    Devon Energy Corporation.............       165,540       0.1
                                             3,100    EOG Resources, Inc. .................       129,704       0.0
                                            37,700    ExxonMobil Corporation...............     1,353,807       0.3
                                            62,900    Kerr-McGee Corporation...............     2,817,920       0.7
                                            50,000    Marathon Oil Corporation.............     1,317,500       0.3
                                             9,800    Noble Energy, Inc. ..................       370,440       0.1
                                            34,600    Occidental Petroleum Corporation.....     1,160,830       0.3
                                            25,200    +Stone Energy Corporation............     1,056,384       0.3
                                             1,600    Sunoco, Inc. ........................        60,384       0.0
                                            31,600    Unocal Corporation...................       906,604       0.2
                                                                                             ------------     -----
                                                                                               13,536,638       3.5
                 -----------------------------------------------------------------------------------------------------
                 PAPER & FOREST             15,600    Bowater Incorporated.................       584,220       0.2
                 PRODUCTS
                                            16,600    Deltic Timber Corporation............       472,270       0.1
                                            12,600    +Louisiana-Pacific Corporation.......       136,584       0.0
                                                                                             ------------     -----
                                                                                                1,193,074       0.3
                 -----------------------------------------------------------------------------------------------------
                 PERSONAL PRODUCTS          15,800    The Gillette Company.................       503,388       0.1
                 -----------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS            12,600    +Biovail Corporation.................       592,956       0.1
                                            62,500    Bristol-Myers Squibb Company.........     1,696,875       0.5
                                            15,700    Eli Lilly and Company................     1,082,829       0.3
                                            37,700    Merck & Co., Inc. ...................     2,282,735       0.6
                                           174,690    Pfizer Inc. .........................     5,965,664       1.5
                                            72,400    Schering-Plough Corporation..........     1,346,640       0.3
                                            18,800    Wyeth................................       856,340       0.2
                                                                                             ------------     -----
                                                                                               13,824,039       3.5
                 -----------------------------------------------------------------------------------------------------
                 REAL ESTATE                28,300    American Financial Realty Trust(a)...       421,953       0.1
                                            19,000    American Financial Realty Trust......       283,290       0.1
                                            18,900    CarrAmerica Realty Corporation.......       525,609       0.1
                                            25,200    +Catellus Development Corporation....       554,400       0.2
                                            36,730    Friedman, Billings, Ramsey Group,
                                                        Inc. (Class A).....................       492,182       0.1
                                           523,000    +La Quinta Corporation...............     2,254,130       0.6
                                            25,200    Nationwide Health Properties,
                                                        Inc. ..............................       401,436       0.1
                                            12,300    The St. Joe Company..................       383,760       0.1
                                            31,500    Trizec Properties, Inc. .............       358,155       0.1
                                                                                             ------------     -----
                                                                                                5,674,915       1.5
                 -----------------------------------------------------------------------------------------------------
                 ROAD & RAIL                 6,200    +Swift Transportation Co., Inc. .....       115,444       0.0
                 -----------------------------------------------------------------------------------------------------
                 SEMICONDUCTORS &           91,200    +Advanced Micro Devices, Inc. .......       584,592       0.2
                 SEMICONDUCTOR
                 EQUIPMENT
                                           110,505    +Agere Systems Inc. (Class A)........       257,477       0.1
                                            34,499    +Agere Systems Inc. (Class B)........        79,348       0.0
                                            18,800    +Broadcom Corporation (Class A)......       468,308       0.1
                                            25,200    Intel Corporation....................       523,757       0.1
                                           100,800    +Lattice Semiconductor Corporation...       829,584       0.2
                                            25,300    +Micron Technology, Inc. ............       294,239       0.1
                                             9,500    +National Semiconductor
                                                        Corporation........................       187,340       0.0
                                                                                             ------------     -----
                                                                                                3,224,645       0.8
                 -----------------------------------------------------------------------------------------------------
                 SOFTWARE                    6,400    +Citrix Systems, Inc. ...............       130,304       0.1
                                           206,700    Computer Associates International,
                                                        Inc. ..............................     4,605,276       1.2
                                            18,800    +Compuware Corporation...............       108,476       0.0
                                           189,100    Microsoft Corporation(j).............     4,842,851       1.2
                                             6,400    +THQ Inc. ...........................       115,200       0.0
                                                                                             ------------     -----
                                                                                                9,802,107       2.5
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                          SHARES                                                            PERCENT OF
COUNTRY                INDUSTRY++          HELD                   COMMON STOCKS                 VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONCLUDED)
                 SPECIALTY RETAIL           37,800    Circuit City Stores--Circuit City
                                                        Group..............................  $    332,640       0.1%
                                            50,400    The Home Depot, Inc. ................     1,669,248       0.4
                                            44,500    +Toys 'R' Us, Inc. ..................       539,340       0.2
                                                                                             ------------     -----
                                                                                                2,541,228       0.7
                 -----------------------------------------------------------------------------------------------------
                 TEXTILES, APPAREL &        44,100    +Unifi, Inc. ........................       273,420       0.1
                 LUXURY GOODS
                 -----------------------------------------------------------------------------------------------------
                 TOBACCO                    18,900    Altria Group, Inc. ..................       858,816       0.2
                 -----------------------------------------------------------------------------------------------------
                 WIRELESS                  113,700    +AT&T Wireless Services Inc. ........       933,477       0.3
                 TELECOMMUNICATION
                 SERVICES
                                           145,300    +Sprint Corp. (PCS Group)............       835,475       0.2
                                                                                             ------------     -----
                                                                                                1,768,952       0.5
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL COMMON STOCKS IN THE UNITED
                                                      STATES                                  133,426,060      34.1
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL INVESTMENTS IN COMMON STOCKS
                                                      (COST--$222,179,083)                    214,091,383      54.8
----------------------------------------------------------------------------------------------------------------------
                                                                PREFERRED STOCKS
----------------------------------------------------------------------------------------------------------------------
AUSTRALIA        COMMERCIAL BANKS           22,000    National Australia Bank Limited
                                                        (7.875% Convertible)...............       854,480       0.2
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL PREFERRED STOCKS IN AUSTRALIA         854,480       0.2
----------------------------------------------------------------------------------------------------------------------
GERMANY          CHEMICALS                   8,391    Henkel KGaA..........................       519,466       0.2
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL PREFERRED STOCKS IN GERMANY           519,466       0.2
----------------------------------------------------------------------------------------------------------------------
UNITED STATES    COMMUNICATIONS                550    Lucent Technologies Inc. (8%
                 EQUIPMENT                              Convertible)(a)....................       568,871       0.1
                                             1,325    Lucent Technologies Inc.
                                                        (Convertible)......................     1,370,461       0.4
                                                                                             ------------     -----
                                                                                                1,939,332       0.5
                 -----------------------------------------------------------------------------------------------------
                 DIVERSIFIED                 9,829    +McLeodUSA Incorporated
                 TELECOMMUNICATION                      (Convertible)(Series A)............        71,162       0.0
                 SERVICES
                                                10    NTL Europe, Inc. ....................            20       0.0
                                                                                             ------------     -----
                                                                                                   71,182       0.0
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL PREFERRED STOCKS IN THE UNITED
                                                      STATES                                    2,010,514       0.5
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL INVESTMENTS IN PREFERRED STOCKS
                                                      (COST--$3,319,830)                        3,384,460       0.9
----------------------------------------------------------------------------------------------------------------------
                                                                   WARRANTS(D)
----------------------------------------------------------------------------------------------------------------------
UNITED STATES    DIVERSIFIED                21,779    McLeodUSA Incorporated...............         9,038       0.0
                 TELECOMMUNICATION
                 SERVICES
                                         4,747,597    Metromedia Fiber Network, Inc. ......         4,748       0.0
                 -----------------------------------------------------------------------------------------------------
                                                      TOTAL INVESTMENTS IN WARRANTS
                                                      (COST--$743,792)                             13,786       0.0
----------------------------------------------------------------------------------------------------------------------

                                                FACE
                                              AMOUNT           FIXED INCOME SECURITIES
------------------------------------------------------------------------------------------------------------------------
CANADA           FOREIGN GOVERNMENT                     Canadian Government:
                 OBLIGATIONS           C$  4,420,000      5% due 12/01/2003..................     3,277,908       0.9
                                           4,370,000      3.50% due 6/01/2004................     3,231,790       0.8
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        CANADA                                    6,509,698       1.7
------------------------------------------------------------------------------------------------------------------------
CAYMAN ISLANDS   DIVERSIFIED           US$   290,000    Momenta Cayman,
                 FINANCIAL SERVICES                       2.50% due 8/01/2007 (Regulation
                                                          S).................................       282,388       0.1
                                                        SMFG Finance (Cayman) Ltd.
                                                          (Convertible Bonds):
                                       Y  33,000,000      2.25% due 7/11/2004 (Regulation
                                                          S).................................       253,529       0.1
                                          57,000,000      2.25% due 7/11/2005(a).............       437,914       0.1
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN THE
                                                        CAYMAN ISLANDS                              973,831       0.3
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                FACE                                                          PERCENT OF
COUNTRY          INDUSTRY++                   AMOUNT           FIXED INCOME SECURITIES            VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
EUROPE           COMMERCIAL BANKS      E   1,750,000    European Investment Bank,
                                                          5.25% due 4/15/2004................  $  2,052,306       0.5%
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        EUROPE                                    2,052,306       0.5
------------------------------------------------------------------------------------------------------------------------
FRANCE           CONTAINERS &                500,000    Crown Cork & Seal SA,
                 PACKAGING                                6% due 12/06/2004..................       571,304       0.1
                                       US$   950,000    Crown Euro Holdings SA,
                                                          10.875% due 3/01/2013(a)...........     1,035,500       0.3
                                                                                               ------------     -----
                                                                                                  1,606,804       0.4
                 ------------------------------------------------------------------------------------------------------
                 REAL ESTATE           E     426,860    Societe Fonciere Lyonnaise SA,
                                                          4% due 10/31/2004..................       562,695       0.2
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        FRANCE                                    2,169,499       0.6
------------------------------------------------------------------------------------------------------------------------
GERMANY          FOREIGN GOVERNMENT       19,000,000    Bundesobligation,
                 OBLIGATIONS                              3.25% due 2/17/2004................    21,986,492       5.6
                                                        Bundesrepublic Deutschland:
                                           3,040,000      6.50% due 10/14/2005...............     3,810,491       1.0
                                           9,980,000      5.25% due 1/04/2011................    12,752,187       3.3
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        GERMANY                                  38,549,170       9.9
------------------------------------------------------------------------------------------------------------------------
JAPAN            COMMERCIAL BANKS      Y  10,000,000    The Bank of Fukuoka, Ltd.,
                                                          1.10% due 9/28/2007 (Convertible)..        95,773       0.0
                                          20,000,000    Bank of Kyoto,
                                                          1.90% due 9/30/2009 (Convertible)..       186,305       0.0
                                          23,000,000    Bank of Yokohama Limited,
                                                          0% due 9/30/2004 (Convertible)(b)..       203,013       0.1
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        JAPAN                                       485,091       0.1
------------------------------------------------------------------------------------------------------------------------
LUXEMBOURG       INDUSTRIAL                             Tyco International Group SA:
                 CONGLOMERATES
                                       US$   415,000      5.875% due 11/01/2004..............       427,450       0.1
                                       E     175,000      4.375% due 11/19/2004..............       199,956       0.1
                                       US$   358,000      (Convertible), 2.75% due
                                                          1/15/2018(a).......................       385,745       0.1
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        LUXEMBOURG                                1,013,151       0.3
------------------------------------------------------------------------------------------------------------------------
MEXICO           OIL & GAS             L     310,000    Petroleos Mexicanos,
                                                          14.50% due 3/31/2006...............       600,299       0.2
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        MEXICO                                      600,299       0.2
------------------------------------------------------------------------------------------------------------------------
NETHERLANDS      ELECTRICAL            E   1,300,000    Infineon Technology Holdings,
                 EQUIPMENT                                4.25% due 2/06/2007................     1,296,917       0.3
                 ------------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS               825,000    Royal Numico NV,
                                                          4.25% due 6/26/2005 (Regulation
                                                          S).................................       909,493       0.2
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN THE
                                                        NETHERLANDS                               2,206,410       0.5
------------------------------------------------------------------------------------------------------------------------
SWEDEN           MARINE                US$    50,000    Stena AB,
                                                          9.625% due 12/01/2012..............        54,937       0.0
                 ------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN
                                                        SWEDEN                                       54,937       0.0
------------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM   DIVERSIFIED           E     950,000    Colt Telecom Group PLC,
                 TELECOMMUNICATION                        2% due 3/29/2006...................       905,474       0.2
                 SERVICES
                                       DM  1,900,000    Colt Telecom Group PLC,
                                                          2% due 8/06/2005...................     1,037,489       0.2
                 ------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN THE
                                                        UNITED KINGDOM                            1,942,963       0.4
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                FACE                                                          PERCENT OF
COUNTRY          INDUSTRY++                   AMOUNT           FIXED INCOME SECURITIES            VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
UNITED STATES    AEROSPACE & DEFENSE   US$   230,000    GenCorp Inc.,
                                                          5.75% due 4/15/2007 (Convertible)..  $    214,763       0.1%
------------------------------------------------------------------------------------------------------------------------
                 COMMUNICATIONS              500,000    Corning Glass,
                 EQUIPMENT                                7% due 3/15/2007...................       500,625       0.1
                                              37,000    Corning Incorporated,
                                                          0% due 11/08/2015
                                                          (Convertible)(b)...................        27,473       0.0
                                                        Metromedia Fiber Network:
                                           2,196,186      8.50% due 9/30/2006(g).............     1,932,643       0.5
                                           1,400,000      +10% due 12/15/2009................        82,250       0.0
                                       E     700,000      +10% due 12/15/2009................        22,106       0.0
                                                        Wiltel Communications Group, Inc.:
                                       US$   211,538      Term B, due 9/08/2006..............       191,442       0.1
                                             290,323      Term, due 9/08/2006................       262,742       0.1
                                                                                               ------------     -----
                                                                                                  3,019,281       0.8
------------------------------------------------------------------------------------------------------------------------
                 COMPUTERS &                  50,000    Quantum Corporation,
                 PERIPHERALS                              7% due 8/01/2004 (Convertible).....        50,375       0.0
------------------------------------------------------------------------------------------------------------------------
                 CONSTRUCTION &                         Foster Wheeler Ltd.:
                 ENGINEERING
                                           2,265,000      6.75% due 11/15/2005...............     1,721,400       0.4
                                           2,800,000      6.50% due 6/01/2007 (Convertible)..     1,204,000       0.3
                                             950,000      6.50% due 6/01/2007
                                                          (Convertible)(a)...................       408,500       0.1
                                             250,000    McDermott Inc.,
                                                          7.84% due 4/04/2005................       232,812       0.1
                                           1,950,000    The Shaw Group Inc.,
                                                          0% due 5/01/2021(b)................     1,255,312       0.3
                                                                                               ------------     -----
                                                                                                  4,822,024       1.2
------------------------------------------------------------------------------------------------------------------------
                 CONTAINERS &                610,000    Anchor Glass Container Corporation,
                 PACKAGING                                11% due 2/15/2013(a)...............       666,425       0.2
                                             500,000    Crown Cork & Seal Company, Inc.,
                                                          7.50% due 12/15/2096...............       365,000       0.1
                                                                                               ------------     -----
                                                                                                  1,031,425       0.3
------------------------------------------------------------------------------------------------------------------------
                 DIVERSIFIED                 375,000    Avaya Inc.,
                 TELECOMMUNICATION                        11.125% due 4/01/2009..............       410,625       0.1
                 SERVICES
                                                        TSI Telecom, Term:
                                             741,758      due 12/31/2006.....................       734,340       0.2
                                              15,259      due 12/31/2006.....................        15,107       0.0
                                              13,636      due 12/31/2006.....................        13,500       0.0
                                                        +WorldCom Inc.:
                                       E   5,546,000      6.75% due 5/15/2008................     1,831,015       0.5
                                       L   2,840,000      7.25% due 5/15/2008................     1,359,062       0.3
                                                                                               ------------     -----
                                                                                                  4,363,649       1.1
------------------------------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES                     Calpine Corporation:
                                       US$   375,000      4% due 12/26/2006 (Convertible)....       337,500       0.1
                                             145,000      4% due 12/26/2006
                                                          (Convertible)(a)...................       130,500       0.0
                                           4,730,193    Empresa Electricidade del Norte,
                                                          4% due 11/05/2017..................     3,074,625       0.8
                                             530,000    Pacific Gas & Electric Corp.,
                                                          6.25% due 8/01/2003................       533,312       0.1
                                                                                               ------------     -----
                                                                                                  4,075,937       1.0
------------------------------------------------------------------------------------------------------------------------
                 ELECTRONIC                4,825,000    Solectron Corporation,
                 EQUIPMENT &                              0% due 11/20/2020(b)...............     2,677,875       0.7
                 INSTRUMENTS
------------------------------------------------------------------------------------------------------------------------
                 FOOD PRODUCTS               775,000    Burns, Philip & Company Capital,
                                                          10.75% due 2/15/2011(a)............       806,000       0.2
------------------------------------------------------------------------------------------------------------------------
                 INSURANCE                   400,000    Crum & Forster Holding Corp.,
                                                          10.375% due 6/15/2013(a)...........       405,000       0.1
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                FACE                                                          PERCENT OF
COUNTRY          INDUSTRY++                   AMOUNT           FIXED INCOME SECURITIES            VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONCLUDED)
                 MEDIA                 US$   470,000    Avalon Cable LLC,
                                                          0/11.875% due 12/01/2003(c)........  $    449,437       0.1%
                                             545,000    +Olympus Communications LP/Capital
                                                          Corp., 10.625% due 11/15/2006......       517,750       0.1
                                                                                               ------------     -----
                                                                                                    967,187       0.2
------------------------------------------------------------------------------------------------------------------------
                 MULTI-UTILITIES &     L     213,000    The AES Corporation,
                 UNREGULATED POWER                        8.375% due 3/01/2011...............       319,848       0.1
------------------------------------------------------------------------------------------------------------------------
                 OIL & GAS             US$   265,000    Citgo Petroleum Corporation,
                                                          11.375% due 2/01/2011(a)...........       295,475       0.1
                                             300,000    PDV America Inc.,
                                                          7.875% due 8/01/2003...............       300,000       0.1
                                                                                               ------------     -----
                                                                                                    595,475       0.2
------------------------------------------------------------------------------------------------------------------------
                 PHARMACEUTICALS             510,000    Abgenix Inc.,
                                                          3.50% due 3/15/2007 (Convertible)..       424,575       0.1
                                             260,000    ICN Pharmaceuticals Inc. (Converti-
                                                          ble), 6.50% due 7/15/2008..........       257,400       0.1
                                                                                               ------------     -----
                                                                                                    681,975       0.2
------------------------------------------------------------------------------------------------------------------------
                 SEMICONDUCTORS &            360,000    Advanced Micro Devices, Inc.,
                 SEMICONDUCTOR                            4.50% due 12/01/2007
                 EQUIPMENT                                (Convertible)......................       406,350       0.1
                                           1,150,000    Hyundai Semiconductor America,
                                                          8.25% due 5/15/2004(g).............     1,003,375       0.2
                                             625,000    LSI Logic Corporation,
                                                          4% due 11/01/2006 (Convertible)....       581,250       0.2
                                             640,000    Micron Technology, Inc.,
                                                          2.50% due 2/01/2010
                                                          (Convertible)(a)...................       764,000       0.2
                                                                                               ------------     -----
                                                                                                  2,754,975       0.7
------------------------------------------------------------------------------------------------------------------------
                 SOFTWARE                    325,000    Computer Associates International,
                                                          Inc., 5% due 3/15/2007
                                                          (Convertible)(a)...................       390,406       0.1
                                             300,000    Manugistics Group Inc.,
                                                          5% due 11/01/2007 (Convertible)....       226,500       0.1
                                                                                               ------------     -----
                                                                                                    616,906       0.2
------------------------------------------------------------------------------------------------------------------------
                 WIRELESS                               Nextel Communications (Convertible):
                 TELECOMMUNICATION
                 SERVICES

                                             725,000      4.75% due 7/01/2007................       723,188       0.2
                                           1,050,000      5.25% due 1/15/2010................       987,000       0.2
                                                                                               ------------     -----
                                                                                                  1,710,188       0.4
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL FIXED INCOME SECURITIES IN THE
                                                        UNITED STATES                            29,112,883       7.5
------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL INVESTMENTS IN FIXED INCOME
                                                        SECURITIES (COST--$70,121,492)           85,670,238      22.0
------------------------------------------------------------------------------------------------------------------------

                                                               SHORT-TERM SECURITIES
------------------------------------------------------------------------------------------------------------------------
AUSTRALIA        FOREIGN COMMERCIAL   A$  8,000,000    Spinnaker Corporation,
                 PAPER**                                 4.64% due 7/10/2003.................     5,359,242       1.4
------------------------------------------------------------------------------------------------------------------------
                 FOREIGN TIME             2,444,776    Australian Time Deposit,
                 DEPOSITS                                4.60% due 7/03/2003.................     1,639,589       0.4
------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL SHORT-TERM INVESTMENTS IN
                                                       AUSTRALIA                                  6,998,831       1.8
------------------------------------------------------------------------------------------------------------------------
SWEDEN           FOREIGN TIME                          Swedish Time Deposit:
                 DEPOSITS
                                      SEK 2,205,667      2.90% due 7/10/2003.................       275,538       0.1
                                          5,809,042      2.90% due 7/18/2003.................       725,681       0.2
------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL SHORT-TERM INVESTMENTS IN SWEDEN     1,001,219       0.3
------------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM   FOREIGN TIME         SEK 1,691,394    United Kingdom Time Deposit,
                 DEPOSITS                                3.64% due 7/11/2003.................     2,791,051       0.7
------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL SHORT-TERM INVESTMENTS IN THE
                                                       UNITED KINGDOM                             2,791,051       0.7
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                       BENEFICIAL
                                        INTEREST/                                                             PERCENT OF
COUNTRY                                SHARES HELD             SHORT-TERM SECURITIES              VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
UNITED STATES                         US$72,103,518    Merrill Lynch Liquidity Series, LLC
                                                         Cash Sweep Series II(i).............  $ 72,103,518      18.5%
                                      US$ 4,463,700    Merrill Lynch Liquidity Series, Money
                                                         Market Series(i)(k).................     4,463,700       1.1
                                          2,975,800    Merrill Lynch Premier Institutional
                                                         Fund(i)(k)..........................     2,975,800       0.8
------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL SHORT-TERM INVESTMENTS IN THE
                                                       UNITED STATES                             79,543,018      20.4
------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL INVESTMENTS IN SHORT-TERM
                                                       SECURITIES (COST--$90,339,602)            90,334,119      23.2
------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL INVESTMENTS
                                                       (COST--$386,703,799)                     393,493,986     100.9
------------------------------------------------------------------------------------------------------------------------

OPTIONS                               SHARES SUBJECT
WRITTEN                                   TO OPTIONS                    ISSUE
-------------------------------------------------------------------------------------------------------------------------
CALL OPTIONS                                 11,200     AT&T Corp., expiring July 2003 at USD
WRITTEN                                                   20, Broker Morgan Stanley...........        (5,600)      0.0
                                                        Advanced Micro Devices, Inc.:
                                             30,800         expiring July 2003 at USD 7.5,
                                                            Broker Morgan Stanley.............        (3,080)      0.0
                                             18,400         expiring July 2003 at USD 10,
                                                            Broker Smith Barney...............        (1,840)      0.0
                                              6,400         expiring July 2003 at USD 12.5,
                                                            Broker Smith Barney...............          (320)      0.0
                                             12,600         expiring October 2003 at USD 7.5,
                                                            Broker Deutsche Bank..............        (6,300)      0.0
                                                        Andrx Group:
                                             18,900       expiring September 2003 at USD 12.5,
                                                          Broker Morgan Stanley and UBS
                                                          Warburg.............................      (151,200)    (0.1)
                                              6,400       expiring September 2003 at USD 15,
                                                          Broker Deutsche Bank................       (37,120)      0.0
                                              9,400       expiring December 2003 at USD 22.5,
                                                          Broker Smith Barney.................       (19,270)      0.0
                                              6,500     Biovail Corporation, expiring October
                                                          2003 at USD 40, Broker UBS
                                                          Warburg.............................       (68,250)      0.0
                                             18,800     Broadcom Corporation (Class A),
                                                          expiring August 2003 at USD 15,
                                                          Broker UBS Warburg..................      (189,880)    (0.1)
                                             13,000     Circuit City Stores--Circuit City
                                                          Group, expiring January 2004 at USD
                                                          7.5, Broker Deutsche Bank...........       (24,700)      0.0
                                                        Cisco Systems, Inc.:
                                             18,800       expiring July 2003 at USD 15, Broker
                                                          Deutsche Bank.......................       (39,480)      0.0
                                             13,000       expiring October 2003 at USD 12.5,
                                                          Broker First Boston.................       (59,800)      0.0
                                              9,500     Citigroup Inc., expiring September
                                                          2003 at USD 37.5, Broker UBS
                                                          Warburg.............................       (56,050)      0.0
                                              6,400     Citrix Systems, Inc., expiring
                                                          September 2003 at USD 12.5, Broker
                                                          Salomon Brothers....................       (51,840)      0.0
                                             19,000     Computer Associates International,
                                                          Inc., expiring November 2003 at USD
                                                          25, Broker Smith Barney.............       (28,500)      0.0
                                                        Comverse Technology, Inc.:
                                              6,500       expiring July 2003 at USD 12.5,
                                                          Broker First Boston Asset...........       (17,225)      0.0
                                              5,800       expiring October 2003 at USD 12.5,
                                                          Broker First Boston Asset...........       (19,140)      0.0
                                             12,600     Duane Read Inc., expiring July 2003 at
                                                          USD 15, Broker Smith Barney.........        (8,190)      0.0
                                             18,200     EMC Corporation, expiring October 2003
                                                          at USD 10, Broker Smith Barney and
                                                          Citigroup...........................       (22,750)      0.0

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

OPTIONS                               SHARES SUBJECT                                                           PERCENT OF
WRITTEN                                   TO OPTIONS                    ISSUE                      VALUE       NET ASSETS
-------------------------------------------------------------------------------------------------------------------------
CALL OPTIONS
WRITTEN
(CONCLUDED)
                                             26,000     Knight Trading Group, Inc., expiring
                                                          July 2003 at USD 5, Broker Morgan
                                                          Stanley.............................  $    (37,700)      0.0%
                                                        Lattice Semiconductor Corporation:
                                             28,700       expiring September 2003 at USD 10,
                                                          Broker Salomon Brothers.............       (14,350)      0.0
                                             13,000       expiring December 2003 at USD 10,
                                                          Broker Goldman Sachs and Smith
                                                          Barney..............................       (11,050)      0.0
                                              6,100     Merck & Co., Inc., expiring July 2003
                                                          at USD 55, Broker Smith Barney......       (37,210)      0.0
                                              8,300     Micron Technology, Inc., expiring July
                                                          2003 at USD 12.5, Broker Salomon
                                                          Brothers............................        (1,660)      0.0
                                              9,500     National Semiconductor Corporation,
                                                          expiring November 2003 at USD 20,
                                                          Broker UBS Warburg..................       (24,225)      0.0
                                             18,400     Nextel Communications, expiring
                                                          January 2004 at USD 25, Broker
                                                          Deutsche Bank and Smith Barney......       (13,800)      0.0
                                             12,600     Pall Corporation, expiring December
                                                          2003 at USD 20, Broker Smith
                                                          Barney..............................       (44,100)      0.0
                                              6,300     QUALCOMM, Inc., expiring July 2003 at
                                                          USD 40, Broker Smith Barney.........          (945)      0.0
                                              6,400     THQ Inc., expiring September 2003 at
                                                          USD 12.5, Broker Goldman Sachs......       (39,040)      0.0
                                              6,500     TeleTech Holdings, Inc., expiring
                                                          January 2004 at USD 5, Broker Morgan
                                                          Stanley.............................        (4,225)      0.0
                                             19,000     Tyco International Ltd., expiring
                                                          October 2003 at USD 15, Broker
                                                          Salomon Brothers....................       (83,600)     (0.1)
-------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL CALL OPTIONS WRITTEN
                                                        (PREMIUMS RECEIVED--$736,928).........    (1,122,440)     (0.3)
-------------------------------------------------------------------------------------------------------------------------
                                                        TOTAL INVESTMENTS, NET OF OPTIONS
                                                        WRITTEN (COST--$385,966,871)..........   392,371,546     100.6
                                                        VARIATION MARGIN ON FINANCIAL FUTURES
                                                        CONTRACTS(e)..........................        (9,240)      0.0
                                                        UNREALIZED APPRECIATION ON FORWARD
                                                        FOREIGN EXCHANGE CONTRACTS(f).........       401,869       0.1
                                                        LIABILITIES IN EXCESS OF OTHER
                                                        ASSETS................................    (2,596,659)     (0.7)
                                                                                                ------------     -----
                                                        NET ASSETS............................  $390,167,516     100.0%
                                                                                                ============     =====
-------------------------------------------------------------------------------------------------------------------------

*   American Depositary Receipts (ADR).

** Foreign Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

(b)Represents a zero coupon bond.

(c) Represents a step bond. The interest rate shown represents the fixed rate of interest that will commence its accrual on a predetermined date until maturity.

(d)Warrants entitle the Fund to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

(e) Financial futures contracts purchased as of June 30, 2003 were as follows:

------------------------------------------------------------------------------------------
                                                                                UNREALIZED
NUMBER OF                                                             FACE        GAINS
CONTRACTS          ISSUE             EXCHANGE     EXPIRATION DATE    VALUE       (LOSSES)
------------------------------------------------------------------------------------------
   31             FTSE 100            LIFFE       September 2003   $2,124,499   $ (71,153)
   76         Nikkei 225 Index        Osaka       September 2003    5,581,688     178,045
   19          S&P 500 Index           NYSE       September 2003    4,790,613    (167,438)
   32           Topix Index           Tokyo       September 2003    2,328,649      79,179
------------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                     $  18,633
                                                                                =========
------------------------------------------------------------------------------------------

Financial futures contracts sold as of June 30, 2003 were as follows:

------------------------------------------------------------------------------------------
NUMBER OF                                                             FACE      UNREALIZED
CONTRACTS          ISSUE             EXCHANGE     EXPIRATION DATE    VALUE        GAINS
------------------------------------------------------------------------------------------
   96          DJ Euro Stoxx      Euronext Paris  September 2003   $2,756,529   $  80,966
------------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                     $  80,966
                                                                                =========
------------------------------------------------------------------------------------------

(f)  Forward foreign exchange contracts as of June 30, 2003 were as follows:

-------------------------------------------------------------------------------
          FOREIGN CURRENCY              EXPIRATION                  UNREALIZED
                SOLD                       DATE                    APPRECIATION
-------------------------------------------------------------------------------
 E   4,800,000                          July 2003                    $167,293
 E   1,690,000                         August 2003                     36,005
 Y 209,000,000                          July 2003                      50,116
 Y 993,200,000                         August 2003                    148,455
-------------------------------------------------------------------------------
TOTAL UNREALIZED APPRECIATION ON FORWARD FOREIGN
EXCHANGE CONTRACTS--NET (US$
COMMITMENT--$17,875,040)                                             $401,869
                                                                     ========
-------------------------------------------------------------------------------

(g) Restricted securities as to resale. The value of the Fund's investments in restricted securities was approximately $2,936,000, representing 0.8% of net assets.

---------------------------------------------------------------------------------------------------------------
ISSUE                                                          ACQUISITION DATE(S)        COST         VALUE
---------------------------------------------------------------------------------------------------------------
Hyundai Semiconductor America, 8.25% due 5/15/2004..........   6/13/2001-7/24/2001     $1,072,532    $1,003,375
Metromedia Fiber Network, 8.50% due 9/30/2006...............       10/01/2001           1,810,344     1,932,643
---------------------------------------------------------------------------------------------------------------
TOTAL                                                                                  $2,882,876    $2,936,018
                                                                                       ==========    ==========
---------------------------------------------------------------------------------------------------------------

(h) Represents ownership in Broadband HOLDRs Trust. The Broadband HOLDRs Trust holds shares of common stock issued by 20 specified companies generally considered to be involved in various segments of the broadband industry.

(i) Investment in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in section 2(a)(3) of the Investment Company Act of 1940) are as follows:

--------------------------------------------------------------------------------------------
                                                                  NET           DIVIDEND/
AFFILIATE                                                      ACTIVITY      INTEREST INCOME
--------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $16,302,818       $293,650
Merrill Lynch Liquidity Series, Money Market Series.........  $(1,615,322)      $  7,694
Merrill Lynch Premier Institutional Fund....................   (2,415,029)      $  5,121
--------------------------------------------------------------------------------------------

(j) All or a portion of security held as collateral in connection with open financial futures contracts.

(k)  Security was purchased with the cash proceeds from securities loans.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $7,088,133) (identified cost--$386,703,799)...............                  $393,493,986
Unrealized appreciation on forward foreign exchange
  contracts--net............................................                       401,869
Foreign cash (cost--$3,052,291).............................                     3,044,102
Receivables:
  Interest..................................................  $  1,275,548
  Securities sold...........................................       755,998
  Dividends.................................................       701,958
  Securities lending--net...................................         9,591
  Capital shares sold.......................................           905       2,744,000
                                                              ------------
Prepaid expenses............................................                         2,187
                                                                              ------------
Total assets................................................                   399,686,144
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                     7,439,500
Options written, at value (premiums received--$736,928).....                     1,122,440
Payables:
  Securities purchased......................................       520,016
  Investment adviser........................................       216,102
  Custodian bank............................................       137,726
  Capital shares redeemed...................................        34,440
  Variation margin..........................................         9,240
  Other affiliates..........................................         2,873         920,397
                                                              ------------
Accrued expenses............................................                        36,291
                                                                              ------------
Total liabilities...........................................                     9,518,628
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $390,167,516
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 200,000,000
  shares authorized+........................................                  $  3,922,492
Paid-in capital in excess of par............................                   445,293,892
Undistributed investment income--net........................  $  2,753,229
Accumulated realized capital losses on investments and
  foreign currency transactions--net........................   (68,762,683)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................     6,960,586
                                                              ------------
Total accumulated losses--net...............................                   (59,048,868)
                                                                              ------------
NET ASSETS..................................................                  $390,167,516
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $390,167,516 and 39,224,917
  shares outstanding........................................                  $       9.95
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 200,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest (net of $17 foreign withholding tax)...............                 $ 3,435,208
Dividends (net of $164,646 foreign withholding tax).........                   2,519,861
Securities lending--net.....................................                      12,815
                                                                             -----------
Total income................................................                   5,967,884
                                                                             -----------
-----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $ 1,151,259
Accounting services.........................................       62,000
Custodian fees..............................................       34,488
Professional fees...........................................       21,804
Printing and shareholder reports............................       17,894
Directors' fees and expenses................................       11,527
Pricing services............................................        4,440
Transfer agent fees.........................................        2,534
Other.......................................................       11,308
                                                              -----------
Total expenses..............................................                   1,317,254
                                                                             -----------
Investment income--net......................................                   4,650,630
                                                                             -----------
-----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS & FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized gain (loss) on:
  Investments--net..........................................   (6,633,580)
  Foreign currency transactions--net........................    3,566,365     (3,067,215)
                                                              -----------
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................   49,953,760
  Foreign currency transactions--net........................      621,214     50,574,974
                                                              -----------    -----------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                  47,507,759
                                                                             -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                 $52,158,389
                                                                             ===========
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $ 4,650,630       $ 10,716,372
Realized loss on investments and foreign currency
  transactions--net.........................................   (3,067,215)       (30,192,937)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........   50,574,974        (14,576,787)
                                                              ------------      ------------
Net increase (decrease) in net assets resulting from
  operations................................................   52,158,389        (34,053,352)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividend to Class A shareholders from investment
  income--net...............................................     (195,605)       (12,725,017)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................  (11,309,044)       (28,249,971)
                                                              ------------      ------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................   40,653,740        (75,028,340)
Beginning of period.........................................  349,513,776        424,542,116
                                                              ------------      ------------
End of period*..............................................  $390,167,516      $349,513,776
                                                              ============      ============
-----------------------------------------------------------------------------------------------
* Undistributed (accumulated) investment income
  (loss)--net...............................................  $ 2,753,229       $ (1,701,796)
                                                              ============      ============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE            -----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $   8.62     $   9.74    $  10.85    $  14.13    $  13.41
                                                          --------     --------    --------    --------    --------
Investment income--net+...............................         .12          .26         .24         .27         .20
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net..................        1.21        (1.05)      (1.20)      (1.62)       2.58
                                                          --------     --------    --------    --------    --------
Total from investment operations......................        1.33         (.79)       (.96)      (1.35)       2.78
                                                          --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................          --***      (.33)       (.15)       (.24)       (.30)
  In excess of investment income--net.................          --           --          --        (.06)       (.05)
  Realized gain on investments--net...................          --           --          --       (1.20)      (1.71)
  In excess of realized gain on investments--net......          --           --          --        (.43)         --
                                                          --------     --------    --------    --------    --------
Total dividends and distributions.....................          --         (.33)       (.15)      (1.93)      (2.06)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $   9.95     $   8.62    $   9.74    $  10.85    $  14.13
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................      15.50%++     (8.15%)     (8.86%)     (9.62%)     21.37%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................        .74%*        .77%        .75%        .73%        .73%
                                                          ========     ========    ========    ========    ========
Investment income--net................................       2.63%*       2.77%       2.42%       2.03%       1.49%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $390,168     $349,514    $424,542    $552,853    $727,040
                                                          ========     ========    ========    ========    ========
Portfolio turnover....................................      24.72%       55.50%     107.28%     118.64%     103.76%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

* Annualized.

** Total investment returns exclude insurance-related fees and expenses.

*** Amount is less than $(.01) per share.

+ Based on average shares outstanding.

++ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL ALLOCATION V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies, that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Global Allocation V.I. Fund (the "Fund") is classified as "non-diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Futures contracts are valued at the settlement price at the close of the applicable exchange. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Fund's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Fund.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked to market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option

--------------------------------------------------------------------------------

written. When a security is purchased or sold through an exercise of an option, the related premium paid or received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis. The Fund amortizes all premiums and discounts on debt securities.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

--------------------------------------------------------------------------------

  (h) Expenses--Certain expenses have been allocated to the individual Funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Company.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the fund. For such services, the Fund pays a monthly fee at the annual rate of .65% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $5,749 in securities lending agent fees from the Fund.

  For the six months ended June 30, 2003, MLPF&S, earned $32,444 in commissions on the execution of portfolio security transactions.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $4,186 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $71,574,638 and $86,860,358, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

---------------------------------------------------------------------
                                         Realized        Unrealized
                                      Gains (Losses)   Gains (Losses)
---------------------------------------------------------------------
Long-term investments...............   $(8,522,205)      $6,795,670
Short-term investments..............         2,303           (5,483)
Options written.....................       806,949         (385,512)
Financial futures contracts.........     1,123,852           99,599
Forward foreign exchange contracts..      (740,395)         401,869
Foreign currency transactions.......     4,262,281           54,443
                                       -----------       ----------
Total...............................   $(3,067,215)      $6,960,586
                                       ===========       ==========
---------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $4,299,878, of which $37,533,122 related to appreciated securities and $33,233,244 related to depreciated securities. At June 30, 2003, the aggregate cost of investments, net of options written for Federal income tax purposes was $388,071,668.

  Transactions in options written for the six months ended June 30, 2003 were as follows:

--------------------------------------------------------------------
                                        Shares Subject     Premiums
         Call Options Written             to Options       Received
--------------------------------------------------------------------
Outstanding call options written,
 beginning of period..................      590,400        $ 999,581
Options written.......................      353,100          604,980
Options expired.......................     (403,400)        (668,965)
Options closed........................     (117,100)        (198,668)
                                           --------        ---------
Outstanding call options written, end
 of period............................      423,000        $ 736,928
                                           ========        =========
--------------------------------------------------------------------

--------------------------------------------------------------------------------

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................      572,344    $  5,393,471
Shares issued to shareholders in
 reinvestment of dividends............       22,798         195,605
                                         ----------    ------------
Total issued..........................      595,142       5,589,076
Shares redeemed.......................   (1,907,167)    (16,898,120)
                                         ----------    ------------
Net decrease..........................   (1,312,025)   $(11,309,044)
                                         ==========    ============
-------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................     658,300    $  6,272,669
Shares issued to shareholders in
 reinvestment of dividends...........   1,481,376      12,725,017
                                       ----------    ------------
Total issued.........................   2,139,676      18,997,686
Shares redeemed......................  (5,183,284)    (47,247,657)
                                       ----------    ------------
Net decrease.........................  (3,043,608)   $(28,249,971)
                                       ==========    ============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $54,905,419, of which $30,500,017 expires in 2009 and $24,405,402 expires in
2010. This amount will be available to offset like amounts of any future taxable gains.

7. REORGANIZATION PLAN:

On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby the Fund will acquire all of the assets and will assume all of the liabilities of Developing Capital Markets V.I. Fund in exchange for newly issued shares of the Fund.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, the Fund's Class A Shares had a total return of +6.84% compared to a total return of +11.12% for the Fund's benchmark, the unmanaged Morgan Stanley Capital International (MSCI) World Stock Index.

PORTFOLIO MATTERS

  The Fund lagged its benchmark, the unmanaged Morgan Stanley Capital International (MSCI) World Stock Index, because of the Fund's focus on the largest of the large-capitalization growth companies, which had significantly lower investment returns than smaller companies in the large capitalization sector. Since late March 2003, we have been moving the Fund toward companies with smaller average stock market capitalizations, while continuing to center on the prospects for above-average growth of earnings and relatively high quality in terms of financials, products and/or services and management. In the U.S. market, we added the following companies to the Fund: Altera Corporation, Anthem, Inc., Citigroup Inc., Citrix Systems, Inc., General Electric Company, Gilead Sciences, Inc., International Game Technology, ITT Industries, Inc., Medtronic, Inc., Mercury Interactive Corporation, Verizon Communications, Wellpoint Health Networks, Inc., Xilinx, Inc. and Symantec Corporation. We liquidated investments in BellSouth Corporation, Clorox Company, The Dow Chemical Company, E.I. duPont de Nemours and Company, Eastman Kodak Company, Exxon Mobil Corporation, HCA Inc., Health Management Associates, International Business Machines Corporation, Microsoft Corporation, SBC Communications Inc., Tenet Healthcare Corporation, Wal-Mart Stores, Inc. and Zimmer Holdings, Inc. in the U.S. equity market. Almost 47% of the Fund's net assets were invested in U.S. stocks at June 30, 2003.

  HCA Inc. and other hospital management companies in the Fund had a negative effect on the semi-annual performance. We sold the holdings when we received information indicating that private hospitals were experiencing renewed competition from the non-profit hospitals for the first time in approximately 20 years with negative implications for pricing and profitability. We sold International Business Machines when the U.S. Securities and Exchange Commission announced a formal investigation of the reported earnings for the years 2000 and 2001. We sold Microsoft Corporation after its Chief Executive Officer, Steven Ballmer, disposed of more than $1 billion of his personal stock, and publicly announced that the business outlook for the short-and intermediate-term was poor. Additionally, we sold Wal-Mart Stores since we were concerned about a deterioration of rates of return in the retail grocery business.

  In the global markets, we continued to focus on stock investments where we believe companies can benefit from the ongoing and above-average real growth of the Chinese economy. The Fund has modest investments in some of the largest companies in Australia, South Korea, China, Hong Kong and Russia. In our opinion, the operations of these companies should benefit from the capital investment by the Chinese government in building physical infrastructure for transportation, sanitation and water treatment systems and power generation and distribution systems. Additionally, the Chinese have a more rapid growth in demand for oil and natural gas than other major economies because of their focus on industrialization and the growth of a more motorized and mobile working population in their urban centers. We began our investment strategy with respect to China in December 2002.

  During the six months ended June 30, 2003 we sold our holdings in Europe when we became concerned over the potential for negative effects on upcoming earnings reports about the continued appreciation of the euro relative to the U.S. dollar. Therefore, we sold our holdings in Unilever PLC, Nestle S.A., Diageo PLC, Heineken N.V., Groupe Danone BP PLC and Royal Dutch Petroleum Company.

--------------------------------------------------------------------------------

IN CONCLUSION

  We appreciate your investment in Global Growth V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

-s- Lawrence R. Fuller
Lawrence R. Fuller
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           -8.15%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         -5.69
--------------------------------------------------------------------------
Inception (6/05/98) to 6/30/03                                   -5.32
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
                    AS OF JUNE 30, 2003                       TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  + 6.84%        -8.15%
-----------------------------------------------------------------------------------------
MSCI World Index**                                               +11.12         -2.37
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged market-capitalization weighted Index is comprised of a representative sampling of large-, medium- and small-capitalization companies in 22 countries, including the United States.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003                    (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

LATIN                                 SHARES                                                                 PERCENT OF
AMERICA        INDUSTRY++               HELD                   COMMON STOCKS                     VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
BRAZIL         METALS & MINING        30,900   Companhia Vale do Rio Doce (ADR)*............  $    857,475        1.1%
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN LATIN AMERICA
                                               (COST--$847,281)                                    857,475        1.1
------------------------------------------------------------------------------------------------------------------------
NORTH
AMERICA
------------------------------------------------------------------------------------------------------------------------
CANADA         AUTO COMPONENTS        17,300   Magna International Inc. 'A'.................     1,155,201        1.4
               ---------------------------------------------------------------------------------------------------
               GAS UTILITIES          52,700   TransCanada Corporation......................       921,159        1.2
               ---------------------------------------------------------------------------------------------------
               MEDIA                 107,500   Rogers Communications, Inc. 'B'..............     1,712,879        2.1
               ---------------------------------------------------------------------------------------------------
               METALS & MINING        51,900   Barrick Gold Corporation.....................       916,343        1.1
               ---------------------------------------------------------------------------------------------------
               OIL & GAS              29,400   Petro-Canada.................................     1,167,561        1.5
                                      49,100   Suncor Energy, Inc. .........................       915,690        1.1
                                                                                              ------------      -----
                                                                                                 2,083,251        2.6
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN CANADA                     6,788,833        8.4
------------------------------------------------------------------------------------------------------------------------
UNITED STATES  AEROSPACE &            15,500   General Dynamics Corporation.................     1,123,750        1.4
               DEFENSE
               ---------------------------------------------------------------------------------------------------
               AIR FREIGHT &          13,100   United Parcel Service, Inc. (Class B)........       834,470        1.0
               LOGISTICS
               ---------------------------------------------------------------------------------------------------
               BEVERAGES              18,700   The Coca-Cola Company........................       867,867        1.1
               ---------------------------------------------------------------------------------------------------
               BIOTECHNOLOGY          16,100   +Amgen Inc. .................................     1,069,684        1.3
                                      20,100   +Gilead Sciences, Inc. ......................     1,117,158        1.4
                                                                                              ------------      -----
                                                                                                 2,186,842        2.7
               ---------------------------------------------------------------------------------------------------
               COMMUNICATIONS         44,000   +Cisco Systems, Inc. ........................       734,360        0.9
               EQUIPMENT
               ---------------------------------------------------------------------------------------------------
               DIVERSIFIED            37,600   Citigroup Inc. ..............................     1,609,280        2.0
               FINANCIAL
               SERVICES
               ---------------------------------------------------------------------------------------------------
               DIVERSIFIED            39,200   Verizon Communications.......................     1,546,440        1.9
               TELECOMMUNICATION
               SERVICES
               ---------------------------------------------------------------------------------------------------
               ENERGY EQUIPMENT        7,200   Baker Hughes Incorporated....................       241,704        0.3
               & SERVICE

                                       9,300   Diamond Offshore Drilling, Inc. .............       195,207        0.2
                                                                                              ------------      -----
                                                                                                   436,911        0.5
               ---------------------------------------------------------------------------------------------------
               FOOD & STAPLES         28,400   SYSCO Corporation............................       853,136        1.1
               RETAILING
               ---------------------------------------------------------------------------------------------------
               HEALTH CARE            18,600   Medtronic, Inc. .............................       892,242        1.1
               EQUIPMENT &
               SUPPLIES

                                      11,400   Stryker Corporation..........................       790,818        1.0
                                      15,600   +Varian Medical Systems, Inc. ...............       898,092        1.1
                                                                                              ------------      -----
                                                                                                 2,581,152        3.2
               ---------------------------------------------------------------------------------------------------
               HEALTH CARE            11,200   +Anthem, Inc. ...............................       864,080        1.1
               PROVIDERS &
               SERVICES

                                      20,600   UnitedHealth Group Incorporated..............     1,035,150        1.3
                                       9,700   +WellPoint Health Networks Inc. .............       817,710        1.0
                                                                                              ------------      -----
                                                                                                 2,716,940        3.4
               ---------------------------------------------------------------------------------------------------
               HOTELS,                11,100   International Game Technology................     1,135,863        1.4
               RESTAURANTS &
               LEISURE
               ---------------------------------------------------------------------------------------------------
               HOUSEHOLD               8,900   The Procter & Gamble Company.................       793,702        1.0
               PRODUCTS
               ---------------------------------------------------------------------------------------------------
               INDUSTRIAL             18,900   3M Co. ......................................     2,437,722        3.0
               CONGLOMERATES
                                      94,900   General Electric Company.....................     2,721,732        3.4
                                                                                              ------------      -----
                                                                                                 5,159,454        6.4
               ---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

    NORTH
   AMERICA                            SHARES                                                                 PERCENT OF
 (CONCLUDED)   INDUSTRY++               HELD                   COMMON STOCKS                     VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONCLUDED)
               INTERNET &             11,700   +eBay Inc. ..................................  $  1,218,906        1.5%
               CATALOG RETAIL
               ---------------------------------------------------------------------------------------------------
               MACHINERY               6,400   Danaher Corporation..........................       435,520        0.5
                                      22,500   Deere & Company..............................     1,028,250        1.3
                                      13,300   ITT Industries, Inc. ........................       870,618        1.1
                                      13,100   Illinois Tool Works Inc. ....................       862,635        1.1
                                                                                              ------------      -----
                                                                                                 3,197,023        4.0
               ---------------------------------------------------------------------------------------------------
               MEDIA                  10,300   +Clear Channel Communications, Inc. .........       436,617        0.5
               ---------------------------------------------------------------------------------------------------
               PAPER & FOREST         21,900   International Paper Company..................       782,487        1.0
               PRODUCTS
               ---------------------------------------------------------------------------------------------------
               SEMICONDUCTORS &       49,800   +Altera Corporation..........................       816,720        1.0
               SEMICONDUCTOR
               EQUIPMENT

                                      75,100   Intel Corporation............................     1,560,878        1.9
                                      33,200   +Xilinx, Inc. ...............................       840,292        1.1
                                                                                              ------------      -----
                                                                                                 3,217,890        4.0
               ---------------------------------------------------------------------------------------------------
               SOFTWARE               37,100   +Citrix Systems, Inc. .......................       755,356        0.9
                                      16,300   +Electronic Arts Inc. .......................     1,206,037        1.5
                                      21,100   +Mercury Interactive Corporation.............       814,671        1.0
                                      17,800   +Symantec Corporation........................       780,708        1.0
                                                                                              ------------      -----
                                                                                                 3,556,772        4.4
               ---------------------------------------------------------------------------------------------------
               SPECIALTY RETAIL       42,400   Lowe's Companies, Inc. ......................     1,821,080        2.3
                                      46,200   The TJX Companies, Inc. .....................       870,408        1.1
                                                                                              ------------      -----
                                                                                                 2,691,488        3.4
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN THE UNITED STATES         37,681,350       46.8
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN NORTH AMERICA
                                               (COST--$44,306,066)                              44,470,183       55.2
------------------------------------------------------------------------------------------------------------------------
PACIFIC BASIN
------------------------------------------------------------------------------------------------------------------------
AUSTRALIA      COMMERCIAL BANKS       34,400   Australia and New Zealand Banking Group
                                               Ltd. ........................................       429,339        0.5
               ---------------------------------------------------------------------------------------------------
               FOOD & STAPLES         74,200   Woolworths Limited...........................       623,023        0.8
               RETAILING
               ---------------------------------------------------------------------------------------------------
               INDUSTRIAL             25,300   Wesfarmers Limited...........................       429,276        0.5
               CONGLOMERATES...
               ---------------------------------------------------------------------------------------------------
               MEDIA                  61,200   The News Corporation Limited.................       459,690        0.6
               ---------------------------------------------------------------------------------------------------
               METALS & MINING       166,300   BHP Billiton Limited.........................       963,611        1.2
               ---------------------------------------------------------------------------------------------------
               OIL & GAS             105,900   Woodside Petroleum Limited...................       879,250        1.1
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN AUSTRALIA                  3,784,189        4.7
------------------------------------------------------------------------------------------------------------------------
HONG KONG      CONSTRUCTION          227,000   Cheung Kong Infrastructure Holdings
               MATERIALS                       Limited......................................       439,553        0.6
               ---------------------------------------------------------------------------------------------------
               ELECTRIC              885,300   Huaneng Power International, Inc. 'H'........     1,010,390        1.3
               UTILITIES
               ---------------------------------------------------------------------------------------------------
               ELECTRICAL            376,000   Johnson Electric Holdings Limited............       465,290        0.6
               EQUIPMENT
               ---------------------------------------------------------------------------------------------------
               OIL & GAS             333,500   CNOOC Limited................................       491,815        0.6
                                   2,038,000   China Petroleum and Chemical Corporation
                                               'H'..........................................       488,713        0.6
                                   2,748,000   PetroChina Company Limited...................       828,119        1.0
                                                                                              ------------      -----
                                                                                                 1,808,647        2.2
               ---------------------------------------------------------------------------------------------------
               SPECIALTY RETAIL       99,000   Esprit Holdings Limited......................       241,846        0.3
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN HONG KONG                  3,965,726        5.0
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

PACIFIC BASIN                         SHARES                                                                 PERCENT OF
(CONCLUDED)    INDUSTRY++               HELD                   COMMON STOCKS                     VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
SOUTH KOREA    CHEMICALS               6,000   LG Chem, Ltd. ...............................  $    241,105        0.3%
               ---------------------------------------------------------------------------------------------------
               DIVERSIFIED            10,900   KT Corporation...............................       426,145        0.5
               TELECOMMUNICATION
               SERVICES
               ---------------------------------------------------------------------------------------------------
               METALS & MINING         4,000   POSCO........................................       415,237        0.5
               ---------------------------------------------------------------------------------------------------
               SEMICONDUCTORS &        6,500   Samsung Electronics..........................     1,931,772        2.4
               SEMICONDUCTOR
               EQUIPMENT
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN SOUTH KOREA                3,014,259        3.7
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN THE PACIFIC BASIN
                                               (COST--$9,476,776)                               10,764,174       13.4
------------------------------------------------------------------------------------------------------------------------
WESTERN
EUROPE
------------------------------------------------------------------------------------------------------------------------
FRANCE         AUTOMOBILES            26,800   PSA Peugeot Citroen..........................     1,301,815        1.6
               ---------------------------------------------------------------------------------------------------
               ENERGY EQUIPMENT  3,900......   Coflexip.....................................       383,813        0.5
               & SERVICE
               ---------------------------------------------------------------------------------------------------
               MEDIA                  21,600   Societe Television Francaise 1...............       664,757        0.8
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN FRANCE                     2,350,385        2.9
------------------------------------------------------------------------------------------------------------------------
GERMANY        CHEMICALS               4,500   BASF AG......................................       192,234        0.2
                                       8,700   Bayer AG.....................................       201,611        0.3
                                                                                              ------------      -----
                                                                                                   393,845        0.5
               ---------------------------------------------------------------------------------------------------
               DISTRIBUTORS            9,500   Medion AG....................................       413,027        0.5
               ---------------------------------------------------------------------------------------------------
               SOFTWARE                1,700   SAP AG (Systeme, Anwendungen, Produkte in der
                                               Datenverarbeitung)...........................       200,490        0.2
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN GERMANY                    1,007,362        1.2
------------------------------------------------------------------------------------------------------------------------
ITALY          COMMERCIAL BANKS      379,350   Unicredito Italiano SpA......................     1,807,850        2.3
               ---------------------------------------------------------------------------------------------------
               OIL & GAS             112,200   ENI SpA......................................     1,697,144        2.1
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN ITALY                      3,504,994        4.4
------------------------------------------------------------------------------------------------------------------------
RUSSIA         OIL & GAS              18,150   YUKOS (ADR)*.................................     1,016,400        1.3
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN RUSSIA                     1,016,400        1.3
------------------------------------------------------------------------------------------------------------------------
SPAIN          COMMERCIAL BANKS       25,600   Banco Popular Espanol SA.....................     1,293,501        1.6
               ---------------------------------------------------------------------------------------------------
               CONSTRUCTION &    9,700......   ACS, Actividades de Construccion y Servicios,
               ENGINEERING                     SA...........................................       413,813        0.5
                                      19,700   Grupo Dragados SA............................       396,573        0.5
                                                                                              ------------      -----
                                                                                                   810,386        1.0
               ---------------------------------------------------------------------------------------------------
               SPECIALTY RETAIL       32,900   Industria de Disenso Textil, SA..............       827,397        1.0
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN SPAIN                      2,931,284        3.6
------------------------------------------------------------------------------------------------------------------------
SWEDEN         SPECIALTY RETAIL       72,100   Hennes & Mauritz AB 'B'......................     1,657,275        2.1
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN SWEDEN                     1,657,275        2.1
------------------------------------------------------------------------------------------------------------------------
SWITZERLAND    HEALTH CARE            12,800   Alcon, Inc...................................       584,960        0.7
               EQUIPMENT &
               SUPPLIES
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN SWITZERLAND                  584,960        0.7
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

WESTERN
EUROPE                                                                                                       PERCENT OF
(CONCLUDED)    INDUSTRY++        SHARES HELD                   COMMON STOCKS                     VALUE       NET ASSETS
------------------------------------------------------------------------------------------------------------------------
UNITED         COMMERCIAL BANKS      188,300   HSBC Holdings PLC............................  $  2,224,777        2.7%
KINGDOM
               ---------------------------------------------------------------------------------------------------
               HOUSEHOLD              34,900   Reckitt Benckiser PLC........................       640,403        0.8
               PRODUCTS
               ---------------------------------------------------------------------------------------------------
               MEDIA                  47,400   +British Sky Broadcasting Group PLC
                                               ("BSkyB")....................................       525,227        0.7
               ---------------------------------------------------------------------------------------------------
               METALS & MINING        44,900   Rio Tinto PLC (Registered Shares)............       844,645        1.1
               ---------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN THE UNITED KINGDOM         4,235,052        5.3
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS IN WESTERN EUROPE
                                               (COST--$16,173,189)                              17,287,712       21.5
------------------------------------------------------------------------------------------------------------------------
                                                             PREFERRED STOCKS
------------------------------------------------------------------------------------------------------------------------
PACIFIC BASIN
------------------------------------------------------------------------------------------------------------------------
AUSTRALIA      MEDIA                  61,066   The News Corporation Limited.................       376,366        0.5
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL PREFERRED STOCKS IN THE PACIFIC BASIN
                                               (COST--$406,755)                                    376,366        0.5
------------------------------------------------------------------------------------------------------------------------
WESTERN
EUROPE
------------------------------------------------------------------------------------------------------------------------
GERMANY        AUTOMOBILES             4,380   Porsche AG...................................     1,855,985        2.3
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL PREFERRED STOCKS IN WESTERN EUROPE
                                               (COST--$1,848,093)                                1,855,985        2.3
------------------------------------------------------------------------------------------------------------------------
                                  BENEFICIAL
                                   INTEREST/
                                 SHARES HELD               SHORT-TERM SECURITIES
------------------------------------------------------------------------------------------------------------------------
                                 $ 4,045,149   Merrill Lynch Liquidity Series, LLC Cash
                                               Sweep Series II(a)...........................     4,045,149        5.0
                                 $   722,251   Merrill Lynch Liquidity Series, LLC Money
                                               Market Series(a)(b)..........................       722,251        0.9
                                     481,499   Merrill Lynch Premier Institutional
                                               Fund(a)(b)...................................       481,499        0.6
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL SHORT-TERM SECURITIES
                                               (COST--$5,248,899)                                5,248,899        6.5
------------------------------------------------------------------------------------------------------------------------
                                               TOTAL INVESTMENTS (COST--$78,307,059)........    80,860,794      100.5
                                               LIABILITIES IN EXCESS OF OTHER ASSETS........      (369,826)      (0.5)
                                                                                              ------------      -----
                                               NET ASSETS...................................  $ 80,490,968      100.0%
                                                                                              ============      =====
------------------------------------------------------------------------------------------------------------------------

*   American Depositary Receipts (ADR).

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

--------------------------------------------------------------------------------------
                                                                             DIVIDEND/
                                                                  NET        INTEREST
AFFILIATE                                                       ACTIVITY      INCOME
--------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $(12,397,067)   $51,367
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $    661,618    $ 6,826
Merrill Lynch Premier Institutional Fund....................       427,730    $ 4,233
--------------------------------------------------------------------------------------

(b) Security was purchased with the cash proceeds from securities loans.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $1,134,455) (identified cost--$78,307,059)................                   $  80,860,794
Foreign cash (cost--$49,341)................................                          49,340
Receivables:
  Securities sold...........................................  $   1,414,049
  Dividends.................................................        234,280
  Capital shares sold.......................................          6,716
  Interest..................................................          3,485
  Securities lending--net...................................            348        1,658,878
                                                              -------------
Prepaid expenses............................................                             614
                                                                               -------------
Total assets................................................                      82,569,626
                                                                               -------------
---------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                       1,203,750
Payables:
  Custodian bank............................................        662,492
  Securities purchased......................................         98,391
  Investment adviser........................................         51,904
  Capital shares redeemed...................................         51,451
  Other affiliates..........................................          1,256          865,494
                                                              -------------
Accrued expenses............................................                           9,414
                                                                               -------------
Total liabilities...........................................                       2,078,658
                                                                               -------------
---------------------------------------------------------------------------------------------
NET ASSETS..................................................                   $  80,490,968
                                                                               =============
---------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                   $   1,171,704
Paid-in capital in excess of par............................                     194,864,493
Undistributed investment income--net........................  $     681,962
Accumulated realized capital losses on investments and
  foreign currency transactions--net........................   (118,804,871)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................      2,577,680
                                                              -------------
Total accumulated losses--net...............................                    (115,545,229)
                                                                               -------------
NET ASSETS..................................................                   $  80,490,968
                                                                               =============
---------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $80,490,968 and 11,717,037
  shares outstanding........................................                   $        6.87
                                                                               =============
---------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends (net of $100,812 foreign withholding tax).........                 $ 1,000,825
Interest....................................................                      33,990
Securities lending--net.....................................                      11,059
                                                                             -----------
Total income................................................                   1,045,874
                                                                             -----------
-----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $   288,745
Accounting services.........................................       13,158
Custodian fees..............................................       11,687
Professional fees...........................................        7,998
Printing and shareholder reports............................        3,946
Directors' fees and expenses................................        2,579
Transfer agent fees.........................................        2,527
Pricing services............................................        1,132
Registration fees...........................................           24
Other.......................................................        3,694
                                                              -----------
Total expenses..............................................                     335,490
                                                                             -----------
Investment income--net......................................                     710,384
                                                                             -----------
-----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS & FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized loss on:
  Investments--net..........................................   (7,664,845)
  Foreign currency transactions--net........................      (74,766)    (7,739,611)
                                                              -----------
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................   12,084,853
  Foreign currency transactions--net........................        5,517     12,090,370
                                                              -----------    -----------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                   4,350,759
                                                                             -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                 $ 5,061,143
                                                                             ===========
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $   710,384       $    236,015
Realized loss on investments and foreign currency
  transactions--net.........................................   (7,739,611)       (35,954,426)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........   12,090,370          2,851,351
                                                              -----------       ------------
Net increase (decrease) in net assets resulting from
  operations................................................    5,061,143        (32,867,060)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................           --           (110,002)
                                                              -----------       ------------
Net decrease in net assets resulting from dividends to
  shareholders..............................................           --           (110,002)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................   (5,746,433)       (13,772,276)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total decrease in net assets................................     (685,290)       (46,749,338)
Beginning of period.........................................   81,176,258        127,925,596
                                                              -----------       ------------
End of period*..............................................  $80,490,968       $ 81,176,258
                                                              ===========       ============
-----------------------------------------------------------------------------------------------
* Undistributed (accumulated) investment income
  (loss)--net...............................................  $   681,962       $    (28,422)
                                                              ===========       ============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                      CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                     -----------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                       FOR THE SIX
                                                            MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                              JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                         2003         2002        2001        2000        1999
-----------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period....................      $  6.43      $   8.91    $  11.70    $  14.78    $  10.82
                                                              -------      --------    --------    --------    --------
Investment income--net+.................................          .06           .02         .06         .06         .11
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net....................          .38         (2.49)      (2.75)      (2.26)       4.06
                                                              -------      --------    --------    --------    --------
Total from investment operations........................          .44         (2.47)      (2.69)      (2.20)       4.17
                                                              -------      --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net................................           --          (.01)       (.10)       (.05)       (.12)
  Realized gain on investments--net.....................           --            --          --        (.26)       (.09)
  In excess of realized gain on investments--net........           --            --          --        (.57)         --
                                                              -------      --------    --------    --------    --------
Total dividends and distributions.......................           --          (.01)       (.10)       (.88)       (.21)
                                                              -------      --------    --------    --------    --------
Net asset value, end of period..........................      $  6.87      $   6.43    $   8.91    $  11.70    $  14.78
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share......................        6.84%++     (27.74%)    (23.03%)    (15.00%)     38.69%
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses................................................         .87%*         .90%        .88%        .83%        .87%
                                                              =======      ========    ========    ========    ========
Investment income--net..................................        1.85%*         .24%        .59%        .46%        .97%
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)................      $80,491      $ 81,176    $127,926    $278,452    $180,408
                                                              =======      ========    ========    ========    ========
Portfolio turnover......................................       76.82%       138.30%     155.91%      95.98%      99.09%
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GLOBAL GROWTH V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Global Growth V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Futures contracts are valued at the settlement price at the close of the applicable exchange. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Fund's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Fund.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid or received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option

--------------------------------------------------------------------------------

expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual Funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned security is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

  (i) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft, which resulted from a failed trade that settled the next day.

--------------------------------------------------------------------------------

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the funds. For such services, the Fund pays a monthly fee at the annual rate of .75% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.
  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Fund has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $4,738 in securities lending agent fees.

  In addition, MLPF&S received $32,961 in commissions on the execution of portfolio security transactions for the Fund for the six months ended June 30, 2003.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's Distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $872 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $60,946,322 and $54,501,258, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized gains as of June 30, 2003 were as follows:

-----------------------------------------------------------------
                                         Realized      Unrealized
                                          Losses         Gains
-----------------------------------------------------------------
Long-term investments.................  $(7,664,845)   $2,553,735
Foreign currency transactions.........      (74,766)       23,945
                                        -----------    ----------
Total.................................  $(7,739,611)   $2,577,680
                                        ===========    ==========
-----------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $2,432,739, of which $4,639,670 related to appreciated securities and $2,206,931 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $78,428,055.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

------------------------------------------------------------------
Class A Shares for the Six Months Ended                  Dollar
June 30, 2003                              Shares        Amount
------------------------------------------------------------------
Shares sold...........................      279,299    $ 1,775,598
Shares redeemed.......................   (1,183,394)    (7,522,031)
                                         ----------    -----------
Net decrease..........................     (904,095)   $(5,746,433)
                                         ==========    ===========
------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................   1,887,962    $ 13,445,385
Shares issued to shareholders in
 reinvestment of dividends...........      17,161         110,002
                                       ----------    ------------
Total issued.........................   1,905,123      13,555,387
Shares redeemed......................  (3,648,439)    (27,327,663)
                                       ----------    ------------
Net decrease.........................  (1,743,316)   $(13,772,276)
                                       ==========    ============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may

--------------------------------------------------------------------------------

borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. COMMITMENTS:

At June 30, 2003, the Fund had entered into foreign exchange contracts under which it had agreed to sell foreign currency with an approximate value of $841,000.

7. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $109,038,282, of which $67,641,756 expires in 2009 and $41,396,526 expires in
2010. This amount will be available to offset like amounts of any future taxable gains.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC--GOVERNMENT BOND V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

ECONOMIC ENVIRONMENT

  The U.S. economy grew at a sluggish pace of about 1.5% in the first half of 2003, following equally anemic growth of only 1.4% in the last quarter of 2002. As has been typical of this uneven slow recovery from the recession of 2001, the modest economic gains have been the result of productivity improvements rather than employment growth. Indeed, while the U.S. unemployment rate increased from 6% in December 2002 to 6.4% in June 2003 (with a loss of nearly 236,000 jobs), U.S. Labor Department statistics suggest improvement in labor productivity at an annual rate of almost 2%. Meanwhile, inflation remained well contained in the first half of the year, with the consumer price index (CPI) growing at an annual rate of only 2.1%, and CPI, excluding food and energy, growing at a mere 1.6%.

  The fact that the economy grew even moderately in the first half of the year is remarkable, given the heightened level of economic and geopolitical uncertainty we experienced. As it was, a mild economic recession meant there was little pent-up demand to drive higher levels of growth. With significant excess capacity and little evidence of emerging final demand, businesses continued to cut costs in 2003 in an effort to remain profitable. The uncertainty over the war in Iraq and its aftermath, including the effect on energy prices, also left businesses reluctant to hire or commit to capital spending. Nevertheless, the consumer segment of the economy did its part in holding up the economy, despite mounting layoffs, concerns about the war in Iraq and the threat of terrorist attacks on U.S. soil. Low interest rates clearly helped to maintain healthy consumer spending, with record home mortgage refinancing and robust low-cost durable goods financing.

  Entering the second half of 2003, the outlook for the economy appears brighter, even amid lingering concerns over the long-term sustainability of growth. We expect the economy could grow at a faster pace of greater than 3.5% in the next six months as the extraordinary level of monetary, fiscal and exchange rate stimulus begins to kick in. The Federal Reserve Board, in an effort to prevent deflationary pressures from taking hold and to foster economic growth, lowered the Federal Funds rate in June by an additional .25%, bringing the rate to just 1%. This move marked the thirteenth time since January 2001 that the Federal Reserve Board lowered the Federal Funds rate (from a high of 6.5%) in its attempts to stimulate the economy. The economy also has been the beneficiary of a significant fiscal boost, with the latest tax legislation directly impacting consumer disposable income starting in the third quarter of 2003, thereby fueling final demand. We believe the sharp decline in the value of the U.S. dollar over the past several months should provide further impetus to the economy. Indeed, we already are seeing signs that the economy is beginning to respond to the cumulative effects of these policy initiatives.

PORTFOLIO MATTERS

  For the six-month period ended June 30, 2003, Government Bond V.I. Fund's Class A Shares had a total return of +2.96%, compared to a return of +2.68% for its unmanaged benchmark, the Citigroup Government/Mortgage Index.

  We began the year with an underweight position in residential mortgages and an overweight position in commercial mortgage-backed securities (CMBS). The prepayment restrictions in CMBS issues provide the Fund with significant prepayment protection. The portfolio's structure was based on our view that mortgage-refinancing activity would increase, causing an acceleration in prepayments to negatively impact performance in the mortgage sector.

  As interest rates fell to over 40-year lows, mortgage-refinancing activity did spike drastically, prompting large prepayments. The Fund's 10% overweight in non-agency CMBS relative to residential mortgages added approximately .11% of outperformance to the Fund's return. We also had positions in Ginnie-Mae commercial loans versus both Treasury and agency debentures. These securities also aided the Fund's performance.

  To remain more consistent with our peer group, we continue to maintain a duration 20% longer than that of the benchmark. We believe this to be a neutral position. This biased long position provided further outperformance relative to the benchmark during the six-month period as interest rates generally trended lower.

  We lengthened the portfolio's duration during the first quarter of 2003 based on our belief that economic weakness would continue, hence causing interest rates to fall. Unfortunately, in late March, interest rates rose to the maximum loss level that we were willing to take on the trade and we reduced the duration back to neutral. As the move in interest rates began to

--------------------------------------------------------------------------------

reverse, this duration adjustment toward neutral had only a slight negative impact on the Fund.

  During the period, we began using total return swaps to gain exposure to broad indexes such as the Treasury and mortgage index. This strategy allows us access to securities that exist in the index but are otherwise not readily available in the market. It also provides a non-cash method to expose the Fund to a particular sector. We then invest the cash that would otherwise be invested in securities within that market into cash alternative investments. In essence, we synthetically created the index position at less expensive levels. At the same time, we began to invest slightly more aggressively the cash that was held against mortgage dollar roll positions.

  We recently added to our residential mortgage position and were slightly overweight in that sector at the close of the period. We continue to underweight Treasury and agency debentures. Going forward, we continue to believe that building a yield advantage in the Fund using spread product and synthetic index positions could be an effective strategy, helping to enhance Fund performance for the remainder of 2003.

IN CONCLUSION

  We appreciate your investment in Government Bond V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to sharing our investment outlook and strategies with you in our next report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Thomas F. Musmanno
Thomas F. Musmanno
Vice President and Portfolio Manager

/s/ Frank Viola
Frank Viola
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                % RETURN
----------------------------------------------------------------------
One Year Ended 6/30/03                                         +8.63%
----------------------------------------------------------------------
Five Years Ended 6/30/03                                       +6.78
----------------------------------------------------------------------
Inception (5/02/94) through 6/30/03                            +7.17
----------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH     STANDARDIZED
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN   30-DAY YIELD
--------------------------------------------------------------------------------------------------------
Class A Shares*                                                  +2.96%         +8.63%         +2.70%
--------------------------------------------------------------------------------------------------------
Citigroup Government/Mortgage Index**                            +2.68          +8.61             --
--------------------------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index is comprised of 30-year and 15-year GNMA, FNMA and FHLMC securities, and FNMA and FHLMC balloon mortgages.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                      FACE
                                    AMOUNT                              ISSUE                              VALUE
---------------------------------------------------------------------------------------------------------------------
                                                        U.S. GOVERNMENT & AGENCY OBLIGATIONS
---------------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE       $  5,000,000      CS First Boston Mortgage Securities Corp., Series
OBLIGATIONS+--59.5%                               2003-C3, Class A2, 2.843% due 5/15/2038............  $   5,025,000
                                95,000,000      CS First Boston Mortgage Securities Corp., Series
                                                  2003-CPN1, Class ASP, 1.584% due 3/15/2035(c)......      7,307,989
                                 6,437,810      FHLMC Structured Pass Through Securities, T-50 A2,
                                                  1.27% due 9/27/2005................................      6,435,432
                                 5,600,000      Fannie Mae 2003-27 FP, 1.62% due 6/25/2028(a)........      5,598,218
                                11,699,881      Fannie Mae 2003-33 LF, 1.385% due 7/25/2017(a).......     11,696,869
                                14,082,182      Fannie Mae 2003-34 FS, 1.435% due 1/25/2032(a).......     14,077,992
                                 7,000,000      Fannie Mae 2003-41 YF, 1.62% due 6/25/2028(a)........      7,004,533
                                10,380,401      Fannie Mae 2003-48 HA, 3.50% due 11/25/2017..........     10,530,047
                               109,831,279      Fannie Mae-ACES 2002-M1 X, 1.201% due 5/25/2032(c)...      5,056,379
                                28,000,000      Fannie Mae-ACES 2002-M2 C, 4.717% due 8/25/2012......     29,724,114
                                49,657,465      Fannie Mae-ACES 2002-M2 N, 1.532% due 8/25/2012(c)...      5,199,896
                                58,554,250      Fannie Mae-ACES 2003-M1 X, 1.099% due 2/25/2033(c)...      3,235,614
                               131,595,936      Fannie Mae Grantor Trust 2003-T1 IO, 0.546% due
                                                  11/25/2012(c)......................................      5,663,771
                                10,768,306      Fannie Mae Whole Loan 2002-W11 AV1, 1.205% due
                                                  11/25/2032(a)......................................     10,780,364
                                   423,757      Freddie Mac 2140 KE, 6.30% due 5/15/2026.............        424,554
                                14,000,000      Freddie Mac 2564 OF, 1.61% due 2/15/2026(a)..........     14,023,544
                                13,051,369      Freddie Mac 2594 DF, 1.60% due 12/15/2027(a).........     13,070,296
                                17,205,738      Freddie Mac 2614 EF, 1.58% due 12/15/2017(a).........     17,220,702
                                86,658,202      Government National Mortgage Association 2001-16 IO,
                                                  0.178% due 10/16/2040(c)...........................      1,623,567
                                 9,657,000      Government National Mortgage Association 2001-44 C,
                                                  6.38% due 1/16/2025................................     11,212,061
                                 6,400,000      Government National Mortgage Association 2002-81 B,
                                                  5.042% due 1/16/2029...............................      6,754,971
                                 7,000,000      Government National Mortgage Association 2002-83 C,
                                                  5.25% due 9/16/2027................................      7,548,472
                                38,070,452      Government National Mortgage Association 2002-83 IO,
                                                  1.574% due 10/16/2042(c)...........................      2,594,022
                                 5,600,000      Government National Mortgage Association 2002-94 D,
                                                  5.045% due 11/16/2028..............................      5,940,870
                                87,111,158      Government National Mortgage Association 2002-94 XB,
                                                  2.349% due 11/16/2007(c)...........................      4,719,909
                                 7,000,000      Government National Mortgage Association 2003-17 C,
                                                  4.825% due 7/16/2031...............................      7,129,697
                                96,960,204      Government National Mortgage Association 2003-17 IO,
                                                  1.24% due 3/16/2043(c).............................      6,508,919
                                 7,081,854      Government National Mortgage Association 2003-43 A,
                                                  2.709% due 7/16/2021...............................      7,103,569
                                 5,680,000      Government National Mortgage Association 2003-43 B,
                                                  4.374% due 4/16/2033...............................      5,877,617
                                 5,582,118      Government National Mortgage Association 2003-47 A,
                                                  2.848% due 6/16/2018...............................      5,641,178
                                 5,600,000      Government National Mortgage Association 2003-47 C,
                                                  4.227% due 10/16/2027..............................      5,758,023
                                 3,500,000      Government National Mortgage Association 2003-49 A,
                                                  2.212% due 10/16/2017..............................      3,475,938
                                 6,217,292      Government National Mortgage Association 2003-49 C,
                                                  4.485% due 10/16/2033..............................      6,139,576
                               129,518,158      Government National Mortgage Association 2003-59 XB,
                                                  2.367% due 7/16/2010(c)............................     10,260,260
                                30,628,708      Greenwich Capital Commercial Funding Corporation,
                                                  Series 2002-C1, Class XP, 2.059% due 1/11/2035(c)..      3,287,891
                                14,000,000      Greenwich Capital Commercial Funding Corporation,
                                                  Series 2003-C1, Class A4, 4.111% due 7/05/2012.....     14,069,370
                                 4,896,246      Greenwich Capital Commercial Funding Corporation,
                                                  Series 2003-FL1, Class A, 1.639% due 1/05/2006(a)..      4,896,246

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                      FACE
                                    AMOUNT                              ISSUE                              VALUE
---------------------------------------------------------------------------------------------------------------------
                                                        U.S. GOVERNMENT & AGENCY OBLIGATIONS
---------------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE
OBLIGATIONS
(CONCLUDED)
                              $  2,658,400      Lehman Brothers Floating Rate Commercial, 2002-
                                                  LLFA-A, 1.47% due 6/14/2017(a).....................  $   2,658,284
                                 5,841,147      Residential Asset Securities Corporation, 2002-KS5
                                                  AIB2, 2.47% due 8/25/2022..........................      5,855,736
                                 5,600,000      Wachovia Bank Commercial Mortgage Trust, Series
                                                  2003-WHL2, Class A3, 1.355% due 6/15/2013(a)(f)....      5,600,000
                                 5,913,070      Washington Mutual, 2002-AR19-A8, 4.556% due
                                                  2/25/2033..........................................      6,042,872
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS
                                                (COST--$308,195,202)                                     312,774,362
---------------------------------------------------------------------------------------------------------------------
FANNIE MAE--15.4%
                                                Fannie Mae:
                                 1,759,950        +8% due 4/01/2008..................................      1,882,477
                                 6,748,824        5.035% due 2/01/2013...............................      7,211,751
                                 3,200,001        5% due 10/01/2017..................................      3,310,463
                                 1,500,000        5.50% due 12/01/2017...............................      1,558,210
                                 1,600,000        4.50% due 7/01/2018................................      1,632,000
                                 6,000,000        5% due 7/15/2018...................................      6,196,872
                                   189,713        +7% due 6/01/2028..................................        200,117
                                   313,770        +7% due 10/01/2028.................................        330,977
                                   318,350        +7% due 12/01/2028.................................        335,808
                                   364,291        +7% due 2/01/2029..................................        383,821
                                   903,811        +7% due 3/01/2029..................................        952,263
                                 2,391,013        +7% due 5/01/2029..................................      2,520,373
                                 3,688,007        +7% due 6/01/2029..................................      3,886,516
                                   473,123        +7% due 7/01/2029..................................        498,486
                                   209,432        +7% due 8/01/2029..................................        220,659
                                   100,442        +7% due 9/01/2029..................................        105,826
                                    14,086        +7% due 2/01/2030..................................         14,838
                                   200,524        +8% due 2/01/2030..................................        216,407
                                    78,256        +7% due 4/01/2030..................................         82,434
                                    36,076        +8% due 12/01/2030.................................         38,902
                                    13,700        +8% due 1/01/2031..................................         14,773
                                   240,984        +8% due 2/01/2031..................................        259,866
                                   805,580        +6.50% due 12/01/2031..............................        840,081
                                 4,848,109        +7% due 5/01/2032..................................      5,105,530
                                 3,928,104        +7.50% due 5/01/2032...............................      4,173,586
                                   714,271        6.50% due 8/01/2032................................        744,865
                                22,950,386        6.50% due 9/01/2032................................     23,933,405
                                 1,664,233        6.50% due 10/01/2032...............................      1,735,516
                                 2,567,517        6.50% due 11/01/2032...............................      2,677,490
                                 1,434,720        8% due 11/01/2032..................................      1,547,135
                                 2,341,301        6.50% due 2/01/2033................................      2,441,585
                                 5,599,440        5.50% due 6/01/2033................................      5,797,389
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL FANNIE MAE
                                                (COST--$79,763,609)                                       80,850,421
---------------------------------------------------------------------------------------------------------------------
FREDDIE MAC--23.4%
                                                Freddie Mac--Gold Program:
                                10,500,000        5.75% due 4/29/2009................................     10,872,173
                                 8,600,000        6% due 5/25/2012...................................      8,939,184
                                 5,600,000        4% due 6/12/2013...................................      5,498,186
                                 3,051,644        6.50% due 3/01/2016................................      3,206,062
                                 6,212,207        6% due 4/01/2016...................................      6,462,718
                                 2,259,191        6.50% due 5/01/2016................................      2,372,924
                                 3,986,216        +6% due 4/01/2017..................................      4,145,385
                                 1,450,154        6% due 5/01/2017...................................      1,508,058
                                 2,942,650        5.50% due 6/01/2017................................      3,052,075
                                 5,164,507        5.50% due 11/01/2017...............................      5,356,554
                                 4,900,000        5% due 7/15/2018...................................      5,059,250
                                    40,699        +6.50% due 3/01/2029...............................         42,395
                                   960,757        +6.50% due 7/01/2029...............................      1,000,808

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                      FACE
                                    AMOUNT                              ISSUE                              VALUE
---------------------------------------------------------------------------------------------------------------------
                                                        U.S. GOVERNMENT & AGENCY OBLIGATIONS
---------------------------------------------------------------------------------------------------------------------
FREDDIE MAC
(CONCLUDED)
                                                Freddie Mac--Gold Program: (concluded)
                              $    687,521        +7% due 7/01/2029..................................  $     721,156
                                    77,555        +7.50% due 8/01/2029...............................         82,464
                                    26,741        +6.50% due 9/01/2029...............................         27,855
                                   700,728        +8% due 12/01/2029.................................        751,822
                                   843,096        +8% due 4/01/2030..................................        903,715
                                 2,012,579        +7.50% due 5/01/2030...............................      2,139,955
                                   425,026        +8% due 7/01/2030..................................        455,586
                                   160,956        +7.50% due 8/01/2030...............................        171,061
                                   116,170        +7.50% due 12/01/2030..............................        123,463
                                 3,541,087        +7% due 3/01/2031..................................      3,712,428
                                    60,107        +7.50% due 9/01/2031...............................         63,882
                                   503,491        +7.50% due 3/01/2032...............................        535,112
                                   360,454        +6.50% due 4/01/2032...............................        375,094
                                 3,739,886        +6.50% due 8/01/2032...............................      3,891,905
                                   383,574        +6.50% due 9/01/2032...............................        399,165
                                   488,068        +5.50% due 2/01/2033...............................        504,199
                                14,886,504        +6% due 2/01/2033..................................     15,435,105
                                18,350,000        +5.50% due 7/15/2033...............................     18,929,163
                                10,000,000        +6% due 7/15/2033..................................     10,365,620
                                 5,600,000        +5% due 8/15/2033..................................      5,668,253
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL FREDDIE MAC
                                                (COST--$122,018,210)                                     122,772,775
---------------------------------------------------------------------------------------------------------------------
GOVERNMENT NATIONAL MORTGAGE
  ASSOCIATION--5.0%
                                                Government National Mortgage Association:
                                 4,124,009        +6.50% due 2/15/2028...............................      4,336,825
                                   578,853        +6.50% due 5/15/2028...............................        608,724
                                 5,887,068        +6.50% due 7/20/2031...............................      6,150,667
                                 2,949,277        +6% due 12/15/2032.................................      3,093,019
                                 8,871,202        +6% due 1/15/2033..................................      9,303,673
                                 2,450,563        +6% due 2/15/2033..................................      2,570,028
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL GOVERNMENT NATIONAL MORTGAGE ASSOCIATION
                                                (COST--$25,311,887)                                       26,062,936
---------------------------------------------------------------------------------------------------------------------
SMALL BUSINESS                   4,412,800      Small Business Administration Participation
ADMINISTRATION--0.8%                              Certificates, Series 2003-20F, Class 1, 4.07% due
                                                  6/01/2023..........................................      4,352,554
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL SMALL BUSINESS ADMINISTRATION
                                                (COST--$4,412,800)                                         4,352,554
---------------------------------------------------------------------------------------------------------------------
TENNESSEE VALLEY
AUTHORITY--3.0%
                                                Tennessee Valley Authority:
                                 6,125,000        5.625% due 1/18/2011...............................      6,968,039
                                 7,000,000        6.75% due 11/01/2025(b)............................      8,660,995
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL TENNESSEE VALLEY AUTHORITY
                                                (COST--$12,883,503)                                       15,629,034
---------------------------------------------------------------------------------------------------------------------
U.S. TREASURY BONDS &
NOTES--16.4%
                                                U.S. Treasury Bonds:
                                 5,770,000        7.50% due 11/15/2016...............................      7,832,550
                                 2,590,000        8.125% due 8/15/2019...............................      3,745,889
                                12,110,000        7.25% due 8/15/2022................................     16,407,633
                                 3,150,000        6.25% due 8/15/2023................................      3,858,504
                                 2,590,000        6.625% due 2/15/2027...............................      3,333,309
                                 7,640,000        6.125% due 8/15/2029...............................      9,335,423
                                                U.S. Treasury Notes:
                                22,080,000        1.625% due 3/31/2005...............................     22,231,800
                                 9,000,000        6.875% due 5/15/2006...............................     10,313,793
                                 7,970,000        6.125% due 8/15/2007...............................      9,219,361
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL U.S. TREASURY BONDS & NOTES
                                                (COST--$81,160,678)                                       86,278,262
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS
                                                (COST--$633,745,889)--123.5%                             648,720,344
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                BENEFICIAL
                                 INTEREST/
                               SHARES HELD                      SHORT-TERM SECURITIES                      VALUE
---------------------------------------------------------------------------------------------------------------------
                              $ 24,592,499      Merrill Lynch Liquidity Series, LLC Money Market
                                                  Series(d)(e).......................................  $  24,592,499
                                16,395,001      Merrill Lynch Premier Institutional Fund(d)(e).......     16,395,001
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL SHORT-TERM SECURITIES
                                                (COST--$40,987,500)--7.8%                                 40,987,500
---------------------------------------------------------------------------------------------------------------------
                                 NUMBER OF
OPTIONS PURCHASED                CONTRACTS                              ISSUE
---------------------------------------------------------------------------------------------------------------------
CALL OPTIONS PURCHASED                 119      Eurodollar Future, expiring December 2003 at USD
                                                  97.75, Broker, Greenwich Capital Markets...........        148,750
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL OPTIONS PURCHASED (COST--$74,911)--0.0%                148,750
---------------------------------------------------------------------------------------------------------------------
OPTIONS WRITTEN
                                                TOTAL INVESTMENTS
                                                (COST--$674,808,300)--131.3%                             689,856,594
---------------------------------------------------------------------------------------------------------------------
CALL OPTIONS WRITTEN                   119      Eurodollar Future, expiring December 2003 at USD
                                                  98.5, Broker, Greenwich Capital Markets............        (29,750)
---------------------------------------------------------------------------------------------------------------------
PUT OPTIONS WRITTEN                     70      Eurodollar Future, expiring December 2003 at USD 98,
                                                  Broker, Greenwich Capital Markets..................        (49,875)
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL OPTIONS WRITTEN
                                                (PREMIUMS RECEIVED--$64,640)--0.0%                           (79,625)
---------------------------------------------------------------------------------------------------------------------
                                                TOTAL INVESTMENTS, NET OF OPTIONS WRITTEN
                                                (COST--$674,743,660)--131.3%.........................    689,776,969
                                                VARIATION MARGIN ON FINANCIAL FUTURES
                                                CONTRACTS*--(0.1%)...................................       (594,356)
                                                UNREALIZED DEPRECIATION ON INTEREST RATE
                                                SWAPS**--(0.2%)......................................     (1,007,515)
                                                LIABILITIES IN EXCESS OF OTHER ASSETS--(31.0%).......   (162,729,947)
                                                                                                       -------------
                                                NET ASSETS--100.0%...................................  $ 525,445,151
                                                                                                       =============
---------------------------------------------------------------------------------------------------------------------

(a)  Floating rate note.

(b) All or a portion of security held as collateral in connection with open financial futures contracts.

(c) Securities which receive some or all of the interest portion of the underlying collateral and little or no principal. Interest only securities have either a nominal or a notional amount of principal.

(d) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

----------------------------------------------------------------------------------------------
                                                                  NET        DIVIDEND/INTEREST
AFFILIATE                                                      ACTIVITY           INCOME
----------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $21,783,499         $23,042
Merrill Lynch Premier Institutional Fund....................   13,904,000         $15,536
----------------------------------------------------------------------------------------------

(e)  Security was purchased with the cash proceeds from securities loans.

(f) Restricted securities as to resale. The value of the Fund's investment in restricted securities was $5,600,000, representing 1.1% of net assets.

----------------------------------------------------------------------------------------------------------
ISSUE                                                         ACQUISITION DATE       COST         VALUE
----------------------------------------------------------------------------------------------------------
Wachovia Bank Commercial Mortgage Trust, Series 2003-WHL2,
  Class A3,
  1.355% due 6/15/2013......................................     6/13/2003        $5,600,000    $5,600,000
----------------------------------------------------------------------------------------------------------
TOTAL                                                                             $5,600,000    $5,600,000
                                                                                  ==========    ==========
----------------------------------------------------------------------------------------------------------

+ Mortgage-Backed Securities are subject to principal paydowns as a result of prepayments or refinancing of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity.

*   Financial futures contracts sold as of June 30, 2003 were as follows:

------------------------------------------------------------------------------------------
NUMBER OF                                                            FACE       UNREALIZED
CONTRACTS                  ISSUE                 EXPIRATION DATE     VALUE        GAINS
------------------------------------------------------------------------------------------
  430       Ten-Year U.S. Treasury Note Futures  September 2003   $50,582,596   $   84,471
------------------------------------------------------------------------------------------
TOTAL UNREALIZED GAINS--NET                                                     $   84,471
                                                                                ==========
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

**  Swap contracts entered into as of June 30, 2003 were as follows:

----------------------------------------------------------------------------------------------------
                                                               NOTIONAL      UNREALIZED APPRECIATION
                                                                AMOUNT           (DEPRECIATION)
----------------------------------------------------------------------------------------------------
Receive a price return equal to Lehman Brothers Investment
  Grade CMBS Index Total Return and pay floating rate based
  on 1-month USD LIBOR, minus .35% Broker, Deutsche Bank AG,
  London Expires October 2003...............................   70,000,000            1,973,300
Receive a price return equal to Lehman Brothers Investment
  Grade CMBS Index Total Return and pay floating rate based
  on 1-month USD LIBOR, minus .40% Broker, Credit Suisse
  First Boston International Expires July 2003..............   30,500,000              859,795
Receive a price return equal to 1-month USD LIBOR and pay a
  fixed rate equal to 4.45% Broker, Lehman Brothers Special
  Financing Expires October 2011............................   28,000,000           (1,924,692)
Receive a price return equal to JP Morgan US Agency Mortgage
  Index Total Return and pay floating rate based on 1-month
  USD LIBOR, minus .25% Broker, JP Morgan Chase Bank Expires
  January 2004..............................................   28,000,000               79,632
Receive a price return equal to JP Morgan US Agency Mortgage
  Index Total Return and pay floating rate based on 1-month
  USD LIBOR, minus .30% Broker, JP Morgan Chase Bank Expires
  April 2004................................................   17,000,000               48,348
Receive a price return equal to JP Morgan US Agency Mortgage
  Index Total Return and pay floating rate based on 1-month
  USD LIBOR, minus .30% Broker, JP Morgan Chase Bank Expires
  November 2003.............................................   11,000,000               20,130
Receive a price return equal to US Treasury Index Total
  Return and pay floating rate based on 1-month USD LIBOR,
  minus .20% Broker, Lehman Brothers Special Financing
  Expires December 2003.....................................   28,000,000             (171,500)
Receive floating rate based on 1-month USD LIBOR, minus .25%
  and pay a price return equal to Lehman Brothers Investment
  Grade CMBS Index Total Return Broker, Morgan Stanley
  Capital Services, Inc. Expires October 2003...............   70,000,000           (1,973,300)
Receive a price return equal to 3-month USD LIBOR and pay a
  fixed equal to 3.8135% Broker, JP Morgan Chase Bank
  Expires June 2013.........................................   18,200,000               80,772
                                                              -----------          -----------
                                                              300,700,000          $(1,007,515)
                                                              ===========          ===========
----------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including loaned securities of
  $39,872,270) (identified cost--$674,733,389)..............                  $689,707,844
Options purchased, at value (cost--$74,911).................                       148,750
Receivables:
  Interest..................................................  $  3,546,306
  Capital shares sold.......................................         7,864
  Paydowns..................................................         2,770
  Securities lending--net...................................         1,745       3,558,685
                                                              ------------
Prepaid expenses............................................                         2,601
                                                                              ------------
Total assets................................................                   693,417,880
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Reverse repurchase agreements...............................                     5,700,000
Collateral on securities loaned, at value...................                    40,987,500
Options written, at value (premiums received--$64,640)......                        79,625
Unrealized depreciation on interest rate swaps..............                     1,007,515
Payables:
  Capital shares redeemed...................................    60,483,519
  Securities purchased......................................    58,279,827
  Variation margin..........................................       594,356
  Investment adviser........................................       251,019
  Interest on swaps.........................................       152,597
  Other affiliates..........................................         4,271
  Interest on loans.........................................           247
  Dividends to shareholders.................................             8     119,765,844
                                                              ------------
Accrued expenses and other liabilities......................                       432,245
                                                                              ------------
Total liabilities...........................................                   167,972,729
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $525,445,151
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 300,000,000
  shares authorized+........................................                  $  4,700,566
Paid-in capital in excess of par............................                   493,678,439
Undistributed investment income--net........................  $  1,363,613
Undistributed realized capital gains on investments--net....    11,592,268
Unrealized appreciation on investments--net.................    14,110,265
                                                              ------------
Total accumulated earnings--net.............................                    27,066,146
                                                                              ------------
NET ASSETS..................................................                  $525,445,151
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $525,445,151 and 47,005,665
  shares outstanding........................................                  $      11.18
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest....................................................                 $11,776,468
Interest on swaps--net......................................                      88,786
Securities lending--net.....................................                      38,578
                                                                             -----------
Total income................................................                  11,903,832
                                                                             -----------
-----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $ 1,462,841
Accounting services.........................................       98,946
Professional fees...........................................       29,723
Custodian fees..............................................       29,223
Printing and shareholder reports............................       26,722
Directors' fees and expenses................................       17,932
Pricing services............................................        5,419
Transfer agent fees.........................................        2,386
Interest expense............................................          247
Registration fees...........................................           44
Other.......................................................       11,771
                                                              -----------
Total expenses..............................................                   1,685,254
                                                                             -----------
Investment income--net......................................                  10,218,578
                                                                             -----------
-----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized gain on investments--net...........................                   8,082,089
Change in unrealized appreciation on investments--net.......                  (1,000,203)
                                                                             -----------
Total realized and unrealized gain on investments--net......                   7,081,886
                                                                             -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                 $17,300,464
                                                                             ===========
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX       FOR THE
                                                              MONTHS ENDED     YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003            2002
------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $10,218,578     $ 23,001,898
Realized gain on investments--net...........................    8,082,089       12,303,016
Change in unrealized appreciation on investments--net.......   (1,000,203)      12,873,139
                                                              ------------    ------------
Net increase in net assets resulting from operations........   17,300,464       48,178,053
                                                              ------------    ------------
------------------------------------------------------------------------------------------
DIVIDENDS & DISTRIBUTIONS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................  (10,849,550)     (22,784,643)
Realized gain on investments--net:
  Class A...................................................           --       (7,535,087)
                                                              ------------    ------------
Net decrease in net assets resulting from dividends and
  distributions to shareholders.............................  (10,849,550)     (30,319,730)
                                                              ------------    ------------
------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase (decrease) in net assets derived from capital
  share transactions........................................  (66,794,426)      94,165,032
                                                              ------------    ------------
------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................  (60,343,512)     112,023,355
Beginning of period.........................................  585,788,663      473,765,308
                                                              ------------    ------------
End of period*..............................................  $525,445,151    $585,788,663
                                                              ============    ============
------------------------------------------------------------------------------------------
* Undistributed investment income--net......................  $ 1,363,613     $  1,994,585
                                                              ============    ============
------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                               FOR THE SIX
                                                              MONTHS ENDED
                                                                JUNE 30,
                                                                  2003
---------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES:
Net increase in net assets resulting from operations........  $  17,300,464
Adjustments to reconcile net increase in net assets
resulting from operations to net cash provided by operating
activities:
  Decrease in receivables...................................        827,080
  Increase in other liabilities.............................      1,221,872
  Realized and unrealized gain on investments--net..........     (7,081,886)
  Amortization of discount..................................      3,430,609
                                                              -------------
Net cash provided by operating activities...................     15,698,139
                                                              -------------
---------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES:
Proceeds from sales of long-term investments................    781,600,082
Purchases of long-term investments..........................   (876,300,594)
Proceeds from sales and maturities of short-term
  investments--net..........................................     78,361,100
Termination of swap and futures contracts...................     (1,415,599)
                                                              -------------
Net cash used for investing activities......................    (17,755,011)
                                                              -------------
---------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES:
Cash receipts from capital shares sold......................     39,616,606
Cash receipts from borrowings...............................      5,700,000
Cash payments on capital shares redeemed....................    (43,260,885)
                                                              -------------
Net cash provided by financing activities...................      2,055,721
                                                              -------------
---------------------------------------------------------------------------
CASH:
Net decrease in cash........................................         (1,151)
Cash at beginning of period.................................          1,151
                                                              -------------
Cash at end of period.......................................  $          --
                                                              =============
---------------------------------------------------------------------------
NON-CASH FINANCING ACTIVITIES:
Reinvestment of dividends paid to shareholders..............  $  10,849,542
                                                              =============
---------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE            -----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $  11.06     $  10.67    $  10.54    $  10.03    $  10.88
                                                          --------     --------    --------    --------    --------
Investment income--net................................         .19++++      .48++++      .55++++      .64++++      .61
Realized and unrealized gain (loss) on
  investments--net....................................         .13          .50         .17         .47        (.80)
                                                          --------     --------    --------    --------    --------
Total from investment operations......................         .32          .98         .72        1.11        (.19)
                                                          --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................        (.20)        (.44)       (.55)       (.60)       (.66)
  In excess of investment income--net.................          --           --          --          --          --+
  Realized gain on investments--net...................          --         (.15)       (.04)         --          --
                                                          --------     --------    --------    --------    --------
Total dividends and distributions.....................        (.20)        (.59)       (.59)       (.60)       (.66)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $  11.18     $  11.06    $  10.67    $  10.54    $  10.03
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................       2.96%++      9.78%       7.04%      11.50%      (1.80%)
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses, excluding interest expense..................        .58%*        .58%        .59%        .57%        .55%
                                                          ========     ========    ========    ========    ========
Expenses..............................................        .58%*        .58%        .59%        .57%        .55%
                                                          ========     ========    ========    ========    ========
Investment income--net................................       3.49%*       4.40%       5.13%       6.26%       5.86%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $525,445     $585,789    $473,765    $332,219    $362,394
                                                          ========     ========    ========    ========    ========
Portfolio turnover....................................     122.95%      208.26%     155.31%      70.01%     116.59%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Amount is less than ($.01) per share.

++ Aggregate total investment return.

++++ Based on average shares outstanding.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--GOVERNMENT BOND V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies, that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Government Bond V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price as of the close of business on the day the securities are being valued, or lacking any sales, at the mean between closing bid and asked prices. Securities traded in the over-the-counter market are valued at the most recent bid prices as obtained from one or more dealers that make markets in the securities. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Short-term securities are valued at amortized cost, which approximates market value. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Financial futures contracts and options thereon, which are traded on exchanges, are valued at their closing price at the close of such exchanges. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund, including valuations furnished by a pricing service retained by the Fund which may use a matrix system for valuations. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options--The Fund is authorized to purchase and write call and put options. When the Fund writes an option, an amount equal to the pre-

--------------------------------------------------------------------------------

mium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

  When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or loss or gain to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Swaps--The Fund may enter into swap agreements, which are over-the-counter contracts in which the Fund and a counterparty agree to make periodic net payments on a specified notional amount. The net payments can be made for a set period of time or may be triggered by a pre-determined credit event. The net periodic payments may be based on a fixed or variable interest rate; the change in market value of a specified security, basket of securities, or index; or the return generated by a security. Agreements are valued daily based upon quotations from market makers and changes in value are recorded as unrealized appreciation/(depreciation).

  (c) Repurchase agreements--The Fund invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis. The Fund amortizes all premiums and discounts on debt securities.

  (f) Dividends and distributions--Dividends from net investment income are declared and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

--------------------------------------------------------------------------------

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .50% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.
  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $17,094 in securities lending agent fees from the Fund.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $6,540 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $821,110,861 and $746,074,148, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

---------------------------------------------------------------------
                                         Realized        Unrealized
                                      Gains (Losses)   Gains (Losses)
---------------------------------------------------------------------
Long-term investments...............    $9,402,495      $14,974,455
Financial futures contracts.........      (498,413)          84,471
Options purchased...................        (9,098)          73,839
Options written.....................       104,291          (14,985)
Interest rate swaps.................      (917,186)      (1,007,515)
                                        ----------      -----------
Total...............................    $8,082,089      $14,110,265
                                        ==========      ===========
---------------------------------------------------------------------

  Transactions in options written for the six months ended June 30, 2003 were as follows:

-------------------------------------------------------------------
                                              Number of   Premiums
Call Options Written                          Contracts   Received
-------------------------------------------------------------------
Outstanding call options written, beginning
 of period..................................        --           --
Options written.............................   173,719    $ 928,344
Options closed..............................  (173,600)    (914,004)
                                              --------    ---------
Outstanding call options written, end of
 period.....................................       119    $  14,340
                                              ========    =========
-------------------------------------------------------------------

-------------------------------------------------------------------
                                              Number of   Premiums
Put Options Written                           Contracts   Received
-------------------------------------------------------------------
Outstanding put options written, beginning
 of period..................................        --           --
Options written.............................   173,730    $ 980,242
Options closed..............................  (173,600)    (914,004)
Options expired.............................       (60)     (15,938)
                                              --------    ---------
Outstanding put options written, end of
 period.....................................        70    $  50,300
                                              ========    =========
-------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $14,343,271, of which $15,257,737 related to appreciated securities and $914,466 related to depreciated securities. At June 30, 2003, the aggregate cost of investments, net of options written, for Federal income tax purposes was $675,433,698.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

--------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
--------------------------------------------------------------------
Shares sold..........................     2,360,154    $  26,098,558
Shares issued to shareholders in
 reinvestment of dividends...........       982,796       10,849,542
                                         ----------    -------------
Total issued.........................     3,342,950       36,948,100
Shares redeemed......................    (9,319,080)    (103,742,526)
                                         ----------    -------------
Net decrease.........................    (5,976,130)   $ (66,794,426)
                                         ==========    =============
--------------------------------------------------------------------

--------------------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                      Dollar
December 31, 2002                       Shares         Amount
-----------------------------------------------------------------
Shares sold.........................  15,235,963    $ 166,879,192
Shares issued to shareholders in
 reinvestment of dividends and
 distributions......................   2,783,375       30,319,730
                                      ----------    -------------
Total issued........................  18,019,338      197,198,922
Shares redeemed.....................  (9,428,949)    (103,033,890)
                                      ----------    -------------
Net increase........................   8,590,389    $  94,165,032
                                      ==========    =============
-----------------------------------------------------------------

5. REVERSE REPURCHASE AGREEMENTS:

Under a reverse repurchase agreement, the Fund sells securities to repurchase them at a mutually agreed upon date and price. At the time the Fund enters into a reverse repurchase agreement, it will establish a segregated account with the custodian containing cash, cash equivalents of liquid high grade debt securities having a value at least equal to the repurchase price.

  For the six months ended June 30, 2003, the average amount outstanding was approximately $5,700,000 and the daily weighted average interest rate was 1.58%.

6. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

7. SUBSEQUENT EVENT:

On July 1, 2003, an ordinary income dividend of $.029031 was declared. The dividend was paid on July 1, 2003 to shareholders of record on June 30, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, Class A Shares of High Current Income V.I. Fund had a total return of +16.30%, compared to a +17.32% return for the unmanaged benchmark Credit Suisse First Boston (CSFB) High Yield Index for the same period. The Fund outperformed its peer group of Lipper High Yield Funds, which had an average return of +14.59% for the same period.

  Favorable security selection contributed positively to Fund performance, while poor sector selection caused the Fund's return to slightly lag its benchmark. In particular, an overweight in the packaging sector and an underweight in the telecommunications area hindered performance. Plastic packaging producers were squeezed by high resin costs, while two of our packaging credits, Consolidated Container Company and US Can Corporation, encountered operational problems. Bellwether telecommunications credits--Level 3 Communications, Inc., which benefited from an equity infusion, and Qwest Communications, which completed a large recapitalization and a significant asset sale--saw dramatic rebounds in their bonds. We hold the bonds of US West Communications, which had a much smaller advance than the Qwest holding company bonds. Our overweight position in the wireless sector enhanced performance, and security selection in this sector also was a positive.

  At the individual issuer level, two distressed names, Consolidated Container and US Airways, detracted most from performance. We reduced our position in Consolidated Container, a privately held packaging maker, while US Airways completed a successful debt restructuring. On the plus side, sharp recoveries in the bonds of independent power producers The AES Corporation and Calpine Corporation benefited Fund performance. Strong upward moves in the bonds of cable TV owner Adelphia Communications and three industrial concerns, Blount Inc., Eagle-Picher Industries and Great Lakes Carbon Corporation, also helped enhance performance for the period.

INVESTMENT ENVIRONMENT

  The six-month period ended June 30, 2003 was an excellent time for the high yield asset class, which was buoyed by a combination of positive factors including strong flows into high yield mutual funds, a declining default rate and rising Treasury and equity markets. The spread of the CSFB High Yield Index over U.S. Treasury bonds narrowed to 676 basis points (6.76%), its tightest level since April 2000. As is often the case in a bull market, the lowest tier of the credit spectrum--those securities in the CCC and distressed rating categories--was the best performer for the period.

  The high yield market seemed to ignore the volatility in equity markets and the generally uninspiring economic news, particularly in the manufacturing sector. The CSFB High Yield Index recorded a positive return for each month of the period, and recorded eight straight months of positive returns since October 2002--a remarkable streak. The first four months of 2003 saw record inflows into high yield mutual funds, while new-issue supply was rather limited. As a result, portfolio managers, many of whom already were carrying hefty cash balances, were forced to look to the secondary market for offerings. Several distressed credits saw meaningful recoveries in the prices of their securities. Among these were The AES Corporation, Nextel Communications, Inc. and Primedia, Inc. All three of these issuers, which are Fund holdings, repaired their balance sheets via repurchases of securities at substantial discounts to par. New-issue volume picked up in May and early June, but the high yield market seemed to lose some steam in the latter half of June.

  We believe U.S. economic growth should improve in the second half of 2003, spurred by the June Federal Open Market Committee interest rate cut and the recently enacted cuts in Federal income tax rates. Still, labor markets remained weak, and recent data from the Institute for Supply Management indicated continued softness in the industrial sector. The distress ratio--the percentage of the high yield universe that trades 1,000 basis points or more over U.S. Treasury bonds--declined in June for the fourth consecutive month. This trend bodes well for the default rate. With interest rates likely to remain low, the high yield asset class should continue to look attractive relative to other fixed income sectors. Against this favorable backdrop, we believe the high yield market could record further positive returns. However, with so much of the universe trading at or above par, we believe the remainder of 2003 will be chiefly a period of coupon clipping with little, if any, capital appreciation.

PORTFOLIO MATTERS

  During the period, we were active in the new-issue market, as secondary market offerings were scarce. Among our larger purchases were

--------------------------------------------------------------------------------

the bonds of Ethyl Corporation (a specialty chemicals firm that focuses on fuel and lubricant additives); OMNOVA Solutions Inc. (a small manufacturer of emulsion polymers, decorative and functional surfaces, such as commercial wallpapering, and specialty chemicals); Gerdau AmeriSteel Corporation (a mini-mill steel producer and ferrous and non-ferrous scrap processor); Houghton Mifflin Company (a privately held educational publisher with strong market shares in elementary and secondary school publishing); The AES Corporation (a global power producer); Bowater Incorporated (a large Canadian forest products company); El Paso Production Holding Company (a wholly-owned exploration and production subsidiary of El Paso Corporation); Commonwealth Brands, Inc. (a small manufacturer of discount cigarettes); and Forest City Enterprises Inc. (an owner and manager of commercial real estate projects).

  On the sell side, we disposed of a number of issues for relative value reasons, including the bonds of Niagara Mohawk Power Corp., DirecTV Holdings, Midland Funding and IESI Corporation. We also liquidated distressed positions in Olympus Communications, Trump Atlantic City Associates/Funding Inc., United Pan-Europe Holdings and Aurora Foods Inc.

  The Fund's industry weightings remained relatively stable over the six months. Our overweights continued to be in packaging, manufacturing and energy--other (which includes refiners, propane distributors and oil service firms). We have emphasized packaging for its stable end markets, and with oil prices easing, we believe there should be some reduction in resin costs. Our overweight in manufacturing is based on our forecast for a recovery in the industrial economy. Although recent data from the Institute for Supply Management has been weak, the trend is improving. Energy-other also appears to have favorable fundamentals. Gasoline stocks remain low, and high natural gas prices should result in more drilling activity, thereby benefiting oil service firms. We reduced our exposure to the wireless sector, based on our concerns about increasing competition in the industry, and the U.S. cable sector, for relative value reasons. We increased the Fund's exposure to the paper sector, adding two high-quality names--Bowater and Norampac Inc. We also increased exposure to the chemical industry, as several attractively priced issues came to market. For the most part, these were the more stable specialty chemical producers.

  Our general theme is to stay diversified in terms of sectors, with a focus on issuers that are leaders in their industries and that tend to be less cyclical. As of June 30, 2003, the Fund's average credit rating was "B" as measured by Standard & Poor's, comparable to the average rating of our benchmark. The Fund's cash position was approximately 8% at the close of the period.

IN CONCLUSION

  We thank you for your investment in High Current Income V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to sharing our investment outlook and strategies with you in our next report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Kurt Schansinger
Robert F. Murray
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

                       PERIOD COVERED                           % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           +17.96%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         + 2.00
--------------------------------------------------------------------------
Ten Years Ended 6/30/03                                          + 5.42
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH     STANDARDIZED
                    AS OF JUNE 30, 2003                       TOTAL RETURN   TOTAL RETURN   30-DAY YIELD
--------------------------------------------------------------------------------------------------------
Class A Shares*                                                  +16.30%        +17.96%          8.49%
--------------------------------------------------------------------------------------------------------
Credit Suisse First Boston High Yield Index**                    +17.32         +20.77             --
--------------------------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged market-weighted Index is comprised of 1,625 high yield debt securities rated BBB or lower.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE--0.9%   B          B3       $   250,000      Hexcel Corporation, 9.875% due
                                                                   10/01/2008(e)............................  $    275,000
                            B          B3           400,000      K & F Industries, 9.625% due 12/15/2010....       444,000
                            BB-        Ba3        1,000,000      L-3 Communications Corp., 6.125% due
                                                                   7/15/2013(e).............................     1,010,000
                            B          B2         1,075,000      Titan Corporation, 8% due 5/15/2011(e).....     1,139,500
                                                                                                              ------------
                                                                                                                 2,868,500
--------------------------------------------------------------------------------------------------------------------------
AIRLINES--1.6%              BB+        B1         1,500,000      American Airlines, 7.80% due 10/01/2006....     1,037,286
                            BB         B2         2,319,322      Continental Airlines Inc., 7.033% due
                                                                   6/15/2011................................     1,837,645
                            NR*        Ca         8,000,000      USAir Inc., 10.375% due 3/01/2013(c).......     2,160,000
                                                                                                              ------------
                                                                                                                 5,034,931
--------------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE--2.0%            B-         B2           400,000      Advanced Accessory Systems, 10.75% due
                                                                   6/15/2011(e).............................       424,000
                            BB+        Ba2          750,000      AutoNation Inc., 9% due 8/01/2008..........       832,500
                            BB         Ba3          750,000      Dana Corporation, 9% due 8/15/2011.........       811,875
                            B+         B1           750,000      Dura Operating Corporation, 8.625% due
                                                                   4/15/2012................................       768,750
                            BBB        Baa1         575,000      General Motors Corp., 8.25% due 7/15/2023..       572,182
                            B          Caa1       1,805,000      Metaldyne Corporation, 11% due 6/15/2012...     1,498,150
                                                                 TRW Automotive Inc.(e):
                            B+         B1           500,000        9.375% due 2/15/2013.....................       542,500
                            B+         B2           500,000        11% due 2/15/2013........................       545,000
                            CCC+       B2           375,000      Tenneco Automotive Inc., 10.25% due
                                                                   7/15/2013(e).............................       379,688
                                                                                                              ------------
                                                                                                                 6,374,645
--------------------------------------------------------------------------------------------------------------------------
BROADCASTING--1.6%          B+         Ba3          500,000      Entercom Radio, 7.625% due 3/01/2014.......       545,000
                            B-         B3         1,750,000      Nextmedia Operating Inc., 10.75% due
                                                                   7/01/2011................................     1,960,000
                            B-         B3         1,500,000      Salem Communications Holding Corporation,
                                                                   9% due 7/01/2011.........................     1,614,375
                            B          B2           750,000      Sinclair Broadcasting Group, 8% due
                                                                   3/15/2012................................       800,625
                                                                                                              ------------
                                                                                                                 4,920,000
--------------------------------------------------------------------------------------------------------------------------
CABLE--INTERNATIONAL--0.3%  D          Ca         1,000,000      Cable Satisfaction International, 12.75%
                                                                   due 3/01/2010(c).........................       100,000
                            C          Caa2       1,000,000      Comcast UK Cable Partners Ltd., 11.20% due
                                                                   11/15/2007...............................       976,250
                                                                                                              ------------
                                                                                                                 1,076,250
--------------------------------------------------------------------------------------------------------------------------
CABLE--U.S.--0.8%           NR*        NR*        2,500,000      Century Communications Corporation, 8.375%
                                                                   due 12/15/2007(c)........................     1,612,500
                            CCC-       Ca         1,000,000      Charter Communications Holdings, 10.75% due
                                                                   10/01/2009...............................       775,000
                                                                                                              ------------
                                                                                                                 2,387,500
--------------------------------------------------------------------------------------------------------------------------
CHEMICALS--5.2%             B          B2         2,000,000      Ethyl Corporation, 8.875% due 5/01/2010....     2,040,000
                            B-         NR*          900,000      HMP Equity Holdings Corporation, 14.939%
                                                                   due 5/15/2008(d)(h)......................       454,500
                            NR*        B2           750,000      Hanna (M.A.) Company, 6.875% due
                                                                   12/01/2004...............................       734,062
                            B          B3         1,400,000      Huntsman International LLC, 9.875% due
                                                                   3/01/2009................................     1,456,000
                            BB-        B2           500,000      ISP ChemCo., 10.25% due 7/01/2011..........       565,000
                            B-         B2         1,000,000      Koppers Industries, Inc., 9.875% due
                                                                   12/01/2007...............................     1,032,500
                            BB-        Ba3        1,000,000      MacDermid, Inc., 9.125% due 7/15/2011......     1,117,500
                            BBB-       Ba1        1,500,000      Methanex Corporation, 8.75% due
                                                                   8/15/2012................................     1,680,000
                            NR*        NR*          750,000      Noveon International Inc., 13% due
                                                                   8/31/2011(a).............................       772,500

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
CHEMICALS(CONCLUDED)        BB         B2       $ 2,400,000      Omnova Solutions Inc., 11.25% due
                                                                   6/01/2010................................  $  2,544,000
                            BB-        B2           750,000      Polyone Corporation, 10.625% due
                                                                   5/15/2010(e).............................       731,250
                            B-         Caa1       1,000,000      Resolution Performance, 13.50% due
                                                                   11/15/2010...............................     1,000,000
                            BB         Ba2        1,000,000      Rhodia SA, 7.625% due 6/01/2010(e).........     1,057,500
                            B          Caa1       1,175,000      Terra Capital Inc., 11.50% due
                                                                   6/01/2010(e).............................     1,081,000
                                                                                                              ------------
                                                                                                                16,265,812
--------------------------------------------------------------------------------------------------------------------------
CONSUMER PRODUCTS--1.9%     BB+        Ba3        2,625,000      American Greetings, 11.75% due 7/15/2008...     3,058,125
                            B-         B2         1,325,000      Armkel LLC/Armkel Finance, 9.50% due
                                                                   8/15/2009................................     1,477,375
                            NR*        NR*        3,000,000      Corning Consumer Products, 9.625% due
                                                                   5/01/2008(c).............................       150,000
                            NR*        NR*        4,000,000      Polysindo International Finance Company BV,
                                                                   9.375% due 7/30/2007(c)..................       170,000
                            B-         B2           250,000      Remington Arms Company, 10.50% due
                                                                   2/01/2011(e).............................       261,250
                            B-         B3           750,000      United Industries Corporation, 9.875% due
                                                                   4/01/2009(e).............................       791,250
                                                                                                              ------------
                                                                                                                 5,908,000
--------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED MEDIA--3.7%                                          DEX Media East LLC:
                            B          B2           400,000        9.875% due 11/15/2009....................       446,000
                            B          B3           500,000        12.125% due 11/15/2012...................       591,250
                                                                 Houghton Mifflin Company:(e)
                            B          B2         2,100,000        8.25% due 2/01/2011......................     2,215,500
                            B          B3           300,000        9.875% due 2/01/2013.....................       325,500
                            B          Ba3        1,000,000      Lamar Media Corporation, 7.25% due
                                                                   1/01/2013................................     1,060,000
                            BB-        B1           400,000      Moore North America Finance, 7.875% due
                                                                   1/15/2011(e).............................       417,000
                            B          B2           575,000      PEI Holdings Inc., 11% due 3/15/2010(e)....       633,938
                            B          B3         2,000,000      Primedia, Inc., 7.625% due 4/01/2008.......     2,020,000
                                                                 R.H. Donnelley Financial Corporation I:
                            B+         B1           150,000        8.875% due 12/15/2010....................       165,750
                            B+         B2           550,000        10.875% due 12/15/2012(e)................       640,750
                            B+         B1         1,100,000      Vivendi Universal, 9.25% due 4/15/2010(e)..     1,251,250
                            B          B2         1,500,000      Yell Finance BV, 10.75% due 8/01/2011......     1,728,750
                                                                                                              ------------
                                                                                                                11,495,688
--------------------------------------------------------------------------------------------------------------------------
ENERGY--EXPLORATION &       B          B2         1,000,000      Denbury Resources Inc., 7.50% due
PRODUCTION--4.9%                                                   4/01/2013(e).............................     1,030,000
                            B+         B2         2,000,000      El Paso Production Holdings, 7.75% due
                                                                   6/01/2013(e).............................     1,995,000
                            CCC-       Caa3       4,000,000      Energy Corp. of America, 9.50% due
                                                                   5/15/2007................................     2,800,000
                            NR*        Ba2        1,500,000      Petrobras International Finance, 9.125% due
                                                                   7/02/2013................................     1,500,000
                            B          B2         1,500,000      Plains E&P Company, 8.75% due
                                                                   7/01/2012(e).............................     1,605,000
                            NR*        NR*        1,829,000      Southwest Royalties Inc., 10.50% due
                                                                   6/30/2004................................     1,826,714
                                                                 Tri-Union Development Corporation:
                            D          NR*        1,701,000        12.50% due 6/01/2006.....................     1,275,750
                            D          NR           125,000        12.50% due 6/01/2006(e)..................        93,750
                            BB+        Ba2        3,000,000      Western Oil Sands Inc., 8.375% due
                                                                   5/01/2012................................     3,345,000
                                                                                                              ------------
                                                                                                                15,471,214
--------------------------------------------------------------------------------------------------------------------------
ENERGY--OTHER--6.0%         BB-        B2         2,400,000      AmeriGas/Eagle Financial, 8.875% due
                                                                   5/20/2011................................     2,616,000
                            BB-        Ba3        1,000,000      Citgo Petroleum Corporation, 11.375% due
                                                                   2/01/2011(e).............................     1,115,000

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
ENERGY--OTHER               BB-        B1       $ 1,125,000      El Paso Energy Partners, 8.50% due
(CONCLUDED)                                                        6/01/2011................................  $  1,203,750
                            B          B2           650,000      Ferrellgas Partners LP, 8.75% due
                                                                   6/15/2012................................       705,250
                            B-         B3         1,500,000      Giant Industries, Inc., 11% due
                                                                   5/15/2012................................     1,447,500
                                                                 Hanover Equipment Trust:
                            B+         B2           350,000        8.50% due 9/01/2008......................       367,500
                            B+         B2           650,000        8.75% due 9/01/2011......................       682,500
                            CCC        B3         4,150,000      Ocean Rig Norway AS, 10.25% due
                                                                   6/01/2008................................     3,449,688
                            BB-        B1         2,000,000      SESI, LLC, 8.875% due 5/15/2011............     2,150,000
                            B          B3         1,250,000      Star Gas Partners, LP, 10.25% due
                                                                   2/15/2013(e).............................     1,300,000
                            NR*        NR*          750,000      Star Gas Propane, LP, 8.04% due
                                                                   9/15/2009(e).............................       780,000
                                                                 Tesoro Petroleum Corp.:
                            BB         Ba3          250,000        8% due 4/15/2008(e)......................       256,250
                            B          B3         1,250,000        9% due 7/01/2008.........................     1,131,250
                            CCC+       B2         1,850,000      Trico Marine Services, 8.875% due
                                                                   5/15/2012................................     1,591,000
                                                                                                              ------------
                                                                                                                18,795,688
--------------------------------------------------------------------------------------------------------------------------
FOOD & TOBACCO--2.8%        B          B3           950,000      American Seafood Group LLC, 10.125% due
                                                                   4/15/2010................................     1,078,250
                            NR*        NR*          299,020      Archibald Candy Corporation, 10% due
                                                                   11/01/2007...............................        89,706
                            BB         Ba2        1,000,000      Canandaigua Brands, 8.625% due 8/01/2006...     1,090,000
                            B-         B2         1,300,000      Commonwealth Brands Inc., 9.75% due
                                                                   4/15/2008(e).............................     1,345,500
                            B          B2           975,000      Del Monte Corporation, 8.625% due
                                                                   12/15/2012(e)............................     1,033,500
                            B-         B2           950,000      Doane Pet Care Company, 10.75% due
                                                                   3/01/2010................................     1,035,500
                            B+         B2           425,000      Dole Foods Company, 8.875% due
                                                                   3/15/2011(e).............................       450,500
                            B-         B3           375,000      Domino's Inc., 8.25% due 7/01/2011(e)......       387,187
                            B-         B3           400,000      Le-Natures Inc., 9% due 6/15/2013(e).......       412,000
                            B          B2           375,000      Merisant Company, 9.50% due 7/15/2013(e)...       375,000
                            NR*        Caa3       1,000,000      New World Pasta Company, 9.25% due
                                                                   2/15/2009................................       315,000
                            BB         Ba2        1,000,000      Smithfield Foods Inc., 8% due 10/15/2009...     1,082,500
                                                                                                              ------------
                                                                                                                 8,694,643
--------------------------------------------------------------------------------------------------------------------------
GAMING--2.6%                B+         B1         1,625,000      Boyd Gaming Corporation, 8.75% due
                                                                   4/15/2012................................     1,779,375
                            B+         B2         1,750,000      MTR Gaming Group, 9.75% due 4/01/2010(e)...     1,802,500
                                                                 Park Place Entertainment:
                            BB+        Ba2          250,000        7.875% due 3/15/2010.....................       268,750
                            BBB-       Ba1          800,000        7% due 4/15/2013(e)......................       856,000
                            B-         B3         2,000,000      Trump Holdings & Funding, 11.625% due
                                                                   3/15/2010(e).............................     1,910,000
                            B-         B3         1,500,000      Venetian Casino/LV Sands, 11% due
                                                                   6/15/2010................................     1,691,250
                                                                                                              ------------
                                                                                                                 8,307,875
--------------------------------------------------------------------------------------------------------------------------
HEALTH CARE--0.9%           B-         B3           175,000      Alaris Medical Inc., 7.25% due 7/01/2011...       177,187
                            B+         B3           275,000      Alpharma Inc., 8.625% due 5/01/2011(e).....       288,750
                            B+         B2         1,000,000      Fisher Scientific International, 8.125% due
                                                                   5/01/2012................................     1,070,000
                            NR*        NR*          500,000      Ivax Corporation, 5.50% due 5/15/2007
                                                                   (Convertible)............................       503,125

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
HEALTH CARE                 BBB-       Ba3      $   750,000      Tenet Healthcare Corporation, 6.375% due
(CONCLUDED)                                                        12/01/2011...............................  $    693,750
                                                                                                              ------------
                                                                                                                 2,732,812
--------------------------------------------------------------------------------------------------------------------------
HOUSING--1.9%               BB         Ba2          500,000      Beazer Homes USA, 8.375% due 4/15/2012.....       553,750
                            BB         Ba1        1,375,000      D.R. Horton, Inc., 7.50% due 12/01/2007....     1,488,437
                            NR*        NR*        3,000,000      Tapco International Corporation, 12.50% due
                                                                   8/01/2009(e).............................     3,037,500
                            B-         B3           750,000      William Lyon Homes, 10.75% due 4/01/2013...       796,875
                                                                                                              ------------
                                                                                                                 5,876,562
--------------------------------------------------------------------------------------------------------------------------
INFORMATION                 B          B1           800,000      Amkor Technologies Inc., 7.75% due
TECHNOLOGY--1.9%                                                   5/15/2013(e).............................       760,000
                            B          B2         2,000,000      DigitalNet Inc., 9% due 7/15/2010(e).......     2,000,000
                            CCC+       Caa1       1,800,000      On Semiconductor Corporation, 13% due
                                                                   5/15/2008................................     1,818,000
                            BB+        Ba2        1,500,000      Seagate Technology HDD Holding, 8% due
                                                                   5/15/2009................................     1,623,750
                                                                                                              ------------
                                                                                                                 6,201,750
--------------------------------------------------------------------------------------------------------------------------
LEISURE--4.0%               B          B1           959,000      Felcor Lodging LP, 8.50% due 6/01/2011.....       966,192
                            B+         Ba3        2,000,000      HMH Properties, Inc., 8.45% due
                                                                   12/01/2008...............................     2,065,000
                            B+         Ba3          500,000      Host Marriott LP, 9.50% due 1/15/2007......       537,500
                            BB+        Ba1          500,000      ITT Corporation (New), 7.75% due
                                                                   11/15/2025...............................       495,000
                            B+         B1         2,000,000      Intrawest Corporation, 10.50% due
                                                                   2/01/2010................................     2,150,000
                            B          B2         1,625,000      John Q. Hammons Hotels, 8.875% due
                                                                   5/15/2012................................     1,706,250
                            BB-        Ba3        1,000,000      La Quinta Properties, 8.875% due
                                                                   3/15/2011(e).............................     1,065,000
                            B          B2         2,500,000      Premier Parks Inc., 9.75% due 6/15/2007....     2,475,000
                            B-         B2         1,000,000      Universal City Development, 11.75% due
                                                                   4/01/2010(e).............................     1,097,500
                                                                                                              ------------
                                                                                                                12,557,442
--------------------------------------------------------------------------------------------------------------------------
MANUFACTURING--7.4%         NR*        NR*        1,000,000      AquaChem Inc., 11.25% due 7/01/2008........       860,000
                            CCC        Caa2       3,500,000      Blount Inc., 13% due 8/01/2009.............     2,975,000
                            B          B2           900,000      Building Materials Corporation, 7.75% due
                                                                   7/15/2005................................       882,000
                            CCC+       Caa1       2,500,000      Columbus McKinnon Corp., 8.50% due
                                                                   4/01/2008................................     1,862,500
                            B-         Caa1       4,151,000      Eagle-Picher Industries, 9.375% due
                                                                   3/01/2008................................     3,881,185
                            B-         B3         1,500,000      FastenTech Inc., 11.50% due 5/01/2011(e)...     1,507,500
                            CCC-       Caa1       4,650,000      International Wire Group, Inc., 11.75% due
                                                                   6/01/2005................................     2,976,000
                                                                 JLG Industries Inc.:
                            BB-        B1         1,000,000        8.25% due 5/01/2008(e)...................     1,015,000
                            B+         B2         2,000,000        8.375% due 6/15/2012.....................     1,820,000
                            B+         B3           950,000      NMHG Holding Company, 10% due 5/15/2009....     1,045,000
                            B-         B3           325,000      Rexnord Corporation, 10.125% due
                                                                   12/15/2012...............................       357,500
                            BB+        Ba3        2,000,000      SPX Corporation, 7.50% due 1/01/2013.......     2,165,000
                            BB-        B1         1,750,000      Wolverine Tube Inc., 10.50% due 4/01/2009..     1,881,250
                                                                                                              ------------
                                                                                                                23,227,935
--------------------------------------------------------------------------------------------------------------------------
METAL--OTHER--2.3%          B-         B3         6,280,000      Great Lakes Carbon Corp., 10.25% due
                                                                   5/15/2008(a).............................     5,338,000
                            BB         Ba3          750,000      Luscar Coal Ltd., 9.75% due 10/15/2011.....       856,875
                            B+         Ba3          750,000      Massey Energy Co., 6.95% due 3/01/2007.....       720,000
                            NR*        NR*        1,000,000      Ormet Corporation, 11% due
                                                                   8/15/2008(c)(e)..........................       340,000
                                                                                                              ------------
                                                                                                                 7,254,875
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
MULTI-SECTOR                B+         B2       $ 2,000,000      Morgan Stanley (TRACERS), 9.374% due
HOLDINGS--0.7%                                                     12/15/2012(e)(g).........................  $  2,055,600
--------------------------------------------------------------------------------------------------------------------------
PACKAGING--8.8%             B+         B2         1,500,000      Anchor Glass Container Corporation, 11% due
                                                                   2/15/2013(e).............................     1,638,750
                            B-         B3         1,075,000      Berry Plastics, 10.75% due 7/15/2012.......     1,182,500
                            B-         B3           600,000      Bway Corporation, 10% due 10/15/2010(e)....       609,000
                            CCC        Caa2       4,000,000      Consolidated Container Company, 10.125% due
                                                                   7/15/2009................................     2,410,000
                                                                 Crown Euro Holdings SA(e):
                            B+         B1           875,000        9.50% due 3/01/2011......................       945,000
                            B          B2           400,000        10.875% due 3/01/2013....................       436,000
                                                                 Graham Packaging Company:
                            CCC+       Caa1         375,000        8.75% due 1/15/2008......................       373,125
                            CCC+       Caa2         250,000        10.75% due 1/15/2009.....................       257,500
                            B+         B2           250,000      Graphic Packaging Corporation, 8.625% due
                                                                   2/15/2012................................       255,000
                            B-         Caa1       3,250,000      Huntsman Packaging Corporation, 13% due
                                                                   6/01/2010................................     3,055,000
                                                                 Owens-Brockway Glass Container:
                            BB         B1         1,000,000        8.875% due 2/15/2009.....................     1,085,000
                            B+         B2           500,000        8.25% due 5/15/2013(e)...................       522,500
                            B+         B3         2,500,000      Owens-Illinois Inc., 8.10% due 5/15/2007...     2,562,500
                            B+         B3         1,325,000      Plastipak Holdings Inc., 10.75% due
                                                                   9/01/2011................................     1,417,750
                            B          B2         4,000,000      Portola Packaging Inc., 10.75% due
                                                                   10/01/2005...............................     4,020,000
                            B-         B3         6,000,000      Tekni-Plex Inc., 12.75% due 6/15/2010......     5,850,000
                            CCC+       Caa1       1,400,000      U.S. Can Corporation, 12.375% due
                                                                   10/01/2010...............................       973,000
                                                                                                              ------------
                                                                                                                27,592,625
--------------------------------------------------------------------------------------------------------------------------
PAPER--4.7%                                                      Ainsworth Lumber Company:
                            B-         B3         2,250,000        12.50% due 7/15/2007(a)..................     2,542,500
                            B-         B3         2,000,000        13.875% due 7/15/2007....................     2,270,000
                            BB+        Ba1        2,000,000      Bowater Inc., 6.50% due 6/15/2013(e).......     1,897,616
                            B+         Ba2          250,000      Caraustar Industries Inc., 9.875% due
                                                                   4/01/2011................................       266,250
                            D          Ca         5,000,000      Doman Industries Limited, 9.25% due
                                                                   11/15/2007(c)............................     1,075,000
                            BB+        Ba2        1,500,000      Georgia-Pacific Corporation, 8.875% due
                                                                   2/01/2010(e).............................     1,627,500
                            B          B2           750,000      Jefferson Smurfit Corporation, 7.50% due
                                                                   6/01/2013(e).............................       765,000
                            B          B2           500,000      MDP Acquisitions PLC, 9.625% due
                                                                   10/01/2012...............................       552,500
                            B+         B3           500,000      Millar Western Forest, 9.875% due
                                                                   5/15/2008................................       520,000
                            BB+        Ba2        1,200,000      Norampac Inc., 6.75% due 6/01/2013(e)......     1,260,000
                                                                 Norske Skog of Canada:
                            BB         Ba2          525,000        8.625% due 6/15/2011.....................       548,625
                            BB         Ba2        1,000,000        8.625% due 6/15/2011(e)..................     1,045,000
                            BB         Ba1          500,000      Tembec Industries, Inc., 8.625% due
                                                                   6/30/2009................................       493,750
                                                                                                              ------------
                                                                                                                14,863,741
--------------------------------------------------------------------------------------------------------------------------
REAL ESTATE--0.5%           BB-        Ba3        1,500,000      Forest City Enterprises Inc., 7.625% due
                                                                   6/01/2015................................     1,573,125
--------------------------------------------------------------------------------------------------------------------------
SERVICES--2.1%              B+         Ba2          475,000      Airgas Inc., 9.125% due 10/01/2011.........       528,437
                                                                 Allied Waste North America:
                            BB-        Ba3        1,000,000        8.875% due 4/01/2008.....................     1,085,000
                            BB-        Ba3          650,000        7.875% due 4/15/2013.....................       680,062
                            NR*        C          1,000,000      Anthony Crane Rental LP, 10.375% due
                                                                   8/01/2008(c).............................         7,500
                            NR*        NR*       10,000,000      Anthony Crane Rentals, 13.375% due
                                                                   8/01/2009(c)(d)..........................        30,000

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
SERVICES                    B          B3       $   675,000      Casella Waste Systems, 9.75% due
(CONCLUDED)                                                        2/01/2013(e).............................  $    715,500
                            B          B2           875,000      Coinmach Corporation, 9% due 2/01/2010.....       936,250
                            B          B1           275,000      Corrections Corporation of America, 7.50%
                                                                   due 5/01/2011............................       287,375
                            CCC+       Caa3       1,250,000      Protection One Alarm Monitoring, 8.125% due
                                                                   1/15/2009................................       950,000
                            B          B3         1,225,000      Synagro Technologies Inc., 9.50% due
                                                                   4/01/2009................................     1,310,750
                                                                                                              ------------
                                                                                                                 6,530,874
--------------------------------------------------------------------------------------------------------------------------
STEEL--3.3%                 B+         B2         2,250,000      Gerdau Ameristeel Corporation, 10.375% due
                                                                   7/15/2011(e).............................     2,199,375
                            BB+        Ba3          375,000      IPSCO Inc., 8.75% due 6/01/2013(e).........       382,500
                            B+         B1         1,000,000      Oregon Steel Mills Inc., 10% due
                                                                   7/15/2009................................       900,000
                            BB         Ba2          500,000      Shaw Group Inc., 10.75% due 3/15/2010(e)...       500,000
                            B          B3         1,250,000      UCAR Finance Inc., 10.25% due 2/15/2012....     1,225,000
                            BB-        B1         1,275,000      United States Steel Corporation, 9.75% due
                                                                   5/15/2010................................     1,294,125
                            BB-        B1         3,000,000      United States Steel LLC (Preferred), 2.50%
                                                                   due 12/31/2031...........................     3,235,200
                            D          Caa3       1,925,000      Weirton Steel Corporation, 0.05% due
                                                                   3/31/2005(d).............................       250,250
                            NR*        NR*        3,500,000      Wheeling Pittsburgh Corp., 9.25% due
                                                                   11/15/2007(c)............................       175,000
                                                                                                              ------------
                                                                                                                10,161,450
--------------------------------------------------------------------------------------------------------------------------
STORAGE--0.1%               BB-        B2           350,000      Mobile Mini Inc., 9.50% due 7/01/2013(e)...       362,250
--------------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS--0.6%    NR*        NR*        4,000,000      Energis PLC, 9.75% due 6/15/2009(c)........        20,000
                            B          B3           475,000      Fairpoint Communications, 11.875% due
                                                                   3/01/2010(e).............................       551,000
                            B-         Ba3        1,250,000      US West Communications, 7.20% due
                                                                   11/01/2004...............................     1,281,250
                                                                                                              ------------
                                                                                                                 1,852,250
--------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION--0.6%        D          NR*          250,000      American Commercial LLC, 11.25% due
                                                                   1/01/2008(c).............................        30,000
                            BB+        Ba1        1,500,000      Overseas Shipholding Group, 8.25% due
                                                                   3/15/2013................................     1,560,000
                            BB         Ba3          250,000      Stena AB, 9.625% due 12/01/2012............       274,688
                                                                                                              ------------
                                                                                                                 1,864,688
--------------------------------------------------------------------------------------------------------------------------
UTILITY--8.8%                                                    The AES Corporation:
                            B-         B3           566,000        8.75% due 6/15/2008......................       560,340
                            B-         B3           674,000        9.375% due 9/15/2010.....................       677,370
                            B+         B2         2,000,000        8.75% due 5/15/2013(e)...................     2,080,000
                            D          C          4,000,000      AES Drax Energy Ltd., 11.50% due
                                                                   8/30/2010(c).............................        40,000
                            BB+        Ba1        1,600,000      AES Eastern Energy, 9% due 1/02/2017.......     1,700,000
                            B+         B1           750,000      ANR Pipeline Company, 7% due 6/01/2025.....       780,000
                            NR*        NR*        1,750,000      CIA Saneamento Basico, 10% due
                                                                   7/28/2005(e).............................     1,750,000
                                                                 CMS Energy Corporation:
                            B+         B3         1,000,000        7.50% due 1/15/2009......................       988,750
                            B+         B3           500,000        8.50% due 4/15/2011......................       521,875
                            BB         Ba3        5,349,504      Caithness Coso Fund Corp., 9.05% due
                                                                   12/15/2009...............................     5,697,222
                                                                 Calpine Corporation:
                            CCC+       B1           135,000        4% due 12/26/2006 (Convertible) (e)......       121,500
                            CCC+       B1         2,000,000        8.75% due 7/15/2007......................     1,635,000
                            BBB        Baa3       1,750,000      Duke Energy Corporation, 8.625% due
                                                                   4/15/2025................................     1,953,954
                            BB         Ba1        2,538,000      ESI Tractebel Acquisition Corp., 7.99% due
                                                                   12/30/2011...............................     2,541,172
                            CC         Caa3       1,000,000      Mirant Americas Generation LLC, 7.625% due
                                                                   5/01/2006................................       770,000

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                             S&P      MOODY'S      FACE
INDUSTRY++                 RATINGS    RATINGS     AMOUNT                       CORPORATE BONDS                   VALUE
--------------------------------------------------------------------------------------------------------------------------
UTILITY                     B-         Caa2     $ 1,300,000      Mission Energy Holdings, 13.50% due
(CONCLUDED)                                                        7/15/2008................................  $    877,500
                            A          Baa2          37,000      Niagara Mohawk Power Corp., 8.77% due
                                                                   1/01/2018................................        38,511
                            B+         B1           250,000      Northwest Pipeline Corporation, 8.125% due
                                                                   3/01/2010................................       268,750
                            B          B1         1,500,000      Reliant Resources Inc., 9.25% due
                                                                   7/15/2010(e).............................     1,500,000
                                                                 Southern Natural Gas:
                            B+         B1           325,000        8.875% due 3/15/2010(e)..................       354,250
                            B+         B1         1,000,000        8% due 3/01/2032.........................     1,081,250
                            B+         B1         1,000,000      Transcontinental Gas Pipeline Corporation,
                                                                   7% due 8/15/2011.........................     1,025,000
                            B+         B3           725,000      Williams Companies, Inc., 8.625% due
                                                                   6/01/2010................................       757,625
                                                                                                              ------------
                                                                                                                27,720,069
--------------------------------------------------------------------------------------------------------------------------
WIRELESS--3.5%              CCC        Caa1       2,300,000      American Tower Corporation, 9.375% due
                                                                   2/01/2009................................     2,311,500
                            CCC        B3           500,000      American Tower Escrow, 14.887% due
                                                                   8/01/2008(d).............................       322,500
                            CCC        Caa1         875,000      Centennial Cell/Communications, 10.125% due
                                                                   6/15/2013(e).............................       866,250
                            NR*        NR*        2,254,000      Millicom International Cellular, 11% due
                                                                   6/01/2006................................     2,231,460
                            NR*        NR*        2,260,261      NII Holdings Inc., 13% due
                                                                   11/01/2009(d)(e).........................     2,079,440
                            CCC+       Caa1       2,000,000      Nextel Partners Inc., 8.125% due
                                                                   7/01/2011(e).............................     1,995,000
                            CCC+       B3           675,000      Spectrasite Inc., 8.25% due 5/15/2010(e)...       702,000
                            CCC+       NR*          524,000      Telesystem International Wireless, 14% due
                                                                   12/30/2003...............................       525,965
                                                                                                              ------------
                                                                                                                11,034,115
--------------------------------------------------------------------------------------------------------------------------
                                                                 TOTAL INVESTMENTS IN CORPORATE BONDS
                                                                 (COST--$307,703,806)--86.4%                   271,062,909
--------------------------------------------------------------------------------------------------------------------------
                                                  SHARES
                                                   HELD                       PREFERRED STOCKS
--------------------------------------------------------------------------------------------------------------------------
BROADCASTING--0.7%                                    2,148      Cumulus Media, Inc. (Series A), 13.75%.....     2,295,675
--------------------------------------------------------------------------------------------------------------------------
CABLE--INTERNATIONAL--0.0%                               50      NTL Europe, Inc............................           100
--------------------------------------------------------------------------------------------------------------------------
CABLE--U.S.--2.3%                                    70,051      CSC Holdings Inc., (Series A)(a)...........     7,180,228
--------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED MEDIA--0.6%                              20,000      Primedia, Inc. (Series H)..................     1,820,000
--------------------------------------------------------------------------------------------------------------------------
STEEL--0.0%                                          31,500      Weirton Steel Corporation
                                                                   (Convertible)(c).........................           315
--------------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS--0.0%                                  1      Intermedia Communications Inc.
                                                                   (Convertible)(a)(c)......................            23
--------------------------------------------------------------------------------------------------------------------------
WIRELESS--1.3%                                        3,779      Nextel Communications, Inc. (Series D)(a)..     4,010,411
--------------------------------------------------------------------------------------------------------------------------
                                                                 TOTAL INVESTMENTS IN PREFERRED STOCKS
                                                                 (COST--$14,560,081)--4.9%..................    15,306,752
--------------------------------------------------------------------------------------------------------------------------
                                                                                COMMON STOCKS
--------------------------------------------------------------------------------------------------------------------------
BROADCASTING--0.0%                                   24,865      UnitedGlobalCom Inc. (Class A)(c)..........       128,552
--------------------------------------------------------------------------------------------------------------------------
CABLE--INTERNATIONAL--0.3%                           19,252      NTL Europe, Inc. (c).......................           193
                                                     30,167      NTL Incorporated(c)........................     1,029,298
                                                                                                              ------------
                                                                                                                 1,029,491
--------------------------------------------------------------------------------------------------------------------------
ENERGY--EXPLORATION & PRODUCTION--0.1%               27,435      Southwest Royalties Inc.(c)................       347,333
                                                      1,180      Tri-Union Development Corporation(c).......            12
                                                      2,000      Tribo Petroleum Corporation (Class A)(c)...            20
                                                                                                              ------------
                                                                                                                   347,365
--------------------------------------------------------------------------------------------------------------------------
FOOD & TOBACCO--0.0%                                  1,624      Archibald Candy Corporation(c).............            16
--------------------------------------------------------------------------------------------------------------------------
GAMING--0.0%                                         19,593      GB Holdings Inc.(c)........................       121,477
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                                  SHARES
       INDUSTRY++                                  HELD                         COMMON STOCKS                    VALUE
--------------------------------------------------------------------------------------------------------------------------
INFORMATION SYSTEMS--0.1%                            34,088      Dictaphone Corporation(c)..................  $    153,396
                                                  3,000,000      Dictaphone Corporation Litigation Trust
                                                                   (Units)(c)...............................            30
                                                                                                              ------------
                                                                                                                   153,426
--------------------------------------------------------------------------------------------------------------------------
WIRELESS--0.5%                                       37,867      NII Holdings Inc. (Class B)(c).............     1,449,170
--------------------------------------------------------------------------------------------------------------------------
                                                                 TOTAL INVESTMENTS IN COMMON STOCKS
                                                                 (COST--$11,508,301)--1.0%                       3,229,497
--------------------------------------------------------------------------------------------------------------------------
                                                                                 WARRANTS(B)
--------------------------------------------------------------------------------------------------------------------------
CABLE--INTERNATIONAL--0.0%                           22,461      NTL Incorporated...........................        25,830
--------------------------------------------------------------------------------------------------------------------------
INFORMATION SYSTEMS--0.0%                            30,773      Dictaphone Corporation.....................         3,847
--------------------------------------------------------------------------------------------------------------------------
PACKAGING--0.0%                                       4,000      Pliant Corporation.........................         4,000
--------------------------------------------------------------------------------------------------------------------------
RETAIL--0.0%                                         17,307      Bradlees Inc...............................             2
--------------------------------------------------------------------------------------------------------------------------
WIRELESS--0.0%                                          500      American Tower Corporation.................        51,250
--------------------------------------------------------------------------------------------------------------------------
                                                                 TOTAL INVESTMENTS IN WARRANTS
                                                                 (COST--$4,589,406)--0.0%...................        84,929
--------------------------------------------------------------------------------------------------------------------------
                                                BENEFICIAL
                                                 INTEREST                   SHORT-TERM SECURITIES
--------------------------------------------------------------------------------------------------------------------------
                                                $24,428,213      Merrill Lynch Liquidity Series, LLC Cash
                                                                   Sweep Series II(f).......................    24,428,213
--------------------------------------------------------------------------------------------------------------------------
                                                                 TOTAL INVESTMENTS IN SHORT-TERM SECURITIES
                                                                 (COST--$24,428,213)--7.8%                      24,428,213
--------------------------------------------------------------------------------------------------------------------------
                                                                 TOTAL INVESTMENTS
                                                                 (COST--$362,789,807)--100.1%...............   314,112,300
                                                                 LIABILITIES IN EXCESS OF OTHER
                                                                 ASSETS--(0.1%).............................      (384,094)
                                                                                                              ------------
                                                                 NET ASSETS--100.0%.........................  $313,728,206
                                                                                                              ============
--------------------------------------------------------------------------------------------------------------------------

*   Not Rated.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Represents a pay-in-kind security which may pay interest/dividends in additional face/shares.

(b) Warrants entitle the Fund to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.

(c)  Non-income producing security.

(d) Represents a zero coupon or step bond; the interest rate shown reflects the effective yield at the time of purchase by the Fund.

(e) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

(f) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

------------------------------------------------------------------------------------
                                                                 NET        INTEREST
AFFILIATE                                                      ACTIVITY      INCOME
------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $8,461,500    $135,903
------------------------------------------------------------------------------------

(g) Tradable Custodial Receipts (TRACERS).

(h) Restricted securities as to resale. The value of the Fund's investment in restricted securities was approximately $455,000, representing 0.1% of net assets.

-----------------------------------------------------------------------------------------------------------
ISSUE                                                           ACQUISITION DATES        COST       VALUE
-----------------------------------------------------------------------------------------------------------
HMP Equity Holdings Corporation,
  14.939% due 5/15/2008.....................................   4/30/2003-5/07/2003     $446,123    $454,500
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                                  $446,123    $454,500
                                                                                       ========    ========
-----------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost--$362,789,807).......                   $ 314,112,300
Receivables:
  Interest..................................................  $   5,867,862
  Securities sold...........................................      1,504,180
  Dividends.................................................        268,636
  Capital shares sold.......................................          1,249        7,641,927
                                                              -------------
Prepaid expenses............................................                           1,940
                                                                               -------------
Total assets................................................                     321,756,167
                                                                               -------------
---------------------------------------------------------------------------------------------
LIABILITIES:
Payables:
  Securities purchased......................................      6,933,351
  Capital shares redeemed...................................        464,006
  Custodian bank............................................        463,229
  Investment adviser........................................        125,959
  Other affiliates..........................................          2,483        7,989,028
                                                              -------------
Accrued expenses and other liabilities......................                          38,933
                                                                               -------------
Total liabilities...........................................                       8,027,961
                                                                               -------------
---------------------------------------------------------------------------------------------
NET ASSETS..................................................                   $ 313,728,206
                                                                               =============
---------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 200,000,000
  shares authorized+........................................                   $   4,229,637
Paid-in capital in excess of par............................                     523,691,900
Undistributed investment income--net........................  $   3,380,300
Accumulated realized capital losses on investments--net.....   (168,896,124)
Unrealized depreciation on investments--net.................    (48,677,507)
                                                              -------------
Total accumulated losses--net...............................                    (214,193,331)
                                                                               -------------
NET ASSETS..................................................                   $ 313,728,206
                                                                               =============
---------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $313,728,206 and 42,296,370
  shares outstanding........................................                   $        7.42
                                                                               =============
---------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest....................................................              $ 13,685,446
Dividends...................................................                   266,389
Other income................................................                   209,902
                                                                          ------------
Total income................................................                14,161,737
                                                                          ------------
---------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $692,113
Accounting services.........................................    48,596
Professional fees...........................................    19,324
Printing and shareholder reports............................    13,652
Custodian fees..............................................     9,903
Directors' fees and expenses................................     9,077
Pricing services............................................     7,313
Transfer agent fees.........................................     2,431
Registration fees...........................................        23
Other.......................................................     6,249
                                                              --------
Total expenses..............................................                   808,681
                                                                          ------------
Investment income--net......................................                13,353,056
                                                                          ------------
---------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized loss on investments--net...........................               (23,203,947)
Change in unrealized depreciation on investments--net.......                53,949,967
                                                                          ------------
Total realized and unrealized gain on investments--net......                30,746,020
                                                                          ------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........              $ 44,099,076
                                                                          ============
---------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX       FOR THE
                                                              MONTHS ENDED     YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003            2002
------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $13,353,056     $ 31,512,999
Realized loss on investments--net...........................  (23,203,947)     (71,478,950)
Change in unrealized depreciation on investments--net.......   53,949,967       30,512,074
                                                              ------------    ------------
Net increase (decrease) in net assets resulting from
  operations................................................   44,099,076       (9,453,877)
                                                              ------------    ------------
------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividends to Class A shareholders from investment
  income--net:..............................................  (13,650,104)     (33,490,518)
                                                              ------------    ------------
------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase (decrease) in net assets derived from capital
  share transactions........................................    8,744,995      (47,244,664)
                                                              ------------    ------------
------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................   39,193,967      (90,189,059)
Beginning of period.........................................  274,534,239      364,723,298
                                                              ------------    ------------
End of period*..............................................  $313,728,206    $274,534,239
                                                              ============    ============
------------------------------------------------------------------------------------------
* Undistributed investment income--net......................  $ 3,380,300     $  3,677,348
                                                              ============    ============
------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE            -----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $   6.69     $   7.53    $   8.06    $   9.59    $  10.11
                                                          --------     --------    --------    --------    --------
Investment income--net+...............................         .32          .68         .88         .96        1.00
Realized and unrealized gain (loss) on
  investments--net....................................         .74         (.80)       (.55)      (1.59)       (.43)
                                                          --------     --------    --------    --------    --------
Total from investment operations......................        1.06         (.12)        .33        (.63)        .57
                                                          --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................        (.33)        (.72)       (.86)       (.90)      (1.09)
  In excess of investment income--net.................          --           --          --          --          --++
                                                          --------     --------    --------    --------    --------
Total dividends and distributions.....................        (.33)        (.72)       (.86)       (.90)      (1.09)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $   7.42     $   6.69    $   7.53    $   8.06    $   9.59
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................      16.30%@      (1.39%)      4.01%      (7.09%)      5.95%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................        .56%*        .57%        .58%        .54%        .52%
                                                          ========     ========    ========    ========    ========
Investment income--net................................       9.21%*       9.75%      10.82%      10.72%      10.10%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $313,728     $274,534    $364,723    $404,344    $498,392
                                                          ========     ========    ========    ========    ========
Portfolio turnover....................................      39.38%       51.73%      32.01%      28.63%      23.14%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than $(.01) per share.

 @ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--HIGH CURRENT INCOME V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies, which are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. High Current Income V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

  (c) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income is recognized on the accrual basis. The Fund amortizes all premiums and discounts on debt securities.

  (d) Dividends and distributions to shareholders--Dividends from net investment income are declared and paid monthly. Distributions from capital gains are recorded on the ex-dividend dates.

  (e) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (f) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund

--------------------------------------------------------------------------------

typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

  (g) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft which resulted from a failed trade which settled the next day.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Funds. For such services, the Fund pays a monthly fee based upon the aggregate daily value of net assets of the Fund and the Company's Core Bond Fund at the following annual rates: .55% of such average daily net assets not exceeding $250 million; .50% of such average daily net assets in excess of $250 million but not more than $500 million; .45% of such average daily net assets in excess of $500 million but not more than $750 million; and ..40% of such average daily net assets in excess of $750 million. For the six months ended June 30, 2003, the aggregate average daily net assets of the Fund and Core Bond Fund was approximately $971,980,000. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement that limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD") which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $3,318 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $111,321,258 and $105,001,237, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized losses as of June 30, 2003 were as follows:

------------------------------------------------------------------
                                         Realized      Unrealized
                                          Losses         Losses
------------------------------------------------------------------
Long-term investments................  $(23,203,947)  $(48,677,507)
                                       ------------   ------------
Total................................  $(23,203,947)  $(48,677,507)
                                       ============   ============
------------------------------------------------------------------

  At June 30, 2003, net unrealized depreciation for Federal income tax purposes aggregated $48,781,689, of which $16,985,610 related to appreciated securities and $65,767,299 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $362,893,989.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................    1,251,916    $  8,888,104
Shares issued to shareholders in
 reinvestment of dividends............    1,974,213      13,650,104
                                         ----------    ------------
Total issued..........................    3,226,129      22,538,208
Shares redeemed.......................   (1,976,702)    (13,793,213)
                                         ----------    ------------
Net increase..........................    1,249,427    $  8,744,995
                                         ==========    ============
-------------------------------------------------------------------

--------------------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                       Shares          Amount
-----------------------------------------------------------------
Shares sold.........................    1,746,518    $ 12,305,847
Shares issued to shareholders in
 reinvestment of dividends..........    4,806,450      33,490,518
                                      -----------    ------------
Total issued........................    6,552,968      45,796,365
Shares redeemed.....................  (13,922,404)    (93,041,029)
                                      -----------    ------------
Net decrease........................   (7,369,436)   $(47,244,664)
                                      ===========    ============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $134,790,499, of which $3,029,074 expires in 2006, $9,712,654 expires in 2007,
$23,145,308 expires in 2008, $35,064,410 expires in 2009 and $63,839,053 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

7. SUBSEQUENT EVENT:

On July 1, 2003, an ordinary income dividend of $.053311 was declared. The dividend was paid on July 1, 2003 to shareholders of record on June 30, 2003.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

ECONOMIC ENVIRONMENT

  For the six months ended June 30, 2003, Index 500 V.I. Fund's Class A Shares had a total return of +11.57%, compared to the unmanaged benchmark Standard & Poor's (S&P) 500 Index's total return of +11.76%. The Fund was able to continue to meet its goal of closely tracking the return of the S&P 500 Index.

  On June 30, 2003, the Fund had net assets of $388.5 million. The principal investments of the Fund are in S&P 500 Index stocks with weightings of individual stocks in proportion to that of the Index. Incremental cash flows are typically invested through the use of S&P 500 Index futures contract, which serve as a means to invest cash balances. Through its holding of equities and futures contracts, it is the Fund's goal to be 100% invested in the S&P 500 Index at all times.

INVESTMENT ENVIRONMENT

  In the first quarter of 2003, the U.S. markets experienced negative returns and extreme volatility. The U.S. markets lost ground consistently during the beginning of the quarter then spiked on news about the start of war with Iraq. The downtrend returned after investors realized that the conflict might last longer than anticipated, potentially curbing business spending. Most indexes finished the first quarter in negative territory. The second quarter of 2003 brought impressive gains and what some are calling a "bull rally." The U.S. markets rose consistently over the second quarter, spurred by optimism that economic and profit growth will accelerate. On June 16, 2003, the S&P 500 Index closed above the 1,000 mark (at 1,010.74) for the first time since June 20, 2002.

  After cutting interest rates 11 times in 2001, the Federal Reserve Board left interest rates unchanged at 1.75% until the fourth quarter of 2002. At the November 6, 2002 meeting, the Federal Reserve Board decided to lower its target rate by an unexpected 50 basis points (.50%) to 1.25%. Economic data indicated that greater uncertainty, in part attributable to heightened geopolitical risks, was inhibiting spending, production and employment. Despite unstable markets, the Federal Reserve Board left interest rates unchanged at 1.25% at its January 29, March 18 and May 6, 2003 meetings. However, at its June 25 meeting, the Federal Reserve Board lowered its target for the Federal Funds rate by 25 basis points to 1%, bringing the rate to a 49-year low. The Federal Reserve Board continues to use an accommodative stance of monetary policy, coupled with an underlying growth in productivity, to provide ongoing support to economic activity. The modest 25 basis point cut, rather than the expected 50 basis point cut, leaves room for Federal Reserve Board interest rate reductions in the future. In response to the Federal Reserve Board's decision, financial markets were initially disappointed, with long-term interest rates backing up sharply and stock prices falling. This movement will likely be moderated by the realization that the growth outlook will be strengthened.

  Economic indicators for the current economy are ambiguous, but the economy may strengthen and produce strong results in the second half of 2003. Many of the geopolitical factors that may have exacerbated the slowdown in activity (war fears, higher oil prices, poor weather and SARS) have been largely resolved. While the economy is improving, the rate of change is only gradual. Data indicates that further policy stimulus will hit the economy in the second half of the year, but it is worth noting the lack of growth given the large cuts in interest rates already seen. Additionally, a key factor is the concern about whether consumers will continue to spend long enough to prop up the economy until a corporate spending cycle emerges.

  For the next quarter, the reaction by the economy to all the stimuli in the pipeline and the extent of the recovery is still ambiguous. Lower withholding taxes from paychecks and child tax credit checks position households on the receiving end of at least $30 billion from tax relief. This, coupled with a mortgage-refinancing wave continuing a high incentive to refinance, is indicative of an increase in consumer spending in the third quarter putting the economy on a recovery track. With that in mind, the portfolio is expected to continue to meet its objectives.

--------------------------------------------------------------------------------

IN CONCLUSION

  We appreciate your investment in Index 500 V.I. Fund of Merrill Lynch Variable Series, Inc., and we look forward to assisting you with your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Richard Vella
Richard Vella
Vice President and
Senior Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                % RETURN
----------------------------------------------------------------------
One Year Ended 6/30/03                                         -0.03%
----------------------------------------------------------------------
Five Years Ended 6/30/03                                       -1.97
----------------------------------------------------------------------
Inception (12/13/96) to 6/30/03                                +5.69
----------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +11.57%        -0.03%
-----------------------------------------------------------------------------------------
Standard & Poor's 500 Index**                                    +11.76         +0.25
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of NYSE market capitalization and 30% of NYSE issues.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE--1.8%           4,463       The B.F. Goodrich Company............................  $     93,723
                                   35,128       The Boeing Company...................................     1,205,593
                                    9,164       General Dynamics Corporation.........................       664,390
                                   35,663       Honeywell International Inc. ........................       957,552
                                   20,233       Lockheed Martin Corporation..........................       962,484
                                    8,220       Northrop Grumman Corporation.........................       709,304
                                   18,346       Raytheon Company.....................................       602,483
                                    7,983       Rockwell Collins.....................................       196,621
                                   20,882       United Technologies Corporation......................     1,479,072
                                                                                                       ------------
                                                                                                          6,871,222
--------------------------------------------------------------------------------------------------------------------
AIR FREIGHT &                      12,855       FedEx Corp...........................................       797,396
LOGISTICS--1.0%
                                    2,684       Ryder System, Inc. ..................................        68,764
                                   49,200       United Parcel Service, Inc. (Class B)................     3,134,040
                                                                                                       ------------
                                                                                                          4,000,200
--------------------------------------------------------------------------------------------------------------------
AIRLINES--0.2%                      5,399       Delta Air Lines, Inc. ...............................        79,257
                                   31,675       Southwest Airlines Co. ..............................       544,810
                                                                                                       ------------
                                                                                                            624,067
--------------------------------------------------------------------------------------------------------------------
AUTO COMPONENTS--0.2%               3,206       Cooper Tire & Rubber Company.........................        56,394
                                    6,498       Dana Corporation.....................................        75,117
                                   24,585       Delphi Automotive Systems Corporation................       212,169
                                    5,034       The Goodyear Tire & Rubber Company...................        26,429
                                    3,823       Johnson Controls, Inc. ..............................       327,249
                                    5,774       Visteon Corporation..................................        39,667
                                                                                                       ------------
                                                                                                            737,025
--------------------------------------------------------------------------------------------------------------------
AUTOMOBILES--0.6%                  80,371       Ford Motor Company...................................       883,277
                                   25,083       General Motors Corporation...........................       902,988
                                   13,852       Harley-Davidson, Inc. ...............................       552,141
                                                                                                       ------------
                                                                                                          2,338,406
--------------------------------------------------------------------------------------------------------------------
BEVERAGES--2.8%                       741       Adolph Coors Company (Class B).......................        36,294
                                   36,031       Anheuser-Busch Companies, Inc. ......................     1,839,383
                                    3,109       Brown-Forman Corporation (Class B)...................       244,430
                                  106,896       The Coca-Cola Company................................     4,961,043
                                   18,937       Coca-Cola Enterprises Inc. ..........................       343,707
                                   11,104       The Pepsi Bottling Group, Inc. ......................       222,302
                                   75,439       PepsiCo, Inc. .......................................     3,357,036
                                                                                                       ------------
                                                                                                         11,004,195
--------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY--1.3%                54,423       +Amgen Inc. .........................................     3,615,864
                                    7,123       +Biogen, Inc. .......................................       270,674
                                    7,021       +Chiron Corporation..................................       306,957
                                    9,800       +Genzyme Corporation.................................       409,639
                                   11,458       +MedImmune, Inc. ....................................       416,727
                                                                                                       ------------
                                                                                                          5,019,861
--------------------------------------------------------------------------------------------------------------------
BUILDING PRODUCTS--0.2%             2,900       +American Standard Companies, Inc. ..................       214,397
                                   20,151       Masco Corporation....................................       480,601
                                                                                                       ------------
                                                                                                            694,998
--------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS--3.5%
                                   31,632       The Bank of New York Company, Inc. ..................       909,420
                                    4,953       The Bear Stearns Companies Inc. .....................       358,696
                                   53,765       The Charles Schwab Corporation.......................       542,489
                                   21,000       The Goldman Sachs Group, Inc. .......................     1,758,750
                                    4,800       Federated Investors, Inc. (Class B)..................       131,616
                                   11,122       Franklin Resources, Inc. ............................       434,537
                                   89,291       J.P. Morgan Chase & Co. .............................     3,051,966
                                    9,611       Janus Capital Group Inc. ............................       157,620
                                   11,201       Lehman Brothers Holdings, Inc. ......................       744,642
                                   20,311       Mellon Financial Corporation.........................       563,630
                                   35,879       Merrill Lynch & Co., Inc.(a).........................     1,674,832

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS (CONCLUDED)
                                   46,963       Morgan Stanley.......................................  $  2,007,668
                                   10,801       Northern Trust Corporation...........................       451,373
                                   15,593       State Street Corporation.............................       614,364
                                    5,393       T. Rowe Price Group Inc. ............................       203,586
                                                                                                       ------------
                                                                                                         13,605,189
--------------------------------------------------------------------------------------------------------------------
CHEMICALS--1.4%                     8,989       Air Products and Chemicals, Inc. ....................       373,942
                                   38,736       The Dow Chemical Company.............................     1,199,267
                                   43,896       E.I. du Pont de Nemours and Company..................     1,827,829
                                    3,358       Eastman Chemical Company.............................       106,348
                                   11,276       Ecolab Inc. .........................................       288,666
                                    5,730       Engelhard Corporation................................       141,932
                                    2,211       Great Lakes Chemical Corporation.....................        45,104
                                    4,776       +Hercules Incorporated...............................        47,282
                                    4,199       International Flavors & Fragrances Inc. .............       134,074
                                   10,667       Monsanto Company.....................................       230,834
                                    6,243       PPG Industries, Inc. ................................       316,770
                                    7,177       Praxair, Inc. .......................................       431,338
                                    9,588       Rohm and Haas Company................................       297,516
                                    2,117       Sigma-Aldrich Corporation............................       114,699
                                                                                                       ------------
                                                                                                          5,555,601
--------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS--6.3%             14,830       AmSouth Bancorporation...............................       323,887
                                   19,496       BB&T Corporation.....................................       668,713
                                   64,839       Bank of America Corporation..........................     5,124,226
                                   51,365       Bank One Corporation.................................     1,909,751
                                    9,986       Charter One Financial, Inc. .........................       311,363
                                    8,626       Comerica Incorporated................................       401,109
                                   25,719       Fifth Third Bancorp..................................     1,474,727
                                    4,100       First Tennessee National Corporation.................       180,031
                                   43,660       FleetBoston Financial Corporation....................     1,297,139
                                   11,005       Huntington Bancshares Incorporated...................       214,818
                                   16,203       KeyCorp..............................................       409,450
                                    9,200       Marshall & Ilsley Corporation........................       281,336
                                   24,325       National City Corporation............................       795,671
                                    5,400       North Fork Bancorporation............................       183,924
                                   11,964       PNC Bank Corp........................................       583,963
                                    8,770       Regions Financial Corporation........................       296,251
                                   16,438       SouthTrust Corporation...............................       447,114
                                   11,396       SunTrust Banks, Inc. ................................       676,239
                                   12,710       Synovus Financial Corp. .............................       273,265
                                   82,604       U.S. Bancorp.........................................     2,023,798
                                    9,012       Union Planters Corporation...........................       279,642
                                   58,622       Wachovia Corporation.................................     2,342,535
                                   73,003       Wells Fargo & Co. ...................................     3,679,351
                                    3,124       Zions Bancorporation.................................       158,106
                                                                                                       ------------
                                                                                                         24,336,409
--------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &               8,694       +Allied Waste Industries, Inc. ......................        87,375
SUPPLIES--1.0%
                                    8,100       +Apollo Group, Inc. (Class A)........................       500,256
                                    4,867       Avery Dennison Corporation...........................       244,323
                                   42,628       +Cendant Corporation.................................       780,945
                                    7,336       Cintas Corporation...................................       259,988
                                    1,997       Deluxe Corporation...................................        89,466
                                    6,279       Equifax Inc. ........................................  163,254.....
                                    6,581       H&R Block, Inc. .....................................       284,628
                                    6,171       +Monster Worldwide Inc. .............................       121,754
                                   10,315       Pitney Bowes Inc. ...................................       396,199
                                    5,144       R.R. Donnelley & Sons Company........................       134,464
                                    7,686       +Robert Half International Inc. .....................       145,573
                                   24,310       Waste Management, Inc. ..............................       585,628
                                                                                                       ------------
                                                                                                          3,793,853
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS                     34,249       +ADC Telecommunications, Inc. .......................  $     79,732
EQUIPMENT--2.3%
                                    3,625       +Andrew Corporation..................................        33,350
                                   12,413       +Avaya Inc. .........................................        80,188
                                   11,903       +CIENA Corporation...................................        61,777
                                  303,215       +Cisco Systems, Inc. ................................     5,060,658
                                    9,376       +Comverse Technology, Inc. ..........................       140,921
                                   54,358       +Corning Incorporated................................       401,706
                                   66,377       +JDS Uniphase Corporation............................       232,983
                                  179,542       +Lucent Technologies Inc. ...........................       364,470
                                   96,436       Motorola, Inc. ......................................       909,391
                                   33,484       QUALCOMM Inc. .......................................     1,197,053
                                    5,680       Scientific-Atlanta, Inc. ............................       135,411
                                   14,333       +Tellabs, Inc. ......................................        94,168
                                                                                                       ------------
                                                                                                          8,791,808
--------------------------------------------------------------------------------------------------------------------
COMPUTERS &                        13,395       +Apple Computer, Inc. ...............................       256,112
PERIPHERALS--3.9%
                                  111,176       +Dell Computer Corporation...........................     3,553,185
                                   92,504       +EMC Corporation.....................................       968,517
                                   14,179       +Gateway Inc. .......................................        51,753
                                  131,643       Hewlett-Packard Company..............................     2,803,996
                                   74,634       International Business Machines Corporation..........     6,157,304
                                    5,807       +Lexmark International Group, Inc. (Class A).........       410,961
                                    4,270       +NCR Corporation.....................................       109,397
                                   11,665       +Network Appliance, Inc. ............................       189,090
                                  143,012       +Sun Microsystems, Inc. .............................       657,855
                                                                                                       ------------
                                                                                                         15,158,170
--------------------------------------------------------------------------------------------------------------------
CONSTRUCTION &                      3,474       Fluor Corporation....................................       116,865
ENGINEERING--0.0%
                                        1       +Kadant Inc. ........................................            19
                                    2,676       +McDermott International, Inc. ......................        16,939
                                                                                                       ------------
                                                                                                            133,823
--------------------------------------------------------------------------------------------------------------------
CONSTRUCTION MATERIALS--0.0%        4,450       Vulcan Materials Company.............................       164,962
--------------------------------------------------------------------------------------------------------------------
CONSUMER FINANCE--1.3%             56,678       American Express Company.............................     2,369,707
                                   10,232       Capital One Financial Corporation....................       503,210
                                   56,239       MBNA Corporation.....................................     1,172,021
                                   12,579       +Providian Financial Corporation.....................       116,482
                                   20,823       SLM Corporation......................................       815,637
                                                                                                       ------------
                                                                                                          4,977,057
--------------------------------------------------------------------------------------------------------------------
CONTAINERS & PACKAGING--0.1%        2,418       Ball Corporation.....................................       110,043
                                    2,378       Bemis Company, Inc. .................................       111,290
                                    6,967       +Pactiv Corporation..................................       137,320
                                    2,660       +Sealed Air Corporation..............................       126,776
                                    1,554       Temple-Inland, Inc. .................................        66,682
                                                                                                       ------------
                                                                                                            552,111
--------------------------------------------------------------------------------------------------------------------
DISTRIBUTORS--0.1%                  7,538       Genuine Parts Company................................       241,291
--------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL             221,651       Citigroup Inc. ......................................     9,486,663
SERVICES--2.6%
                                    6,502       Moody's Corporation..................................       342,720
                                   13,000       The Principal Financial Group, Inc. .................       419,250
                                                                                                       ------------
                                                                                                         10,248,633
--------------------------------------------------------------------------------------------------------------------
DIVERSIFIED
TELECOMMUNICATION
SERVICES--3.3%

                                   12,687       ALLTEL Corporation...................................       611,767
                                   34,479       AT&T Corp. ..........................................       663,721
                                   80,225       BellSouth Corporation................................     2,136,392
                                    6,202       CenturyTel, Inc. ....................................       216,140
                                   12,503       +Citizens Communications Company.....................       161,164
                                   62,996       +Qwest Communications International Inc. ............       301,121
                                  143,184       SBC Communications Inc. .............................     3,658,351

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
DIVERSIFIED
TELECOMMUNICATION SERVICES
(CONCLUDED)
                                   36,534       Sprint Corporation...................................  $    526,090
                                  118,018       Verizon Communications...............................     4,655,810
                                                                                                       ------------
                                                                                                         12,930,556
--------------------------------------------------------------------------------------------------------------------
ELECTRIC UTILITIES--2.3%            3,922       Allegheny Energy, Inc. ..............................        33,140
                                    5,997       Ameren Corporation...................................       264,468
                                   18,318       American Electric Power Company, Inc. ...............       546,426
                                    3,554       CMS Energy Corporation...............................        28,787
                                   12,683       CenterPoint Energy, Inc. ............................       103,366
                                    6,973       Cinergy Corp. .......................................       256,537
                                    8,158       Consolidated Edison, Inc. ...........................       353,078
                                    7,152       Constellation Energy Group...........................       245,314
                                    7,523       DTE Energy Company...................................       290,689
                                   13,961       Dominion Resources, Inc. ............................       897,273
                                   14,096       +Edison International................................       231,597
                                   10,372       Entergy Corporation..................................       547,434
                                   14,139       Exelon Corporation...................................       845,654
                                    8,607       FPL Group, Inc. .....................................       575,378
                                   12,888       FirstEnergy Corp. ...................................       495,544
                                   16,981       +PG&E Corporation....................................       359,148
                                    6,379       PPL Corporation......................................       274,297
                                    3,724       Pinnacle West Capital Corporation....................       139,464
                                    9,529       Progress Energy, Inc. ...............................       418,323
                                   10,714       Public Service Enterprise Group Incorporated.........       452,667
                                   29,318       The Southern Company.................................       913,549
                                    9,815       TECO Energy, Inc. ...................................       117,682
                                   15,158       TXU Corp. ...........................................       340,297
                                   13,884       Xcel Energy, Inc. ...................................       208,815
                                                                                                       ------------
                                                                                                          8,938,927
--------------------------------------------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT--0.3%          6,276       American Power Conversion Corporation................        97,843
                                   17,275       Emerson Electric Co. ................................       882,753
                                    3,461       +Power-One, Inc. ....................................        24,746
                                    7,983       Rockwell International Corporation...................       190,315
                                    2,565       +Thomas & Betts Corporation..........................        37,064
                                                                                                       ------------
                                                                                                          1,232,721
--------------------------------------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT &             19,594       +Agilent Technologies, Inc. .........................       383,063
INSTRUMENTS--0.4%
                                    8,415       +Jabil Circuit, Inc. ................................       185,972
                                    7,063       Molex Incorporated...................................       190,630
                                    4,409       PerkinElmer, Inc. ...................................        60,888
                                   20,209       +Sanmina-SCI Corporation.............................       127,519
                                   35,435       +Solectron Corporation...............................       132,527
                                   11,628       Symbol Technologies, Inc. ...........................       151,280
                                    4,131       +Tektronix, Inc. ....................................        89,230
                                    7,936       +Thermo Electron Corporation.........................       166,815
                                    6,400       +Waters Corporation..................................       186,432
                                                                                                       ------------
                                                                                                          1,674,356
--------------------------------------------------------------------------------------------------------------------
ENERGY EQUIPMENT &                  7,800       +BJ Services Company.................................       291,408
SERVICE--0.7%
                                   14,108       Baker Hughes Incorporated............................       473,606
                                   20,402       Halliburton Company..................................       469,246
                                    6,787       +Noble Corporation...................................       232,794
                                    5,435       +Rowan Companies, Inc. ..............................       121,744
                                   24,145       Schlumberger Limited.................................     1,148,578
                                                                                                       ------------
                                                                                                          2,737,376
--------------------------------------------------------------------------------------------------------------------
FOOD & STAPLES                     17,247       Albertson's, Inc. ...................................       331,142
RETAILING--3.8%
                                   16,257       CVS Corporation......................................       455,684
                                   20,705       +Costco Wholesale Corporation........................       757,803
                                   29,826       +The Kroger Co. .....................................       497,498
                                    5,792       SUPERVALU Inc. ......................................       123,485
                                   29,671       SYSCO Corporation....................................       891,317
                                   17,747       +Safeway Inc. .......................................       363,104

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
FOOD & STAPLES RETAILING
(CONCLUDED)
                                   43,344       Walgreen Co. ........................................  $  1,304,654
                                  189,216       Wal-Mart Stores, Inc. ...............................    10,155,223
                                    6,123       Winn-Dixie Stores, Inc. .............................        75,374
                                                                                                       ------------
                                                                                                         14,955,284
--------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS--1.3%                27,682       Archer-Daniels-Midland Company.......................       356,267
                                   16,193       Campbell Soup Company................................       396,729
                                   25,232       ConAgra, Inc. .......................................       595,475
                                   16,808       General Mills, Inc. .................................       796,867
                                   13,849       H.J. Heinz Company...................................       456,740
                                    5,574       Hershey Foods Corporation............................       388,285
                                   16,389       Kellogg Company......................................       563,290
                                    7,700       McCormick & Company Incorporated.....................       209,440
                                   31,817       Sara Lee Corporation.................................       598,478
                                    8,916       Wm. Wrigley Jr. Company..............................       501,347
                                                                                                       ------------
                                                                                                          4,862,918
--------------------------------------------------------------------------------------------------------------------
GAS UTILITIES--0.3%                 6,017       KeySpan Corporation..................................       213,303
                                    5,048       Kinder Morgan, Inc. .................................       275,873
                                    3,329       NICOR, Inc. .........................................       123,539
                                    9,011       NiSource Inc. .......................................       171,209
                                      985       Peoples Energy Corporation...........................        42,247
                                   10,417       Sempra Energy........................................       297,197
                                                                                                       ------------
                                                                                                          1,123,368
--------------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT &             9,252       Applera Corporation-Applied Biosystems Group.........       176,066
SUPPLIES--1.9%
                                    1,373       Bausch & Lomb Incorporated...........................        51,488
                                   26,958       Baxter International Inc. ...........................       700,908
                                    9,988       Becton, Dickinson and Company........................       388,034
                                   12,125       Biomet, Inc. ........................................       347,503
                                   16,991       +Boston Scientific Corporation.......................     1,038,150
                                    2,227       C.R. Bard, Inc. .....................................       158,807
                                   13,891       Guidant Corporation..................................       616,621
                                   52,562       Medtronic, Inc. .....................................     2,521,399
                                    2,031       +Millipore Corporation...............................        90,115
                                    7,694       +St. Jude Medical, Inc. .............................       442,405
                                    7,748       Stryker Corporation..................................       537,479
                                    9,116       +Zimmer Holdings, Inc. ..............................       410,676
                                                                                                       ------------
                                                                                                          7,479,651
--------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &             7,143       Aetna Inc. (New Shares)..............................       430,009
SERVICES--1.8%
                                    5,235       AmerisourceBergen Corporation........................       363,047
                                    5,318       +Anthem, Inc. .......................................       410,284
                                    6,863       CIGNA Corporation....................................       322,149
                                   20,037       Cardinal Health, Inc. ...............................     1,288,379
                                   22,955       HCA Inc. ............................................       735,478
                                   10,100       Health Management Associates, Inc. (Class A).........       186,345
                                    7,457       +Humana Inc. ........................................       112,601
                                    9,114       IMS Health Incorporated..............................       163,961
                                    4,549       +Manor Care, Inc. ...................................       113,770
                                   12,007       McKesson HBOC, Inc. .................................       429,130
                                    4,900       +Quest Diagnostics Incorporated......................       312,620
                                    5,108       +Quintiles Transnational Corp. ......................        72,482
                                   18,612       +Tenet Healthcare Corporation........................       216,830
                                   25,298       UnitedHealth Group Incorporated......................     1,271,225
                                    6,784       +WellPoint Health Networks Inc. .....................       571,891
                                                                                                       ------------
                                                                                                          7,000,201
--------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS &              28,073       Carnival Corporation.................................       912,653
LEISURE--1.2%
                                    7,261       Darden Restaurants, Inc. ............................       137,814
                                    4,055       +Harrah's Entertainment, Inc. .......................       163,173
                                   16,163       Hilton Hotels Corporation............................       206,725
                                    4,077       International Game Technology........................       417,199
                                    8,683       Marriott International, Inc. (Class A)...............       333,601

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS &
LEISURE (CONCLUDED)
                                   56,872       McDonald's Corporation...............................  $  1,254,596
                                   17,822       +Starbucks Corporation...............................       436,995
                                    9,909       Starwood Hotels & Resorts Worldwide, Inc. ...........       283,298
                                    3,119       Wendy's International, Inc. .........................        90,357
                                   12,442       +YUM! Brands, Inc. ..................................       367,786
                                                                                                       ------------
                                                                                                          4,604,197
--------------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES--0.5%            2,113       +American Greetings Corporation (Class A)............        41,499
                                    2,285       The Black & Decker Corporation.......................        99,283
                                    3,186       Centex Corporation...................................       247,839
                                    5,499       Fortune Brands, Inc. ................................       287,048
                                    2,689       KB HOME..............................................       166,664
                                    8,655       Leggett & Platt, Incorporated........................       177,428
                                    3,336       Maytag Corporation...................................        81,465
                                   12,685       Newell Rubbermaid Inc. ..............................       355,179
                                    1,821       Pulte Corporation....................................       112,283
                                    2,541       Snap-On Incorporated.................................        73,765
                                    3,741       The Stanley Works....................................       103,252
                                    2,512       Tupperware Corporation...............................        36,072
                                    3,634       Whirlpool Corporation................................       231,486
                                                                                                       ------------
                                                                                                          2,013,263
--------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS--2.0%           10,268       The Clorox Company...................................       437,930
                                   22,485       Colgate-Palmolive Company............................     1,303,006
                                   21,321       Kimberly-Clark Corporation...........................     1,111,677
                                   55,753       The Procter & Gamble Company.........................     4,972,053
                                                                                                       ------------
                                                                                                          7,824,666
--------------------------------------------------------------------------------------------------------------------
IT SERVICES--1.2%                  26,755       Automatic Data Processing, Inc. .....................       905,924
                                    7,108       +Computer Sciences Corporation.......................       270,957
                                   19,108       +Concord EFS, Inc. ..................................       281,270
                                    7,534       +Convergys Corporation...............................       120,544
                                   18,238       Electronic Data Systems Corporation..................       391,205
                                   31,734       First Data Corporation...............................     1,315,057
                                    9,055       +Fiserv, Inc. .......................................       322,449
                                   17,160       Paychex, Inc. .......................................       502,960
                                    5,823       Sabre Holdings Corporation...........................       143,537
                                   12,000       +Sungard Data Systems Inc. ..........................       310,920
                                   13,869       +Unisys Corporation..................................       170,311
                                                                                                       ------------
                                                                                                          4,735,134
--------------------------------------------------------------------------------------------------------------------
INDUSTRIAL                         17,173       3M Co. ..............................................     2,214,974
CONGLOMERATES--4.3%
                                    4,615       Cooper Industries, Ltd. (Class A)....................       190,600
                                  431,965       General Electric Company++...........................    12,388,756
                                    6,180       Textron, Inc. .......................................       241,144
                                   87,663       Tyco International Ltd. .............................     1,663,844
                                                                                                       ------------
                                                                                                         16,699,318
--------------------------------------------------------------------------------------------------------------------
INSURANCE--4.4%                    12,000       ACE Limited..........................................       411,480
                                   21,142       AFLAC Incorporated...................................       650,116
                                   29,145       The Allstate Corporation.............................     1,039,019
                                    5,232       Ambac Financial Group, Inc. .........................       346,620
                                  112,507       American International Group, Inc. ..................     6,208,136
                                   11,475       Aon Corporation......................................       276,318
                                    8,098       The Chubb Corporation................................       485,880
                                    7,036       Cincinnati Financial Corporation.....................       260,965
                                   11,777       The Hartford Financial Services Group, Inc. .........       593,090
                                    6,666       Jefferson-Pilot Corporation..........................       276,372
                                   12,599       John Hancock Financial Services, Inc. ...............       387,167
                                    7,831       Lincoln National Corporation.........................       279,019
                                    6,976       Loews Corporation....................................       329,895
                                    5,488       MBIA, Inc. ..........................................       267,540
                                   22,360       Marsh & McLennan Companies, Inc. ....................     1,141,925
                                   31,353       MetLife, Inc. .......................................       887,917

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
INSURANCE (CONCLUDED)
                                    8,794       The Progressive Corporation..........................  $    642,841
                                   23,100       Prudential Financial, Inc. ..........................       777,315
                                    4,944       SAFECO Corporation...................................       174,424
                                    8,797       The St. Paul Companies, Inc. ........................       321,178
                                    5,497       Torchmark Corporation................................       204,763
                                   39,548       Travelers Property Casualty Corp. (Class B)..........       623,672
                                   10,589       UnumProvident Corporation............................       141,998
                                    6,355       XL Capital Ltd. (Class A)............................       527,465
                                                                                                       ------------
                                                                                                         17,255,115
--------------------------------------------------------------------------------------------------------------------
INTERNET & CATALOG                 13,500       +eBay Inc. ..........................................     1,406,430
RETAIL--0.4%
--------------------------------------------------------------------------------------------------------------------
INTERNET SOFTWARE &                24,742       +Yahoo! Inc. ........................................       810,548
SERVICES--0.2%
--------------------------------------------------------------------------------------------------------------------
LEISURE EQUIPMENT &                 3,876       Brunswick Corporation................................        96,978
PRODUCTS--0.2%
                                   13,011       Eastman Kodak Company................................       355,851
                                    7,545       Hasbro, Inc. ........................................       131,962
                                   17,180       Mattel, Inc. ........................................       325,046
                                                                                                       ------------
                                                                                                            909,837
--------------------------------------------------------------------------------------------------------------------
MACHINERY--1.2%                    15,542       Caterpillar Inc. ....................................       865,068
                                    2,627       Crane Co. ...........................................        59,449
                                      895       Cummins Engine Company, Inc. ........................        32,122
                                    6,033       Danaher Corporation..................................       410,546
                                    9,488       Deere & Company......................................       433,602
                                    8,934       Dover Corporation....................................       267,663
                                    2,689       Eaton Corporation....................................       211,382
                                    3,578       ITT Industries, Inc. ................................       234,216
                                   13,666       Illinois Tool Works Inc. ............................       899,906
                                    6,279       Ingersoll-Rand Company (Class A).....................       297,122
                                    2,617       +Navistar International Corporation..................        85,393
                                    5,564       PACCAR Inc. .........................................       375,904
                                    5,410       Pall Corporation.....................................       121,725
                                    3,835       Parker-Hannifin Corporation..........................       161,031
                                                                                                       ------------
                                                                                                          4,455,129
--------------------------------------------------------------------------------------------------------------------
MEDIA--4.1%                       192,648       +AOL Time Warner Inc. ...............................     3,099,706
                                   26,045       +Clear Channel Communications, Inc. .................     1,104,048
                                   72,591       +Comcast Corporation (Class A).......................     2,190,796
                                   24,511       +Comcast Corporation (Special Class A)...............       706,652
                                    3,785       Dow Jones & Company, Inc. ...........................       162,869
                                   10,947       Gannett Co., Inc. ...................................       840,839
                                   16,433       The Interpublic Group of Companies, Inc. ............       219,874
                                    3,935       Knight Ridder, Inc. .................................       271,240
                                    9,052       The McGraw-Hill Companies, Inc. .....................       561,224
                                    2,232       Meredith Corporation.................................        98,208
                                    6,077       The New York Times Company (Class A).................       276,504
                                    8,517       Omnicom Group Inc. ..................................       610,669
                                   12,577       Tribune Company......................................       607,469
                                    9,098       +Univision Communications Inc. (Class A).............       276,579
                                   75,907       +Viacom, Inc. (Class B)..............................     3,314,100
                                   88,082       The Walt Disney Company..............................     1,739,620
                                                                                                       ------------
                                                                                                         16,080,397
--------------------------------------------------------------------------------------------------------------------
METALS & MINING--0.5%              35,124       Alcoa Inc. ..........................................       895,662
                                    3,561       Allegheny Technologies Incorporated..................        23,503
                                    6,008       Freeport-McMoRan Copper & Gold, Inc. (Class B).......       147,196
                                   18,503       Newmont Mining Corporation...........................       600,607
                                    2,735       Nucor Corporation....................................       133,605
                                    2,944       +Phelps Dodge Corporation............................       112,873

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
METALS & MINING
(CONCLUDED)
                                    6,389       United States Steel Corporation......................  $    104,588
                                    3,772       Worthington Industries, Inc. ........................        50,545
                                                                                                       ------------
                                                                                                          2,068,579
--------------------------------------------------------------------------------------------------------------------
MULTI-UTILITIES &                  21,822       +The AES Corporation.................................       138,570
UNREGULATED POWER--0.4%
                                   10,787       +Calpine Corporation.................................        71,194
                                   40,026       Duke Energy Corporation..............................       798,519
                                   22,346       +Dynegy Inc. (Class A)...............................        93,853
                                   28,412       El Paso Corporation..................................       229,569
                                   15,770       +Mirant Corporation..................................        45,733
                                   23,807       The Williams Companies, Inc. ........................       188,075
                                                                                                       ------------
                                                                                                          1,565,513
--------------------------------------------------------------------------------------------------------------------
MULTILINE RETAIL--1.1%              2,745       +Big Lots, Inc. .....................................        41,285
                                    3,726       Dillard's, Inc. (Class A)............................        50,189
                                   14,488       Dollar General Corporation...........................       264,551
                                    7,527       Family Dollar Stores, Inc. ..........................       287,155
                                    7,230       Federated Department Stores, Inc. ...................       266,426
                                   12,635       J.C. Penney Company, Inc. ...........................       212,900
                                   15,025       +Kohl's Corporation..................................       771,985
                                   12,347       The May Department Stores Company....................       274,844
                                    5,884       Nordstrom, Inc. .....................................       114,856
                                   14,495       Sears, Roebuck & Co. ................................       487,612
                                   38,134       Target Corporation...................................     1,442,991
                                                                                                       ------------
                                                                                                          4,214,794
--------------------------------------------------------------------------------------------------------------------
OFFICE ELECTRONICS--0.1%           30,423       +Xerox Corporation...................................       322,180
--------------------------------------------------------------------------------------------------------------------
OIL & GAS--5.1%                     4,505       Amerada Hess Corporation.............................       221,556
                                    9,768       Anadarko Petroleum Corporation.......................       434,383
                                    7,483       Apache Corporation...................................       486,844
                                    3,091       Ashland Inc. ........................................        94,832
                                    9,468       Burlington Resources Inc. ...........................       511,935
                                   46,711       ChevronTexaco Corporation............................     3,372,534
                                   29,176       ConocoPhillips.......................................     1,598,845
                                   10,301       Devon Energy Corporation.............................       550,072
                                    3,816       EOG Resources, Inc. .................................       159,661
                                  288,546       Exxon Mobil Corporation++............................    10,361,687
                                    4,421       Kerr-McGee Corporation...............................       198,060
                                   11,923       Marathon Oil Corporation.............................       314,171
                                    4,746       +Nabors Industries, Ltd..............................       187,704
                                   14,979       Occidental Petroleum Corporation.....................       502,545
                                    4,278       Sunoco, Inc. ........................................       161,452
                                   13,911       +Transocean Inc. ....................................       305,625
                                   10,710       Unocal Corporation...................................       307,270
                                                                                                       ------------
                                                                                                         19,769,176
--------------------------------------------------------------------------------------------------------------------
PAPER & FOREST                      2,579       Boise Cascade Corporation............................        61,638
PRODUCTS--0.4%
                                    9,904       Georgia-Pacific Group................................       187,681
                                   21,524       International Paper Company..........................       769,053
                                    4,587       +Louisiana-Pacific Corporation.......................        49,723
                                    8,642       MeadWestvaco Corporation.............................       213,457
                                    8,129       Weyerhaeuser Company.................................       438,966
                                                                                                       ------------
                                                                                                          1,720,518
--------------------------------------------------------------------------------------------------------------------
PERSONAL PRODUCTS--0.6%             2,521       Alberto-Culver Company (Class B).....................       128,823
                                   10,697       Avon Products, Inc. .................................       665,353
                                   46,358       The Gillette Company.................................     1,476,966
                                                                                                       ------------
                                                                                                          2,271,142
--------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS--9.8%              67,420       Abbott Laboratories..................................     2,950,299
                                    6,027       Allergan Inc. .......................................       464,682
                                   83,563       Bristol-Myers Squibb Company.........................     2,268,735
                                   48,448       Eli Lilly and Company................................     3,341,459
                                   15,218       +Forest Laboratories, Inc. ..........................       833,186

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS
(CONCLUDED)
                                  128,153       Johnson & Johnson....................................  $  6,625,510
                                   10,716       +King Pharmaceuticals, Inc. .........................       158,168
                                   96,879       Merck & Co., Inc. ...................................     5,866,023
                                  341,160       Pfizer Inc. .........................................    11,650,614
                                   61,811       Schering-Plough Corporation..........................     1,149,685
                                    4,640       +Watson Pharmaceuticals, Inc. .......................       187,317
                                   57,151       Wyeth................................................     2,603,228
                                                                                                       ------------
                                                                                                         38,098,906
--------------------------------------------------------------------------------------------------------------------
REAL ESTATE--0.4%                   5,100       Apartment Investment & Management Company (Class
                                                  A).................................................       176,460
                                   16,080       Equity Office Properties Trust.......................       434,321
                                   11,200       Equity Residential Properties Trust..................       290,640
                                    8,000       Plum Creek Timber Company Inc. ......................       207,600
                                    7,300       Simon Property Group, Inc. ..........................       284,919
                                                                                                       ------------
                                                                                                          1,393,940
--------------------------------------------------------------------------------------------------------------------
ROAD & RAIL--0.4%                  16,066       Burlington Northern Santa Fe Corp. ..................       456,917
                                    8,054       CSX Corporation......................................       242,345
                                   16,886       Norfolk Southern Corporation.........................       324,211
                                   10,907       Union Pacific Corporation............................       632,824
                                                                                                       ------------
                                                                                                          1,656,297
--------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS &                   15,972       +Advanced Micro Devices, Inc. .......................       102,381
SEMICONDUCTOR
EQUIPMENT--3.3%

                                   17,747       +Altera Corporation..................................       291,051
                                   14,973       +Analog Devices, Inc. ...............................       521,360
                                   69,362       +Applied Materials, Inc. ............................     1,100,081
                                    9,421       +Applied Micro Circuits Corporation..................        56,997
                                   12,998       +Broadcom Corporation (Class A)......................       323,780
                                  282,288       Intel Corporation....................................     5,867,074
                                    8,800       +KLA-Tencor Corporation..............................       409,112
                                   15,796       +LSI Logic Corporation...............................       111,836
                                   13,064       Linear Technology Corporation........................       420,791
                                   13,187       Maxim Integrated Products, Inc. .....................       450,864
                                   27,926       +Micron Technology, Inc. ............................       324,778
                                    7,900       +NVIDIA Corporation..................................       181,779
                                    7,454       +National Semiconductor Corporation..................       146,993
                                    7,042       +Novellus Systems, Inc. .............................       257,885
                                    4,833       +PMC-Sierra, Inc. ...................................        56,691
                                    4,543       +QLogic Corporation..................................       219,563
                                    7,638       +Teradyne, Inc. .....................................       132,214
                                   73,371       Texas Instruments Incorporated.......................     1,291,330
                                   15,413       +Xilinx, Inc. .......................................       390,103
                                                                                                       ------------
                                                                                                         12,656,663
--------------------------------------------------------------------------------------------------------------------
SOFTWARE--4.7%                     10,580       Adobe Systems Incorporated...........................       339,301
                                    3,126       Autodesk, Inc. ......................................        50,516
                                   10,701       +BMC Software, Inc. .................................       174,747
                                    6,129       +Citrix Systems, Inc. ...............................       124,786
                                   23,010       Computer Associates International, Inc. .............       512,663
                                   16,118       +Compuware Corporation...............................        93,001
                                    6,500       +Electronic Arts Inc. ...............................       480,934
                                    9,293       +Intuit Inc. ........................................       413,817
                                    4,166       +Mercury Interactive Corporation.....................       160,849
                                  463,986       Microsoft Corporation++..............................    11,882,681
                                   15,782       +Novell, Inc. .......................................        48,609
                                  227,085       +Oracle Corporation..................................     2,729,562
                                   11,577       +Parametric Technology Corporation...................        35,310
                                   14,382       +PeopleSoft, Inc. ...................................       252,979
                                   20,257       +Siebel Systems, Inc. ...............................       193,252
                                    6,800       +Symantec Corporation................................       298,248
                                   15,715       +VERITAS Software Corporation........................       450,548
                                                                                                       ------------
                                                                                                         18,241,803
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                 SHARES
INDUSTRY@                         HELD                              COMMON STOCKS                          VALUE
--------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL--2.4%             14,600       +AutoNation, Inc. ...................................  $    229,512
                                    4,608       +AutoZone, Inc. .....................................       350,070
                                   13,448       +Bed, Bath & Beyond Inc. ............................       521,917
                                   13,712       +Best Buy Co., Inc. .................................       602,231
                                    5,665       Circuit City Stores--Circuit City Group..............        49,852
                                   37,863       The Gap, Inc. .......................................       710,310
                                  100,259       The Home Depot, Inc. ................................     3,320,578
                                   21,765       The Limited, Inc. ...................................       337,358
                                   33,111       Lowe's Companies, Inc. ..............................     1,422,117
                                   13,040       +Office Depot, Inc. .................................       189,210
                                    7,283       RadioShack Corporation...............................       191,616
                                    6,866       The Sherwin-Williams Company.........................       184,558
                                   21,695       +Staples, Inc. ......................................       398,103
                                   20,356       The TJX Companies, Inc. .............................       383,507
                                    6,447       Tiffany & Co. .......................................       210,688
                                    8,668       +Toys 'R' Us, Inc. ..................................       105,056
                                                                                                       ------------
                                                                                                          9,206,683
--------------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY          5,300       +Jones Apparel Group, Inc. ..........................       155,078
GOODS--0.3%
                                    4,508       Liz Claiborne, Inc. .................................       158,907
                                   12,017       Nike, Inc. (Class B).................................       642,789
                                    1,524       +Reebok International Ltd. ..........................        51,252
                                    4,908       V. F. Corporation....................................       166,725
                                                                                                       ------------
                                                                                                          1,174,751
--------------------------------------------------------------------------------------------------------------------
THRIFTS & MORTGAGE                  6,190       Countrywide Credit Industries, Inc. .................       430,638
FINANCE--1.9%
                                   42,334       Fannie Mae...........................................     2,855,005
                                   30,050       Freddie Mac..........................................     1,525,639
                                    6,099       Golden West Financial Corporation....................       487,981
                                    4,967       MGIC Investment Corporation..........................       231,660
                                   40,915       Washington Mutual, Inc. .............................     1,689,790
                                                                                                       ------------
                                                                                                          7,220,713
--------------------------------------------------------------------------------------------------------------------
TOBACCO--1.1%                      88,789       Altria Group, Inc.++.................................     4,034,572
                                    4,800       R.J. Reynolds Tobacco Holdings, Inc. ................       178,608
                                    5,399       UST Inc. ............................................       189,127
                                                                                                       ------------
                                                                                                          4,402,307
--------------------------------------------------------------------------------------------------------------------
TRADING COMPANIES &                 4,121       W. W. Grainger, Inc. ................................       192,698
DISTRIBUTORS--0.1%
--------------------------------------------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION        114,159       +AT&T Wireless Services Inc. ........................       937,245
SERVICES--0.5%
                                   42,724       +Nextel Communications, Inc. (Class A)...............       772,450
                                   43,259       +Sprint Corp. (PCS Group)............................       248,738
                                                                                                       ------------
                                                                                                          1,958,433
--------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMON STOCKS
                                                (COST--$357,790,369)--99.5%..........................   386,713,369
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                               BENEFICIAL
                               INTEREST/
                              SHARES HELD                       SHORT-TERM SECURITIES                      VALUE
--------------------------------------------------------------------------------------------------------------------
                              $14,300,682       Merrill Lynch Liquidity Series, LLC Cash Sweep Series
                                                  II(a)..............................................  $ 14,300,682
                              $ 5,749,800       Merrill Lynch Liquidity Series, LLC Money Market
                                                  Series(a)(b).......................................     5,749,800
                                3,833,200       Merrill Lynch Premier Institutional Fund(a)(b).......     3,833,200
--------------------------------------------------------------------------------------------------------------------
                                                TOTAL SHORT-TERM SECURITIES
                                                (COST--$23,883,682)--6.2%                                23,883,682
--------------------------------------------------------------------------------------------------------------------
                                                TOTAL INVESTMENTS (COST--$381,674,051)--105.7%.......   410,597,051
                                                VARIATION MARGIN ON FINANCIAL FUTURES
                                                  CONTRACTS(C)--0.0%.................................           351
                                                LIABILITIES IN EXCESS OF OTHER ASSETS--(5.7%)........   (22,083,396)
                                                                                                       ------------
                                                NET ASSETS--100.0%...................................  $388,514,006
                                                                                                       ============
--------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++  Portions of holdings pledged as collateral for financial futures contracts.

 @ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

----------------------------------------------------------------------------------------------
                                                                             DIVIDEND/INTEREST
AFFILIATE                                                     NET ACTIVITY        INCOME
----------------------------------------------------------------------------------------------
Merrill Lynch & Co., Inc....................................         1,700        $10,777
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $  9,685,626        $45,149
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $(14,185,701)       $ 4,803
Merrill Lynch Premier Institutional Fund....................   (13,845,450)       $ 3,405
----------------------------------------------------------------------------------------------

(b) Security was purchased with the cash proceeds from securities loans.

(c)  Financial futures contracts purchased as of June 30, 2003 were as follows:

--------------------------------------------------------------------------------------
NUMBER OF                                                        FACE       UNREALIZED
CONTRACTS                ISSUE               EXPIRATION DATE     VALUE        LOSSES
--------------------------------------------------------------------------------------
   50       S&P 500 Financial Futures Index  September 2003   $12,437,777   $(271,527)
--------------------------------------------------------------------------------------
TOTAL UNREALIZED LOSSES--NET                                                $(271,527)
                                                                            =========
--------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $9,271,524) (identified cost -- $381,674,051).............                  $410,597,051
Receivables:
  Dividends.................................................  $    480,140
  Interest..................................................        16,794
  Capital shares sold.......................................        11,648
  Securities lending--net...................................           752
  Variation margin..........................................           351         509,685
                                                              ------------
Prepaid expenses............................................                         2,267
                                                                              ------------
Total assets................................................                   411,109,003
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                     9,583,000
Payables:
  Capital shares redeemed...................................    12,876,753
  Investment adviser........................................       103,003
  Other affiliates..........................................         2,960      12,982,716
                                                              ------------
Accrued expenses............................................                        29,281
                                                                              ------------
Total liabilities...........................................                    22,594,997
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $388,514,006
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                  $  3,123,407
Paid-in capital in excess of par............................                   411,811,501
Undistributed investment income--net........................  $  2,366,741
Accumulated realized capital losses on investments--net.....   (57,439,116)
Unrealized appreciation on investments--net.................    28,651,473
                                                              ------------
Total accumulated losses--net...............................                   (26,420,902)
                                                                              ------------
NET ASSETS..................................................                  $388,514,006
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $388,514,006 and 31,234,065
  shares outstanding........................................                  $      12.44
                                                                              ============
-------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends...................................................              $ 2,995,677
Interest....................................................                   48,430
Securities lending--net.....................................                    8,208
                                                                          -----------
Total income................................................                3,052,315
                                                                          -----------
--------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $514,406
Accounting services.........................................    55,677
Professional fees...........................................    17,127
Printing and shareholder reports............................    15,798
Custodian fees..............................................    13,403
Directors' fees and expenses................................    10,045
Transfer agent fees.........................................     2,285
Pricing services............................................       398
Registration fees...........................................        21
Other.......................................................    23,108
                                                              --------
Total expenses..............................................                  652,268
                                                                          -----------
Investment income--net......................................                2,400,047
                                                                          -----------
--------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized loss on investments--net...........................               (1,479,416)
Change in unrealized appreciation/depreciation on
  investments--net..........................................               41,279,309
                                                                          -----------
Total realized and unrealized gain on investments--net......               39,799,893
                                                                          -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........              $42,199,940
                                                                          ===========
--------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX        FOR THE
                                                              MONTHS ENDED     YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003            2002
-------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $ 2,400,047     $   4,700,624
Realized loss on investments--net...........................   (1,479,416)      (31,775,446)
Change in unrealized appreciation/depreciation on
  investments--net..........................................   41,279,309       (73,853,572)
                                                              ------------    -------------
Net increase (decrease) in net assets resulting from
  operations................................................   42,199,940      (100,928,394)
                                                              ------------    -------------
-------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividends to Class A shareholders from investment
  income--net...............................................           --        (4,700,013)
                                                              ------------    -------------
-------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase (decrease) in net assets derived from capital
  share transactions........................................   26,573,693       (57,005,669)
                                                              ------------    -------------
-------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................   68,773,633      (162,634,076)
Beginning of period.........................................  319,740,373       482,374,449
                                                              ------------    -------------
End of period*..............................................  $388,514,006    $ 319,740,373
                                                              ============    =============
-------------------------------------------------------------------------------------------
* Undistributed (accumulated distributions in excess of)
  investment income--net....................................  $ 2,366,741     $     (33,306)
                                                              ============    =============
-------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE            -----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $  11.15     $  14.58    $  16.79    $  18.73    $  16.23
                                                          --------     --------    --------    --------    --------
Investment income--net................................         .08+         .15+        .15         .16         .19
Realized and unrealized gain (loss) on
  investments--net....................................        1.21        (3.41)      (2.21)      (1.91)       3.05
                                                          --------     --------    --------    --------    --------
Total from investment operations......................        1.29        (3.26)      (2.06)      (1.75)       3.24
                                                          --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................          --         (.17)       (.15)       (.16)       (.37)
  In excess of investment income--net.................          --           --          --          --++        --
  Realized gain on investments--net...................          --           --          --          --        (.18)
  In excess of realized gain on investments--net......          --           --          --        (.03)       (.19)
                                                          --------     --------    --------    --------    --------
Total dividends and distributions.....................          --         (.17)       (.15)       (.19)       (.74)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $  12.44     $  11.15    $  14.58    $  16.79    $  18.73
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................      11.57%@     (22.40%)    (12.28%)     (9.37%)     20.50%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................        .38%*        .40%        .40%        .35%        .35%
                                                          ========     ========    ========    ========    ========
Investment income--net................................       1.40%*       1.20%        .94%        .88%       1.13%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $388,514     $319,740    $482,374    $545,167    $586,394
                                                          ========     ========    ========    ========    ========
Portfolio turnover....................................       2.25%        7.79%       3.46%       7.31%      26.35%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than $(.01) per share.

 @ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--INDEX 500 V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Index 500 V.I. Fund (the "Fund") is classified as "non-diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium

--------------------------------------------------------------------------------

received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it receives a fee from the borrower. The Fund typically receives the income on the loaned securities, but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .30% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed

--------------------------------------------------------------------------------

on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $116,303 to MLPF&S or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $3,328 in securities lending agent fees from the Fund.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $3,835 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $41,200,838 and $7,531,031, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

--------------------------------------------------------------------
                                       Realized         Unrealized
                                    Gains (Losses)    Gains (Losses)
--------------------------------------------------------------------
Long-term investments.............   $(2,895,393)      $28,923,000
Financial futures contracts.......     1,415,977          (271,527)
                                     -----------       -----------
Total.............................   $(1,479,416)      $28,651,473
                                     ===========       ===========
--------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $20,135,836, of which $77,540,576 related to appreciated securities and $57,404,740 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $390,461,215.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................    5,908,879    $ 65,381,609
Shares redeemed.......................   (3,341,343)    (38,807,916)
                                         ----------    ------------
Net increase..........................    2,567,536    $ 26,573,693
                                         ==========    ============
-------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................   2,855,921    $ 36,516,950
Shares issued to shareholders in
 reinvestment of dividends...........     421,526       4,700,013
                                       ----------    ------------
Total issued.........................   3,277,447      41,216,963
Shares redeemed......................  (7,688,014)    (98,222,632)
                                       ----------    ------------
Net decrease.........................  (4,410,567)   $(57,005,669)
                                       ==========    ============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $45,671,148, of which $3,261,712 expires in 2008, $14,759,870 expires in 2009 and $27,649,566 expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
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DEAR SHAREHOLDER:

  The Fund invests primarily in a diversified portfolio of equity securities of large cap companies that Fund management selects from among those included in the Russell 1000 Index. Our investment process attempts to add value through both security selection and portfolio construction. Security selection involves the use of quantitative selection criteria including earnings momentum, earnings surprise and valuation. These criteria are input into a proprietary quantitative model and are subject to selective fundamental overrides. Portfolio construction consists of an optimization process with risk management controlling style, capitalization, sector and individual security selection.

  For the six months ended June 30, 2003, the Fund's Class A Shares had a total return of +12.92%, outperforming the +12.34% return of the unmanaged benchmark, the Russell 1000 Index. For managers of equity portfolios, it was a challenging six months. The volatile, downward trending markets in the first quarter of 2003 reversed course toward the end of the second quarter and pulled the major indexes into positive territory for the year-to-date period ended June 30, 2003. Notwithstanding the difficult political and economic environment, we stuck to our discipline and kept our focus on investing in what we believe are high-quality companies with good earnings delivery.

  During the first half of the year, the largest significant positive contributors to performance were stock selection in industrials and financials as well as our overweighting of and stock selection in the health care sector. The main detractor to performance was stock selection in utilities and information technology. At the individual security level, the greatest positive contributors to performance were Career Education Corporation, CheckFree Corporation, The Ryland Group, Inc. and UTStarcom Incorporated, while the most significant detractors to performance were Charles River Laboratories International, Inc., Sprint Corporation (FON) and J.C. Penney Company, Inc.

  During the course of the period, we slowly added to the cyclicality of the portfolio. As a result, our most significant weighting increases relative to the benchmark during the period were in information technology. We also made modest increases in telecommunication services and energy. Our biggest cutbacks were in consumer staples and financials. Our largest purchases included Cendant Corporation, First Data Corporation, J.P. Morgan Chase & Co., Oracle Corporation and Sprint Corporation (FON). Our largest sales included The Procter & Gamble Company, QUALCOMM Incorporated, Allstate Corporation, Bear, Stearns & Co. Inc. and Symantec Corporation. We believe we are positioned with companies that can provide good earnings delivery and are selling at reasonable prices and are encouraged by recent performance in the portfolio as a reflection of our confidence. At June 30, 2003, our most sizeable overweights included consumer discretionary and health care, while our largest underweights were in consumer staples and financials.

ECONOMIC ENVIRONMENT

  As for the current market environment, there continues to be a powerful tug-of-war between massive policy reflation and the lingering after-effects of the various shocks that have hit the economy during the past three years. The sharp drop in interest rates and tax cuts have been successful in sustaining consumer spending, but have not yet managed to trigger a rebound in business spending. Corporate executives remain cautious, focused more on cost cutting and balance sheet restructuring than on expanding. Nevertheless, we believe that business confidence should gradually revive in the second half of the year, aided by a continued improvement in profits.

  Deflationary concerns may persist for several more months, but we believe that the odds that the economy will fall into a Japanese-style slump are low. In our opinion, it is far more likely that economic growth will surprise on the upside in the next year as the latest tax cuts take effect and the manufacturing sector responds to the competitive boost from a lower dollar. Recent gains in the stock market suggest that investors are already discounting an improvement in economic activity and earnings. Nonetheless, the rally has further to go on a cyclical basis given that monetary conditions will remain easy for an extended period.

  There is a tendency to presume that monetary policy has been ineffective given the economy's softness during the first half of 2003. Some have argued that if the economy is still growing sluggishly after all the monetary and fiscal stimulus, why should we expect any improvements in the months and quarters ahead. The U.S. economy has endured an extraordinary barrage of negative shocks in recent years, beginning with the bursting of one of the past century's greatest asset bubbles. This was followed by the September 11, 2001 terrorist attacks, a damaging spate of corporate scan-

--------------------------------------------------------------------------------

dals, two wars and a spike in energy prices. Yet, the economy suffered its mildest recession on record in 2000/2001. The economy's performance in the face of so many adverse events reflects the effects of powerful monetary and fiscal stimulus as well as the economy's underlying resilience.

  The Federal Reserve Board's attempts to keep the economy away from deflation have led to a new phase of monetary policy. Having pushed short-term interest rates to 1%, we believe that the Federal Reserve Board is intent on making sure that long-term interest rates stay down until the economy moves on to a more solid foundation. The Federal Reserve Board is trying to convince investors that they need not fear an early tightening in policy, even in the face of an acceleration in economic growth. However, investors know that a sustained move to above-trend economic growth will set the clock ticking for an eventual change in Federal Reserve Board policy. Long-term U.S. Treasury bonds are overvalued at current yields and the market is displaying the characteristic aspects of a bubble. The 10-year yield is unlikely to return to its recent low of 3.1%, but a sustained major selloff is unlikely until investors start to discount a Federal Reserve Board tightening. At that point, there could be a rise in yields as investors exit for the bond market. We believe that the Federal Reserve Board will work hard to ensure that this does not happen for some time in order to keep the housing market firm until business spending recovers.

  The stimulative monetary environment is positive for the stock market. Equity prices became over-bought following their 26% rise between mid-March and mid-June 2003, and it is possible that they could correct further in the near term. Nevertheless, the cyclical rally has further to run. The flow of money out of short-term assets is bound to gather pace as investors lose patience with near-zero returns. The cash mountain has likely peaked, but there is still $5 trillion sitting in money market funds and savings deposits. Some of this money is bound to leak into stocks as greed overtakes fear as the principal emotion guiding investors' asset allocation. Bouyant liquidity is not enough to instill renewed confidence in stocks. There also needs to be enough of an improvement in the earnings outlook to boost investor optimism. Fortunately, that is occurring as Standard & Poor's 500 operating earnings rose by 15% during the past 12 months, and analysts' expectations of forward earnings are creeping higher. Moreover, the quality of earnings is finally improving with negligible write-offs in the first quarter.

MARKET OUTLOOK

  We believe that buoyant liquidity conditions will be the driving force behind market developments in the next several quarters. The Federal Reserve Board will be keeping short-term interest rates far below equilibrium levels in order to "guarantee" stronger economic growth. This liquidity is bound to leak into the markets. Investors will feel increasingly comfortable in taking on more portfolio risk as the economy responds to policy reflation. The equity market will be an obvious beneficiary, but money will also continue to flow into corporate bonds and real estate.

IN CONCLUSION

  We appreciate your investment in Large Cap Core V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Robert C. Doll, Jr.
Robert C. Doll, Jr.
Senior Vice President and Portfolio Manager

July 15, 2003

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MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                % RETURN
----------------------------------------------------------------------
One Year Ended 6/30/03                                         -2.66%
----------------------------------------------------------------------
Five Years Ended 6/30/03                                       +0.69
----------------------------------------------------------------------
Ten Years Ended 6/30/03                                        +8.74
----------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
                    AS OF JUNE 30, 2003                       TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +12.92%        -2.66%
-----------------------------------------------------------------------------------------
Russell 1000 Index**                                             +12.34         +0.95
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                    SHARES                                                                  PERCENT OF
INDUSTRY++                            HELD                    COMMON STOCKS                     VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
AUTO COMPONENTS                    83,000       +Lear Corporation.........................  $  3,819,660        0.8%
----------------------------------------------------------------------------------------------------------------------
BEVERAGES                         222,000       Coca-Cola Enterprises Inc. ...............     4,029,300        0.9
                                  158,000       +Constellation Brands, Inc. (Class A).....     4,961,200        1.1
                                                                                            ------------      -----
                                                                                               8,990,500        2.0
----------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY                      20,000       +Amgen Inc. ..............................     1,328,800        0.3
                                   48,000       +Genentech, Inc. .........................     3,461,760        0.8
                                  125,000       +Invitrogen Corporation...................     4,796,250        1.0
                                                                                            ------------      -----
                                                                                               9,586,810        2.1
----------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS                   249,000       J.P. Morgan Chase & Co. ..................     8,510,820        1.8
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS                  134,000       Bank of America Corporation...............    10,590,020        2.3
                                  282,000       U.S. Bancorp..............................     6,909,000        1.5
                                                                                            ------------      -----
                                                                                              17,499,020        3.8
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &              81,000       +Apollo Group, Inc. (Class A).............     5,002,560        1.1
SUPPLIES
                                   70,000       +Career Education Corporation.............     4,789,400        1.0
                                  314,000       +Cendant Corporation......................     5,752,480        1.3
                                  106,000       H&R Block, Inc. ..........................     4,584,500        1.0
                                                                                            ------------      -----
                                                                                              20,128,940        4.4
----------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT          158,000       +Cisco Systems, Inc. .....................     2,637,020        0.6
                                  188,000       +Emulex Corporation.......................     4,280,760        0.9
                                  134,000       +UTStarcom, Inc...........................     4,766,380        1.0
                                                                                            ------------      -----
                                                                                              11,684,160        2.5
----------------------------------------------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS           254,000       +Dell Computer Corporation................     8,117,840        1.8
                                   36,000       International Business Machines
                                                  Corporation.............................     2,970,000        0.6
                                   72,000       +Lexmark International Group, Inc. (Class
                                                  A)......................................     5,095,440        1.1
                                  135,000       +Storage Technology Corporation...........     3,474,900        0.8
                                                                                            ------------      -----
                                                                                              19,658,180        4.3
----------------------------------------------------------------------------------------------------------------------
CONTAINERS & PACKAGING             89,000       Ball Corporation..........................     4,050,390        0.9
----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL             155,000       Citigroup Inc. ...........................     6,634,000        1.4
SERVICES
----------------------------------------------------------------------------------------------------------------------
DIVERSIFIED                        20,000       Verizon Communications....................       789,000        0.2
TELECOMMUNICATION SERVICES
----------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS                     158,000       +Dean Foods Company.......................     4,977,000        1.1
                                   31,000       General Mills, Inc. ......................     1,469,710        0.3
                                                                                            ------------      -----
                                                                                               6,446,710        1.4
----------------------------------------------------------------------------------------------------------------------
FOOD & STAPLES RETAILING           50,000       Wal-Mart Stores, Inc. ....................     2,683,500        0.6
----------------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT &           118,000       Bausch & Lomb Incorporated................     4,425,000        1.0
SUPPLIES
                                  136,000       Becton, Dickinson and Company.............     5,283,600        1.1
                                   67,000       C.R. Bard, Inc. ..........................     4,777,770        1.0
                                  422,000       +Cytyc Corporation........................     4,439,440        1.0
                                   88,000       +St. Jude Medical, Inc. ..................     5,060,000        1.1
                                   82,000       +Varian Medical Systems, Inc. ............     4,720,740        1.0
                                                                                            ------------      -----
                                                                                              28,706,550        6.2
----------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &           124,000       +AdvancePCS...............................     4,740,520        1.0
SERVICES
                                   80,000       Aetna Inc. (New Shares)...................     4,816,000        1.1
                                  178,000       +DaVita, Inc. ............................     4,766,840        1.0
                                   68,000       +Express Scripts, Inc. (Class A)..........     4,645,760        1.0
                                  314,000       +Humana Inc. .............................     4,741,400        1.0
                                  114,000       +Oxford Health Plans, Inc. ...............     4,791,420        1.0
                                  698,000       +Service Corporation International........     2,701,260        0.6
                                   64,000       +WellPoint Health Networks Inc. ..........     5,395,200        1.2
                                                                                            ------------      -----
                                                                                              36,598,400        7.9
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                    SHARES                                                                  PERCENT OF
INDUSTRY++                            HELD                    COMMON STOCKS                     VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS &             159,000       Applebee's International, Inc. ...........  $  4,997,370        1.1%
LEISURE
                                  117,000       GTECH Holdings Corporation................     4,405,050        1.0
                                   55,000       International Game Technology.............     5,628,150        1.2
                                                                                            ------------      -----
                                                                                              15,030,570        3.3
----------------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES                115,000       +American Greetings Corporation (Class
                                                  A)......................................     2,258,600        0.5
                                    8,000       Centex Corporation........................       622,320        0.1
                                  166,000       D.R. Horton, Inc. ........................     4,664,600        1.0
                                   94,000       Fortune Brands, Inc. .....................     4,906,800        1.1
                                   66,000       Lennar Corporation (Class A)..............     4,719,000        1.0
                                   11,000       +NVR, Inc. ...............................     4,521,000        1.0
                                   76,000       Pulte Corporation.........................     4,686,160        1.0
                                   68,000       The Ryland Group, Inc. ...................     4,719,200        1.0
                                                                                            ------------      -----
                                                                                              31,097,680        6.7
----------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS                 13,000       The Procter & Gamble Company..............     1,159,340        0.3
----------------------------------------------------------------------------------------------------------------------
IT SERVICES                        95,000       +Affiliated Computer Services, Inc. (Class
                                                  A)......................................     4,344,350        0.9
                                  166,000       +CheckFree Corp...........................     4,621,440        1.0
                                  144,000       First Data Corporation....................     5,967,360        1.3
                                                                                            ------------      -----
                                                                                              14,933,150        3.2
----------------------------------------------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES          347,000       General Electric Company..................     9,951,960        2.2
----------------------------------------------------------------------------------------------------------------------
INSURANCE                          31,000       American International Group, Inc. .......     1,710,580        0.4
                                   70,000       Berkley (W.R.) Corporation................     3,689,000        0.8
                                  125,000       Old Republic International Corporation....     4,283,750        0.9
                                                                                            ------------      -----
                                                                                               9,683,330        2.1
----------------------------------------------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS       38,000       Hasbro, Inc. .............................       664,620        0.2
                                  224,000       Mattel, Inc. .............................     4,238,080        0.9
                                                                                            ------------      -----
                                                                                               4,902,700        1.1
----------------------------------------------------------------------------------------------------------------------
MULTILINE RETAIL                  199,000       Dollar General Corporation................     3,633,740        0.8
----------------------------------------------------------------------------------------------------------------------
MULTI-UTILITIES &               1,130,000       +Dynegy Inc. (Class A)....................     4,746,000        1.0
UNREGULATED POWER
----------------------------------------------------------------------------------------------------------------------
OFFICE ELECTRONICS                486,000       +Xerox Corporation........................     5,146,740        1.1
----------------------------------------------------------------------------------------------------------------------
OIL & GAS                         209,000       Exxon Mobil Corporation...................     7,505,190        1.6
                                  204,000       Marathon Oil Corporation..................     5,375,400        1.2
                                  129,000       Valero Energy Corporation.................     4,686,570        1.0
                                                                                            ------------      -----
                                                                                              17,567,160        3.8
----------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS                    59,000       Johnson & Johnson.........................     3,050,300        0.6
                                   47,000       Medicis Pharmaceutical (Class A)..........     2,664,900        0.6
                                  188,000       Merck & Co., Inc. ........................    11,383,400        2.5
                                  267,000       Pfizer Inc. ..............................     9,118,050        2.0
                                   66,000       +SICOR Inc. ..............................     1,342,440        0.3
                                  129,000       +Watson Pharmaceuticals, Inc. ............     5,207,730        1.1
                                                                                            ------------      -----
                                                                                              32,766,820        7.1
----------------------------------------------------------------------------------------------------------------------
ROAD & RAIL                       233,000       Norfolk Southern Corporation..............     4,473,600        1.0
----------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS &                  106,000       Intel Corporation.........................     2,203,104        0.5
SEMICONDUCTOR EQUIPMENT
----------------------------------------------------------------------------------------------------------------------
SOFTWARE                          127,000       Adobe Systems Incorporated................     4,072,890        0.9
                                   98,000       +BEA Systems, Inc. .......................     1,064,280        0.2
                                   27,000       Fair, Isaac and Company, Incorporated.....     1,389,150        0.3
                                  219,000       +Macromedia, Inc. ........................     4,607,760        1.0
                                  263,000       Microsoft Corporation.....................     6,735,430        1.5
                                  576,000       +Oracle Corporation.......................     6,923,520        1.5
                                   82,000       +Synopsys, Inc. ..........................     5,071,700        1.1
                                                                                            ------------      -----
                                                                                              29,864,730        6.5
----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                                                                                         PERCENT OF
         INDUSTRY++             SHARES HELD                COMMON STOCKS                     VALUE       NET ASSETS
---------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL                    163,000  +Abercrombie & Fitch Co. (Class A)........  $   4,630,830          1.0%
                                    300,000  +AutoNation, Inc. ........................      4,716,000          1.0
                                    307,000  The Gap, Inc. ............................      5,759,320          1.3
                                    236,000  +Staples, Inc. ...........................      4,330,600          0.9
                                                                                         -------------    ---------
                                                                                            19,436,750          4.2
---------------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY          103,000  +Coach, Inc. .............................      5,123,220          1.1
GOODS
                                     91,000  +Columbia Sportswear Company..............      4,678,310          1.0
                                    140,000  Liz Claiborne, Inc. ......................      4,935,000          1.1
                                    140,000  +Reebok International Ltd. ...............      4,708,200          1.0
                                     69,000  +The Timberland Company (Class A).........      3,647,340          0.8
                                                                                         -------------    ---------
                                                                                            23,092,070          5.0
---------------------------------------------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE           74,000  Countrywide Credit Industries, Inc. ......      5,148,180          1.1
                                    110,000  Fannie Mae................................      7,418,400          1.6
                                     61,000  Golden West Financial Corporation.........      4,880,610          1.1
                                     97,000  GreenPoint Financial Corp. ...............      4,941,180          1.1
                                    173,000  New York Community Bancorp, Inc. .........      5,032,570          1.1
                                    162,000  Washington Mutual, Inc. ..................      6,690,600          1.4
                                                                                         -------------    ---------
                                                                                            34,111,540          7.4
---------------------------------------------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION          662,000  +AT&T Wireless Services Inc. .............      5,435,020          1.2
SERVICES
                                    299,000  +Nextel Communications, Inc. (Class A)....      5,405,920          1.2
                                                                                         -------------    ---------
                                                                                            10,840,940          2.4
---------------------------------------------------------------------------------------------------------------------
                                             TOTAL COMMON STOCKS
                                             (COST--$414,721,871)......................    460,428,564        100.0
---------------------------------------------------------------------------------------------------------------------
                                 BENEFICIAL
                                  INTEREST/
                                SHARES HELD            SHORT-TERM SECURITIES
---------------------------------------------------------------------------------------------------------------------
                               $ 43,137,840  Merrill Lynch Liquidity Series, LLC Money
                                               Market Series(a)(b).....................     43,137,840          9.4
                                 28,758,560  Merrill Lynch Premier Institutional
                                               Fund(a)(b)..............................     28,758,560          6.2
---------------------------------------------------------------------------------------------------------------------
                                             TOTAL SHORT-TERM SECURITIES
                                             (COST--$71,896,400).......................     71,896,400         15.6
---------------------------------------------------------------------------------------------------------------------
                                             TOTAL INVESTMENTS (COST--$486,618,271)....    532,324,964        115.6
                                             LIABILITIES IN EXCESS OF OTHER ASSETS.....    (71,734,492)       (15.6)
                                                                                         -------------    ---------
                                             NET ASSETS................................  $ 460,590,472        100.0%
                                                                                         =============    =========
---------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.
(a) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

----------------------------------------------------------------------------------------------
                                                                             DIVIDEND/INTEREST
AFFILIATE                                                     NET ACTIVITY      INCOME
----------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $ (1,928,803)       $17,794
Merrill Lynch Premier Institutional Fund....................   (11,206,198)       $11,827
----------------------------------------------------------------------------------------------

(b) Security was purchased with the cash proceeds from securities loans.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $69,447,839) (identified cost--$486,618,271)..............                   $ 532,324,964
Foreign cash (cost--$367)...................................                             343
Receivables:
  Securities sold...........................................  $   7,037,582
  Dividends.................................................        262,444
  Capital shares sold.......................................          6,673
  Securities lending--net...................................          3,599        7,310,298
                                                              -------------
Prepaid expenses............................................                           3,000
                                                                               -------------
Total assets................................................                     539,638,605
                                                                               -------------
---------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                      71,896,400
Payables:
  Securities purchased......................................      5,906,240
  Custodian bank............................................        735,035
  Capital shares redeemed...................................        283,044
  Investment adviser........................................        183,024
  Other affiliates..........................................          3,290        7,110,633
                                                              -------------
Accrued expenses............................................                          41,100
                                                                               -------------
Total liabilities...........................................                      79,048,133
                                                                               -------------
---------------------------------------------------------------------------------------------
NET ASSETS..................................................                   $ 460,590,472
                                                                               =============
---------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 200,000,000
  shares authorized+........................................                   $   2,107,634
Paid-in capital in excess of par............................                     561,010,179
Undistributed investment income--net........................  $   1,037,521
Accumulated realized capital losses on investments--net.....   (149,271,531)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................     45,706,669
                                                              -------------
Total accumulated losses--net...............................                    (102,527,341)
                                                                               -------------
NET ASSETS..................................................                   $ 460,590,472
                                                                               =============
---------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $460,590,472 and 21,076,343
  shares outstanding........................................                   $       21.85
                                                                               =============
---------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends...................................................                 $ 2,209,319
Securities lending--net.....................................                      29,621
                                                                             -----------
Total income................................................                   2,238,940
                                                                             -----------
-----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $ 1,001,755
Accounting services.........................................       77,044
Custodian fees..............................................       27,254
Professional fees...........................................       23,506
Printing and shareholder reports............................       22,811
Directors' fees and expenses................................       14,480
Transfer agent fees.........................................        2,613
Other.......................................................        8,712
                                                              -----------
Total expenses..............................................                   1,178,175
                                                                             -----------
Investment income--net......................................                   1,060,765
                                                                             -----------
-----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS & FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized loss on investments--net...........................                  (1,394,169)
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................   53,411,649
  Foreign currency transactions--net........................            2     53,411,651
                                                              -----------    -----------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                  52,017,482
                                                                             -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                 $53,078,247
                                                                             ===========
-----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $ 1,060,765       $   3,898,478
Realized loss on investments--net...........................   (1,394,169)        (49,708,825)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........   53,411,651         (50,241,922)
                                                              ------------      -------------
Net increase (decrease) in net assets resulting from
  operations................................................   53,078,247         (96,052,269)
                                                              ------------      -------------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividends to Class A shareholders from investment
  income--net...............................................           --          (3,925,945)
                                                              ------------      -------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................  (27,413,922)        (61,833,163)
                                                              ------------      -------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................   25,664,325        (161,811,377)
Beginning of period.........................................  434,926,147         596,737,524
                                                              ------------      -------------
End of period*..............................................  $460,590,472      $ 434,926,147
                                                              ============      =============
-----------------------------------------------------------------------------------------------
* Undistributed (accumulated distributions in excess of)
  investment income--net....................................  $ 1,037,521       $     (23,244)
                                                              ============      =============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE            -----------------------------------------------------------
BEEN DERIVED FROM INFORMATION PROVIDED IN THE
FINANCIAL STATEMENTS.                                   FOR THE SIX
                                                        MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                          JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                     2003         2002        2001        2000        1999
-------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period..................    $  19.35     $  23.52    $  25.61    $  39.93    $  38.12
                                                          --------     --------    --------    --------    --------
Investment income--net+...............................         .05          .16         .20         .44         .19
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net..................        2.45        (4.15)      (2.09)      (4.16)      10.46
                                                          --------     --------    --------    --------    --------
Total from investment operations......................        2.50        (3.99)      (1.89)      (3.72)      10.65
                                                          --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net..............................          --         (.18)       (.20)       (.48)       (.56)
  In excess of investment income--net.................          --           --          --        (.16)       (.02)
  Realized gain on investments--net...................          --           --          --++     (8.58)      (8.26)
  In excess of realized gain on investments--net......          --           --          --       (1.38)         --
                                                          --------     --------    --------    --------    --------
Total dividends and distributions.....................          --         (.18)       (.20)     (10.60)      (8.84)
                                                          --------     --------    --------    --------    --------
Net asset value, end of period........................    $  21.85     $  19.35    $  23.52    $  25.61    $  39.93
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share....................      12.92%@     (16.98%)     (7.39%)     (9.85%)     31.43%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses..............................................        .55%*        .56%        .53%        .49%        .49%
                                                          ========     ========    ========    ========    ========
Investment income--net................................        .50%*        .74%        .86%       1.14%        .52%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)..............    $460,590     $434,926    $596,738    $761,558    $958,313
                                                          ========     ========    ========    ========    ========
Portfolio turnover....................................      58.98%      115.39%     170.43%     102.12%      77.73%
                                                          ========     ========    ========    ========    ========
-------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than $.01 per share.

 @ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP CORE V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Large Cap Core V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to

--------------------------------------------------------------------------------

reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures-- The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it receives a fee from the borrower. The Fund typically receives the income on the loaned securities, but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the

--------------------------------------------------------------------------------

market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

  (i) Custodian bank--The Fund recorded an amount payable to the custodian bank resulting from a timing difference of security transaction settlements.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the following annual rates: .500% of the Fund's average daily net assets not exceeding $250 million; .450% of average daily net assets in excess of $250 million but not exceeding $300 million; .425% of average daily net assets in excess of $300 million but not exceeding $400 million; and .400% of average daily net assets in excess of $400 million. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.
  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $21,782,416 to MLPF&S or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $12,072 in securities lending agent fees from the Fund.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $5,144 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $254,629,213 and $281,259,932, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

------------------------------------------------------------------
                                                       Unrealized
                                          Realized        Gains
                                           Losses       (Losses)
------------------------------------------------------------------
Long-term investments..................  $(1,394,169)  $45,706,693
Foreign currency transactions..........           --           (24)
                                         -----------   -----------
Total..................................  $(1,394,169)  $45,706,669
                                         ===========   ===========
------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $35,622,498, of which $61,180,824 related to appreciated securities and $25,558,326 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $496,702,466.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................      123,431    $  2,425,096
Shares redeemed.......................   (1,523,758)    (29,839,018)
                                         ----------    ------------
Net decrease..........................   (1,400,327)   $(27,413,922)
                                         ==========    ============
-------------------------------------------------------------------

--------------------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................     756,815    $ 17,586,545
Shares issued to shareholders in
 reinvestment of dividends...........     202,743       3,925,945
                                       ----------    ------------
Total issued.........................     959,558      21,512,490
Shares redeemed......................  (3,855,197)    (83,345,653)
                                       ----------    ------------
Net decrease.........................  (2,895,639)   $(61,833,163)
                                       ==========    ============
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

  The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

  On December 31, 2002, the Fund had a net capital loss carryforward of $119,865,601, of which $73,889,758 expires in 2009 and $45,975,843 expires in
2010. This amount will be available to offset like amounts of any future taxable gains.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  The Fund invests primarily in a diversified portfolio of equity securities of large cap companies that Fund management selects from among those included in the Russell 1000 Value Index. Our investment process attempts to add value through both security selection and portfolio construction. Security selection involves the use of quantitative selection criteria including earnings momentum, earnings surprise and valuation. These criteria are input into a proprietary quantitative model and are subject to selective fundamental overrides. Portfolio construction consists of an optimization process with risk management controlling style, capitalization, sector and individual security selection.

  For the six months ended June 30, 2003, the Fund's Class A Shares had a total return of +11.77%, outperforming the +11.57% return of the unmanaged benchmark, the Russell 1000 Value Index. For managers of equity portfolios, it was a challenging six months. The volatile, downward trending markets in the first quarter of 2003 reversed course toward the end of the second quarter and pulled the major indexes into positive territory for the year-to-date period ended June 30, 2003. Notwithstanding the difficult political and economic environment, we stuck to our discipline and kept our focus on investing in what we believe are high-quality companies with good earnings delivery.

  During the period, the largest significant positive contributors to performance were stock selection in industrials and financials as well as our underweighting of and stock selection in the telecommunication services sector. The main detractors to performance were stock selection in materials and our underweighting in energy. At the individual security level, the greatest positive contributors to performance were CheckFree Corporation, The Ryland Group, Inc., and Macromedia, Inc. The portfolio also benefited from an underweight in SBC Communications Inc. The most significant detractors to performance were Sprint Corporation (FON), Valero Energy Corporation, Hewlett-Packard Company and Andrews Group.

  During the course of the period, we slowly added to the cyclicality of the portfolio. As a result, relative to the benchmark, our most significant weighting increases during the period were in information technology, utilities and energy. Our biggest cutbacks were in consumer discretionary, consumer staples, materials and financials. Our largest purchases included Columbia Sportswear Company, J.P. Morgan Chase & Co., Occidental Petroleum Corporation and Wachovia Corporation. Our largest sales included Advanced Fibre Communications, Inc., Altria Group, Inc., SAFECO Corporation and Wells Fargo & Co. We believe we are positioned with companies that can provide good earnings delivery and are selling at reasonable prices and are encouraged by recent performance in the portfolio as a reflection of our confidence. At June 30, 2003, our most sizeable overweights were in information technology and health care, while our largest underweights were in telecommunication services and financials.

ECONOMIC ENVIRONMENT

  As for the current market environment, there continues to be a powerful tug-of-war between massive policy reflation and the lingering after-effects of the various shocks that have hit the economy during the past three years. The sharp drop in interest rates and tax cuts have been successful in sustaining consumer spending, but have not yet managed to trigger a rebound in business spending. Corporate executives remain cautious, focused more on cost cutting and balance sheet restructuring than on expanding. Nevertheless, we believe that business confidence should gradually revive in the second half of the year, aided by a continued improvement in profits.

  Deflationary concerns may persist for several more months, but we believe that the odds that the economy will fall into a Japanese-style slump are low. In our opinion, it is far more likely that economic growth will surprise on the upside in the next year as the latest tax cuts take effect and the manufacturing sector responds to the competitive boost from a lower dollar. Recent gains in the stock market suggest that investors are already discounting an improvement in economic activity and earnings. Nonetheless, the rally has further to go on a cyclical basis given that monetary conditions will remain easy for an extended period.

  There is a tendency to presume that monetary policy has been ineffective given the economy's softness during the first half of 2003. Some have argued that if the economy is still growing sluggishly after all the monetary and fiscal stimulus, why should we expect any improvements in the months and quarters ahead. The U.S. economy has endured an extraordinary barrage of negative shocks in recent years, beginning with the bursting of one of the past century's greatest asset bubbles. This was followed by the September 11, 2001 terrorist attacks, a damaging spate of corporate scan-

--------------------------------------------------------------------------------

dals, two wars and a spike in energy prices. Yet, the economy suffered its mildest recession on record in 2000/2001. The economy's performance in the face of so many adverse events reflects the effects of powerful monetary and fiscal stimulus as well as the economy's underlying resilience.

  The Federal Reserve Board's attempts to keep the economy away from deflation have led to a new phase of monetary policy. Having pushed short-term interest rates to 1%, we believe that the Federal Reserve Board is intent on making sure that long-term interest rates stay down until the economy moves on to a more solid foundation. The Federal Reserve Board is trying to convince investors that they need not fear an early tightening in policy, even in the face of an acceleration in economic growth. However, investors know that a sustained move to above-trend economic growth will set the clock ticking for an eventual change in Federal Reserve Board policy. Long-term U.S. Treasury bonds are overvalued at current yields and the market is displaying the characteristic aspects of a bubble. The 10-year yield is unlikely to return to its recent low of 3.1%, but a sustained major selloff is unlikely until investors start to discount a Federal Reserve Board tightening. At that point, there could be a rise in yields as investors exit for the bond market. We believe that the Federal Reserve Board will work hard to ensure that this does not happen for some time in order to keep the housing market firm until business spending recovers.

  The stimulative monetary environment is positive for the stock market. Equity prices became over-bought following their 26% rise between mid-March and mid-June 2003, and it is possible that they could correct further in the near term. Nevertheless, the cyclical rally has further to run. The flow of money out of short-term assets is bound to gather pace as investors lose patience with near-zero returns. The cash mountain has likely peaked, but there is still $5 trillion sitting in money market funds and savings deposits. Some of this money is bound to leak into stocks as greed overtakes fear as the principal emotion guiding investors' asset allocation. Bouyant liquidity is not enough to instill renewed confidence in stocks. There also needs to be enough of an improvement in the earnings outlook to boost investor optimism. Fortunately, that is occurring as Standard & Poor's 500 operating earnings rose by 15% during the past 12 months, and analysts' expectations of forward earnings are creeping higher. Moreover, the quality of earnings is finally improving with negligible write-offs in the first quarter.

MARKET OUTLOOK

  We believe that buoyant liquidity conditions will be the driving force behind market developments in the next several quarters. The Federal Reserve Board will be keeping short-term interest rates far below equilibrium levels in order to "guarantee" stronger economic growth. This liquidity is bound to leak into the markets. Investors will feel increasingly comfortable in taking on more portfolio risk as the economy responds to policy reflation. The equity market will be an obvious beneficiary, but money will also continue to flow into corporate bonds and real estate.

IN CONCLUSION

  We appreciate your investment in Large Cap Value V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Robert C. Doll, Jr.
Robert C. Doll, Jr.
Senior Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                % RETURN
----------------------------------------------------------------------
One Year Ended 6/30/03                                         -4.83%
----------------------------------------------------------------------
Inception (4/23/01) to 6/30/03                                 +0.27
----------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +11.77%        -4.83%
-----------------------------------------------------------------------------------------
Russell 1000 Value Index**                                       +11.57         -1.02
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset value for the period shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged broad-based Index is a subset of the Russell 1000 Index consisting of those Russell 1000 securities with lower price-to-book ratios and have lower forecasted growth values.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                   SHARES                                                                  PERCENT OF
INDUSTRY++                           HELD                     COMMON STOCKS                    VALUE       NET ASSETS
---------------------------------------------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS           31,500       Ryder System, Inc. ........................  $   807,030        1.0%
---------------------------------------------------------------------------------------------------------------------
BEVERAGES                         33,200       Coca-Cola Enterprises Inc. ................      602,580        0.7
                                  25,900       +Constellation Brands, Inc. (Class A)......      813,260        1.0
                                                                                            -----------      -----
                                                                                              1,415,840        1.7
---------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY                     21,000       +Invitrogen Corporation....................      805,770        1.0
                                  11,600       +Genentech, Inc. ..........................      836,592        1.0
                                                                                            -----------      -----
                                                                                              1,642,362        2.0
---------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS                   61,700       J.P. Morgan Chase & Co. ...................    2,108,906        2.5
---------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS                  34,500       Bank of America Corporation................    2,726,535        3.3
                                  27,600       Banknorth Group, Inc. .....................      704,352        0.8
                                   6,300       Charter One Financial, Inc. ...............      196,434        0.2
                                   5,100       First Tennessee National Corporation.......      223,941        0.3
                                  30,000       National City Corporation..................      981,300        1.2
                                  24,300       Popular, Inc. .............................      937,737        1.1
                                  30,600       SouthTrust Corporation.....................      832,320        1.0
                                  67,300       U.S. Bancorp...............................    1,648,850        2.0
                                  43,800       Wachovia Corporation.......................    1,750,248        2.1
                                                                                            -----------      -----
                                                                                             10,001,717       12.0
---------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &             66,600       +Cendant Corporation.......................    1,220,112        1.5
SUPPLIES
                                   6,200       H&R Block, Inc. ...........................      268,150        0.3
                                                                                            -----------      -----
                                                                                              1,488,262        1.8
---------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT          33,000       +Emulex Corporation........................      751,410        0.9
                                  65,000       +Juniper Networks, Inc. ...................      804,050        1.0
                                                                                            -----------      -----
                                                                                              1,555,460        1.9
---------------------------------------------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS           34,900       +Storage Technology Corporation............      898,326        1.1
---------------------------------------------------------------------------------------------------------------------
CONTAINERS & PACKAGING            17,100       Ball Corporation...........................      778,221        0.9
---------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL             39,200       Citigroup Inc. ............................    1,677,760        2.0
SERVICES
                                  17,200       Lehman Brothers Holdings, Inc. ............    1,143,456        1.4
                                                                                            -----------      -----
                                                                                              2,821,216        3.4
---------------------------------------------------------------------------------------------------------------------
DIVERSIFIED                        8,500       Verizon Communications.....................      335,325        0.4
TELECOMMUNICATION SERVICES
---------------------------------------------------------------------------------------------------------------------
ELECTRIC UTILITIES                58,700       +Edison International......................      964,441        1.1
                                  13,900       Entergy Corporation........................      733,642        0.9
                                                                                            -----------      -----
                                                                                              1,698,083        2.0
---------------------------------------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT &            56,600       +Arrow Electronics, Inc. ..................      862,584        1.0
INSTRUMENTS
                                  66,200       PerkinElmer, Inc. .........................      914,222        1.1
                                                                                            -----------      -----
                                                                                              1,776,806        2.1
---------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS                     29,800       +Dean Foods Company........................      938,700        1.1
                                   5,100       General Mills, Inc. .......................      241,791        0.3
                                                                                            -----------      -----
                                                                                              1,180,491        1.4
---------------------------------------------------------------------------------------------------------------------
FOOD & STAPLES RETAILING         191,400       +Rite Aid Corporation......................      851,730        1.0
---------------------------------------------------------------------------------------------------------------------
GAS UTILITIES                     15,000       Kinder Morgan, Inc. .......................      819,750        1.0
---------------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT &           21,500       Bausch & Lomb Incorporated.................      806,250        1.0
SUPPLIES
                                  26,300       Becton, Dickinson and Company..............    1,021,755        1.2
                                  13,300       C.R. Bard, Inc. ...........................      948,423        1.1
                                                                                            -----------      -----
                                                                                              2,776,428        3.3
---------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &           16,800       Aetna Inc. (New Shares)....................    1,011,360        1.2
SERVICES
                                  13,100       +DaVita, Inc. .............................      350,818        0.4
                                  58,300       +Humana Inc. ..............................      880,330        1.0
                                   6,800       Omnicare, Inc. ............................      229,772        0.3
                                   3,700       +WellPoint Health Networks Inc. ...........      311,910        0.4
                                                                                            -----------      -----
                                                                                              2,784,190        3.3
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                   SHARES                                                                  PERCENT OF
INDUSTRY++                           HELD                     COMMON STOCKS                    VALUE       NET ASSETS
---------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS &             22,700       GTECH Holdings Corporation.................  $   854,655        1.0%
LEISURE
---------------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES                11,400       Centex Corporation.........................      886,806        1.1
                                  30,700       D.R. Horton, Inc. .........................      862,670        1.0
                                  17,600       Fortune Brands, Inc. ......................      918,720        1.1
                                  13,000       KB HOME....................................      805,740        1.0
                                  13,000       Lennar Corporation.........................      929,500        1.1
                                  14,100       Pulte Corporation..........................      869,406        1.0
                                  12,900       The Ryland Group, Inc. ....................      895,260        1.1
                                                                                            -----------      -----
                                                                                              6,168,102        7.4
---------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS                11,200       The Procter & Gamble Company...............      998,816        1.2
---------------------------------------------------------------------------------------------------------------------
IT SERVICES                       30,100       +CheckFree Corp. ..........................      837,984        1.0
                                  76,400       +Unisys Corporation........................      938,192        1.1
                                                                                            -----------      -----
                                                                                              1,776,176        2.1
---------------------------------------------------------------------------------------------------------------------
INSURANCE                         17,500       Berkley (W.R.) Corporation.................      922,250        1.1
---------------------------------------------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS      53,000       Hasbro, Inc. ..............................      926,970        1.1
                                   8,500       Mattel, Inc. ..............................      160,820        0.2
                                                                                            -----------      -----
                                                                                              1,087,790        1.3
---------------------------------------------------------------------------------------------------------------------
METALS & MINING                   10,800       +Citizens Communications Company...........      139,212        0.2
---------------------------------------------------------------------------------------------------------------------
MULTI-UTILITIES &                 81,600       +Calpine Corporation.......................      538,560        0.7
UNREGULATED POWER
                                 207,100       Dynegy Inc. (Class A)......................      869,820        1.0
                                  19,800       MDU Resources Group........................      663,102        0.8
                                                                                            -----------      -----
                                                                                              2,071,482        2.5
---------------------------------------------------------------------------------------------------------------------
OFFICE ELECTRONICS                94,400       +Xerox Corporation.........................      999,696        1.2
---------------------------------------------------------------------------------------------------------------------
OIL & GAS                         16,000       Apache Corporation.........................    1,040,960        1.3
                                  15,200       Burlington Resources Inc. .................      821,864        1.0
                                  25,700       ConocoPhillips.............................    1,408,360        1.7
                                  80,500       Exxon Mobil Corporation....................    2,890,755        3.5
                                  38,600       Marathon Oil Corporation...................    1,017,110        1.2
                                  30,500       Occidental Petroleum Corporation...........    1,023,275        1.2
                                  20,400       Pogo Producing Company.....................      872,100        1.0
                                  23,200       Sunoco, Inc. ..............................      875,568        1.1
                                  23,600       Valero Energy Corporation..................      857,388        1.0
                                                                                            -----------      -----
                                                                                             10,807,380       13.0
---------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS                   14,700       Medicis Pharmaceutical (Class A)...........      833,490        1.0
                                  30,700       Merck & Co., Inc. .........................    1,858,885        2.2
                                  40,300       +SICOR Inc. ...............................      819,702        1.0
                                  23,000       +Watson Pharmaceuticals, Inc. .............      928,510        1.1
                                                                                            -----------      -----
                                                                                              4,440,587        5.3
---------------------------------------------------------------------------------------------------------------------
ROAD & RAIL                        6,900       CSX Corporation............................      207,621        0.2
                                  46,400       Norfolk Southern Corporation...............      890,880        1.1
                                                                                            -----------      -----
                                                                                              1,098,501        1.3
---------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS &                  64,000       +Amkor Technology, Inc. ...................      840,960        1.0
SEMICONDUCTOR EQUIPMENT
                                  42,200       +National Semiconductor Corporation........      832,184        1.0
                                                                                            -----------      -----
                                                                                              1,673,144        2.0
---------------------------------------------------------------------------------------------------------------------
SOFTWARE                          37,000       +Macromedia, Inc. .........................      778,480        0.9
                                  33,400       +VERITAS Software Corporation..............      957,578        1.2
                                                                                            -----------      -----
                                                                                              1,736,058        2.1
---------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL                  55,900       +AutoNation, Inc. .........................      878,748        1.1
                                   3,500       +AutoZone, Inc. ...........................      265,895        0.3
                                  44,700       Blockbuster Inc. (Class A).................      753,195        0.9
                                  65,400       Foot Locker, Inc. .........................      866,550        1.0
                                                                                            -----------      -----
                                                                                              2,764,388        3.3
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                   SHARES                                                                  PERCENT OF
INDUSTRY++                           HELD                     COMMON STOCKS                    VALUE       NET ASSETS
---------------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY        16,400       +Columbia Sportswear Company...............  $   843,124        1.0%
GOODS
                                  26,600       Liz Claiborne, Inc. .......................      937,650        1.1
                                  26,700       +Reebok International Ltd. ................      897,921        1.1
                                                                                            -----------      -----
                                                                                              2,678,695        3.2
---------------------------------------------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE        14,400       Countrywide Credit Industries, Inc. .......    1,001,808        1.2
                                  12,000       Golden West Financial Corporation..........      960,120        1.2
                                  18,000       GreenPoint Financial Corp. ................      916,920        1.1
                                  29,500       Independence Community Bank Corp. .........      832,490        1.0
                                  32,300       New York Community Bancorp, Inc. ..........      939,607        1.1
                                  38,000       Washington Mutual, Inc. ...................    1,569,400        1.9
                                   7,100       Webster Financial Corporation..............      268,380        0.3
                                                                                            -----------      -----
                                                                                              6,488,725        7.8
---------------------------------------------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION       120,100       +AT&T Wireless Services Inc. ..............      986,021        1.2
SERVICES
---------------------------------------------------------------------------------------------------------------------
                                               TOTAL COMMON STOCKS
                                               (COST--$73,192,471)........................   83,431,821      100.0
---------------------------------------------------------------------------------------------------------------------
                               BENEFICIAL
                                INTEREST/
                              SHARES HELD                 SHORT-TERM SECURITIES
---------------------------------------------------------------------------------------------------------------------
                              $1,134,299       Merrill Lynch Liquidity Series, LLC Money
                                                 Market Series(a)(b)......................    1,134,299        1.4
                                 756,201       Merrill Lynch Premier Institutional
                                                 Fund(a)(b)...............................      756,201        0.9
---------------------------------------------------------------------------------------------------------------------
                                               TOTAL SHORT-TERM SECURITIES
                                               (COST--$1,890,500)                             1,890,500        2.3
---------------------------------------------------------------------------------------------------------------------
                                               TOTAL INVESTMENTS (COST--$75,082,971)......   85,322,321      102.3
                                               LIABILITIES IN EXCESS OF OTHER ASSETS......   (1,885,402)      (2.3)
                                                                                            -----------      -----
                                               NET ASSETS.................................  $83,436,919      100.0%
                                                                                            ===========      =====
---------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

--------------------------------------------------------------------------------------------
                                                                 NET       DIVIDEND/INTEREST
AFFILIATE                                                      ACTIVITY      INCOME
--------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $1,134,299        $1,143
Merrill Lynch Premier Institutional Fund....................     756,201        $  671
--------------------------------------------------------------------------------------------

(b) Security was purchased with the cash proceeds from securities loans.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $1,796,970) (identified cost--$75,082,971)................                 $85,322,321
Receivables:
  Securities sold...........................................  $ 2,236,730
  Capital shares sold.......................................      163,488
  Dividends.................................................       64,411
  Interest..................................................          335      2,464,964
                                                              -----------
Prepaid expenses............................................                         136
                                                                             -----------
Total assets................................................                  87,787,421
                                                                             -----------
-----------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                   1,890,500
Payables:
  Securities purchased......................................    2,149,396
  Custodian bank............................................      171,609
  Capital shares redeemed...................................       77,725
  Investment adviser........................................       52,999
  Other affiliates..........................................        1,259      2,452,988
                                                              -----------
Accrued expenses............................................                       7,014
                                                                             -----------
Total liabilities...........................................                   4,350,502
                                                                             -----------
-----------------------------------------------------------------------------------------
NET ASSETS..................................................                 $83,436,919
                                                                             ===========
-----------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                 $   836,634
Paid-in capital in excess of par............................                  81,762,521
Undistributed investment income--net........................  $   215,532
Accumulated realized capital losses on investments--net.....   (9,617,118)
Unrealized appreciation on investments--net.................   10,239,350
                                                              -----------
Total accumulated earnings--net.............................                     837,764
                                                                             -----------
NET ASSETS..................................................                 $83,436,919
                                                                             ===========
-----------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $83,436,919 and 8,366,335
  shares outstanding........................................                 $      9.97
                                                                             ===========
-----------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends...................................................              $   538,995
Securities lending--net.....................................                    1,814
Interest....................................................                    1,416
                                                                          -----------
Total income................................................                  542,225
                                                                          -----------
--------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $270,557
Accounting services.........................................    13,065
Professional fees...........................................     7,801
Custodian fees..............................................     7,297
Printing and shareholder reports............................     3,724
Transfer agent fees.........................................     2,597
Directors' fees and expenses................................     2,475
Pricing services............................................       453
Other.......................................................     3,618
                                                              --------
Total expenses..............................................                  311,587
                                                                          -----------
Investment income--net......................................                  230,638
                                                                          -----------
--------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized loss on investments--net...........................               (3,469,244)
Change in unrealized appreciation/depreciation on
  investments--net..........................................               11,996,156
                                                                          -----------
Total realized and unrealized gain on investments--net......                8,526,912
                                                                          -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........              $ 8,757,550
                                                                          ===========
--------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $   230,638        $   327,273
Realized loss on investments--net...........................   (3,469,244)        (5,753,158)
Change in unrealized appreciation/depreciation on
  investments--net..........................................   11,996,156         (2,390,363)
                                                              -----------        -----------
Net increase (decrease) in net assets resulting from
  operations................................................    8,757,550         (7,816,248)
                                                              -----------        -----------
-----------------------------------------------------------------------------------------------
DIVIDENDS TO SHAREHOLDERS:
Dividends to Class A shareholders from investment
  income--net...............................................           --           (350,005)
                                                              -----------        -----------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net increase in net assets derived from capital share
  transactions..............................................    5,904,827         60,838,128
                                                              -----------        -----------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total increase in net assets................................   14,662,377         52,671,875
Beginning of period.........................................   68,774,542         16,102,667
                                                              -----------        -----------
End of period*..............................................  $83,436,919        $68,774,542
                                                              ===========        ===========
-----------------------------------------------------------------------------------------------
* Undistributed (accumulated distributions in excess of)
  investment income--net....................................  $   215,532        $   (15,106)
                                                              ===========        ===========
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                  CLASS A
                                                              -----------------------------------------------
THE FOLLOWING PER SHARE DATA AND RATIOS HAVE                  FOR THE SIX     FOR THE YEAR    FOR THE PERIOD
BEEN DERIVED FROM INFORMATION PROVIDED IN THE                 MONTHS ENDED       ENDED        APRIL 23, 2001+
FINANCIAL STATEMENTS.                                           JUNE 30,      DECEMBER 31,    TO DECEMBER 31,
INCREASE (DECREASE) IN NET ASSET VALUE:                           2003            2002             2001
-------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period........................    $  8.92         $ 10.26           $ 10.00
                                                                -------         -------           -------
Investment income--net......................................        .03++           .08++             .02
Realized and unrealized gain (loss) on investments--net.....       1.02           (1.37)              .28
                                                                -------         -------           -------
Total from investment operations............................       1.05           (1.29)              .30
                                                                -------         -------           -------
Less dividends from investment income--net..................         --            (.05)             (.04)
                                                                -------         -------           -------
Net asset value, end of period..............................    $  9.97         $  8.92           $ 10.26
                                                                =======         =======           =======
-------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share..........................     11.77%++++     (12.62%)            2.99%++++
                                                                =======         =======           =======
-------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses, net of waiver.....................................       .86%*           .95%             1.25%*
                                                                =======         =======           =======
Expenses....................................................       .86%*           .95%             1.65%*
                                                                =======         =======           =======
Investment income--net......................................       .64%*           .81%              .64%*
                                                                =======         =======           =======
-------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)....................    $83,437         $68,775           $16,103
                                                                =======         =======           =======
Portfolio turnover..........................................     72.58%         101.99%            64.52%
                                                                =======         =======           =======
-------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses. The
   Company's Investment Adviser waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.

+  Commencement of operations.

++ Based on average shares outstanding.

++++ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--LARGE CAP VALUE V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company ("MLLIC"), ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Large Cap Value V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked to market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold

--------------------------------------------------------------------------------

through an exercise of an option, the related premium paid or received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it receives a fee from the borrower. The Fund typically receives the income on the loaned securities, but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of

--------------------------------------------------------------------------------

losses on investments made with cash collateral.

  (i) Custodian bank - The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft which resulted from management estimates of available cash.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .75% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $330,000 to MLPF&S or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $953 in securities lending agent fees from the Fund.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $881 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $58,862,399 and $52,877,319, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized gains as of June 30, 2003 were as follows:

------------------------------------------------------------------
                                          Realized     Unrealized
                                           Losses         Gains
------------------------------------------------------------------
Long-term investments..................  $(3,469,244)  $10,239,350
                                         -----------   -----------
Total..................................  $(3,469,244)  $10,239,350
                                         ===========   ===========
------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $9,955,261, of which $10,833,779 related to appreciated securities and $878,518 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $75,367,060.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-----------------------------------------------------------------
Class A Shares for the Six Months Ended                 Dollar
June 30, 2003                             Shares        Amount
-----------------------------------------------------------------
Shares sold............................  1,237,538    $11,286,862
Shares redeemed........................   (580,095)    (5,382,035)
                                         ---------    -----------
Net increase...........................    657,443    $ 5,904,827
                                         =========    ===========
-----------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                         Shares        Amount
-----------------------------------------------------------------
Shares sold...........................   7,056,874    $69,816,160
Shares issued to shareholders in
 reinvestment of dividends............      39,194        350,005
                                        ----------    -----------
Total issued..........................   7,096,068     70,166,165
Shares redeemed.......................    (956,787)    (9,328,037)
                                        ----------    -----------
Net increase..........................   6,139,281    $60,838,128
                                        ==========    ===========
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a

--------------------------------------------------------------------------------

$500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $3,568,704, of which $217,611 expires in 2009 and $3,351,093 expires in 2010.
This amount will be available to offset like amounts of any future taxable gains.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, Reserve Assets V.I. Fund's Class A Shares had a net annualized yield of .61%. As of June 30, 2003, the Fund had a 7-day yield of .46%. The Fund's average portfolio maturity at June 30, 2003 was 57 days, compared to 50 days at December 31, 2002.

THE ENVIRONMENT

  During the six-month period ended June 30, 2003, U.S. economic activity slowed as consumer and business spending came to a standstill, a result of global uncertainties due to the war with Iraq. Gross domestic product for the first quarter of 2003 grew at only 1.4%, remaining unchanged from the disappointing fourth quarter 2002 figure. Employment data remained weak and corporations have been trimming expenses to achieve profitability, but few have seen top-line growth. The expected increase in business capital expenditures has not yet materialized, as there is still overcapacity in many sectors. On the positive side, low mortgage rates supported the strength in the housing market and mortgage refinancing provided consumers with some financial flexibility.
  On June 25, 2003, the Federal Reserve Board again cut interest rates by 25 basis points (.25%) to 1%, bringing the Federal Funds rate to its lowest level since July 1958. While the Federal Reserve Board lowered interest rates, accompanying statements that "growth risks are balanced" resulted in a sell-off in the U.S. Treasury markets. The move to cut interest rates appears to be more about concerns over deflation than a necessary boost for the economy, which has shown signs of improvement from the first quarter of 2003.

PORTFOLIO MATTERS

  While the portfolio's duration and composition remained relatively unchanged since year end, volatile swings in financial markets created distinct buying and selling opportunities during the last quarter. With the six-month and one-year sectors of the curve relatively flat, we focused our buying in the much steeper sectors of 18 months and two years, which endured the brunt of the selling pressure during these swings. Variable rate product enabled us to have greater flexibility in our fixed rate purchases, as we had adequate protection against higher interest rates to compensate for the additional interest rate exposure we were willing to incur.

  Believing the Federal Reserve Board must assure a sustainable recovery, it is our opinion that interest rates should remain unchanged at least through the end of 2003. With that in mind, we continue to view a sell-off in the market as a buying opportunity, although, in the weeks ahead, we believe the market may be vulnerable as the economy receives a boost from President Bush's tax-cut plan.

  The Fund's composition at the end of June and as of our last report to shareholders is detailed below:

                                      6/30/03   12/31/02
                                      -------   --------
Bank Notes..........................     5.1%       --
Certificates of Deposit.............      --       1.7%
Certificates of Deposit--Yankee.....     3.8       5.0
Commercial Paper....................    56.2      66.2
Corporate Notes.....................     6.8       7.9
Funding Agreements..................     4.2       4.1
Municipal Bonds.....................      --       0.8
U.S. Government, Agency &
  Instrumentality
Obligations--Discount...............      --       0.3
U.S. Government, Agency &
  Instrumentality
Obligations--Non-Discount...........    22.6      17.2
Other Assets Less Liabilities.......     1.3        --
Liabilities in Excess of Other
  Assets............................      --      (3.2)
                                       -----     -----
Total...............................   100.0%    100.0%
                                       =====     =====

IN CONCLUSION

  On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Domestic Money Market V.I. Fund of Merrill Lynch Variable Series Funds, Inc. will acquire all of the assets and will assume all of the liabilities of the Fund in exchange for newly issued shares of Domestic Money Market V.I. Fund.

  We appreciate your investment in Reserve Assets V.I. Fund of Merrill Lynch Variable Series Funds, Inc.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Jacqueline Rogers
Jacqueline Rogers
Vice President and Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                  FACE                                               INTEREST     MATURITY
                                 AMOUNT                       ISSUE                   RATE*         DATE        VALUE
------------------------------------------------------------------------------------------------------------------------
BANK NOTES--5.1%              $    500,000      KeyBank NA+......................     1.08 %      8/01/2003  $   500,173
                                   100,000      National City Bank of Ohio+......     1.25        2/26/2004      100,066
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL BANK NOTES
                                                (COST--$600,239)                                                 600,239
------------------------------------------------------------------------------------------------------------------------
CERTIFICATES OF                    100,000      Canadian Imperial Bank of
DEPOSIT--YANKEE--3.8%                             Commerce.......................     2.17        7/14/2003      100,033
                                   250,000      Nordeu Bank Finland+.............     1.235       9/09/2003      249,993
                                   100,000      Toronto-Dominion Bank............     1.25        8/14/2003      100,029
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL CERTIFICATES OF
                                                DEPOSIT--YANKEE
                                                (COST--$449,994)                                                 450,055
------------------------------------------------------------------------------------------------------------------------
COMMERCIAL PAPER--56.2%            300,000      ANZ (Delaware), Inc..............     1.25        7/02/2003      299,989
                                   450,000      Amstel Funding Corp..............     1.26        7/07/2003      449,905
                                   145,000      BMW US Capital Group.............     1.21        7/25/2003      144,883
                                   550,000      Blue Ridge Asset Funding Corp....     1.02        7/14/2003      549,797
                                   400,000      CBA (Delaware) Finance...........     1.26        7/08/2003      399,902
                                   250,000      Caterpillar Financial Services
                                                  Corp...........................     1.12       10/02/2003      249,314
                                   120,000      Den Danske Bank A/S..............     1.21        7/10/2003      119,967
                                   340,000      Den Danske Bank A/S..............     1.04        9/30/2003      339,087
                                   350,000      Eureka Securitization Inc........     1.21        8/05/2003      349,588
                                   250,000      Goldman Sachs Group, Inc.+.......     1.29       10/09/2003      249,263
                                   450,000      HBOS Treasury Services...........     1.13        8/18/2003      449,370
                                   300,000      Lloyds TSB Bank PLC..............     1.28        7/29/2003      299,713
                                   384,000      Mont Blanc Capital Corp..........     1.01        7/21/2003      383,785
                                   301,000      PB Finance (Delaware)............     1.22        8/14/2003      300,611
                                   245,000      PB Finance (Delaware)............     1.152       8/15/2003      244,676
                                   500,000      Rio Tinto Limited................     1.20        7/11/2003      499,826
                                   250,000      San Paolo IMI US Financial
                                                  Company........................     1.22        7/02/2003      249,991
                                   300,000      Sheffield Receivables
                                                  Corporation....................     1.05        7/28/2003      299,759
                                   280,000      UBS Finance (Delaware) Inc.......     1.31        7/01/2003      280,000
                                   220,000      UBS Finance (Delaware) Inc.......     1.05        7/28/2003      219,827
                                   253,000      Westpac Capital Corp.............     1.25        7/09/2003      252,930
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL COMMERCIAL PAPER
                                                (COST--$6,632,777)                                             6,632,183
------------------------------------------------------------------------------------------------------------------------
CORPORATE NOTES--6.8%              250,000      General Electric Capital
                                                  Corp.+.........................     1.37       11/03/2003      250,141
                                   195,000      General Electric Capital
                                                  Corp.+.........................     1.17        7/16/2004      195,000
                                   100,000      Goldman Sachs Group, Inc.+.......     1.539       7/13/2004      100,000
                                   250,000      Morgan Stanley Group, Inc.+......     1.28        7/15/2004      250,000
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL CORPORATE NOTES
                                                (COST--$795,061)                                                 795,141
------------------------------------------------------------------------------------------------------------------------
FUNDING AGREEMENTS--4.2%           500,000      Monumental Life Insurance
                                                  Company+.......................     1.48        5/24/2004      500,000
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL FUNDING AGREEMENTS
                                                (COST--$500,000)                                                 500,000
------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT, AGENCY &          100,000      Federal Farm Credit Bank+........     0.978       2/21/2006       99,947
INSTRUMENTALITY
OBLIGATIONS--
NON-DISCOUNT--22.6%

                                   200,000      Federal Home Loan Bank+..........     1.11       11/07/2003      200,037
                                   100,000      Federal Home Loan Bank+..........     1.11       12/04/2003      100,029
                                   100,000      Federal Home Loan Bank+..........     1.114       1/02/2004      100,007
                                   400,000      Federal Home Loan Bank+..........     1.193       1/06/2004      399,922
                                    50,000      Federal Home Loan Bank...........     1.40        5/10/2004       50,006
                                   100,000      Federal Home Loan Bank...........     1.40        5/28/2004      100,031
                                   100,000      Federal Home Loan Bank+..........     1.01        8/19/2004       99,977
                                   200,000      Federal Home Loan Bank...........     2.00       11/15/2004      202,125
                                   100,000      Federal Home Loan Bank...........     4.375       2/15/2005      104,899
                                    30,000      Federal Home Loan Bank...........     1.42        6/30/2005       29,977

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                  FACE                                               INTEREST     MATURITY
                                 AMOUNT                       ISSUE                   RATE*         DATE        VALUE
------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT, AGENCY &
INSTRUMENTALITY
OBLIGATIONS--NON-DISCOUNT
(CONCLUDED)

                              $     75,000      Federal Home Loan Mortgage
                                                  Corporation....................     3.25 %      1/15/2004  $    75,880
                                    25,000      Federal Home Loan Mortgage
                                                  Corporation....................     3.75        4/15/2004       25,516
                                    30,000      Federal Home Loan Mortgage
                                                  Corporation....................     2.125       4/28/2005       30,094
                                    55,000      Federal Home Loan Mortgage
                                                  Corporation....................     1.75        5/15/2005       55,423
                                   100,000      Federal National Mortgage
                                                  Association....................     4.00        8/15/2003      100,357
                                   300,000      Federal National Mortgage
                                                  Association+...................     1.07        1/14/2004      300,115
                                   100,000      Federal National Mortgage
                                                  Association....................     1.30        6/28/2004      100,031
                                    50,000      Federal National Mortgage
                                                  Association....................     2.46        8/19/2004       50,090
                                    40,000      Federal National Mortgage
                                                  Association....................     2.50       10/01/2004       40,136
                                   200,000      Federal National Mortgage
                                                  Association+...................     1.00       10/28/2004      199,920
                                    25,000      Federal National Mortgage
                                                  Association....................     2.00        4/22/2005       25,070
                                   150,000      Student Loan Marketing
                                                  Association+...................     1.05        2/12/2004      149,982
                                    25,000      U.S. Treasury Notes..............     2.125       8/31/2004       25,306
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL U.S. GOVERNMENT, AGENCY & INSTRUMENTALITY
                                                OBLIGATIONS--NON-DISCOUNT
                                                (COST--$2,661,447)                                             2,664,877
------------------------------------------------------------------------------------------------------------------------
                                                TOTAL INVESTMENTS
                                                (COST--$11,639,518)--98.7%.......                             11,642,495
                                                OTHER ASSETS LESS
                                                LIABILITIES--1.3%................                                148,925
                                                                                                             -----------
                                                NET ASSETS--100.0%...............                            $11,791,420
                                                                                                             ===========
------------------------------------------------------------------------------------------------------------------------

* Commercial Paper and certain U.S. Government, Agency & Instrumentality Obligations are traded on a discount basis; the interest rates shown reflect the discount rates paid at the time of purchase by the Fund. Other securities bear interest at the rates shown, payable at fixed dates or upon maturity. The interest rates on variable rate securities are adjusted periodically based upon appropriate indexes; the interest rates shown are the rates in effect at June 30, 2003.

+   Variable rate notes.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost--$11,639,518*).......              $11,642,495
Receivables:
  Capital shares sold.......................................  $140,569
  Interest..................................................    15,993        156,562
                                                              --------
Prepaid expenses and other assets...........................                  500,265
                                                                          -----------
Total assets................................................               12,299,322
                                                                          -----------
--------------------------------------------------------------------------------------
LIABILITIES:
Payables:
  Custodian bank............................................   491,977
  Capital shares redeemed...................................     7,516
  Investment adviser........................................     4,642
  Other affiliates..........................................       902        505,037
                                                              --------
Accrued expenses............................................                    2,865
                                                                          -----------
Total liabilities...........................................                  507,902
                                                                          -----------
--------------------------------------------------------------------------------------
NET ASSETS..................................................              $11,791,420
                                                                          ===========
--------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 500,000,000
  shares authorized+........................................              $ 1,178,844
Paid-in capital in excess of par............................               10,609,599
Unrealized appreciation on investments--net.................                    2,977
                                                                          -----------
NET ASSETS..................................................              $11,791,420
                                                                          ===========
--------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $11,791,420 and 11,788,443
  shares outstanding........................................              $      1.00
                                                                          ===========
--------------------------------------------------------------------------------------

* Cost for Federal income tax purposes. At June 30, 2003, net unrealized appreciation for Federal income tax purposes amounted to $2,977, of which $3,763 related to appreciated securities and $786 related to depreciated securities.

+ The Fund is also authorized to issue 500,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Interest and discount earned................................             $82,626
---------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $29,428
Professional fees...........................................    4,615
Custodian fees..............................................    4,345
Transfer agent fees.........................................    2,515
Accounting services.........................................    2,066
Pricing services............................................      632
Printing and shareholder reports............................      584
Directors' fees and expenses................................      430
Other.......................................................    2,364
                                                              -------
Total expenses..............................................              46,979
                                                                         -------
Investment income--net......................................              35,647
                                                                         -------
---------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized gain on investments--net...........................                   9
Change in unrealized appreciation on investments--net.......              (3,372)
                                                                         -------
Total realized and unrealized loss on investments--net......              (3,363)
                                                                         -------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........             $32,284
                                                                         =======
---------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $    35,647        $   165,631
Realized gain on investments--net...........................            9                795
Change in unrealized appreciation on investments--net.......       (3,372)            (9,827)
                                                              -----------        -----------
Net increase in net assets resulting from operations........       32,284            156,599
                                                              -----------        -----------
-----------------------------------------------------------------------------------------------
DIVIDENDS & DISTRIBUTIONS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................      (35,647)          (165,631)
Realized gain on investments--net:
  Class A...................................................           (9)              (795)
                                                              -----------        -----------
Net decrease in net assets resulting from dividends and
  distributions to shareholders.............................      (35,656)          (166,426)
                                                              -----------        -----------
-----------------------------------------------------------------------------------------------
CLASS A CAPITAL SHARE TRANSACTIONS:
Net proceeds from sale of shares............................    1,841,663          2,072,526
Net asset value of shares issued to shareholders in
  reinvestment of dividends and distributions...............       35,574            166,431
                                                              -----------        -----------
                                                                1,877,237          2,238,957
Cost of shares redeemed.....................................   (2,159,435)        (5,043,133)
                                                              -----------        -----------
Net decrease in net assets derived from capital share
  transactions..............................................     (282,198)        (2,804,176)
                                                              -----------        -----------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total decrease in net assets................................     (285,570)        (2,814,003)
Beginning of period.........................................   12,076,990         14,890,993
                                                              -----------        -----------
End of period...............................................  $11,791,420        $12,076,990
                                                              ===========        ===========
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                        CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                         -------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                           FOR THE SIX
                                                                MONTHS ENDED       FOR THE YEAR ENDED DECEMBER 31,
                                                                  JUNE 30,     ----------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                             2003        2002       2001       2000       1999
-----------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period........................      $  1.00      $  1.00    $  1.00    $  1.00    $  1.00
                                                                  -------      -------    -------    -------    -------
Investment income--net......................................        .0030        .0122      .0371      .0574      .0464
Realized and unrealized gain (loss) on investments--net.....       (.0003)      (.0006)     .0011      .0008     (.0006)
                                                                  -------      -------    -------    -------    -------
Total from investment operations............................        .0027        .0116      .0382      .0582      .0458
                                                                  -------      -------    -------    -------    -------
Less dividends and distributions:
  Investment income--net....................................       (.0030)      (.0122)    (.0371)    (.0574)    (.0464)
  Realized gain on investments--net.........................           --+      (.0001)    (.0002)        --     (.0001)
                                                                  -------      -------    -------    -------    -------
Total dividends and distributions...........................       (.0030)      (.0123)    (.0373)    (.0574)    (.0465)
                                                                  -------      -------    -------    -------    -------
Net asset value, end of period..............................      $  1.00      $  1.00    $  1.00    $  1.00    $  1.00
                                                                  =======      =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share..........................         .61%*       1.23%      3.79%      5.86%      4.76%
                                                                  =======      =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses....................................................         .80%*        .80%       .78%       .68%       .65%
                                                                  =======      =======    =======    =======    =======
Investment income and realized gain on investments--net.....         .61%*       1.24%      3.79%      5.73%      4.66%
                                                                  =======      =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)....................      $11,791      $12,077    $14,891    $17,822    $20,933
                                                                  =======      =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Amount is less than $.0001 per share.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--RESERVE ASSETS V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Reserve Assets V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities with remaining maturities of greater than sixty days, for which market quotations are readily available, are valued at market value. As securities transition from sixty-one to sixty days to maturity, the difference between the valuation existing on the sixty-first day before maturity and maturity value is amortized on a straight-line basis to maturity. Securities maturing sixty days or less from their date of acquisition are valued at amortized cost, which approximates market value. For the purposes of valuation, the maturity of a variable rate security is deemed to be the next coupon date on which the interest rate is to be adjusted. Other investments for which market quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Company's Board of Directors.

  (b) Repurchase agreements--The Fund invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additions to such securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

  (c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

  (d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income (including amortization of premium and discount earned) is recognized on the accrual basis.

  (e) Dividends and distributions--The Fund declares dividends daily and reinvests monthly such dividends (net of non-resident alien tax and backup withholding tax) in additional shares of beneficial interest at net asset value. Dividends and distributions are declared from the total of net investment income and net realized gain or loss on investments.

  (f) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (g) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft which resulted from a failed trade which settled the next day.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the following annual rates: .500%

--------------------------------------------------------------------------------

of the Fund's average daily net assets not exceeding $500 million; .425% of average daily net assets in excess of $500 million but not exceeding $750 million; .375% of average daily net assets in excess of $750 million but not exceeding $1 billion; .350% of average daily net assets in excess of $1 billion but not exceeding $1.5 billion; .325% of average daily net assets in excess of $1.5 billion but not exceeding $2 billion; .300% of average daily net assets in excess of $2 billion but not exceeding $2.5 billion and .275% of average daily net assets in excess of $2.5 billion.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement which limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $139 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, FDS, FAMD, and/or ML & Co.

3. CAPITAL SHARE TRANSACTIONS:

The number of shares sold, reinvested and redeemed during the periods corresponds to the amounts included in the Statements of Changes in Net Assets for net proceeds from sale of shares, value of shares reinvested and cost of shares redeemed, respectively, since shares are recorded at $1.00 per share.

4. REORGANIZATION PLAN:

On July 7, 2003, the Company's Board of Directors approved a plan of reorganization, subject to shareholder approval and certain other conditions, whereby Domestic Money Market V.I. Fund will acquire all of the assets and will assume all of the liabilities of the Fund in exchange for newly issued shares of Domestic Money Market V.I. Fund.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six months ended June 30, 2003, the Fund's Class A and Class B Shares had total returns of +15.43% and +15.33%, respectively. These results trailed the Fund's benchmark, the unmanaged Russell 2000 Index, which returned +17.88% for the same six-month period.

PORTFOLIO MATTERS

  Small-capitalization stocks rallied sharply and performed significantly ahead of large-capitalization stocks during the six-month period ended June 30, 2003. The market favored small companies, and stocks with market caps of less than $500 million performed the best. The Russell 2000 Index rose 17.88%, but without the stocks under $500 million in market cap the increase would have been only 9.3% for the six-month period. Moreover, high-multiple stocks outperformed low-multiple stocks, and the unprofitable companies in the Russell 2000 Index rose 33% in the period.

  The Fund's cash holdings hindered performance in a sharply rising equity environment. Investments in the industrials sector also detracted from performance in an environment that favored companies with aggressive growth characteristics. In terms of stock selection, the Fund's technology holdings performed better than comparable companies in the Russell 2000 Index, while holdings in the industrials sector performed worse.

  Stocks that most benefited the Fund's six-month results included Symbol Technologies, Inc., Paxson Communications Corporation and Vignette Corporation. Shares of Symbol Technologies, a global leader in enterprise mobility solutions, appreciated 58% in the six-month period as the company announced important management changes and revenue growth expectations increased. Paxson Communications, an owner and operator of broadcast television stations, performed well in the period as the Federal Communications Commission moved to relax media ownership restrictions. Shares of Vignette Corporation, an application software provider, appreciated more than 95% in the period. Vignette posted better-than-expected license revenue growth and guided expectations toward an operating profit later this year. Fund performance during the period was hindered by investments in CNF Transportation Inc., a freight and logistics provider, and Paxar Corporation, a manufacturer of identification and tracking systems. We continue to hold both positions as we believe their long-term prospects are not fully reflected in the current low valuation levels.

  At June 30, 2003, the Fund's largest absolute industry commitment was in the information technology sector at approximately 18.5% of net assets, followed by industrials at about 18.1% and financials at 13.7%. The Fund is overweighted in the industrials sector relative to the Russell 2000 Index and underweighted in the financial services sector. The Fund's industry weights reflect our positive outlook for the U.S. economy and expectations that economically sensitive areas will outperform the overall market during the coming months.

IN CONCLUSION

  We thank you for your continued investment in Small Cap Value V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to reviewing our outlook and strategy with you again in our annual report to shareholders.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ R. Elise Baum
R. Elise Baum
Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           - 3.16%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         + 8.43
--------------------------------------------------------------------------
Ten Years Ended 6/30/03                                          +12.14
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS B SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           -3.27%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         +8.27
--------------------------------------------------------------------------
Inception (10/23/97) through 6/30/03                             +6.77
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
                    AS OF JUNE 30, 2003                       TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +15.43%        -3.16%
-----------------------------------------------------------------------------------------
Class B Shares*                                                  +15.33         -3.27
-----------------------------------------------------------------------------------------
Russell 2000 Index**                                             +17.88         -1.64
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged Index is comprised of approximately 2,000 smaller-capitalization common stocks from various industrial sectors.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

                                     SHARES                                                            PERCENT OF
INDUSTRY++                             HELD                 COMMON STOCKS                  VALUE       NET ASSETS
-----------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE                 144,700      Precision Castparts Corp. ..........  $  4,500,170        0.9%
                                     89,200      Raytheon Company....................     2,929,328        0.6
                                    307,800      +Triumph Group, Inc. ...............     8,670,726        1.7
                                                                                       ------------      -----
                                                                                         16,100,224        3.2
-----------------------------------------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS             377,500      CNF Transportation Inc. ............     9,580,950        1.9
-----------------------------------------------------------------------------------------------------------------
AUTO COMPONENTS                     314,700      Intermet Corporation................     1,060,539        0.2
                                    213,700      +Shiloh Industries, Inc. ...........       690,251        0.1
                                                                                       ------------      -----
                                                                                          1,750,790        0.3
-----------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY                       150,600      +Applera Corporation--Celera
                                                   Genomics Group....................     1,554,192        0.3
                                    102,700      +Diversa Corporation................     1,009,541        0.2
                                    486,300      +Incyte Genomics, Inc. .............     2,256,432        0.4
                                     72,500      +Isis Pharmaceuticals, Inc. ........       384,250        0.1
                                    261,600      +Maxygen Inc. ......................     2,869,752        0.6
                                    382,600      +Medarex, Inc. .....................     2,521,334        0.5
                                    164,000      +Millennium Pharmaceuticals,
                                                   Inc. .............................     2,579,720        0.5
                                    122,000      +Vertex Pharmaceuticals
                                                   Incorporated......................     1,781,200        0.4
                                    481,600      +Vical Incorporated.................     2,094,960        0.4
                                                                                       ------------      -----
                                                                                         17,051,381        3.4
-----------------------------------------------------------------------------------------------------------------
BUILDING PRODUCTS                   246,000      ElkCorp.............................     5,535,000        1.1
-----------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS                   1,229,700      +Knight Trading Group, Inc. ........     7,648,734        1.5
-----------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS                    171,600      Bank of Hawaii Corporation..........     5,688,540        1.1
                                    366,600      Banknorth Group, Inc. ..............     9,355,632        1.9
                                    184,500      The Colonial BancGroup, Inc. .......     2,559,015        0.5
                                    137,300      Compass Bancshares, Inc. ...........     4,795,889        0.9
                                    216,500      First Midwest Bancorp, Inc. ........     6,237,365        1.2
                                     40,800      Provident Financial Services,
                                                   Inc. .............................       777,240        0.2
                                                                                       ------------      -----
                                                                                         29,413,681        5.8
-----------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES &               163,900      +Ambassadors International, Inc. ...     1,968,439        0.4
SUPPLIES
                                    162,800      +Cornell Companies, Inc. ...........     2,464,792        0.5
                                     86,200      G & K Services, Inc. (Class A)......     2,551,520        0.5
                                     90,800      NDCHealth Corporation...............     1,666,180        0.3
                                    115,555      +On Assignment, Inc. ...............       462,220        0.1
                                    281,500      +Valassis Communications, Inc. .....     7,240,180        1.4
                                                                                       ------------      -----
                                                                                         16,353,331        3.2
-----------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT            279,307      +Proxim Corporation (Class A).......       407,788        0.1
-----------------------------------------------------------------------------------------------------------------
CONSTRUCTION & ENGINEERING           70,600      Fluor Corporation...................     2,374,984        0.5
-----------------------------------------------------------------------------------------------------------------
CONSTRUCTION MATERIALS              219,400      Martin Marietta Materials, Inc. ....     7,374,034        1.5
-----------------------------------------------------------------------------------------------------------------
CONTAINERS & PACKAGING              410,300      +Smurfit-Stone Container
                                                   Corporation.......................     5,346,209        1.1
-----------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL               223,000      Financial Select Sector SPDR Fund...     5,474,650        1.1
SERVICES
                                     20,200      iShares Russell 2000 Index Fund.....     1,795,780        0.4
                                     66,100      iShares S&P SmallCap 600 Index
                                                   Fund..............................     7,247,865        1.4
                                     52,100      S&P 500 Depositary Receipts(a)......     5,086,523        1.0
                                     58,500      S&P Mid-Cap 400 Depositary
                                                   Receipts(b).......................     5,131,620        1.0
                                                                                       ------------      -----
                                                                                         24,736,438        4.9
-----------------------------------------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT                420,500      +Global Power Equipment Group
                                                   Inc. .............................     1,955,325        0.4
                                    620,800      +Paxar Corporation..................     6,828,800        1.3
                                                                                       ------------      -----
                                                                                          8,784,125        1.7
-----------------------------------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT &               80,700      +Itron, Inc. .......................     1,739,892        0.4
INSTRUMENTS                         242,200      +Nu Horizons Electronics Corp. .....     1,453,200        0.3
                                    130,000      Symbol Technologies, Inc. ..........     1,691,300        0.3
                                    401,400      +Tech Data Corporation..............    10,721,394        2.1
                                                                                       ------------      -----
                                                                                         15,605,786        3.1
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     SHARES                                                            PERCENT OF
INDUSTRY++                             HELD                 COMMON STOCKS                  VALUE       NET ASSETS
-----------------------------------------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICE          104,700      Diamond Offshore Drilling, Inc. ....  $  2,197,653        0.4%
                                    148,700      +FMC Technologies, Inc. ............     3,130,135        0.6
                                    343,200      +Key Energy Services, Inc. .........     3,679,104        0.7
                                     82,300      +National-Oilwell, Inc. ............     1,810,600        0.4
                                     43,800      Oil Service HOLDRs Trust(e).........     2,634,570        0.5
                                                                                       ------------      -----
                                                                                         13,452,062        2.6
-----------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS                       161,100      +Chiquita Brands International,
                                                   Inc. .............................     2,335,950        0.5
                                    122,800      Corn Products International,
                                                   Inc. .............................     3,687,684        0.7
                                    577,900      Interstate Bakeries Corporation.....     7,339,330        1.4
                                    398,200      +Smithfield Foods, Inc. ............     9,126,744        1.8
                                                                                       ------------      -----
                                                                                         22,489,708        4.4
-----------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT &             127,100      Bausch & Lomb Incorporated..........     4,766,250        0.9
SUPPLIES
                                     35,700      +DJ Orthopedics Incorporated........       391,272        0.1
                                    225,400      +Intuitive Surgical, Inc. ..........     1,708,532        0.3
                                     49,600      Mentor Corporation..................       961,248        0.2
                                    312,100      +Wright Medical Group, Inc. ........     5,929,900        1.2
                                                                                       ------------      -----
                                                                                         13,757,202        2.7
-----------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS &             640,500      Hooper Holmes, Inc. ................     4,124,820        0.8
SERVICES
                                     83,700      +MAXIMUS, Inc. .....................     2,312,631        0.5
                                     53,700      Owens & Minor, Inc. ................     1,200,195        0.2
                                    281,800      +Quintiles Transnational Corp. .....     3,998,742        0.8
                                    232,000      +WebMD Corporation..................     2,512,560        0.5
                                                                                       ------------      -----
                                                                                         14,148,948        2.8
-----------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS &               162,100      +Ambassadors Group, Inc. ...........     2,264,537        0.4
LEISURE
                                    156,200      Dover Downs Gaming & Entertainment,
                                                   Inc. .............................     1,444,850        0.3
                                    293,200      Dover Motorsports, Inc. ............     1,202,120        0.2
                                    850,800      +La Quinta Corporation..............     3,666,948        0.7
                                     89,200      Mandalay Resort Group...............     2,841,020        0.6
                                    116,000      Outback Steakhouse, Inc. ...........     4,524,000        0.9
                                                                                       ------------      -----
                                                                                         15,943,475        3.1
-----------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES                   76,200      +Furniture Brands International,
                                                   Inc. .............................     1,988,820        0.4
-----------------------------------------------------------------------------------------------------------------
IT SERVICES                         267,100      +American Management Systems,
                                                   Incorporated......................     3,814,188        0.7
                                    467,600      +Convergys Corporation..............     7,481,600        1.5
                                    141,700      Sabre Holdings Corporation..........     3,492,905        0.7
                                    388,200      +Sykes Enterprises, Incorporated....     1,898,298        0.4
                                                                                       ------------      -----
                                                                                         16,686,991        3.3
-----------------------------------------------------------------------------------------------------------------
INSURANCE                            17,200      American National Insurance
                                                   Company...........................     1,485,960        0.3
                                     74,100      Presidential Life Corporation.......     1,045,551        0.2
                                    376,700      Protective Life Corporation.........    10,076,725        2.0
                                                                                       ------------      -----
                                                                                         12,608,236        2.5
-----------------------------------------------------------------------------------------------------------------
INTERNET & CATALOG RETAIL           172,600      +Insight Enterprises, Inc. .........     1,736,356        0.3
-----------------------------------------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES        319,600      +Commerce One, Inc. ................       751,060        0.1
                                    169,900      +DoubleClick Inc. ..................     1,571,575        0.3
                                    693,900      +EarthLink, Inc. ...................     5,474,871        1.1
                                    509,300      +Entrust Technologies Inc. .........     1,497,342        0.3
                                  3,937,200      +Vignette Corporation...............     8,189,376        1.6
                                    109,175      +Vitria Technology, Inc. ...........       625,573        0.1
                                    295,600      +webMethods, Inc. ..................     2,403,228        0.5
                                                                                       ------------      -----
                                                                                         20,513,025        4.0
-----------------------------------------------------------------------------------------------------------------
MACHINERY                            44,200      BHA Group Holdings, Inc. ...........       875,602        0.2
                                    258,700      Kaydon Corp. .......................     5,380,960        1.1
                                    282,200      Reliance Steel & Aluminum Co. ......     5,841,540        1.1
                                    246,300      +Wolverine Tube, Inc. ..............     1,408,836        0.3
                                                                                       ------------      -----
                                                                                         13,506,938        2.7
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)
--------------------------------------------------------------------------------

                                     SHARES                                                            PERCENT OF
INDUSTRY++                             HELD                 COMMON STOCKS                  VALUE       NET ASSETS
-----------------------------------------------------------------------------------------------------------------
MEDIA                               502,700      +APAC Customer Services Inc. .......  $  1,281,885        0.3%
                                    108,700      Harte-Hanks, Inc. ..................     2,065,300        0.4
                                    876,300      +Paxson Communications Corporation..     5,249,037        1.0
                                    356,100      The Reader's Digest Association,
                                                   Inc. (Class A)....................     4,800,228        0.9
                                                                                       ------------      -----
                                                                                         13,396,450        2.6
-----------------------------------------------------------------------------------------------------------------
METALS & MINING                     132,600      +A.M. Castle & Company..............       868,530        0.2
                                    220,000      Gibraltar Steel Corporation.........     4,505,600        0.9
                                    181,700      Quanex Corporation..................     5,400,124        1.0
                                    273,576      Ryerson Tull, Inc. .................     2,401,997        0.5
                                    154,700      +Steel Dynamics, Inc. ..............     2,119,390        0.4
                                                                                       ------------      -----
                                                                                         15,295,641        3.0
-----------------------------------------------------------------------------------------------------------------
OIL & GAS                            71,100      Noble Energy, Inc. .................     2,687,580        0.5
                                    165,400      +Plains Exploration & Production
                                                   Company...........................     1,787,974        0.4
                                    167,900      +Plains Resources Inc. .............     2,375,785        0.5
                                     63,107      +Stone Energy Corporation...........     2,645,445        0.5
                                     50,600      Vintage Petroleum, Inc. ............       570,768        0.1
                                                                                       ------------      -----
                                                                                         10,067,552        2.0
-----------------------------------------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS             302,600      Boise Cascade Corporation...........     7,232,140        1.4
                                    231,900      +Mercer International, Inc. ........     1,031,955        0.2
                                                                                       ------------      -----
                                                                                          8,264,095        1.6
-----------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS                      58,800      +Noven Pharmaceuticals, Inc. .......       602,112        0.1
-----------------------------------------------------------------------------------------------------------------
REAL ESTATE                         117,700      Brandywine Realty Trust.............     2,897,774        0.5
                                     55,100      Camden Property Trust...............     1,925,745        0.4
                                     48,800      Crescent Real Estate Equities
                                                   Company...........................       810,568        0.2
                                    219,700      Trizec Properties, Inc. ............     2,497,989        0.5
                                                                                       ------------      -----
                                                                                          8,132,076        1.6
-----------------------------------------------------------------------------------------------------------------
ROAD & RAIL                         524,500      +Kansas City Southern Industries,
                                                   Inc. .............................     6,309,735        1.2
-----------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS &                     71,100      +ATMI, Inc. ........................     1,775,367        0.4
SEMICONDUCTOR EQUIPMENT
                                    159,800      +AXT, Inc. .........................       186,966        0.1
                                     79,400      +Actel Corp. .......................     1,627,700        0.3
                                     10,500      +FormFactor Inc. ...................       185,850        0.0
                                    201,874      +IXYS Corporation...................     1,608,936        0.3
                                                                                       ------------      -----
                                                                                          5,384,819        1.1
-----------------------------------------------------------------------------------------------------------------
SOFTWARE                            168,375      +Ascential Software Corporation.....     2,768,085        0.6
                                    230,300      +Aspen Technology, Inc. ............     1,105,440        0.2
                                  1,491,450      +E.piphany, Inc. ...................     7,621,310        1.5
                                    120,414      +EXE Technologies, Inc. ............       605,682        0.1
                                    216,300      +FileNET Corporation................     3,902,052        0.8
                                    501,500      +i2 Technologies, Inc. .............       506,515        0.1
                                     79,044      +InterVoice-Brite, Inc. ............       390,477        0.1
                                    147,700      +JDA Software Group, Inc. ..........     1,652,763        0.3
                                    553,200      +Nuance Communications Inc. ........     2,987,280        0.6
                                  3,501,200      +Parametric Technology
                                                   Corporation.......................    10,678,660        2.1
                                    325,300      +QRS Corporation....................     1,724,090        0.3
                                                                                       ------------      -----
                                                                                         33,942,354        6.7
-----------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL                    335,100      +American Eagle Outfitters, Inc. ...     6,145,734        1.2
                                    129,200      +Charlotte Russe Holding Inc. ......     1,333,344        0.2
                                     95,500      +Electronics Boutique Holdings
                                                   Corp. ............................     2,207,005        0.4
                                    476,700      Foot Locker, Inc. ..................     6,316,275        1.2
                                    119,200      +Linens 'n Things, Inc. ............     2,814,312        0.6
                                    184,600      +The Men's Wearhouse, Inc. .........     4,033,510        0.8
                                    217,400      The Talbots, Inc. ..................     6,402,430        1.3
                                    473,700      +United Rentals, Inc. ..............     6,579,693        1.3
                                                                                       ------------      -----
                                                                                         35,832,303        7.0
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)
--------------------------------------------------------------------------------

                                                                                                       PERCENT OF
INDUSTRY++                      SHARES HELD                 COMMON STOCKS                  VALUE       NET ASSETS
-----------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY           40,600      +Abercrombie & Fitch Co. (Class
GOODS                                              A)................................  $  1,153,446        0.2%
                                    273,700      +Unifi, Inc. .......................     1,696,940        0.3
                                                                                       ------------      -----
                                                                                          2,850,386        0.5
-----------------------------------------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE          446,400      Sovereign Bancorp, Inc. ............     6,986,160        1.4
-----------------------------------------------------------------------------------------------------------------
TRADING COMPANIES &                 175,250      Applied Industrial Technologies,
DISTRIBUTORS                                       Inc. .............................     3,697,775        0.7
                                    363,700      Watsco, Inc. .......................     6,022,872        1.2
                                                                                       ------------      -----
                                                                                          9,720,647        1.9
-----------------------------------------------------------------------------------------------------------------
                                                 TOTAL COMMON STOCKS
                                                 (COST--$492,534,169)                   471,679,546       92.8
-----------------------------------------------------------------------------------------------------------------
                                 BENEFICIAL
                                  INTEREST/
                                SHARES HELD             SHORT-TERM SECURITIES
-----------------------------------------------------------------------------------------------------------------
                                $45,482,036      Merrill Lynch Liquidity Series, LLC
                                                   Cash Sweep Series II(c)...........    45,482,036        8.9
                                $35,552,611      Merrill Lynch Liquidity Series, LLC
                                                   Money Market Series(c)(d).........    35,552,611        7.0
                                 23,701,739      Merrill Lynch Premier Institutional
                                                   Fund(c)(d)........................    23,701,739        4.6
-----------------------------------------------------------------------------------------------------------------
                                                 TOTAL SHORT-TERM SECURITIES
                                                 (COST--$104,736,386)                   104,736,386       20.5
-----------------------------------------------------------------------------------------------------------------
                                                 TOTAL INVESTMENTS
                                                 (COST--$597,270,555)................   576,415,932      113.3
                                                 LIABILITIES IN EXCESS OF OTHER
                                                 ASSETS..............................   (67,862,366)     (13.3)
                                                                                       ------------      -----
                                                 NET ASSETS..........................  $508,553,566      100.0%
                                                                                       ============      =====
-----------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) Represents ownership in S&P 500 SPDR Trust, a registered unit investment trust. The investment objective of S&P 500 SPDR Trust is to provide investment results that generally correspond to the price and yield performance of the component stocks of the S&P 500 Index.

(b) Represents ownership in Mid Cap S&P 500 SPDR Trust, a registered unit investment trust. The investment objective of the Mid Cap SPDR Trust is to provide investment results that generally correspond to the price performance and dividend yield of the component stocks of the S&P Mid Cap 400 Index.

(c) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940, as amended) are as follows:

--------------------------------------------------------------------------------------
                                                                             DIVIDEND/
                                                                  NET        INTEREST
AFFILIATE                                                       ACTIVITY      INCOME
--------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $ 17,844,965   $156,154
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $ (9,527,262)  $ 19,622
Merrill Lynch Premier Institutional Fund....................   (16,035,122)  $ 13,018
--------------------------------------------------------------------------------------

(d) Security was purchased with the cash proceeds from securities loans.

(e) Represents ownership in Oil Service HOLDRs Trust. The Oil Service HOLDRs Trust holds shares of common stock issued by 20 specified companies generally considered to be involved in various segments of the oil service industry.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $56,140,408) (identified cost--$597,270,555)..............                  $576,415,932
Receivables:
  Securities sold...........................................  $  7,891,588
  Dividends.................................................       324,754
  Interest..................................................        39,509
  Capital shares sold.......................................        23,579
  Securities lending--net...................................         1,536       8,280,966
                                                              ------------
Prepaid expenses............................................                         4,061
                                                                              ------------
Total assets................................................                   584,700,959
                                                                              ------------
-------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                    59,254,350
Payables:
  Securities purchased......................................     6,913,853
  Capital shares redeemed...................................     5,391,607
  Custodian bank............................................     4,225,388
  Investment adviser........................................       334,410
  Other affiliates..........................................         3,536
  Distributor...............................................         2,176      16,870,970
                                                              ------------
Accrued expenses............................................                        22,073
                                                                              ------------
Total liabilities...........................................                    76,147,393
                                                                              ------------
-------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $508,553,566
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized.........................................                  $  2,378,060
Class B Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized.........................................                        80,335
Paid-in capital in excess of par............................                   545,537,387
Undistributed investment income--net........................  $     60,999
Accumulated realized capital losses on investments--net.....   (18,648,592)
Unrealized depreciation on investments--net.................   (20,854,623)
                                                              ------------
Total accumulated losses--net...............................                   (39,442,216)
                                                                              ------------
NET ASSETS..................................................                  $508,553,566
                                                                              ============
-------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $491,959,834 and 23,780,595
  shares outstanding........................................                  $      20.69
                                                                              ============
Class B--Based on net assets of $16,593,732 and 803,345
  shares outstanding........................................                  $      20.66
                                                                              ============
-------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends...................................................                $ 1,834,751
Interest....................................................                    155,673
Securities lending--net.....................................                     32,640
                                                                            -----------
Total income................................................                  2,023,064
                                                                            -----------
----------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $1,748,984
Accounting services.........................................      84,035
Custodian fees..............................................      33,665
Professional fees...........................................      28,038
Printing and shareholder reports............................      26,123
Directors' fees and expenses................................      15,839
Distribution fees--Class B..................................      11,593
Transfer agent fees.........................................       2,574
Pricing services............................................         448
Other.......................................................      10,766
                                                              ----------
Total expenses..............................................                  1,962,065
                                                                            -----------
Investment income--net......................................                     60,999
                                                                            -----------
----------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET:
Realized loss on investments--net...........................                 (5,791,643)
Change in unrealized depreciation on investments--net.......                 74,465,407
                                                                            -----------
Total realized and unrealized gain on investments--net......                 68,673,764
                                                                            -----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                $68,734,763
                                                                            ===========
----------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                FOR THE SIX        FOR THE
                                                                MONTHS ENDED     YEAR ENDED
                                                                  JUNE 30,      DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                  2003            2002
---------------------------------------------------------------------------------------------
OPERATIONS:
Investment income (loss)--net...............................    $    60,999     $    (740,563)
Realized gain (loss) on investments--net....................     (5,791,643)       16,091,975
Change in unrealized appreciation/depreciation on
  investments--net..........................................     74,465,407      (196,782,654)
                                                                ------------    -------------
Net increase (decrease) in net assets resulting from
  operations................................................     68,734,763      (181,431,242)
                                                                ------------    -------------
---------------------------------------------------------------------------------------------
DISTRIBUTIONS TO SHAREHOLDERS:
Realized gain on investments--net:
  Class A...................................................     (3,895,251)      (31,491,346)
  Class B...................................................       (133,506)       (1,010,341)
                                                                ------------    -------------
Net decrease in net assets resulting from distributions to
  shareholders..............................................     (4,028,757)      (32,501,687)
                                                                ------------    -------------
---------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................    (32,603,901)      (82,203,834)
                                                                ------------    -------------
---------------------------------------------------------------------------------------------
NET ASSETS:
Total increase (decrease) in net assets.....................     32,102,105      (296,136,763)
Beginning of period.........................................    476,451,461       772,588,224
                                                                ------------    -------------
End of period*..............................................    $508,553,566    $ 476,451,461
                                                                ============    =============
---------------------------------------------------------------------------------------------
* Undistributed investment income--net......................    $    60,999                --
                                                                ============    =============
---------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                       CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                      -----------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                        FOR THE SIX
                                                             MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                               JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                          2003         2002        2001        2000        1999
------------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period.....................      $  18.09     $  25.08    $  20.78    $  23.35    $  19.95
                                                               --------     --------    --------    --------    --------
Investment income (loss)--net+...........................            --+++      (.02)        .06         .07         .06
Realized and unrealized gain (loss) on
  investments--net.......................................          2.76        (5.84)       6.01        3.30        6.03
                                                               --------     --------    --------    --------    --------
Total from investment operations.........................          2.76        (5.86)       6.07        3.37        6.09
                                                               --------     --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net.................................            --           --        (.06)       (.07)       (.09)
  In excess of investment income--net....................            --           --          --          --++      (.01)
  Realized gain on investments--net......................          (.16)       (1.13)      (1.71)      (5.87)      (2.59)
                                                               --------     --------    --------    --------    --------
Total dividends and distributions........................          (.16)       (1.13)      (1.77)      (5.94)      (2.69)
                                                               --------     --------    --------    --------    --------
Net asset value, end of period...........................      $  20.69     $  18.09    $  25.08    $  20.78    $  23.35
                                                               ========     ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share.......................        15.43%@     (23.76%)     29.94%      14.75%      34.15%
                                                               ========     ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses.................................................          .84%*        .84%        .83%        .81%        .81%
                                                               ========     ========    ========    ========    ========
Investment income (loss)--net............................          .03%*       (.11%)       .26%        .28%        .32%
                                                               ========     ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands).................      $491,960     $460,279    $746,874    $591,631    $528,571
                                                               ========     ========    ========    ========    ========
Portfolio turnover.......................................        32.76%       76.33%      64.99%      83.78%      89.90%
                                                               ========     ========    ========    ========    ========
------------------------------------------------------------------------------------------------------------------------

*  Annualized.

**  Total investment returns exclude insurance-related fees and expenses.

+   Based on average shares outstanding.

++  Amount is less than ($.01) per share.

+++ Amount is less than $.01 per share.

 @ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
FINANCIAL HIGHLIGHTS (CONCLUDED)
--------------------------------------------------------------------------------

                                                                                  CLASS B
THE FOLLOWING PER SHARE DATA AND RATIOS                   --------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                     FOR THE SIX
                                                          MONTHS ENDED        FOR THE YEAR ENDED DECEMBER 31,
                                                            JUNE 30,     -----------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                       2003         2002       2001       2000       1999
------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period....................    $ 18.08      $  25.05    $ 20.77    $ 23.35    $ 19.94
                                                            -------      --------    -------    -------    -------
Investment income (loss)--net+..........................       (.01)         (.06)       .02        .04        .03
Realized and unrealized gain (loss) on
  investments--net......................................       2.75         (5.82)      6.01       3.29       6.03
                                                            -------      --------    -------    -------    -------
Total from investment operations........................       2.74         (5.88)      6.03       3.33       6.06
                                                            -------      --------    -------    -------    -------
Less dividends and distributions:
  Investment income--net................................         --            --       (.04)      (.04)      (.06)
  In excess of investment income--net...................         --            --         --         --++       --++
  Realized gain on investments--net.....................       (.16)        (1.09)     (1.71)     (5.87)     (2.59)
                                                            -------      --------    -------    -------    -------
Total dividends and distributions.......................       (.16)        (1.09)     (1.75)     (5.91)     (2.65)
                                                            -------      --------    -------    -------    -------
Net asset value, end of period..........................    $ 20.66      $  18.08    $ 25.05    $ 20.77    $ 23.35
                                                            =======      ========    =======    =======    =======
------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share......................     15.33%@      (23.86%)    29.72%     14.57%     33.99%
                                                            =======      ========    =======    =======    =======
------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses................................................       .99%*         .99%       .98%       .96%       .96%
                                                            =======      ========    =======    =======    =======
Investment income (loss)--net...........................      (.12%)*       (.26%)      .09%       .15%       .17%
                                                            =======      ========    =======    =======    =======
------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)................    $16,594      $ 16,172    $25,714    $ 9,603    $ 4,618
                                                            =======      ========    =======    =======    =======
Portfolio turnover......................................     32.76%        76.33%     64.99%     83.78%     89.90%
                                                            =======      ========    =======    =======    =======
------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Amount is less than ($.01) per share.

 @ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--SMALL CAP VALUE V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies, that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Small Cap Value V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, the close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Fund's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Fund.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Options--The Fund may write covered call options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium received is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received (or gain or loss to the extent the cost of the closing transaction exceeds the premium received).

  Written options are non-income producing investments.

--------------------------------------------------------------------------------

  (c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income is recognized on the accrual basis.

  (e) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

  (f) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.

  (g) Expenses--Certain expenses have been allocated to the individual Funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Company.

  (h) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft, which resulted from a failed trade that settled the next day.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner. The Company has also entered into a Distribution Agreement and Distribution Plan with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .75% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Fund. There is no increase in the aggregate fees paid by the Fund for these services.

  Pursuant to the Distribution Plan adopted by the Company, in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor an ongoing distribution fee each month at the annual rate of .15% of the average daily value of the Fund's Class B net assets.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement that limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $16,917,188 to MLPF&S or its affiliates. Pursuant to that order, the Company also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent

--------------------------------------------------------------------------------

for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $13,422 in securities lending agent fees from the Fund.

  For the six months ended June 30, 2003, MLPF&S, a subsidiary of ML & Co., earned $88,693 in commissions on the execution of portfolio security transactions.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $5,967 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.
3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $146,981,937 and $226,291,038, respectively.

  Net realized losses for the six months ended June 30, 2003 and net unrealized losses as of June 30, 2003 were as follows:

--------------------------------------------------------------------
                                          Realized       Unrealized
                                           Losses          Losses
--------------------------------------------------------------------
Long-term investments................   $(5,791,643)    $(20,854,623)
                                        -----------     ------------
Total................................   $(5,791,643)    $(20,854,623)
                                        ===========     ============
--------------------------------------------------------------------

  At June 30, 2003, net unrealized depreciation for Federal income tax purposes aggregated $33,711,540, of which $42,363,948 related to appreciated securities and $76,075,488 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $610,127,472.

4. CAPITAL SHARE TRANSACTIONS:

Net decrease in net assets derived from capital share transactions was $32,603,901 and $82,203,834 for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively.

  Transactions in capital shares were as follows:

-------------------------------------------------------------------
Class A Shares for the Six Months Ended                   Dollar
June 30, 2003                              Shares         Amount
-------------------------------------------------------------------
Shares sold...........................      840,087    $ 15,341,777
Shares issued to shareholders in
 reinvestment of distributions........      223,994       3,895,251
                                         ----------    ------------
Total issued..........................    1,064,081      19,237,028
Shares redeemed.......................   (2,725,949)    (50,169,425)
                                         ----------    ------------
Net decrease..........................   (1,661,868)   $(30,932,397)
                                         ==========    ============
-------------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                      Dollar
December 31, 2002                      Shares          Amount
-----------------------------------------------------------------
Shares sold........................    4,162,502    $  85,676,843
Shares issued to shareholders in
 reinvestment of distributions.....    1,544,980       31,491,346
                                     -----------    -------------
Total issued.......................    5,707,482      117,168,189
Shares redeemed....................  (10,050,544)    (196,709,897)
                                     -----------    -------------
Net decrease.......................   (4,343,062)   $ (79,541,708)
                                     ===========    =============
-----------------------------------------------------------------

-----------------------------------------------------------------
Class B Shares for the Six Months Ended                 Dollar
June 30, 2003                              Shares       Amount
-----------------------------------------------------------------
Shares sold.............................     7,956    $   139,577
Shares issued to shareholders in
 reinvestment of distributions..........     7,686        133,506
                                          --------    -----------
Total issued............................    15,642        273,083
Shares redeemed.........................  (106,919)    (1,944,587)
                                          --------    -----------
Net decrease............................   (91,277)   $(1,671,504)
                                          ========    ===========
-----------------------------------------------------------------

-----------------------------------------------------------------
Class B Shares for the Year Ended                       Dollar
December 31, 2002                          Shares       Amount
-----------------------------------------------------------------
Shares sold.............................    97,213    $ 2,278,308
Shares issued to shareholders in
 reinvestment of distributions..........    49,263      1,010,341
                                          --------    -----------
Total issued............................   146,476      3,288,649
Shares redeemed.........................  (278,574)    (5,950,775)
                                          --------    -----------
Net decrease............................  (132,098)   $(2,662,126)
                                          ========    ===========
-----------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
JUNE 30, 2003--SEMI-ANNUAL REPORT
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

  For the six-month period ended June 30, 2003, Utilities and Telecommunications V.I. Fund's Class A Shares had a total return of +11.08%. For the same period, the Fund's unmanaged benchmarks, the Standard & Poor's (S&P) Utility Index and the S&P 500 Index, had total returns of +17.55% and +11.76%, respectively. Additionally, the Lipper Utility Fund Average had a total return of +12.50% for the six months ended June 30, 2003.

  The principal reason for the Fund's relative underperformance for the six-month period ended June 30, 2003 was our underweighted position in the independent power producers/merchant energy companies. The companies within this sector staged a significant rally, driven by banks agreeing to refinance non-collateralized loans in exchange for collateralized loans. In turn, this removed the immediate threat of bankruptcy for several of these companies and resulted in banks not having to take significant write-offs for non-performing loans. These refinancings are, for the most part, one year-two years in duration. However, the excessive debt levels of these companies still exist. The supply of electric generation still exceeds demand, and the situation is expected to continue into 2005. Most of the assets of these companies were pledged to banks in order to get the necessary refinancing. The remaining assets of these companies are being put up for sale to raise needed capital to continue running the day-to-day business. Many of the asset sales are taking place at below cost and do not take all the associated debt with a project. Managements admit that there are some structural problems with both the strategic and financial way in which the business is being run and are undergoing revisions to the business plans. Lastly, earnings visibility remains cloudy as a result of generation prices and asset sales, which lead to the sale of earnings power. This confluence of factors provided significant uncertainty and risk, which accounted for our underweighted investment stance in the Fund for the six-month period ended June 30, 2003. We continue to monitor this sector of the utility universe of companies, in order to determine how the companies will rid themselves of their excessive debt burdens, whether it is through bankruptcy filings or a long-term scenario where they will earn their way out of the problem.

PORTFOLIO MATTERS

  During the six-month period ended June 30, 2003, we made several transactions. We used market rallies to reduce some of our holdings in our more defensive electric utility positions that had done so well for the Fund's performance in 2002. The cash proceeds were redeployed primarily into telecommunications companies in Europe. This sector suffered in the marketplace as a result of excessive debt and managements' focus on growth and not on profitability. Many of these companies have brought in new senior managers to focus on debt reduction. Rating agencies tend to be more favorable to the European telecommunication community than they are in the United States. Second line penetration and substitution of wireless for wireline are not much of an issue in Europe. Moreover, European companies were never subjected to the business structure of separation of local and long distance operations like there is in the United States. We also added to our non-U.S. based electric companies. In our opinion, many of these companies offer competitive dividend yields, better balance sheets and a better operating environment. These changes to the Fund's portfolio helped to offset some of the impact of the negative performance from the independent power/merchant energy sectors. Overall, we retained a defensive bias during the six-month period ended June 30, 2003.

  The single largest sector weighting in the Fund continued to be domestic dividend-paying electric utilities. Companies within this sector remained focused on reducing financial risk. They accomplished this through the sale of additional equity. For the most part, these stock offerings have been very favorably welcomed by the investment community. Also, recent news of a dividend tax cut for investors brought new attention to the sector. The net result was an increase in valuation levels for many of the companies. Low interest rates have also driven the performance of many of the companies with their 4%-5% dividend yields. We believe that continued price appreciation for this particular sector will depend on the interest rate outlook, market momentum in terms of how much should be paid for one of these stocks relative to other stocks in the market and lastly, regulatory activity.

  Domestic telecommunication services was another area in which we made changes to our weightings in the portfolio. The three large regional holding companies continued to be dominant in the Fund's portfolio (Verizon Communications, BellSouth Corporation and SBC Communications Inc.). It appears that earnings have bottomed and the companies were able to implement new marketing plans to help to stem

--------------------------------------------------------------------------------

further revenue loss. A pickup in employment numbers is necessary to resume growth within this sector as well as in the long distance market. The wireless sector continued to perform well as a result of improving financial outlook. The cable television companies continued to dominate the digital subscriber line market for broadband. Lastly, many of the companies in this sector pay above-market yields and therefore may offer a benefit with the change in taxation rules.

  The remainder of the holdings in the portfolio consists of non-U.S. based companies, which we previously discussed and, to a lesser extent, natural gas and water. The majority of our holdings in this grouping are natural gas local distribution companies. These companies tend to operate in a regulated environment and pay acceptable dividend yields, thus providing attractive total returns. We also have a small weighting in companies that have direct exposure to the supply/demand imbalance of natural gas. Federal Reserve Board Chairman Alan Greenspan recently suggested that a shortage of natural gas could impede growth in the United States. We believe this scenario would benefit some of our holdings.

IN CONCLUSION

  We constantly re-evaluate the holdings in the Fund in search of fundamental shifts and/or valuation considerations that could warrant a change to the portfolio. Our focus remains on finding what we believe are attractive companies in both fundamentals and valuation within the utility and telecommunication sector for a given level of risk.

  We appreciate your investment in Utilities and Telecommunications V.I. Fund of Merrill Lynch Variable Series Funds, Inc., and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
President and Director

/s/ Kathleen M. Anderson
Kathleen M. Anderson
Vice President and Senior Portfolio Manager

July 15, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
AVERAGE ANNUAL TOTAL RETURN--CLASS A SHARES*
--------------------------------------------------------------------------------

PERIOD COVERED                                                  % RETURN
--------------------------------------------------------------------------
One Year Ended 6/30/03                                           -1.45%
--------------------------------------------------------------------------
Five Years Ended 6/30/03                                         -0.78
--------------------------------------------------------------------------
Inception (7/01/93) through 6/30/03                              +6.19
--------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
RECENT PERFORMANCE RESULTS
--------------------------------------------------------------------------------

                                                                6-MONTH        12-MONTH
AS OF JUNE 30, 2003                                           TOTAL RETURN   TOTAL RETURN
-----------------------------------------------------------------------------------------
Class A Shares*                                                  +11.08%        -1.45%
-----------------------------------------------------------------------------------------
S&P Utilities Index**                                            +17.55         -4.19
-----------------------------------------------------------------------------------------
S&P 500 Index***                                                 +11.76         +0.25
-----------------------------------------------------------------------------------------

* Average annual and total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns.
** This unmanaged capitalization index is comprised of all stocks designed to measure the performance of the utility sector of the S&P 500 Index.
*** This unmanaged Index covers 500 industrial, utility, transportation and financial companies of the U.S. markets (mostly NYSE issues), representing about 75% of NYSE market capitalization and 30% of NYSE issues.

Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003                    (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                        SHARES                                                              PERCENT OF
COUNTRY              INDUSTRY++          HELD                   COMMON STOCKS                   VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
BELGIUM          WIRELESS                   4,600    +Mobistar SA........................    $   189,057        0.4%
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN BELGIUM              189,057        0.4
----------------------------------------------------------------------------------------------------------------------
CANADA           DIVERSIFIED               54,500    BCE Inc. ...........................      1,259,495        2.8
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 GAS UTILITIES             13,700    TransCananda Corporation............        240,709        0.5
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  7,700    EnCana Corp. .......................        292,983        0.6
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN CANADA             1,793,187        3.9
----------------------------------------------------------------------------------------------------------------------
FRANCE           MULTI-UTILITIES &          8,700    Suez SA.............................        138,470        0.3
                 UNREGULATED POWER
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN FRANCE               138,470        0.3
----------------------------------------------------------------------------------------------------------------------
GERMANY          DIVERSIFIED               64,100    +Deutsche Telekom AG (Registered
                 TELECOMMUNICATION                     Shares)...........................        978,266        2.1
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES        14,500    E.On AG.............................        745,468        1.6
                 -----------------------------------------------------------------------------------------------------
                 MULTI-UTILITIES &          4,400    RWE AG..............................        132,837        0.3
                 UNREGULATED POWER
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN GERMANY            1,856,571        4.0
----------------------------------------------------------------------------------------------------------------------
GREECE           ELECTRIC UTILITIES         9,800    +Public Power Corporation (GDR)(b)..        176,910        0.4
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN GREECE               176,910        0.4
----------------------------------------------------------------------------------------------------------------------
ITALY            DIVERSIFIED               32,200    Telecom Italia SpA..................        291,489        0.6
                 TELECOMMUNICATION         49,500    Telecom Italia SpA (Registered
                 SERVICES                              Shares)...........................        271,143        0.6
                                                                                             -----------      -----
                                                                                                 562,632        1.2
                 -----------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES        18,400    Enel SpA............................        114,818        0.3
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN ITALY                677,450        1.5
----------------------------------------------------------------------------------------------------------------------
JAPAN            WIRELESS                     100    NTT DoCoMo, Inc. ...................        216,531        0.5
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN JAPAN                216,531        0.5
----------------------------------------------------------------------------------------------------------------------
MEXICO           DIVERSIFIED               12,000    Telefonos de Mexico SA (ADR)(a).....        377,040        0.8
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN MEXICO               377,040        0.8
----------------------------------------------------------------------------------------------------------------------
PORTUGAL         DIVERSIFIED               30,500    Portugal Telecom SA (Registered
                 TELECOMMUNICATION                     Shares)...........................        218,554        0.5
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN PORTUGAL             218,554        0.5
----------------------------------------------------------------------------------------------------------------------
SPAIN            DIVERSIFIED               66,100    Telefonica SA.......................        767,409        1.7
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES        23,500    Endesa SA...........................        393,459        0.9
                                           85,400    Iberdrola SA........................      1,478,881        3.2
                                                                                             -----------      -----
                                                                                               1,872,340        4.1
                 -----------------------------------------------------------------------------------------------------
                 GAS UTILITIES             23,300    Enagas..............................        199,336        0.4
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN SPAIN              2,839,085        6.2
----------------------------------------------------------------------------------------------------------------------
UNITED KINGDOM   ELECTRIC UTILITIES        24,600    Scottish and Southern Energy PLC....        253,304        0.6
                                           31,000    ScottishPower PLC...................        186,203        0.4
                                                                                             -----------      -----
                                                                                                 439,507        1.0
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONTINUED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                        SHARES                                                              PERCENT OF
COUNTRY              INDUSTRY++          HELD                   COMMON STOCKS                   VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED
KINGDOM
(CONCLUDED)
                 MULTI-UTILITIES &         37,762    National Grid Group PLC.............    $   256,106        0.6%
                 UNREGULATED POWER         19,800    United Utilities PLC................        192,444        0.4
                                                                                             -----------      -----
                                                                                                 448,550        1.0
                 -----------------------------------------------------------------------------------------------------
                 WIRELESS                  23,900    Vodafone Group PLC (ADR)(a).........        469,635        1.0
                 TELECOMMUNICATION
                 SERVICES
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN THE UNITED
                                                     KINGDOM                                   1,357,692        3.0
----------------------------------------------------------------------------------------------------------------------
UNITED STATES    DIVERSIFIED               18,000    ALLTEL Corporation..................        867,960        1.9
                 TELECOMMUNICATION
                 SERVICES

                                           13,420    AT&T Corp. .........................        258,335        0.6
                                           62,800    BellSouth Corporation...............      1,672,364        3.7
                                           13,800    CenturyTel, Inc. ...................        480,930        1.1
                                           61,400    SBC Communications Inc. ............      1,568,770        3.4
                                           45,900    Verizon Communications..............      1,810,755        4.0
                                                                                             -----------      -----
                                                                                               6,659,114       14.7
                 -----------------------------------------------------------------------------------------------------
                 ELECTRIC UTILITIES         9,300    Ameren Corporation..................        410,130        0.9
                                           34,200    American Electric Power Company,
                                                       Inc. .............................      1,020,186        2.2
                                           24,092    Cinergy Corp. ......................        886,345        1.9
                                           34,000    Cleco Corporation...................        588,880        1.3
                                           31,300    Constellation Energy Group..........      1,073,590        2.4
                                           54,000    DPL Inc. ...........................        860,760        1.9
                                           14,100    DTE Energy Company..................        544,824        1.2
                                           25,100    Dominion Resources, Inc. ...........      1,613,177        3.5
                                           23,300    +Edison International...............        382,819        0.8
                                           21,000    Entergy Corporation.................      1,108,380        2.4
                                           20,600    Exelon Corporation..................      1,232,086        2.7
                                           21,900    FPL Group, Inc. ....................      1,464,015        3.2
                                           36,700    FirstEnergy Corp. ..................      1,411,115        3.1
                                           19,700    NSTAR...............................        897,335        2.0
                                           23,800    PPL Corporation.....................      1,023,400        2.2
                                           12,200    Pepco Holdings, Inc. ...............        233,752        0.5
                                           16,200    Pinnacle West Capital Corporation...        606,690        1.3
                                           12,000    Progress Energy, Inc. ..............        526,800        1.2
                                           35,500    Public Service Enterprise Group
                                                       Incorporated......................      1,499,875        3.3
                                           23,800    The Southern Company................        741,608        1.6
                                           32,500    TXU Corp. ..........................        729,625        1.6
                                            9,900    Wisconsin Energy Corporation........        287,100        0.6
                                                                                             -----------      -----
                                                                                              19,142,492       41.8
                 -----------------------------------------------------------------------------------------------------
                 GAS UTILITIES             11,500    AGL Resources Inc. .................        292,560        0.6
                                           25,900    KeySpan Corporation.................        918,155        2.0
                                           33,300    New Jersey Resources Corporation....      1,182,150        2.6
                                           10,600    NiSource Inc. ......................        201,400        0.4
                                                                                             -----------      -----
                                                                                               2,594,265        5.6
                 -----------------------------------------------------------------------------------------------------
                 MEDIA                      8,800    +Cablevision Systems Corporation
                                                       (Class A).........................        182,688        0.4
                                            9,806    +Comcast Corporation (Class A)......        295,945        0.7
                                           14,900    +Comcast Corporation (Special Class
                                                       A)................................        429,567        0.9
                                                                                             -----------      -----
                                                                                                 908,200        2.0
                 -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2003 (CONCLUDED)        (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                                                                                                            PERCENT OF
COUNTRY              INDUSTRY++      SHARES HELD                COMMON STOCKS                   VALUE       NET ASSETS
----------------------------------------------------------------------------------------------------------------------
UNITED STATES
(CONCLUDED)
                 MULTI-UTILITIES &         14,500    Duke Energy Corporation.............    $   289,275        0.6%
                 UNREGULATED POWER
                                           11,600    Energy East Corporation.............        240,816        0.5
                                            5,900    Equitable Reserves, Inc. ...........        240,366        0.5
                                           23,300    National Fuel Gas Company...........        606,965        1.3
                                            8,400    Questar Corporation.................        281,148        0.6
                                           24,400    SCANA Corporation...................        836,432        1.8
                                           18,400    Vectren Corporation.................        460,920        1.0
                                                                                             -----------      -----
                                                                                               2,955,922        6.3
                 -----------------------------------------------------------------------------------------------------
                 OIL & GAS                  4,600    Devon Energy Corporation............        245,640        0.5
                                           15,400    EOG Resources, Inc. ................        644,336        1.4
                                                                                             -----------      -----
                                                                                                 889,976        1.9
                 -----------------------------------------------------------------------------------------------------
                 WIRELESS                  73,636    +AT&T Wireless Services Inc. .......        604,552        1.3
                 TELECOMMUNICATION
                 SERVICES
                                           36,200    +Sprint Corp. (PCS Group)...........        208,150        0.5
                                                                                             -----------      -----
                                                                                                 812,702        1.8
                 -----------------------------------------------------------------------------------------------------
                                                     TOTAL COMMON STOCKS IN THE UNITED
                                                     STATES                                   33,962,671       74.1
----------------------------------------------------------------------------------------------------------------------
                                                     TOTAL INVESTMENTS IN COMMON STOCKS
                                                     (COST--$40,116,293)                      43,803,218       95.6
----------------------------------------------------------------------------------------------------------------------
                                                               PREFERRED STOCKS
----------------------------------------------------------------------------------------------------------------------
UNITED STATES    ELECTRIC UTILITIES       357,550    Aes Trust III (6.75% Convertible)...        239,129        0.5
----------------------------------------------------------------------------------------------------------------------
                                                     TOTAL INVESTMENTS IN PREFERRED
                                                     STOCKS (COST--$214,418)                     239,129        0.5
----------------------------------------------------------------------------------------------------------------------
                                       BENEFICIAL
                                        INTEREST/
                                      SHARES HELD           SHORT-TERM SECURITIES
----------------------------------------------------------------------------------------------------------------------
                                      $   874,600    Merrill Lynch Liquidity Series, LLC
                                                       Cash Sweep Series II(c)...........        874,600        1.9
                                      $ 1,420,081    Merrill Lynch Liquidity Series, LLC
                                                       Money Market Series(c)(d).........      1,420,081        3.1
                                          946,719    Merrill Premier Institutional
                                                       Fund(c)(d)........................        946,719        2.1
----------------------------------------------------------------------------------------------------------------------
                                                     TOTAL INVESTMENTS IN SHORT-TERM
                                                     SECURITIES (COST--$3,241,400)             3,241,400        7.1
----------------------------------------------------------------------------------------------------------------------
                                                     TOTAL INVESTMENTS
                                                     (COST--$43,572,111).................     47,283,747      103.2
                                                     LIABILITIES IN EXCESS OF OTHER
                                                     ASSETS..............................     (1,452,055)     (3.2)
                                                                                             -----------      -----
                                                     NET ASSETS..........................    $45,831,692      100.0%
                                                                                             ===========      =====
----------------------------------------------------------------------------------------------------------------------

+   Non-income producing security.

++ For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a) American Depositary Receipts (ADR).

(b) Global Depositary Receipts (GDR).

(c) Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

------------------------------------------------------------------------------------
                                                                           DIVIDEND/
                                                                 NET       INTEREST
AFFILIATE                                                     ACTIVITY      INCOME
------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II....  $(326,594)    $7,012
Merrill Lynch Liquidity Series, LLC Money Market Series.....  $ 816,276     $  569
Merrill Lynch Premier Institutional Fund....................    411,272     $  392
------------------------------------------------------------------------------------

(d) Security was purchased with the cash proceeds from securities loans. See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
STATEMENT OF ASSETS AND LIABILITIES AS OF JUNE 30, 2003
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (including securities loaned of
  $2,312,080) (identified cost--$43,572,111)................                  $47,283,747
Cash........................................................                        8,662
Foreign cash (cost--$852)...................................                          355
Receivables:
  Securities sold...........................................  $  1,307,204
  Securities lending--net...................................       223,070
  Dividends.................................................       114,748
  Interest..................................................         6,257      1,651,279
                                                              ------------
Prepaid expenses............................................                          345
                                                                              -----------
Total assets................................................                   48,944,388
                                                                              -----------
------------------------------------------------------------------------------------------
LIABILITIES:
Collateral on securities loaned, at value...................                    2,366,800
Payables:
  Securities purchased......................................       610,023
  Capital shares redeemed...................................        97,822
  Investment adviser........................................        23,680
  Other affiliates..........................................         1,079        732,604
                                                              ------------
Accrued expenses............................................                       13,292
                                                                              -----------
Total liabilities...........................................                    3,112,696
                                                                              -----------
------------------------------------------------------------------------------------------
NET ASSETS..................................................                  $45,831,692
                                                                              ===========
------------------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.10 par value, 100,000,000
  shares authorized+........................................                  $   658,780
Paid-in capital in excess of par............................                   53,727,952
Undistributed investment income--net........................  $    372,880
Accumulated realized capital losses on investments and
  foreign currency transactions--net........................   (12,638,459)
Unrealized appreciation on investments and foreign currency
  transactions--net.........................................     3,710,539
                                                              ------------
Total accumulated losses--net...............................                   (8,555,040)
                                                                              -----------
NET ASSETS..................................................                  $45,831,692
                                                                              ===========
------------------------------------------------------------------------------------------
NET ASSET VALUE:
Class A--Based on net assets of $45,831,692 and 6,587,803
  shares outstanding........................................                  $      6.96
                                                                              ===========
------------------------------------------------------------------------------------------

+ The Fund is also authorized to issue 100,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends (net of $16,077 foreign withholding tax)..........                $  900,438
Interest....................................................                     4,081
Securities lending--net.....................................                       961
                                                                            ----------
Total income................................................                   905,480
                                                                            ----------
---------------------------------------------------------------------------------------
EXPENSES:
Investment advisory fees....................................  $  130,611
Custodian fees..............................................       9,143
Accounting services.........................................       7,868
Professional fees...........................................       5,981
Transfer agent fees.........................................       2,626
Printing and shareholder reports............................       2,343
Directors' fees and expenses................................       1,528
Pricing services............................................         801
Other.......................................................       3,105
                                                              ----------
Total expenses..............................................                   164,006
                                                                            ----------
Investment income--net......................................                   741,474
                                                                            ----------
---------------------------------------------------------------------------------------
REALIZED & UNREALIZED GAIN (LOSS) ON INVESTMENTS & FOREIGN
  CURRENCY TRANSACTIONS--NET:
Realized gain (loss) from:
  Investments--net..........................................     361,741
  Foreign currency transactions--net........................      (5,753)      355,988
                                                              ----------
Change in unrealized appreciation/depreciation on:
  Investments--net..........................................   3,517,923
  Foreign currency transactions--net........................      (1,905)    3,516,018
                                                              ----------    ----------
Total realized and unrealized gain on investments and
  foreign currency transactions--net........................                 3,872,006
                                                                            ----------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........                $4,613,480
                                                                            ==========
---------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                              FOR THE SIX          FOR THE
                                                              MONTHS ENDED       YEAR ENDED
                                                                JUNE 30,        DECEMBER 31,
INCREASE (DECREASE) IN NET ASSETS:                                2003              2002
-----------------------------------------------------------------------------------------------
OPERATIONS:
Investment income--net......................................  $   741,474       $  2,005,749
Realized gain (loss) on investments and foreign currency
  transactions--net.........................................      355,988        (13,002,645)
Change in unrealized appreciation/depreciation on
  investments and foreign currency transactions--net........    3,516,018         (1,617,040)
                                                              -----------       ------------
Net increase (decrease) in net assets resulting from
  operations................................................    4,613,480        (12,613,936)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
DIVIDENDS & DISTRIBUTIONS TO SHAREHOLDERS:
Investment income--net:
  Class A...................................................     (362,800)        (2,001,428)
Realized gain on investments--net:
  Class A...................................................           --         (1,340,095)
                                                              -----------       ------------
Net decrease in net assets resulting from dividends and
  distributions to shareholders.............................     (362,800)        (3,341,523)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
Net decrease in net assets derived from capital share
  transactions..............................................   (4,458,153)       (11,188,568)
                                                              -----------       ------------
-----------------------------------------------------------------------------------------------
NET ASSETS:
Total decrease in net assets................................     (207,473)       (27,144,027)
Beginning of period.........................................   46,039,165         73,183,192
                                                              -----------       ------------
End of period*..............................................  $45,831,692       $ 46,039,165
                                                              ===========       ============
-----------------------------------------------------------------------------------------------
* Undistributed (accumulated distributions in excess of)
  investment income--net....................................  $   372,880       $     (5,794)
                                                              ===========       ============
-----------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                                                                                      CLASS A
THE FOLLOWING PER SHARE DATA AND RATIOS                     -----------------------------------------------------------
HAVE BEEN DERIVED FROM INFORMATION
PROVIDED IN THE FINANCIAL STATEMENTS.                       FOR THE SIX
                                                            MONTHS ENDED         FOR THE YEAR ENDED DECEMBER 31,
                                                              JUNE 30,     --------------------------------------------
INCREASE (DECREASE) IN NET ASSET VALUE:                         2003         2002        2001        2000        1999
-----------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period....................      $  6.32      $   8.25    $  10.31    $  16.85    $  17.08
                                                              -------      --------    --------    --------    --------
Investment income--net+.................................          .11           .25         .31         .47         .30
Realized and unrealized gain (loss) on investments and
  foreign currency transactions--net....................          .58         (1.76)      (1.71)       (.92)       1.75
                                                              -------      --------    --------    --------    --------
Total from investment operations........................          .69         (1.51)      (1.40)       (.45)       2.05
                                                              -------      --------    --------    --------    --------
Less dividends and distributions:
  Investment income--net................................         (.05)         (.26)       (.33)       (.50)       (.37)
  In excess of investment income--net...................           --            --          --        (.01)         --
  Realized gain on investments--net.....................           --          (.16)       (.33)      (5.58)      (1.91)
                                                              -------      --------    --------    --------    --------
Total dividends and distributions.......................         (.05)         (.42)       (.66)      (6.09)      (2.28)
                                                              -------      --------    --------    --------    --------
Net asset value, end of period..........................      $  6.96      $   6.32    $   8.25    $  10.31    $  16.85
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:**
Based on net asset value per share......................       11.08%++     (18.77%)    (14.02%)     (2.71%)     12.63%
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
Expenses................................................         .75%*         .75%        .71%        .69%        .69%
                                                              =======      ========    ========    ========    ========
Investment income--net..................................        3.41%*        3.50%       3.27%       3.00%       1.83%
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)................      $45,832      $ 46,039    $ 73,183    $106,330    $133,087
                                                              =======      ========    ========    ========    ========
Portfolio turnover......................................       13.54%        30.32%      34.59%      64.95%       4.20%
                                                              =======      ========    ========    ========    ========
-----------------------------------------------------------------------------------------------------------------------

*  Annualized.

** Total investment returns exclude insurance-related fees and expenses.

+  Based on average shares outstanding.

++ Aggregate total investment return.

See Notes to Financial Statements.

--------------------------------------------------------------------------------
MERRILL LYNCH VARIABLE SERIES FUNDS, INC.--UTILITIES AND TELECOMMUNICATIONS V.I. FUND
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Variable Series Funds, Inc. (the "Company") is an open-end management investment company that is comprised of 17 separate funds. Each fund offers two classes of shares to the Merrill Lynch Life Insurance Company, ML Life Insurance Company of New York (indirect, wholly-owned subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.")), and other insurance companies that are not affiliated with ML & Co., for their separate accounts to fund benefits under certain variable annuity and variable life insurance contracts. Utilities and Telecommunications V.I. Fund (the "Fund") is classified as "diversified," as defined in the Investment Company Act of 1940, as amended. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Fund.

  (a) Valuation of investments--Portfolio securities that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official closing price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions and at the last available ask price for short positions. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Portfolio securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Futures contracts are valued at the settlement price at the close of the applicable exchange. Short-term securities are valued at amortized cost, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Company. Occasionally, events affecting the values of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the market on which such securities trade) and the close of business on the NYSE. If events (for example, company announcement, natural disasters, market volatility) occur during such periods that are expected to materially affect the value for such securities, those securities may be valued at their fair market value as determined in good faith by the Company's Board of Directors or by the investment adviser using a pricing service and/or procedures approved by the Board of Directors of the Company.

  (b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movement and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked to market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

- Options--The Fund may write call and put options and purchase put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold

--------------------------------------------------------------------------------

through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

  Written and purchased options are non-income producing investments.

- Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-U.S. dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

  (c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets and liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

  (d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

  (e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

  (f) Dividends and distributions--Dividends from net investment income are declared and paid quarterly. Distributions of capital gains are recorded on the ex-dividend date.

  (g) Expenses--Certain expenses have been allocated to the individual funds in the Company on a pro rata basis based upon the respective aggregate net asset value of each fund included in the Company.

  (h) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it receives a fee from the borrower. The Fund typically receives the income on the loaned securities, but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of

--------------------------------------------------------------------------------

losses on investments made with cash collateral.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Company has entered into an Investment Advisory Agreement with Merrill Lynch Investment Managers, L.P. ("MLIM"). The general partner of MLIM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of ML & Co., which is the limited partner.

  MLIM is responsible for the management of the Company's funds and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of .60% of the average daily value of the Fund's net assets. MLIM has entered into a Sub-Advisory Agreement with Merrill Lynch Asset Management, Ltd. ("MLAM U.K."), an affiliate of MLIM, pursuant to which MLAM U.K. provides investment advisory services to MLIM with respect to the Company. There is no increase in the aggregate fees paid by the Company for these services.

  MLIM and Merrill Lynch Life Agency, Inc. ("MLLA") have entered into an agreement that limits the operating expenses paid by the Fund, exclusive of any distribution fees imposed on Class B Shares, to 1.25% of its average daily net assets. Any such expenses in excess of 1.25% of average daily net assets will be reimbursed to the Fund by MLIM which, in turn, will be reimbursed by MLLA.

  The Company has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of MLIM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Company and the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by MLIM or its affiliates. As of June 30, 2003, the Fund lent securities with a value of $2,312,080 to MLPF&S or its affiliates. For the six months ended June 30, 2003, MLIM, LLC received $369 in securities lending agent fees from the Fund.
  For the six months ended June 30, 2003, MLPF&S earned $1,175 in commissions on the execution of portfolio security transactions.

  Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Company's transfer agent.

  FAM Distributors, Inc. ("FAMD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc., is the Fund's distributor.

  For the six months ended June 30, 2003, the Fund reimbursed MLIM $522 for certain accounting services.

  Certain officers and/or directors of the Company are officers and/or directors of MLIM, PSI, MLAM U.K., FDS, FAMD, and/or ML & Co.

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2003 were $5,775,039 and $10,413,409, respectively.

  Net realized gains (losses) for the six months ended June 30, 2003 and net unrealized gains (losses) as of June 30, 2003 were as follows:

---------------------------------------------------------------------
                                         Realized        Unrealized
                                      Gains (Losses)   Gains (Losses)
---------------------------------------------------------------------
Long-term investments...............     $361,741        $3,711,636
Foreign currency transactions.......       (5,753)           (1,097)
                                         --------        ----------
Total...............................     $355,988        $3,710,539
                                         ========        ==========
---------------------------------------------------------------------

  At June 30, 2003, net unrealized appreciation for Federal income tax purposes aggregated $3,686,199, of which $6,579,710 related to appreciated securities and $2,893,511 related to depreciated securities. At June 30, 2003, the aggregate cost of investments for Federal income tax purposes was $43,597,548.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

-----------------------------------------------------------------
Class A Shares for the Six Months Ended                 Dollar
June 30, 2003                              Shares       Amount
-----------------------------------------------------------------
Shares sold.............................   143,067    $   921,564
Shares issued to shareholders in
 reinvestment of dividends..............    59,184        362,800
                                          --------    -----------
Total issued............................   202,251      1,284,364
Shares redeemed.........................  (901,795)    (5,742,517)
                                          --------    -----------
Net decrease............................  (699,544)   $(4,458,153)
                                          ========    ===========
-----------------------------------------------------------------

-----------------------------------------------------------------
Class A Shares for the Year Ended                       Dollar
December 31, 2002                        Shares         Amount
-----------------------------------------------------------------
Shares sold..........................     144,278    $    973,644
Shares issued to shareholders in
 reinvestment of dividends and
 distributions.......................     470,261       3,341,523
                                       ----------    ------------
Total issued.........................     614,539       4,315,167
Shares redeemed......................  (2,193,856)    (15,503,735)
                                       ----------    ------------
Net decrease.........................  (1,579,317)   $(11,188,568)
                                       ==========    ============
-----------------------------------------------------------------

--------------------------------------------------------------------------------

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by MLIM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 29, 2002, the credit agreement was renewed for one year under the same terms, except that the commitment was reduced from $1,000,000,000 to $500,000,000. The Fund did not borrow under the credit agreement during the six months ended June 30, 2003.

6. COMMITMENTS:

At June 30, 2003, the Fund had entered into foreign exchange contracts under which it had agreed to purchase various foreign currencies with an approximate value of $610,000.

7. CAPITAL LOSS CARRYFORWARD:

On December 31, 2002, the Fund had a net capital loss carryforward of $12,650,732, all of which expires in 2010. This amount will be available to offset like amounts of any future taxable gains.

---------------------------------------------------------
MERRILL LYNCH
VARIABLE SERIES FUNDS, INC.
---------------------------------------------------------
PRINCIPAL OFFICE OF THE FUNDS
Box 9011
Princeton, NJ 08543-9011

CUSTODIAN
For all Funds except Developing Capital
Markets V.I. Fund:
The Bank of New York
100 Church Street
New York, NY 10286

For Developing Capital Markets V.I. Fund:
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661

TRANSFER AGENT
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
800-637-3863

                                                              DIRECTORS AND OFFICERS
                                                              Terry K. Glenn           Robert J. Martorelli
                                                              President and Director   Vice President
                                                              James H. Bodurtha        Nicholas D. Moakes
                                                              Director                 Vice President
                                                              Joe Grills               Robert F. Murray
                                                              Director                 Vice President
                                                              Herbert I. London        Thomas F. Musmanno
                                                              Director                 Vice President
                                                              Andre F. Perold          James J. Pagano
                                                              Director                 Vice President
                                                              Roberta Cooper Ramo      Josephine Ragni
                                                              Director                 Vice President
                                                              Robert S. Salomon, Jr.   Kevin M. Rendino
                                                              Director                 Vice President
                                                              Stephen B. Swensrud      Jacqueline L. Rogers-
                                                              Director                 Ayoub
                                                                                       Vice President
                                                              Robert C. Doll, Jr.
                                                              Senior Vice President    Kurt Schansinger
                                                                                       Vice President
                                                              Kevin J. McKenna
                                                              Senior Vice President    Dennis W. Stattman
                                                                                       Vice President
                                                              Kathleen M. Anderson
                                                              Vice President           Richard Vella
                                                                                       Vice President
                                                              R. Elise Baum
                                                              Vice President           Frank Viola
                                                                                       Vice President
                                                              Lawrence R. Fuller
                                                              Vice President           Donald C. Burke
                                                                                       Vice President and
                                                              Michael S. Hahn          Treasurer
                                                              Vice President
                                                                                       Stephen M. Benham
                                                              Debbie Jelilian          Secretary
                                                              Vice President
                                                              Patrick Maldari
                                                              Vice President

--------------------------------------------------------------------------------

  This report is only for distribution to shareholders of the Funds of Merrill Lynch Variable Series Funds, Inc. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of non-money market fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. An investment in the Domestic Money Market V.I. Fund or Reserve Assets V.I. Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the money market Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in money market funds. Statements and other information herein are as dated and are subject to change.

  A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling toll-free 1-800-MER-FUND (1-800-637-3863); (2) on www. mutualfunds.ml.com; and (3) on the Securities and Exchange Commission's website at http://www.sec.gov.

Merrill Lynch Variable Series Funds, Inc.
Box 9011
Princeton, NJ
08543-9011
                                                                     #16897-6/03